     As filed with the Securities and Exchange Commission on April 10, 1998
                                                      Registration No. 333-49959

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                         PRE-EFFECTIVE AMENDMENT NO. 1
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           UNION PLANTERS CORPORATION
             (Exact name of registrant as specified in its charter)

           TENNESSEE                      6712                   62-0859007
(State or other jurisdiction of     (Primary Standard         (I.R.S. Employer
 incorporation or organization)         Industrial           Identification No.)
                                 Classification Code Number)

                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6000
              (Address, including zip code, and telephone number of
                    registrant's principal executive offices)

                            E. JAMES HOUSE, JR, ESQ.,
                SECRETARY AND MANAGER OF THE LEGAL DEPARTMENT OF
                           UNION PLANTERS CORPORATION
                           7130 GOODLETT FARMS PARKWAY
                            MEMPHIS, TENNESSEE 38018
                                 (901) 580-6495
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   COPIES TO:

    R. NASH NEYLAND, ESQ.                     ROBERT E. CRAWFORD, JR. ESQ.
   Wyatt, Tarrant & Combs                    Winstead Sechrest & Minick P.C.
6075 Poplar Avenue, Suite 650            5400 Renaissance Tower, 1201 Elm Street
  Memphis, Tennessee 38119                        Dallas, Texas 75270
       (901) 537-1000                               (214) 745-5390

      Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

      If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE


----------------------------------------------------------------------------------------------------------------
  TITLE OF EACH CLASS OF          AMOUNT TO BE         PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED (1)      OFFERING PRICE PER   AGGREGATE OFFERING   REGISTRATION FEE
                                                           UNIT (2)            PRICE (2)
----------------------------------------------------------------------------------------------------------------
                                   2,019,825
Common Stock, $5.00, par          Shares (with
value per share,             Preferred Share Rights)       $ 29.71           $ 60,009,000.75    $ 17,702.65
(and associated Preferred
Share Rights)
----------------------------------------------------------------------------------------------------------------


----------
(1) This Registration Statement covers the maximum number of shares of common stock of the Registrant which is expected to be issued in connection with the merger described herein.

(2) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended, on the book value per share of the Common Stock of Merchants Bancshares, Inc. as of the latest practicable date prior to filing this Registration Statement.


(3) This Amendment No. 1 registers 67,360 additional shares pursuant to Rule 462(b). Additional Registration Fee of $590.37 paid with this Pre-Effective Amendment No. 1.


                               DELAYING AMENDMENT

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           MERCHANTS BANCSHARES, INC.
                             5005 WOODWAY, SUITE 300
                              HOUSTON, TEXAS 77056



TO THE SHAREHOLDERS OF MERCHANTS BANCSHARES, INC.                  June __, 1998

         You are cordially invited to attend a special meeting of the shareholders (the "Special Meeting") of Merchants Bancshares, Inc. ("Merchants") to be held at Merchants Bank - Tanglewood, located at 5005 Woodway, Houston, Texas, at 10:00 a.m., local time, on July 30, 1998, notice of which is enclosed.

         At the Special Meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, as amended (the "Agreement") and a related Amended and Restated Plan of Merger (the "Plan of Merger"), by and between Merchants, Union Planters Corporation, a Tennessee corporation ("UPC"), and Union Planters Holding Corporation ("UP Holding"), a Tennessee corporation which is a wholly-owned subsidiary of UPC. Pursuant to the Agreement and the Plan of Merger Merchants will merge (the "Merger") with and into UP Holding, with the effect that UP Holding will be the surviving corporation resulting from the Merger. Upon consummation of the Merger, each share of Merchants common stock issued and outstanding (excluding shares held by Merchants or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by dissenting shareholders) will be converted into and exchanged for the right to receive 1.0345 shares of UPC common stock and the associated Preferred Share Rights (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment as described in the accompanying Proxy Statement/Prospectus, with cash being paid in lieu of issuing fractional shares. Under certain circumstances more fully described in the accompanying Proxy Statement/Prospectus, Merchants may terminate the Merger if the average closing price of UPC Common Stock on the New York Stock Exchange falls below $49.62. The Board of Directors of Merchants has no current intention of waiving its right to terminate the Merger in such circumstances without resoliciting the shareholders of Merchants. The accompanying Proxy Statement/Prospectus sets forth certain of the factors which the Board of Directors of Merchants will consider in deciding whether to exercise its right to terminate the Merger under those circumstances.


         Enclosed are the (i) Notice of Special Meeting, (ii) Proxy Statement/Prospectus, (iii) proxy card for the Special Meeting and (iv) pre-addressed return envelope for the proxy card. The Proxy Statement/Prospectus describes in more detail the Agreement, the Plan of Merger, and the proposed Merger, including a description of your rights as a shareholder of Merchants to exercise statutory dissenters' rights, the conditions to consummation of the Merger and the effects of the Merger on the rights of Merchants' shareholders. Please read these materials carefully and consider thoughtfully the information set forth in them.


         Price Waterhouse LLP Corporate Finance Group, Merchants' financial advisor, has issued an opinion to your Board of Directors dated as of May 26, 1998 regarding the fairness, from a financial point of view, of the consideration to be paid by UPC pursuant to the Agreement. A copy of the opinion is attached as Appendix C to the Proxy Statement/Prospectus.


         THE BOARD OF DIRECTORS OF MERCHANTS HAS UNANIMOUSLY APPROVED AND ADOPTED THE AGREEMENT AND THE PLAN OF MERGER AND CONSUMMATION OF THE MERGER CONTEMPLATED THEREBY, AND RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

         Approval of the Agreement and the Plan of Merger will require the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Merchants common stock entitled to be voted at the Special Meeting. Whether or not you plan to attend the Special Meeting, you are urged to complete, sign, and return promptly the enclosed proxy card. If you attend the Special Meeting, you may vote in person even if you previously returned your proxy card. The proposed Merger with UPC is a significant step for Merchants and your vote on this matter is of great importance.

         ON BEHALF OF THE BOARD OF DIRECTORS, I URGE YOU TO VOTE FOR ADOPTION OF THE AGREEMENT AND THE PLAN OF MERGER BY MARKING THE ENCLOSED PROXY CARD "FOR" PROPOSAL 1.

         I look forward to seeing you at the Special Meeting.

                                                    Sincerely,




                                                 J.W. Lander, Jr.
                                                     President

                           MERCHANTS BANCSHARES, INC.
                             5005 WOODWAY, SUITE 300
                              HOUSTON, TEXAS 77056


                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                    TO BE HELD AT 10:00 A.M. ON JULY 30, 1998

         NOTICE IS HEREBY GIVEN that a special meeting of the shareholders (the "Special Meeting") of Merchants Bancshares, Inc. ("Merchants") will be held at Merchants Bank - Tanglewood, located at 5005 Woodway, Houston, Texas 77056, on July 30, 1998, at, 10:00 a.m., local time, for the following purposes:

         1. MERGER. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 16, 1998, as amended by Amendment Number 1 thereto dated as of May 26, 1998 (the "Agreement"), and the related Amended and Restated Plan of Merger (the "Plan of Merger"), by and between Merchants, Union Planters Corporation, a Tennessee corporation ("UPC"), and Union Planters Holding Corporation, a Tennessee corporation which is a wholly-owned subsidiary of UPC ("UP Holding"), pursuant to which (i) Merchants will merge (the "Merger") with and into UP Holding, with the effect that UP Holding will be the surviving corporation resulting from the Merger, and (ii) each share of the $1.00 par value common stock of Merchants ("Merchants Common Stock") issued and outstanding at the effective time of the Merger (excluding shares held by Merchants or UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted and excluding shares held by dissenting shareholders) will be converted into and exchanged for the right to receive 1.0345 shares of the $5.00 par value common stock of UPC, and the associated Preferred Share Rights (as defined in the accompanying Proxy Statement/Prospectus), subject to possible adjustment, and cash in lieu of issuing any fractional share. Copies of each of the Agreement and the Plan of Merger are set forth as Appendix A and Appendix B, respectively, to the accompanying Proxy Statement/Prospectus and are incorporated by reference therein.


         2. OTHER BUSINESS. To transact such other business as may come properly before the Special Meeting or any adjournments or postponements of the Special Meeting.


         Only shareholders of record at the close of business on June 1, 1998 will be entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST TWO-THIRDS OF THE ISSUED AND OUTSTANDING SHARES OF MERCHANTS COMMON STOCK ENTITLED TO BE VOTED AT THE SPECIAL MEETING.


         Merchants shareholders have the right to dissent from the Merger and to receive the "fair value" of their shares of Merchants Common Stock in cash, provided the proper steps are taken to properly "perfect" statutory dissenters' rights. Statutory dissenters' rights are more fully discussed in various sections of the accompanying Proxy Statement/Prospectus, and a copy of the Texas statutes governing statutory dissenters' rights is attached thereto as Appendix
D. Merchants shareholders considering the exercise of their dissenters' rights should carefully review these materials and information before voting with respect to the Agreement and Plan of Merger.

         THE BOARD OF DIRECTORS OF MERCHANTS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.

                                    BY ORDER OF THE BOARD OF DIRECTORS



                                    Norman H. Bird
                                    Secretary

June __, 1998
Houston, Texas

 WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE,
   AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED
    POSTAGE PAID RETURN ENVELOPE IN ORDER TO ENSURE THAT YOUR SHARES WILL BE
                      REPRESENTED AT THE SPECIAL MEETING.

                                   PROSPECTUS
                          COMMON STOCK, $5.00 PAR VALUE
                           UNION PLANTERS CORPORATION

                                 PROXY STATEMENT

                     FOR SPECIAL MEETING OF SHAREHOLDERS OF
                           MERCHANTS BANCSHARES, INC.


         This Prospectus of Union Planters Corporation, a bank holding company organized and existing under the laws of the State of Tennessee ("UPC"), relates to up to 2,019,825 shares of common stock, $5.00 par value, of UPC (together with associated Preferred Share Rights (as defined herein), "UPC Common Stock"), which are issuable to the shareholders of Merchants Bancshares, Inc., a corporation organized and existing under the laws of the State of Texas ("Merchants"), upon consummation of the proposed merger (the "Merger") of Merchants with and into Union Planters Holding Corporation ("UP Holding"), a corporation organized under the laws of the State of Tennessee, which is a wholly-owned subsidiary of UPC, with the effect that UP Holding will be the surviving corporation of the Merger. The Merger will be consummated pursuant to the terms of the Agreement and Plan of Merger, dated as of January 16, 1998, as amended by Amendment Number 1 thereto dated as of May 26, 1998 (the "Agreement"), and the related Amended and Restated Plan of Merger (the "Plan of Merger"), by and between UPC, Merchants and UP Holding. At the effective time of the Merger (the "Effective Time"), except as described herein, each issued and outstanding share of common stock, par value $1.00 per share, of Merchants ("Merchants Common Stock") will be converted into and exchanged for the right to receive 1.0345 shares of UPC Common Stock, subject to certain possible adjustments described herein (the "Exchange Ratio"). Cash (without interest) will be paid in lieu of the issuance of any fractional shares of UPC Common Stock.

           The Exchange Ratio is adjustable upward only if certain conditions are met concerning the quoted price of UPC Common Stock. The Board of Directors of Merchants (the "Merchants Board") would likely invoke the adjustment mechanism in the Agreement if the conditions permit by giving notice of its election to terminate, in which case UPC must determine whether to proceed with the Merger at a higher Exchange Ratio and avoid termination. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Merchants' earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, Merchants may elect to proceed without the adjustment by withdrawing its election to terminate, although it has no current intention to so elect without resoliciting the approval of Merchants' shareholders. In making such determination, the Merchants Board will consider whether the Merger remains in the best interest of Merchants and its shareholders, despite a decline in the price of UPC Common Stock, and whether the consideration to be received by the holders of Merchants Common Stock remains fair from a financial point of view. See "DESCRIPTION OF TRANSACTION - Possible Adjustment of Exchange Ratio."

         This Prospectus also serves as the Proxy Statement of Merchants, and is being furnished to the shareholders of Merchants in connection with the solicitation of proxies by the Merchants Board for use at its special meeting of shareholders (including any adjournment or postponement thereof, the "Special Meeting"), to be held on July 30, 1998, to consider and vote upon the Agreement and the Plan of Merger and the transactions contemplated therein. This Proxy Statement/Prospectus ("Proxy Statement") and related materials enclosed herewith are being mailed to shareholders of Merchants on or about June __, 1998.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

   THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS, SAVINGS ACCOUNTS, OR OTHER
       OBLIGATIONS OF A DEPOSITORY INSTITUTION AND ARE NOT INSURED BY THE
               FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER
                     GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                                 ---------------


                The date of this Proxy Statement is June__, 1998.

                              AVAILABLE INFORMATION

         Each of UPC and Merchants is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy and information statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy and information statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy and information statements, and other information can be inspected and copied at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The shares of UPC Common Stock are listed and traded on the New York Stock Exchange (the "NYSE") under the symbol "UPC," and reports, proxy and information statements, and other information concerning UPC also may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005. The shares of Merchants Common Stock are not listed or traded on any exchange or market.

         This Proxy Statement constitutes part of the Registration Statement on Form S-4 of UPC (including any exhibits and amendments thereto, the "Registration Statement") filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), relating to the securities offered hereby. This Proxy Statement does not include all of the information in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information about UPC, Merchants and the securities offered hereby, reference is made to the Registration Statement. The Registration Statement may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above.

         All information contained in this Proxy Statement or incorporated herein by reference with respect to UPC was supplied by UPC, and all information contained in this Proxy Statement or incorporated herein by reference with respect to Merchants was supplied by Merchants.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROXY STATEMENT IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES BEING OFFERED PURSUANT TO THIS PROXY STATEMENT SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UPC OR MERCHANTS OR THE INFORMATION SET FORTH OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE OF THIS PROXY STATEMENT.


         THIS PROXY STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS, AND BUSINESS OF UPC AND MERCHANTS, AND UPC FOLLOWING THE CONSUMMATION OF THE MERGER AND THE OTHER ACQUISITIONS (AS DEFINED UNDER "BUSINESS OF UPC -- RECENT DEVELOPMENTS"), INCLUDING STATEMENTS RELATING TO THE COST SAVINGS AND REVENUE ENHANCEMENTS THAT ARE EXPECTED TO BE REALIZED FROM THE MERGER AND THE OTHER ACQUISITIONS AND THE EXPECTED IMPACT OF THE MERGER AND THE OTHER ACQUISITIONS ON UPC'S FINANCIAL PERFORMANCE. THESE FORWARD-LOOKING STATEMENTS INVOLVE CERTAIN RISKS AND UNCERTAINTIES. FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, AMONG OTHER THINGS, THE FOLLOWING POSSIBILITIES: (I) EXPECTED COST SAVINGS FROM THE MERGER AND THE OTHER ACQUISITIONS CANNOT BE FULLY REALIZED; (II) DEPOSIT ATTRITION, CUSTOMER LOSS, OR REVENUE LOSS FOLLOWING THE MERGER AND THE OTHER ACQUISITIONS IS GREATER THAN EXPECTED; (III) COMPETITIVE PRESSURE IN THE BANKING INDUSTRY INCREASES SIGNIFICANTLY; (IV) COSTS OR DIFFICULTIES RELATED TO THE INTEGRATION OF THE BUSINESSES OF UPC AND THE INSTITUTIONS TO BE ACQUIRED ARE GREATER THAN EXPECTED; (V) CHANGES IN THE INTEREST RATE ENVIRONMENT REDUCE MARGINS; (VI) GENERAL ECONOMIC CONDITIONS, EITHER NATIONALLY OR REGIONALLY, ARE LESS FAVORABLE THAN EXPECTED, RESULTING IN, AMONG OTHER THINGS, A DETERIORATION IN CREDIT QUALITY; (VII)

CHANGES OCCUR IN THE REGULATORY ENVIRONMENT; (VIII) CHANGES OCCUR IN BUSINESS CONDITIONS AND INFLATION; (IX) CHANGES OCCUR IN THE SECURITIES MARKETS; AND (X) DISRUPTIONS OF THE OPERATIONS OF UPC OR ANY OF ITS SUBSIDIARIES, OR ANY OTHER GOVERNMENTAL OR PRIVATE ENTITY AS A RESULT OF THE "YEAR 2000 PROBLEM." THE FORWARD-LOOKING EARNINGS ESTIMATES INCLUDED IN THIS PROXY STATEMENT HAVE NOT BEEN EXAMINED OR COMPILED BY THE INDEPENDENT PUBLIC ACCOUNTANTS OF UPC OR MERCHANTS, NOR HAVE SUCH ACCOUNTANTS APPLIED ANY PROCEDURES THERETO. ACCORDINGLY, SUCH ACCOUNTANTS DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE ON THEM. FURTHER INFORMATION ON OTHER FACTORS THAT COULD AFFECT THE FINANCIAL RESULTS OF UPC AFTER THE MERGER AND THE OTHER ACQUISITIONS IS INCLUDED IN THE SEC FILINGS INCORPORATED BY REFERENCE HEREIN.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

The following documents previously filed with the SEC by UPC pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 1-10160):

         (a) UPC's Annual Report on Form 10-K for the year ended December 31, 1997 (provided that any information included or incorporated by reference in response to Items 402(a)(8), (i),
                  (k), or (1) of Regulation S-K of the SEC shall not be deemed to be incorporated herein and is not part of the Registration Statement)(the "UPC 1997 Form 10-K");


         (b) UPC's Quarterly Report on Form 10-Q for the three months ended March 31, 1998, and its amendment to such form on Form 10-Q/A ( the "UPC March 31, 1998 Form 10-Q");

         (c) UPC's Current Reports on Form 8-K dated January 15, 1998, February 23, 1998, and April 16, 1998;

         (d) The description of the current management and Board of Directors of UPC contained in the Proxy Statement of UPC filed pursuant to Section 14(a) of the Exchange Act with respect to UPC's Annual Meeting of Shareholders held on April 16, 1998;

         (e) UPC's Registration Statement on Form 8-A dated January 19, 1989, filed on February 1, 1989; (SEC File No. 0-6919) in connection with UPC's designation and authorization of its Series A Preferred Stock; and

         (f) The description of the UPC Common Stock contained in UPC's Registration Statement under Section 12(b) of the Exchange Act and any amendment or report filed for the purpose of updating such description.


         The following documents previously filed with the SEC by Merchants pursuant to the Exchange Act are hereby incorporated by reference herein (SEC File No. 0-11033):

         (a) Merchants' Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Merchants 1997 Form 10-K");


         (b) Merchants Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (the "Merchants March 1998 Form 10-Q"); and

         (c)      Merchants' Current Report on Form 8-K dated January 16, 1998.

         Copies of the Merchants 1997 Form 10-K and the Merchants March 1998 Form 10-Q accompany this Proxy Statement as Appendices E and F respectively.

         All documents filed by UPC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. All Documents filed by Merchants pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the Merchants March 1998 Form 10-Q and prior to final adjournment of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

         UPC will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to UPC that has been incorporated by reference in the Registration Statement. Such requests should be directed to E. James House, Jr., Secretary and Manager of the Legal Department, Union Planters Corporation, 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018 (telephone (901) 580-6584). Merchants will provide without charge, upon the written or oral request of any person, including any beneficial owner, to whom this Proxy Statement is delivered, a copy of any and all information (excluding certain exhibits) relating to Merchants that has been incorporated by reference in the Registration Statement of which this Proxy Statement is a part. Such requests should be directed to J.W. Lander, III, President, Merchants Bancshares, Inc., 5005 Woodway, Suite 300, Houston, Texas 77056 (telephone (713) 622-0042). In order to ensure timely delivery of the documents, any request should be made by July 25, 1998.

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----
SUMMARY...........................................................................................................1

   THE PARTIES....................................................................................................1
   MEETING OF SHAREHOLDERS........................................................................................2
   THE MERGER.....................................................................................................3
   COMPARATIVE MARKET PRICES OF COMMON STOCK......................................................................7
   HISTORICAL AND PRO-FORMA COMPARATIVE PER SHARE DATA............................................................7
   SELECTED FINANCIAL DATA.......................................................................................10

SPECIAL MEETING OF MERCHANTS SHAREHOLDERS........................................................................14

   DATE, PLACE, TIME, AND PURPOSE................................................................................14
   RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES........................................14
   SOLICITATION OF PROXIES.......................................................................................15
   DISSENTERS' RIGHTS............................................................................................15
   RECOMMENDATION................................................................................................16

DESCRIPTION OF TRANSACTION.......................................................................................16

   GENERAL.......................................................................................................16
   POSSIBLE ADJUSTMENT OF EXCHANGE RATIO.........................................................................16
   RIGHT TO RESTRUCTURE TRANSACTION..............................................................................18
   BACKGROUND OF AND REASONS FOR THE MERGER......................................................................19
   RECOMMENDATION OF THE MERCHANTS BOARD.........................................................................20
   UPC'S  REASONS FOR THE MERGER.................................................................................21
   OPINION OF MERCHANTS' FINANCIAL ADVISOR.......................................................................21
   EFFECTIVE TIME OF THE MERGER..................................................................................24
   DISSENTERS' RIGHTS............................................................................................25
   DISTRIBUTION OF UPC STOCK CERTIFICATES........................................................................26
   LIMITATION ON NEGOTIATIONS....................................................................................27
   CONDITIONS TO CONSUMMATION OF THE MERGER......................................................................27
   REGULATORY APPROVAL...........................................................................................27
   WAIVER, AMENDMENT, AND TERMINATION............................................................................27
   CONDUCT OF BUSINESS PENDING THE MERGER........................................................................28
   MANAGEMENT AND OPERATIONS AFTER THE MERGER....................................................................30
   INTERESTS OF CERTAIN PERSONS IN THE MERGER....................................................................31
   CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........................................................32
   ACCOUNTING TREATMENT..........................................................................................33
   EXPENSES AND FEES.............................................................................................34
   RESALES OF UPC COMMON STOCK...................................................................................34

EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS...................................................................35

   ANTI-TAKEOVER PROVISIONS GENERALLY............................................................................35
   AUTHORIZED CAPITAL STOCK......................................................................................35
   PREEMPTIVE RIGHTS.............................................................................................37
   AMENDMENT OF CHARTER AND BYLAWS...............................................................................37
   CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING................................................38
   DIRECTOR REMOVAL AND VACANCIES................................................................................38
   LIMITATIONS ON DIRECTOR LIABILITY.............................................................................38
   INDEMNIFICATION...............................................................................................39
   SPECIAL MEETINGS OF SHAREHOLDERS..............................................................................40

   ACTIONS BY SHAREHOLDERS WITHOUT A MEETING.....................................................................40
   SHAREHOLDER NOMINATIONS AND PROPOSALS.........................................................................41
   BUSINESS COMBINATIONS.........................................................................................41
   LIMITATIONS ON ABILITY TO VOTE STOCK..........................................................................43
   DISSENTERS' RIGHTS OF APPRAISAL...............................................................................43
   SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS.............................................................44
   DIVIDENDS.....................................................................................................44

COMPARATIVE MARKET PRICES AND DIVIDENDS..........................................................................45


BUSINESS OF MERCHANTS............................................................................................46

   GENERAL.......................................................................................................46

BENEFICIAL OWNERSHIP OF MERCHANTS COMMON STOCK...................................................................46

BUSINESS OF UPC..................................................................................................47

   GENERAL.......................................................................................................47
   RECENT DEVELOPMENTS...........................................................................................48

PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION...........................................................50


CERTAIN REGULATORY CONSIDERATIONS................................................................................57

   GENERAL.......................................................................................................57
   PAYMENT OF DIVIDENDS..........................................................................................58
   CAPITAL ADEQUACY..............................................................................................59
   SUPPORT OF SUBSIDIARY INSTITUTIONS............................................................................60
   PROMPT CORRECTIVE ACTION......................................................................................60

DESCRIPTION OF UPC CAPITAL STOCK.................................................................................61

   UPC COMMON STOCK..............................................................................................62
   UPC PREFERRED STOCK...........................................................................................62

OTHER MATTERS....................................................................................................63

SHAREHOLDER PROPOSALS............................................................................................63

EXPERTS..........................................................................................................63

OPINIONS.........................................................................................................63

APPENDICES:

         Appendix A --     Agreement and Plan of Merger, dated as of January 16,
                           1998, and between Union Planters Corporation, Union
                           Planters Holding Corporation and Merchants Banchares,
                           Inc., and Amendment Number 1 thereto dated as of May
                           27, 1998

         Appendix B --     Amended and Restated Plan of Merger of Merchants
                           Bancshares, Inc. into and with Union Planters Holding
                           Corporation

         Appendix C --     Opinion of Price Waterhouse LLP

         Appendix D --     Copy of Articles 5.11, 5.12 and 5.13 of the Texas
                           Business Corporation Act regarding Dissenters' Rights

         Appendix E --     Merchants' Annual Report on Form 10-K for the fiscal
                           year ended December 31, 1997


         Appendix F --     Merchants' Quarterly Report on Form 10-Q for the
                           quarter ended March 31, 1998

                                     SUMMARY


         THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS NOT INTENDED TO BE A COMPLETE DESCRIPTION OF THE MATTERS COVERED IN THIS PROXY STATEMENT AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. SHAREHOLDERS ARE URGED TO READ CAREFULLY THE ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES. AS USED IN THIS PROXY STATEMENT, THE TERMS "UPC" AND "MERCHANTS" REFER TO UNION PLANTERS CORPORATION AND MERCHANTS BANCSHARES, INC., RESPECTIVELY, AND, WHERE THE CONTEXT REQUIRES, TO THOSE ENTITIES AND THEIR RESPECTIVE SUBSIDIARIES.

THE PARTIES


         MERCHANTS. Merchants, a Texas corporation, is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). As of March 31, 1998, Merchants had total consolidated assets of approximately $552 million, total consolidated loans of approximately $335 million, total consolidated deposits of approximately $489 million, and total consolidated shareholders' equity of approximately $59 million.


         Merchants conducts its business activities through its wholly-owned bank subsidiary, Merchants Bank, which was organized in 1970 as a commercial bank chartered under the laws of the State of Texas. Merchants operates from its main office in Houston, Texas and at 13 branch offices located in the Texas counties of Harris, Galveston and Brazoria.


         The principal executive offices of Merchants are located at 5005 Woodway, Suite 300, Houston, Texas 77056 and its telephone number at such address is (713) 622-0042. Additional information with respect to Merchants and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," "BUSINESS OF MERCHANTS", the Merchants 1997 Form 10-K, a copy of which is attached hereto as Appendix E, and the Merchants March 1998 Form 10-Q, a copy of which is attached hereto as Appendix F.

         UPC. UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset Union Planters Bank, National Association ("UPB"), a multi-state national banking association headquartered in Memphis, Tennessee with branches in Tennessee, Arkansas, Missouri, Kentucky, Alabama, Mississippi and Louisiana, one savings association headquartered in Tennessee, two other Tennessee chartered banks headquartered in Tennessee, two recently acquired Arkansas state-chartered banks, and one Florida chartered bank headquartered in Miami, Florida (collectively with UPB, the "UPC Banking Subsidiaries"). Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 676 automated teller machines ("ATMs"). UPC's total deposits at March 31, 1998 are allocable by state (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

                  Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business strategy. UPC completed 13 acquisitions in 1994, three in 1995, seven in 1996, and six in 1997, adding approximately $3.8 billion in total assets in 1994, $1.3 billion in 1995, $4.2 billion in 1996 and $3.6 billion in 1997. Through June 1, 1998, UPC has completed the acquisition of two financial institutions with approximately $520 million in aggregate total assets as of March 31, 1998 (the "Recently Completed Acquisitions"). As of June 1, 1998, UPC is a party to definitive agreements to acquire ten financial institutions, in addition to Merchants, and to purchase certain branch locations and assume deposit liabilities of California Federal Bank in Florida (the "CalFed Branch Purchase") (collectively referred to herein as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $12.6 billion at March 31, 1998. For purposes of this Proxy Statement, the "Recently Completed Acquisitions" and "Other Pending Acquisitions" are referred to as "Other Acquisitions"). The largest of the Other Pending Acquisitions is UPC's pending acquisition of Magna Group, Inc. ("MGR"), St. Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. On May 1, 1998, MGR acquired Charter Financial, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition"). Charter is located in Sparta, Illinois and at at the time of consummation total assets of approximately $406 million, total deposits of approximately $309 million, and total stockholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the term "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For additional information, see "BUSINESS OF UPC -- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."


         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC Common Stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions.

         For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions in the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in UPC's 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE," and "BUSINESS OF UPC."


         UNION PLANTERS HOLDING CORPORATION. Union Planters Holding Corporation ("UPHC"), a Tennessee corporation, is a wholly-owned subsidiary of UPC. UPHC is a bank holding company which owns all of the common stock of UPB and other permissible investments. Certain of the directors and officers of UPHC are executive officers of UPC. Immediately after consummation of the Merger, Gulf Southwest Nevada Bancorp, Inc., ("Gulf Southwest"), a wholly-owned subsidiary of Merchants which owns all of the outstanding capital stock of Merchants Bank, will also be merged with and into UPHC so that UPHC will directly own all of the outstanding capital stock of Merchants Bank.


MEETING OF SHAREHOLDERS


         This Proxy Statement is being furnished to the holders of Merchants Common Stock in connection with the solicitation by the Merchants Board of proxies for use at the Special Meeting at which Merchants shareholders will be asked to vote upon (i) a proposal to approve the Agreement and the Plan of Merger and (ii) such other business as may properly come before the Special Meeting. The Special Meeting will be held at Merchants Bank -Tanglewood located at 5005 Woodway, Houston, Texas 77056, at 10:00 a.m., local time, on July 30, 1998. See "SPECIAL MEETING OF MERCHANTS SHAREHOLDERS -- Date, Place, Time, and Purpose."

         The Merchants Board has fixed the close of business on June 1, 1998, as the record date (the "Merchants Record Date") for determination of the shareholders entitled to notice of and to vote at the Special Meeting. Only holders of record of shares of Merchants Common Stock on the Merchants Record Date will be entitled to notice of and to vote at the Special Meeting. Each share of Merchants Common Stock is entitled to one vote. On the Merchants Record Date, there were 1,952,465 shares of Merchants Common Stock outstanding. See "SPECIAL MEETING OF MERCHANTS SHAREHOLDERS -- Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         Approval of the Agreement and the Plan of Merger and the transactions contemplated thereby requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Merchants Common Stock entitled to be voted at the Special Meeting. The directors and executive officers of Merchants (including immediate family members and affiliated entities) owned, as of May 15, 1998, 413,699 shares or approximately 21.2% of the outstanding shares of Merchants Common Stock.


         The directors and executive officers of UPC owned, as of the Merchants Record Date, no shares of Merchants Common Stock. As of the Merchants Record Date, UPC held no shares of Merchants Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Merchants held no shares of Merchants Common Stock in a fiduciary capacity for others. See "SPECIAL MEETING OF MERCHANTS SHAREHOLDERS --Record Date, Voting Rights, Required Vote, and Revocability of Proxies."

         For information with respect to the number and percentage of shares of Merchants Common Stock beneficially owned by directors and executive officers of Merchants as well as to the beneficial owners of 5% or more of the outstanding shares of Merchants Common Stock, see "BUSINESS OF MERCHANTS -- Beneficial Ownership of Merchants Common Stock."

THE MERGER


         GENERAL. The Agreement provides for the acquisition of Merchants by UPC pursuant to the merger of Merchants with and into UP Holding, a wholly-owned subsidiary of UPC, with the effect that UP Holding will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Merchants Common Stock then issued and outstanding (excluding shares held by Merchants, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by dissenting shareholders) will be converted into and exchanged for the right to receive 1.0345 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").

         In the event both of the following conditions are satisfied, (i) the "Average Closing Price" (defined in the Agreement as the average of the daily last sale prices of UPC Common Stock quoted on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) for the 20 consecutive full trading days on which such shares are traded on the NYSE ending at the close of trading on the later of the date of the Special Meeting and the date on which the last required consent of any regulatory authority required for the Merger shall be received and any required waiting periods shall have expired (the "Determination Date")) is less than $49.62 and (ii) (1) the quotient obtained by dividing the Average Closing Price by $58.375 (the "UPC Ratio") is less than (2) the quotient obtained by dividing the weighted average of the closing prices (the "Index Price") of 15 bank holding companies designated in the Agreement (the "Index Group") on the Determination Date by the Index Price on January 23, 1998, times .85 (the "Index Ratio"), then Merchants will have the right to terminate the Agreement unless UPC elects to adjust the Exchange Ratio in the manner described under "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio." Under no circumstances would the Exchange Ratio be less than
1.0345 shares of UPC Common Stock for each share of Merchants Common Stock. The possible upward adjustment of the Exchange Ratio depends on the factors mentioned above and is not subject to a contractual limit. See "DESCRIPTION OF TRANSACTION - Possible Adjustment of Exchange Ratio." The Board of Directors of Merchants has no current intention of waiving its right to terminate the Merger in such circumstances without resoliciting shareholders of Merchants. For a description of certain of the factors that the Board of Directors Merchants will consider in deciding whether to exercise its rights to terminate the Merger in these circumstances, see "DESCRIPTION OF THE TRANSACTION -- Possible Adjustment of the Exchange Ratio."

         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share interest to which any Merchants shareholder would otherwise be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of one share of UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time. See "DESCRIPTION OF TRANSACTION -- General."

         UPC has reserved the right to revise the structure of the Merger in order to achieve tax benefits or for any other reason it deems advisable, subject to certain limitations. See "DESCRIPTION OF TRANSACTION - Right to Restructure Transaction."

         REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF MERCHANTS. The Merchants Board believes that the Agreement and the Merger are in the best interests of Merchants and its shareholders. If the Merger is consummated, the shareholders of Merchants will acquire an equity interest in a much larger and more diversified enterprise. The UPC Common Stock is traded on the NYSE, and, accordingly, is more readily marketable than the Merchants Common Stock. The Merchants Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources of Merchants and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. ACCORDINGLY, THE MERCHANTS BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE PLAN OF MERGER, AND UNANIMOUSLY RECOMMENDS THAT MERCHANTS SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."


         In unanimously approving the Agreement and the Plan of Merger, the Merchants Board considered, among other things, Merchants' and UPC's financial condition, the financial terms and income tax consequences of the Merger, the likelihood of the Merger being approved by regulatory authorities without undue conditions or delay and the opinion of Price Waterhouse LLP dated as of May 26, 1998 as to the fairness to the shareholders of Merchants of the consideration to be received by the shareholders of Merchants, from a financial point of view. See "DESCRIPTION OF TRANSACTION -- Background of and Reasons for the Merger."

         OPINION OF FINANCIAL ADVISOR. Price Waterhouse LLP Corporate Finance Group ("PWCF") has rendered an opinion to the Merchants Board dated as of May 26, 1998 that, based on and subject to the procedures, matters, and limitations described in its opinion and such other matters as it considered relevant, as of the date of its opinion, the consideration to be received by the shareholders of Merchants is fair, from a financial point of view, to the shareholders of Merchants. The opinion of PWCF dated as of May 26, 1998 is attached as Appendix C to this Proxy Statement. Merchants shareholders are urged to read the PWCF opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. See "DESCRIPTION OF TRANSACTION -- Opinion of Merchants' Financial Advisor."

         EFFECTIVE TIME. Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Texas Articles of Merger become effective with the Secretary of State of the State of Texas and the Tennessee Articles of Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon by Merchants and UPC, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last consent of any regulatory authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Merchants approve the Agreement and the Plan of Merger and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on July 31, 1998, the day immediately following the Special Meeting. See "DESCRIPTION OF TRANSACTION -- Effective Time of the Merger," "-- Conditions to Consummation of the Merger," and "-- Waiver, Amendment, and Termination."

         NO ASSURANCE CAN BE PROVIDED THAT THE NECESSARY SHAREHOLDER APPROVAL CAN BE OBTAINED OR THAT THE OTHER CONDITIONS PRECEDENT TO THE MERGER CAN OR WILL BE SATISFIED. MERCHANTS AND UPC ANTICIPATE THAT ALL CONDITIONS TO THE CONSUMMATION OF THE MERGER WILL BE SATISFIED SO THAT THE MERGER CAN BE CONSUMMATED ON OR ABOUT JULY 31, 1998.
HOWEVER, DELAYS IN THE CONSUMMATION OF THE MERGER COULD OCCUR.


         EXCHANGE OF STOCK CERTIFICATES. Promptly after the Effective Time, UPC will cause UPB, acting in its capacity as exchange agent for UPC (the "Exchange Agent"), to mail to each holder of record, other than dissenting shareholders, of a certificate or certificates (collectively, the "Certificates") which, immediately prior to the Effective Time, represented outstanding shares of Merchants Common Stock, a letter of transmittal and instructions for use in effecting the surrender and cancellation of the Certificates in exchange for certificates representing shares of UPC Common Stock. Cash will be paid to the holders of Merchants Common Stock in lieu of issuing any fractional shares of UPC Common Stock. In no event will the holder of any surrendered Certificate(s) be entitled to receive interest on any cash to be issued to such holder, and in no event will Merchants, UPC, or the Exchange Agent be liable to any holder of Merchants Common Stock for any UPC Common Stock or dividends thereon or cash delivered in good faith to a public official pursuant to any applicable abandoned property, escheat, or similar law.


         REGULATORY APPROVAL AND OTHER CONDITIONS. The Merger is subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), and of the Texas Department of Banking (the "Texas Department"). By letter dated March 18, 1998, the Federal Reserve advised UPC that the Merger had been approved. The Texas Department has elected not to disapprove the Merger.


         Consummation of the Merger is subject to various other conditions, including receipt of the required approval of the Merchants shareholders, receipt of an opinion of counsel as to the tax-free nature of certain aspects of the Merger, and certain other conditions. See "DESCRIPTION OF TRANSACTION -- Regulatory Approval" and "-- Conditions to Consummation of the Merger."

         WAIVER, AMENDMENT, AND TERMINATION. The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by mutual consent of the Merchants Board and the Board of Directors of UPC (the "UPC Board"), or
(i) by the action of the Board of Directors of either company under certain circumstances, including, but not limited to, if the Merger is not consummated by September 30, 1998, unless the failure to consummate by such date is due to a willful breach of the Agreement by the party seeking to terminate and (ii) by the Merchants Board, in certain circumstances, if an adjustment is not made to the Exchange Ratio. To the extent permitted by law, the Agreement may be amended upon the written agreement of UPC and Merchants without the approval of shareholders before approval of the Agreement and the Plan of Merger by Merchants shareholders, and the Merger may be abandoned without the approval of Merchants' shareholders, whether before or after approval of the Agreement and the Plan of Merger by Merchants' shareholders. See "DESCRIPTION OF TRANSACTION -- Possible Adjustment of Exchange Ratio" and "-- Waiver, Amendment, and Termination."

         DISSENTERS' RIGHTS. Holders of Merchants Common Stock have the right under Article 5.12 of the Texas Business Corporation Act ("Texas BCA"), to dissent from the Merger and, upon consummation of the Merger and such holders' further compliance with Articles 5.11, 5.12, and 5.13 of the Texas BCA, to be paid the "fair value" of their shares of Merchants Common Stock in cash. See "DESCRIPTION OF TRANSACTION -- Dissenters' Rights", and Appendix D hereto, which is a copy of Articles 5.11, 5.12, and 5.13 of the Texas BCA.

         INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of Merchants' management and the Merchants Board have interests in the Merger in addition to their interests as shareholders of Merchants generally. These interests relate to: (i) the receipt, under certain circumstances, by certain of the executive officers of certain economic benefits pursuant to the terms of their respective employment agreements; (ii) the receipt by J.W. Lander III of $400,000 for a noncompetition agreement triggered by consummation of the Merger, such noncompetition provision being contained in his current employment agreement with Merchants; (iii) maintenance by UPC of Merchants' existing directors' and officers' liability insurance policy (or a comparable policy) for a period of four years after the Effective Time; and (iv) the continued indemnification by UPC of the former directors, officers, employees, and agents of Merchants and its subsidiaries following consummation of the Merger. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger."


         CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. It is intended that the Merger will be treated as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, for federal income tax purposes, no gain or loss will be recognized by a Merchants shareholder upon the exchange of all of such shareholder's shares of Merchants Common Stock solely for shares of UPC Common Stock (except with respect to cash received in lieu of a fractional share of UPC Common Stock). Consummation of the Merger is conditioned upon receipt by UPC of an opinion of Wyatt, Tarrant & Combs and upon receipt by FNB of an opinion of Winstead Sechrest & Minick, P.C., in each case dated the date of the Effective Time, substantially to this effect (the "Tax Opinions"). The conditions relating to the receipt of the Tax Opinions may be waived by both UPC and FNB. Neither UPC nor FNB currently intends to waive the conditions relating to the receipt of Tax Opinions. If the conditions relating to the receipt of the Tax Opinions were waived and the material federal income tax consequences of the Merger were materially different from those described in this Proxy Statement, Merchants would resolicit the approval of its shareholders prior to consummating the Merger. TAX CONSEQUENCES OF THE MERGER FOR INDIVIDUAL TAXPAYERS CAN VARY, HOWEVER, AND ALL MERCHANTS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE EFFECT OF THE MERGER ON THEM UNDER FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS. For a further discussion of the federal income tax consequences of the Merger, see "DESCRIPTION OF TRANSACTION -- Certain Federal Income Tax Consequences of the Merger."

         ACCOUNTING TREATMENT. It is intended that the Merger will be accounted for as a pooling of interests transaction for accounting and financial reporting purposes and UPC will not consummate the Merger if such accounting treatment is not available. See "DESCRIPTION OF TRANSACTION -- Accounting Treatment."

         CERTAIN DIFFERENCES IN SHAREHOLDERS' RIGHTS. At the Effective Time, Merchants shareholders (other than dissenting shareholders), whose rights are governed by Merchants' Articles of Incorporation, as amended (the "Charter"), and Bylaws, as amended (the "Bylaws"), and by the Texas BCA, will automatically become UPC shareholders, and their rights as UPC shareholders will be governed by UPC's Restated Charter (the "Charter") and Bylaws and the Tennessee Business Corporation Act (the "TBCA"). The rights of UPC shareholders differ from the rights of Merchants shareholders in certain important respects, including, but not limited to: (i) anti-takeover provisions generally, (ii) authorized capital stock, (iii) preemptive rights, (iv) amendment of charter and bylaws, (v) classified board of directors and absence of cumulative voting, (vi) director liability, (viii) indemnification (ix) special meetings of shareholders, (x) shareholder nominations and proposals, (xii) business combinations, (xiii) limitations on ability to vote stock, (xiv) dissenters rights of appraisal, (xv) shareholders' rights to examine books and records, and (xvi) dividends. See "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."


         LIMITATION ON NEGOTIATIONS. Pursuant to Section 8.8 of the Agreement, Merchants is prohibited from soliciting or knowingly encouraging any "Acquisition Proposal" (defined generally as any tender offer, exchange offer or other proposal for a merger, acquisition of all or a substantial portion of the stock or assets of, or other business combination involving Merchants). As protection against possible violation of this limitation, Merchants has agreed, under certain cirsumstances, to pay to UPC the sum of $6,200,000 in immediately available funds in the event and at the time that Merchants enters into a letter of intent or agreement with respect to an Acquisition Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. This provision would survive the termination of the Agreement under certain circumstances. See "DESCRIPTION OF TRANSACTION - Limitation on Negotiations".

         CONDUCT OF BUSINESS PENDING THE MERGER. Each party has agreed in the Agreement to, among other things, operate its business and to take no action that would materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement. In addition, Merchants has agreed not to take certain actions relating to the operation of Merchants pending consummation of the Merger without the prior written consent of UPC, except as otherwise permitted by the Agreement, including, among other things: (i) becoming responsible for any obligation for borrowed money in excess of an aggregate of $100,000, except in the ordinary course of business consistent with past practices; (ii) paying any dividends, except as permitted by the Agreement in accordance with past practices, or exchanging any shares of its capital stock, issuing any additional shares of its capital stock, or giving any person the right to acquire any such shares; (iii) acquiring control over any other entity; (iv) subject to certain exceptions, granting any increase in compensation or benefits, or paying any bonus, to any of its directors, officers, or employees; or (v) except as previously disclosed to UPC or permitted by the Agreement, modifying or adopting any employee benefit plans, including any employment contract. See "DESCRIPTION OF TRANSACTION -- Conduct of Business Pending the Merger."

COMPARATIVE MARKET PRICES OF COMMON STOCK

         Shares of UPC Common Stock are traded on the NYSE under the symbol "UPC." Shares of Merchants Common Stock are not traded on any exchange or in the over-the-counter market.


         The following table sets forth the reported closing sale prices per share for UPC Common Stock and the equivalent per share prices giving effect to the Merger (as explained below) for Merchants Common Stock on (i) Friday, January 16, 1998, the last trading day preceding the public announcement of the execution of the Agreement, and (ii) June 18, 1998, the latest practicable date prior to the mailing of this Proxy Statement.




                                           UPC               Equivalent Price
                                      Common Stock           Per FNB Share(1)
                                      ------------           ----------------
           December 30, 1997             $60.06                 $62.1346
           June 18, 1998                  54.75                  56.64


---------------------

(1) The equivalent price per share of Merchants Common Stock at each specified date represents the closing sale price of a share of UPC Common Stock on such date multiplied by an Exchange Ratio of 1.0345. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."


There can be no assurance as to what the market price of the UPC Common Stock will be if and when the Merger is consummated, or anytime thereafter.

HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA


         The following table sets forth certain comparative per share data relating to earnings before extraordinary items and accounting changes, cash dividends and book value on: (i) a historical basis for UPC and Merchants; (ii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger only; (iii) a pro forma combined basis per share of UPC Common Stock, giving effect to the Merger and the Other Acquisitions (see, "BUSINESS OF UPC -- Recent Developments"); (iv) an equivalent pro forma basis per share of Merchants Common Stock, giving effect to the Merger only; and (v) an equivalent pro forma basis per share of Merchants Common Stock, giving effect to the Merger and the Other Acquisitions. The UPC pro forma combined information and the Merchants equivalent pro forma information give effect to the Merger and the Other Acquisitions and reflect an Exchange Ratio of 1.0345 shares of UPC Common Stock for each outstanding share of Merchants Common Stock. The Merger and each of the Other Pending Acquisitions (with the exception of the acquisitions of Duck Hill Bank, the Charter Acquisition, and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was accounted for using the pooling of interests method of accounting. The Recently Completed Acquisitions of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are expected to be accounted for using the purchase method of accounting. The pro forma information as of March 31, 1998 and for the three months then ended and for 1997 reflect the acquisition of Merchants and the Other Acquisitions as of January 1, 1997. The pro forma information for 1996 and 1995 reflect only the acquisitions of MGR, Peoples First Corporation ("Peoples") Ambanc Corp. ("AMBANC") and Merchants because the Other Acquisitions (other than MGR, Peoples and AMBANC) are not considered material to UPC, individually or in the aggregate, from a financial statement presentation standpoint. Furthermore the pro forma impact of the CalFed Branch Purchase on the proforma statement of earnings for each of the periods presented has been excluded due to the lack of information available for operation of the branches on a historical basis. The pro forma data are presented for informational purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma book value per share data reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the earnings per share amounts do not reflect the estimated acquisition-related charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to its acquisition program over the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such UPC 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The information shown below should be read in conjunction with, and is qualified in its entirety by, the historical consolidated financial statements of UPC and Merchants, including the respective notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE," "-- Selected Financial Data," " BUSINESS OF UPC -- Recent Developments, "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION" and the Merchants 1997 Form 10-K and the Merchants March 1998 Form 10-Q, copies of which are attached hereto as Appendix E and F respectively.

                    UNION PLANTERS CORPORATION AND MERCHANTS
               HISTORICAL AND PRO FORMA COMPARATIVE PER SHARE DATA

                                                                Three Months
                                                                   Ended      Years Ended December 31, (1)
                                                                  March 31,   ----------------------------
                                                                    1998       1997        1996       1995
                                                                ------------  ----------------------------
EARNINGS BEFORE EXTRAORDINARY ITEMS
  AND ACCOUNTING CHANGES

  UPC
    Basic                                                          $0.89      $ 2.54      $2.13      $2.79
    Diluted                                                         0.86        2.45       2.05       2.66

  UPC pro forma (Merchants only)
    Basic                                                           0.89        2.55       2.16       2.81
    Diluted                                                         0.86        2.47       2.08       2.68

  UPC pro forma (all Other Acquisitions, including Merchants)
    Basic                                                           0.80        2.52       2.24       2.56
    Diluted                                                         0.78        2.45       2.17       2.46

  Merchants
    Basic                                                           0.97        3.27       3.28       3.44
    Diluted                                                         0.97        3.27       3.28       3.44

  Merchants equivalent pro forma (Merchants only) (1)
    Basic                                                           0.92        2.64       2.23       2.91
    Diluted                                                         0.89        2.56       2.15       2.77

  Merchants equivalent pro forma (all Other Acquisitions,
    including Merchants) (1)
    Basic                                                           0.83        2.61       2.32       2.65
    Diluted                                                         0.81        2.53       2.24       2.54

CASH DIVIDENDS PER SHARE

  UPC                                                               0.50       1.495       1.08       0.98
  Merchants                                                         0.35        1.15       0.82       0.41
  Merchants equivalent pro forma (1)                                0.52        1.55       1.12       1.01


                                                                 March 31,  December 31,
                                                                    1998        1997
                                                                 ---------  ------------
BOOK VALUE PER COMMON SHARE

  UPC                                                              $21.13      $20.72

  UPC pro forma (Merchants only)                                    21.30       20.93

  UPC pro forma (all Other Acquisitions, including Merchants)       20.82       21.73

  Merchants                                                         30.36       29.71

  Merchants equivalent pro forma (Merchants only) (1)               22.03       21.65

  Merchants equivalent pro forma (all Other Acquisitions,
    including Merchants) (1)                                        21.54       22.48

--------------------------

(1) The equivalent pro forma per share data for Merchants is computed by multiplying UPC's pro forma information by 1.0345, the Exchange Ratio.

SELECTED FINANCIAL DATA


         The following tables present selected consolidated financial data for UPC and Merchants for the three months ended March 31, 1998 and 1997 and for the five-year period ended December 31, 1997. The information for UPC has been derived from the consolidated financial statements of UPC, including the unaudited consolidated financial statements of UPC incorporated in this Proxy Statement by reference to the UPC March 31, 1998 Form 10-Q, and the audited consolidated financial statements of UPC incorporated into this Proxy Statement by reference to the UPC 1997 Form 10-K, and should be read in conjunction therewith and with the notes thereto. See "DOCUMENTS INCORPORATED BY REFERENCE." The information for Merchants has been derived from the consolidated financial statements of Merchants, including the unaudited consolidated financial statements of Merchants incorporated in this Proxy Statement by reference to the Merchants 1998 Form 10-Q, and the audited consolidated financial statements of Merchants incorporated into this Proxy Statement by reference to the Merchants 1997 Form 10-K, copies of which are attached to this Proxy Statement collectively as Appendices E and F, and should be read in conjunction therewith and with the notes thereto. Historical results are not necessarily indicative of results to be expected for any future period. In the opinion of the respective management's of UPC and Merchants, all adjustments (which include only normal recurring adjustments and those related to the adoption of new accounting principles) necessary to arrive at a fair statement of interim results of operations of UPC and Merchants, have been included. With respect to UPC and Merchants, results for the three months ended March 31, 1998 are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole. For additional information concerning UPC's Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."

                     UPC SELECTED CONSOLIDATED FINANCIAL DATA

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
    Net interest income........  $   190,707   $   190,590   $   770,385   $   744,852   $   669,451   $    627,439   $   558,036
    Provision for losses on
      loans....................       17,909        22,004       113,633        68,948        33,917         15,989        35,235
    Investment securities gains
      (losses).................        5,215           173         2,104         4,099         1,433        (21,302)        6,686
    Other noninterest income...       90,503        82,811       359,506       316,403       292,277        237,129       228,996
    Noninterest expense........      153,624       148,646       697,704       731,817       607,189        634,965       550,045
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before income
      taxes, extraordinary
      item, and accounting
      changes..................      114,892       102,924       320,658       264,589       322,055        192,312       208,438
    Applicable income taxes....       40,320        36,479       111,897        93,115       110,799         63,058        66,570
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Earnings before
      extraordinary item and
      accounting changes.......       74,572        66,445       208,761       171,474       211,256        129,254       141,868
    Extraordinary item and
      accounting changes, net
      of taxes.................           --            --            --            --            --             --         4,505
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
    Net earnings...............  $    74,572   $    66,445   $   208,761   $   171,474   $   211,256   $    129,254   $   146,373
                                 ===========   ===========   ===========   ===========   ===========   ============   ===========
PER COMMON SHARE DATA(3)
    Basic
        Earnings before
          extraordinary item
          and accounting
          changes..............  $       .89   $       .82   $      2.54   $      2.13   $      2.79   $       1.67   $      2.19
        Net earnings...........          .89           .82          2.54          2.13          2.79           1.67          2.27
    Diluted
        Earnings before
          extraordinary item
          and accounting
          changes..............          .86           .79          2.45          2.05          2.66           1.63          2.13
        Net earnings...........          .86           .79          2.45          2.05          2.66           1.63          2.21
    Cash dividends.............          .50           .32         1.495          1.08           .98            .88           .72
    Book value.................        21.13         20.00         20.72         19.57         18.34          15.28         14.50

(continued on following page)

                                    THREE MONTHS ENDED
                                       MARCH 31,(1)                              YEARS ENDED DECEMBER 31,(2)
                                    ------------------       --------------------------------------------------------------------
                                    1998          1997          1997          1996          1995           1994          1993
                                 -----------   -----------   -----------   -----------   -----------   ------------   -----------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END)
    Total assets...............  $18,413,614   $18,054,916   $18,105,079   $18,330,588   $17,182,861   $ 15,893,162   $14,180,524
    Loans, net of unearned
      income...................   12,727,659    12,560,838    12,658,564    12,578,571    10,917,307     10,074,458     8,077,152
    Allowance for losses on
      loans....................      223,837       192,943       225,389       189,118       179,968        174,604       172,330
    Investment securities......    3,287,664     3,449,824     3,247,680     3,387,217     3,970,036      4,016,506     4,124,679
    Total Deposits.............   13,581,227    13,386,397    13,440,269    13,514,144    13,047,488     12,506,212    11,732,707
    Short-term borrowings......      442,051       611,757       831,627       961,051       974,416        887,074       392,980
    Long-term debt(4)
        Parent company.........      373,242       373,468       373,746       373,459       214,758        114,790       114,729
        Subsidiary banks.......    1,630,693     1,473,599     1,176,158     1,332,534     1,087,273        819,982       481,193
    Total shareholders'
      equity...................    1,809,442     1,663,363     1,746,866     1,618,883     1,450,546      1,202,686     1,111,158
    Average assets.............   18,005,794    18,031,648    17,991,160    18,202,355    16,263,164     15,472,568    13,823,185
    Average shareholders'
      equity...................    1,760,458     1,615,979     1,690,992     1,533,348     1,334,995      1,226,852       973,087
    Average shares outstanding
      (in thousands)(3)
        Basic..................       83,379        78,904        80,336        77,240        72,512         71,678        56,169
        Diluted................       86,974        84,465        85,195        83,542        78,798         77,579        60,832
PROFITABILITY AND CAPITAL
  RATIOS
    Return on average assets...         1.68%         1.49%         1.16%          .94%         1.30%           .84%         1.06%
    Return on average common
      equity...................        17.50         17.16         12.54         11.38         16.56          10.74         15.88
    Net interest income
      (taxable-
      equivalent)/average
      earning assets(5)........         4.80          4.80          4.79          4.56          4.60           4.56          4.58
    Loans/deposits.............        93.72         93.83         94.18         93.08         83.67          80.56         68.84
    Common and preferred
      dividend payout ratio....        57.03         37.71         54.96         44.57         29.25          35.03         24.42
    Equity/assets (period
      end).....................         9.83          9.21          9.65          8.83          8.44           7.57          7.84
    Average shareholders'
      equity/average total
      assets...................         9.78          8.96          9.40          8.42          8.21           7.93          7.04
    Leverage ratio.............        10.72         10.05         10.48          9.50          8.11           7.56          7.73
    Tier 1
      capital/risk-weighted
      assets...................        15.66         14.88         15.51         14.92         13.28          12.58         13.65
    Total capital/risk-weighted
      assets...................        20.71         17.55         18.12         17.60         16.21          14.67         15.92
CREDIT QUALITY RATIOS(6)
    Allowance/period-end
      loans....................         1.95%         1.76%         1.99%         1.72%         1.82%          1.87%         2.27%
    Nonperforming loans/total
      loans....................          .81           .85           .92           .91           .85            .74          1.18
    Allowance/nonperforming
      loans....................          240           207           215           188           213            252           193
    Nonperforming assets/loans
      and foreclosed
      properties...............         1.01          1.14          1.13          1.21          1.09           1.08          1.76
    Provision/average loans....          .62           .81          1.01           .65           .35            .19           .47
    Net charge-offs/average
      loans....................          .79           .67           .72           .61           .32            .27           .34

---------------
(1) Interim period ratios have been annualized were applicable.

(2) Reference is made to "Basis of Presentation" in Note 1 to UPC's consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(3) Share and per share amounts have been retroactively restated for significant acquisitions accounted for as poolings of interests and to reflect the change in presentation of EPS as discussed in Notes 2 and 16 to the consolidated financial statements contained in UPC's 1997 Annual Report to Shareholders.

(4) Long-term debt includes Medium-Term Bank Notes, Federal Home Loan Bank
    (FHLB) advances, Trust Preferred Securities, variable rate asset-backed certificates, subordinated notes and debentures, obligations under capital leases, mortgage indebtedness, and notes payable with maturities greater than one year.

(5) Average balances and calculations do not include the impact of the net unrealized gain or loss on available for sale securities.

(6) FHA/VA government-insured/guaranteed loans have been excluded, since they represent minimal credit risk to UPC.

                 MERCHANTS SELECTED CONSOLIDATED FINANCIAL DATA

                                         ----------------------------------------------------------------------------------------
                                            Three Month Ended
                                                March 31,                            Years Ended December 31,
                                         -----------------------   --------------------------------------------------------------
                                            1998         1997        1997(1)      1996(1)      1995(1)       1994         1993
                                         -----------------------   --------------------------------------------------------------
BALANCE SHEET INFORMATION (1):
Loans                                    $  338,984   $  308,554   $  342,566   $  294,524   $  237,564   $  144,459   $  127,452
Allowance for loan losses                     4,017        2,972        3,687        2,713        2,411        2,063        1,986
Investment securities                       127,211      139,307      130,629      143,272      152,033       56,852       52,329
Total assets                                551,619      506,075      545,951      494,570      486,649      253,027      242,005
Deposits                                    488,619      449,546      484,357      439,043      431,381      226,064      218,942
Long-term debt                                    0            0            0            0        3,083            0            0
Stockholders' equity                         59,258       54,153       57,987       53,511       49,322       25,539       21,932

INCOME INFORMATION:
Interest income                          $   10,217   $    9,205   $   39,288   $   35,339   $   29,174   $   16,965   $   15,801
Interest expense                              3,139        2,933       12,196       11,169        9,577        4,796        4,943
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net interest income                           7,078        6,272       27,032       24,170       19,597       12,169       10,858
Provision for loan losses                       435          435        1,740          940          135           50          410
Noninterest income                            1,448        1,475        6,253        5,677        4,655        3,238        2,979
Noninterest expense                           5,346        5,204       22,320       19,888       15,878       10,393       10,494
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes                    2,745        2,108        9,225        9,019        8,239        4,964        2,933
Income tax expense                              851          645        2,837        2,634        2,332          999          512
                                         ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net income                               $    1,894   $    1,463   $    6,388        6,385   $    5,907   $    3,965   $    2,421
                                         ==========   ==========   ==========   ==========   ==========   ==========   ==========

PER SHARE DATA:
Weighted average number of shares
  of common stock outstanding             1,951,839    1,943,970    1,952,883    1,945,178    1,718,211    1,258,636    1,261,731
Net income per common share              $      .97   $      .75   $     3.27   $     3.28   $     3.44   $     3.15   $     1.92
Dividends per common share                      .35          .25         1.15          .82          .41          .20          .10
Book value per common share                   30.36        27.70        29.71        27.37        25.38        20.29        17.39
Return on average assets                       1.38%        1.17%        1.23%        1.32%        1.47%        1.61%        1.03%
Return on average shareholders' equity        12.92        10.37        11.35        12.42        14.61        16.93        11.56
Dividend payout ratio                         36.08        33.33        35.17        25.00        11.92         6.35         5.21
Average equity to average assets              10.68        10.76        10.83        10.60        10.04         9.52         8.89
Allowance for loan losses as a
  percentage of nonperforming loans          181.19       108.20       143.74        88.03        60.65        153.6        122.4


(1) Merchants' financial statements for the fiscal year ended December 31, 1995 and following reflect the acquisition of Texas Gulf Coast Bancorp, Inc., which occurred May 1, 1995. See Note 2 to the Company's Consolidated Financial Statements contained in the Merchants 1997 Form 10-K, a copy of which is attached hereto as Appendix E.

                    SPECIAL MEETING OF MERCHANTS SHAREHOLDERS


DATE, PLACE, TIME, AND PURPOSE


         This Proxy Statement is being furnished to the holders of Merchants Common Stock in connection with the solicitation by the Merchants Board of proxies for use at the Special Meeting and at any adjournments or postponements thereof at which Merchants shareholders will be asked to vote upon a proposal to approve the Agreement and the Plan of Merger. The Special Meeting will be held at Merchants Bank - Tanglewood located at 5005 Woodway, Houston, Texas 77056, at 10:00 a.m., local time, on July 30, 1998. See "DESCRIPTION OF Transaction."


RECORD DATE, VOTING RIGHTS, REQUIRED VOTE, AND REVOCABILITY OF PROXIES


         The close of business on June 1, 1998, has been fixed as the Merchants Record Date for determining holders of outstanding shares of Merchants Common Stock entitled to notice of and to vote at the Special Meeting. Only holders of Merchants Common Stock of record on the books of Merchants at the close of business on the Merchants Record Date are entitled to notice of and to vote at the Special Meeting. As of the Merchants Record Date, there were 1,952,465 shares of Merchants Common Stock issued and outstanding held by approximately 959 holders of record.


         Each holder of record of shares of Merchants Common Stock on the Merchants Record Date is entitled to cast one vote per share on the proposal to approve the Agreement and the Plan of Merger, and on any other matter properly submitted for the vote of the Merchants shareholders at the Special Meeting. The presence, either in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Merchants Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

         Merchants intends to count shares of Merchants Common Stock present in person at the Special Meeting but not voting, and shares of Merchants Common Stock for which it has received proxies but with respect to which holders of shares have abstained on any matter, as present at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Merchants Common Stock entitled to vote at the Special Meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on the approval of the Agreement and the Plan of Merger without specific instructions from such customers. Given that the approval of the Agreement and the Plan of Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Merchants Common Stock entitled to vote thereon, any abstention, non-voting share or "broker non-vote" with respect to such shares of Merchants Common Stock will have the same effect as a vote AGAINST the approval of the Agreement and the Plan of Merger.

         Shares of Merchants Common Stock represented by properly executed proxies, if such proxies are received prior to or at the Special Meeting and not revoked, will be voted in accordance with the instructions indicated on the proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER AND IN THE DISCRETION OF THE PROXYHOLDER AS TO ANY OTHER MATTER WHICH MAY COME PROPERLY BEFORE THE SPECIAL MEETING. IF NECESSARY, THE PROXYHOLDER MAY VOTE IN FAVOR OF A PROPOSAL TO ADJOURN THE SPECIAL MEETING IN ORDER TO PERMIT FURTHER SOLICITATION OF PROXIES IN THE EVENT THERE ARE NOT SUFFICIENT VOTES TO APPROVE THE FOREGOING PROPOSAL AT THE TIME OF THE SPECIAL MEETING. HOWEVER, NO PROXYHOLDER WILL VOTE ANY PROXIES VOTED AGAINST APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER FOR A PROPOSAL TO ADJOURN THE SPECIAL MEETING.

         A Merchants shareholder who has given a proxy solicited by the Merchants Board may revoke it at any time prior to its exercise at the Special Meeting by either (i) giving written notice of revocation to the Corporate Secretary of Merchants, (ii) properly submitting to Merchants a duly executed proxy bearing a later date, or

(iii) attending the Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of proxies should be addressed as follows: Merchants Bancshares, Inc., 5005 Woodway, Suite 300, Houston, Texas 77056; Attention: J.W. Lander, III., President.



         The directors and executive officers of Merchants (including immediate family members and affiliated entities) owned, as of May 15, 1998, 413,699 shares, or approximately 21.2% of the outstanding shares of Merchants Common Stock. The directors and executive officers of Merchants have indicated their intent to vote FOR approval of the Agreement and the Plan of Merger. Assuming that occurs then 57.6965% of the remaining 1,538,766 outstanding shares of Merchants Common Stock must be voted FOR the approval of the Agreement and the Plan of Merger in order to obtain the requisite shareholder approval.


         The directors and executive officers of UPC owned, as of the Merchants Record Date, no shares of Merchants Common Stock. As of the Merchants Record Date, UPC held no shares of Merchants Common Stock in a fiduciary capacity for others, or as a result of debts previously contracted, and Merchants held no shares of Merchants Common Stock in a fiduciary capacity for others.

         For information with respect to beneficial owners of 5% or more of the outstanding shares of Merchants Common Stock, and information with respect to the number and percentage of outstanding shares of Merchants Common Stock beneficially owned by the directors and executive officers of Merchants, see "BUSINESS OF MERCHANTS --Beneficial Ownership of Merchants Common Stock."

SOLICITATION OF PROXIES

         Proxies may be solicited by the directors, officers, and employees of Merchants by mail, in person, or by telephone or telegraph. Such persons will receive no additional compensation for such services. Merchants may make arrangements with brokerage firms and other custodians, nominees, and fiduciaries, if any, for the forwarding of solicitation materials to the beneficial owners of Merchants Common Stock held of record by such persons. Any such brokers, custodians, nominees, and fiduciaries will be reimbursed for the reasonable out-of-pocket expenses incurred by them for such services. All expenses associated with the solicitation of proxies, other expenses associated with the Special Meeting and expenses related to the printing and mailing of this Proxy Statement will be shared by UPC and Merchants as provided in the Agreement. See "DESCRIPTION OF TRANSACTION -- Expenses and Fees."

DISSENTERS' RIGHTS

         Holders of Merchants Common Stock have the right to dissent from the Merger and, assuming the Merger is consummated, to receive in cash an amount determined to be the "fair value" of their shares of Merchants Common Stock. In order to be entitled to fully exercise dissenters' rights, a Merchants shareholder choosing to dissent (a "Dissenting Shareholder") must NOT vote FOR the approval of the Agreement and the Plan of Merger and must take certain other procedural steps to "perfect" such Dissenting Shareholder's rights under Article
5.12 of the Texas BCA. See "DESCRIPTION OF TRANSACTION - Dissenters' Rights" and Appendix D hereto, which is a copy of Articles 5.11, 5.12 and 5.13 of the Texas BCA governing statutory dissenters' rights.

         It is not necessary for a Merchants shareholder to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no such shareholder may vote for approval and adoption of the Agreement and the Plan of Merger and thereafter demand his or her appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Plan of Merger, a Merchants shareholder who desires to dissent from approval of the Merger should not submit such a proxy. A Merchants shareholder who votes for approval and adoption of the Agreement and the Plan of Merger or who submits a proxy which does not specify how such proxy is to be voted will waive any rights of dissent and appraisal. A vote against consummation of the Merger will not satisfy the statutory requirement that a Dissenting Shareholder give notice of his or her intention to dissent and make demand for payment of his or her shares of Merchants Common Stock.

RECOMMENDATION

         THE MERCHANTS BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT, THE PLAN OF MERGER, AND THE MERGER CONTEMPLATED THEREBY, BELIEVES THAT THE PROPOSAL TO APPROVE THE AGREEMENT AND THE PLAN OF MERGER IS IN THE BEST INTERESTS OF MERCHANTS AND ITS SHAREHOLDERS, AND RECOMMENDS THAT THE MERCHANTS SHAREHOLDERS VOTE FOR APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER.


                           DESCRIPTION OF TRANSACTION

         The following information describes material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Appendices hereto, including the Agreement and the Plan of Merger, which are attached as Appendices A and B, respectively, to this Proxy Statement and incorporated herein by reference. All shareholders are urged to read the Appendices in their entirety.

GENERAL


         The Agreement provides for the acquisition of Merchants by UPC pursuant to the merger of Merchants with and into UP Holding, a wholly-owned subsidiary of UPC organized under the laws of the State of Tennessee, with the effect that UP Holding will be the surviving corporation resulting from the Merger. At the Effective Time, each share of Merchants Common Stock then issued and outstanding (excluding shares held by Merchants, UPC, or their respective subsidiaries, in each case other than shares held in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by Dissenting Shareholders) will be converted into and exchanged for the right to receive 1.0345 shares of UPC Common Stock, subject to possible adjustment as described below (the "Exchange Ratio").


         No fractional shares of UPC Common Stock will be issued. Rather, cash (without interest) will be paid in lieu of any fractional share to which any Merchants shareholder would be entitled upon consummation of the Merger, in an amount equal to such fractional part of a share of UPC Common Stock multiplied by the closing price of such UPC Common Stock on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably selected by UPC) on the last trading day preceding the Effective Time.


         As of the Merchants Record Date, Merchants had 1,952,465 shares of Merchants Common Stock outstanding. Based upon the Exchange Ratio, and assuming there are no Dissenting Shareholders, upon consummation of the Merger, UPC will issue approximately 2,019,825 shares of UPC Common Stock.


POSSIBLE ADJUSTMENT OF EXCHANGE RATIO

         Under certain circumstances described below, the Exchange Ratio could be adjusted pursuant to certain provisions of the Agreement. UNDER NO CIRCUMSTANCES WOULD THE EXCHANGE RATIO BE LESS THAN 1.0345 SHARES OF UPC COMMON STOCK FOR EACH SHARE OF MERCHANTS COMMON STOCK. An adjustment could occur if the Merchants Board elects to terminate the Agreement pursuant to the provisions of the Agreement described below, and if UPC then elects to avoid termination of the Agreement by increasing the Exchange Ratio.

         Merchants is not obligated to consummate the Merger with UPC if both:

         (a) the average of the daily last sales prices (the "Average Closing Price") of UPC Common Stock (as reported on the NYSE Composite Transactions List) for the 20 consecutive full trading days ending on the later of the date on which the Special Meeting is held and the date on which the last required consent of the regulatory authorities is received, and all required waiting periods have expired (the "Determination Date") is less than $49.61, which represents a 15% decline from $58.375 (the "Starting Price"), the price per share of UPC Common Stock at the close of business on January 23, 1998, the fourth full trading day after the announcement by press release of the Merger (the "Starting Date");

    and

         (b) (i) the number (the "UPC Ratio") obtained by dividing the Average Closing Price by $58.375, the Starting Price, is less than (ii) the number (the "Index Ratio") obtained by dividing the weighted average of the closing prices of the common stock of the bank holding companies defined as the "Index Group" in the Agreement (the "Index Price") on the Determination Date by the Index Price on January 23, 1998, the Starting Date, multiplied by .85.

         In such case, Merchants has the right to terminate the Agreement during the ten-day period commencing two days after the Determination Date by giving UPC prompt notice of that decision. Merchants may withdraw its termination notice at any time during that ten-day period. During the five-day period after receipt of such notice, UPC has the option to increase the consideration payable to Merchants shareholders by adjusting the Exchange Ratio in the manner described below. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO. Should UPC elect to adjust the Exchange Ratio, it must give Merchants prompt notice of that election and of the adjusted Exchange Ratio, in which case no termination shall have occurred pursuant to such right of termination.

         These conditions reflect the parties' agreement that Merchants' shareholders will assume the risk of declines in the value of UPC Common Stock to $49.62. Any adjustment of the Exchange Ratio below a decline in the price of UPC Common Stock to $49.62 would be dependent on whether the Average Closing Price of UPC Common Stock lags behind the relative performance of the common stocks of the Index Group by more than 15%.


         If the Average Closing Price is less than $49.62 per share and the UPC Ratio is less than the Index Ratio, the Merchants Board would likely elect to terminate the Agreement so as to require UPC to consider increasing the Exchange Ratio. If the Merchants Board elects to terminate the Agreement, UPC would then determine whether to proceed with the Merger at the higher Exchange Ratio. In making this determination, the principal factors UPC will consider include the projected effect of the Merger on UPC's pro forma earnings per share and whether UPC's assessment of Merchants' earning potential as part of UPC justifies the issuance of an increased number of shares of UPC Common Stock. If UPC declines to adjust the Exchange Ratio, Merchants may elect to proceed without the adjustment, provided it does so within twelve (12) days of the Determination Date, although it has no current intention to so elect without resoliciting the approval of the Merchants shareholders. In making such determination, the Merchants Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, information concerning the business, financial condition, results of operations and prospects of UPC (including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC's financial performance and the future prospects for UPC Common Stock following the Merger), the business, financial condition, results of operations and prospects of Merchants, developments in the banking industry and the advice of its financial advisor and legal counsel. UPC IS UNDER NO OBLIGATION TO ADJUST THE EXCHANGE RATIO.

         The operation of the adjustment mechanism can be illustrated by three scenarios. (For purposes of the scenarios, it has been assumed that the initial Exchange Ratio is 1.0345 shares of UPC Common Stock for each share of Merchants Common Stock, the Starting Price of UPC Common Stock is $58.375, and the Index Price, as of the Starting Date, is $100).

         (1) The first scenario occurs if the Average Closing Price is not less than $49.62. Under this scenario, regardless of any comparison between the UPC Ratio and the Index Ratio, there would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Merchants shareholders could have fallen from a pro forma $60.38 ($53.375 x 1.0345) per share, as of the Starting Date, to as low as $51.33 ($49.62 x 1.0345) per share, as of the Determination Date.


         (2) The second scenario occurs if the Average Closing Price is less than $49.62, but does not represent a decline from the Starting Price of significantly more (i.e. more than 15%) than the decline of the common stock prices of the Index Group. Under this scenario, there also would be no possible adjustment to the Exchange Ratio, even though the value of the consideration to be received by Merchants shareholders would have fallen from a pro forma $60.38 per share, as of the Starting Date, to an amount based on the then lower Average Closing Price of UPC Common Stock, as of the Determination Date.

         (3) The third scenario occurs if both the Average Closing Price declines below $49.62 and the UPC Ratio is below the Index Ratio (i.e., UPC's stock price has declined by more than 15% relative to the price of shares of the Index Group). Under this scenario, the adjustment in the Exchange Ratio is designed to ensure that the Merchants shareholders receive shares of UPC Common Stock having a value (based upon the Average Closing Price) that corresponds to at least $51.33 or a 15% decline from the stock price performance reflected by the Index Group, whichever is less.

                  For example, if the Average Closing Price were $45.00, and the ending Index Price, as of the Determination Date, were $95, the UPC Ratio (.7709) would be below the Index Ratio (.8075 or .95 times .85), Merchants could terminate the Agreement unless UPC elected within five days after receipt from Merchants of notice of intent to terminate to increase the Exchange Ratio to equal 1.0837, which represents the lesser of (a) 1.1407 [the result of dividing $51.33 (the product of $49.62 and the original Exchange Ratio) by the Average Closing Price ($45.00), rounded to the nearest thousandth] and (b) 1.0837 [the result of dividing the Index Ratio (.8075) times 1.0345 by the UPC Ratio (.7709), rounded to the nearest thousandth]. Based upon the assumed $45.00 Average Closing Price, the new Exchange Ratio would represent a value to the Merchants shareholders of $48.77 per share.

                  If the Average Closing Price were $45.00, and the ending Index Price, as of the Determination Date, were $100, the UPC Ratio (.7709) would be below the Index Ratio (.85, or 1.00 times .85). Merchants could terminate the Agreement unless UPC elected within five days after its receipt from Merchants of notice of intent to terminate, to increase the Exchange Ratio to equal 1.1406, which represents the lesser of (a) 1.1407 [the result of dividing $51.33 (the product of $49.62 and the original Exchange Ratio) by the Average Closing Price ($45.00), rounded to the nearest thousandth] and (b) 1.1406 [the result of dividing the Index Ratio (.85) times 1.0345 by the UPC Ratio (.7709), rounded to the nearest thousandth]. Based upon the assumed $45.00 Average Closing Price, the new Exchange Ratio would represent a value to the Merchants shareholders of $51.33 per share.


         The actual market value of a share of UPC Common Stock at the Effective Time, at the time certificates for those shares are delivered following surrender and exchange of Certificates for shares of Merchants Common Stock and at any time thereafter, may be more or less than the Average Closing Price. Merchants shareholders are urged to obtain current market quotations for UPC Common Stock. See "COMPARATIVE MARKET PRICES AND DIVIDENDS."

RIGHT TO RESTRUCTURE TRANSACTION

         UPC has reserved the right to revise the structure of the Merger in order to achieve tax benefits or for any other reason it deems advisable. However, UPC may not, without the approval of the Merchants Board and, if required by the Texas BCA, the Merchants shareholders, make any revision to the structure of the Merger which would (i) change the amount of consideration Merchants shareholders are entitled to receive, (ii) change the intended tax-free effects of the Merger to UPC, Merchants or the Merchants shareholders,
(iii) permit UPC to pay the consideration for the Merger other than by delivery of UPC Common Stock registered with the SEC, (iv) be materially adverse to the interest of Merchants or adverse to the Merchants shareholders, (v) materially impede or delay consummation of the Merger, or (vi) require a vote of UPC shareholders under relevant state law.



BACKGROUND OF AND REASONS FOR THE MERGER.

         In August, 1997, Merchants engaged Price Waterhouse LLP Corporate Finance Group ("PWCF") to advise the Merchants Board with respect to available strategic alternatives. The Merchants Board recognized the increasing competition from other providers of financial services and the consequent consolidation occurring in the banking industry. PWCF was selected based on its knowledge of the banking industry and experience in working with similarly-sized financial institutions.

         On July 29, 1997, PWCF presented and distributed analytical materials to the President and Chief Financial Officer of Merchants, who also serves as a Senior Vice President of Merchants Bank, in preparation for a meeting of the Merchants Board. On September 26, 1997, the Merchants Board met to consider strategic alternatives open to Merchants. At this meeting, PWCF presented to the Merchants Board, among other things, information concerning the outlook for the banking industry, the historical operating performance of Merchants Bank compared to selected Texas banks, the competitive market position of Merchants and the merger and acquisition environment for Texas banks (including the pricing of recent transactions). PWCF also outlined various strategic alternatives available to Merchants, including the sale of Merchants, the acquisition by Merchants of other financial institutions, redefining Merchants' target market, the possibility of building a regional coalition of financial institutions to achieve certain cost savings and maintenance of the status quo. At the conclusion of this meeting, after review of the foregoing alternatives, the Merchants Board determined to explore the possible sale of Merchants. The Merchants Board authorized PWCF to contact certain financial institutions to explore their interest in a potential acquisition of Merchants.

         Commencing on October 3, 1997, six institutions were contacted regarding their interest in pursuing an acquisition of Merchants, and four of these institutions expressed an interest in pursuing further discussions. Eight additional financial institutions were contacted regarding their interest in pursing an acquisition of a community bank in Texas with characteristics similar to those of Merchants Bank. None of the eight institutions expressed an interest in pursuing further discussions. On or about October 20, 1997, UPC was contacted regarding its level of interest in acquiring a community bank in Texas.

         During the weeks of October 13 and October 22, 1997, UPC and four other financial institutions executed confidentiality agreements and were subsequently provided with certain confidential information regarding Merchants and Merchants Bank. Between October 23 and November 3, UPC and three other financial institutions delivered letters expressing preliminary indications of interest in connection with the acquisition of Merchants. Three of the four institutions were invited to conduct due diligence investigations.


         Between November 10 and December 6, 1997, UPC and two other financial institutions performed on-site due diligence reviews of Merchants and Merchants Bank. On or about December 17, 1997, UPC submitted a written offer to acquire Merchants for $124 million in UPC Common Stock, based on the average of the closing prices of UPC Common Stock on the NYSE for the 20 trading days preceding the date the merger agreement was executed. One other financial institution communicated a verbal offer to acquire Merchants at a lower price. No formal written offer was provided by any other financial institution.


         The Merchants Board met on December 19, 1997, to discuss the written offer from UPC and the verbal offer from the other financial institution. At that meeting, PWCF reviewed the terms of the offers with the Merchants Board. The Merchants Board then decided to negotiate a definitive merger agreement with UPC.

         Meetings and negotiations regarding a definitive agreement for the acquisition of Merchants continued between December 20, 1997 and January 16, 1998. On January 12, 1998, a draft of the Agreement and the Plan of Merger was distributed to each Merchants Board member. On January 16, 1998, the Merchants Board met to consider the final terms of the proposed transaction and the proposed form of the Agreement and the Plan of Merger. PWCF reviewed the chronology of events leading to the consideration of the Agreement, the principal financial terms of the transaction, certain financial and stock market data of UPC and the methods PWCF used to evaluate the fairness of the consideration to be received by Merchants' shareholders in the Merger.

         Counsel to Merchants also reviewed in detail for the Merchants Board the terms of the proposed form of Agreement and Plan of Merger. The Merchants Board received from PWCF its verbal opinion, subsequently confirmed in writing, that the aggregate consideration to be paid to Merchants' shareholders as a result of the Merger was fair, as of January 16, 1998, from a financial point of view. See "--- Opinion of Merchants' Financial Advisor." The Merchants Board then unanimously approved the Agreement, the Plan of Merger and the transactions contemplated thereby.


         The Agreement originally contemplated that PWCF would update (immediately prior to the mailing of this Proxy Statement) its fairness opinion delivered to the Merchants Board on January 16, 1998. To resolve certain timing issues and to ensure that PWCF would be able to deliver its updated fairness opinion, on May 26, 1998, the parties agreed to amend the Agreement to require that the updated opinion be delivered as of a date prior to the Proxy Statement and to increase the Exchange Ratio from one share of UPC Common Stock for each share of Merchants Common Stock to 1.0345 shares of UPC Common Stock for each share of Merchants Common Stock. Amendment No. 1 to the Agreement is attached hereto with the Agreement as Appendix A. The Plan of Merger was also amended and restated to reflect the change to the Exchange Ratio, and a copy of the Amended and Restated Plan of Merger is attached hereto as Appendix B.


RECOMMENDATION OF THE MERCHANTS BOARD.

         The Merchants Board believes that the Merger is fair to, and in the best interests of, Merchants and its shareholders. If the Merger is consummated, the shareholders of Merchants will acquire an equity interest in a much larger and more diversified enterprise. The UPC Common Stock is traded on the NYSE, and, accordingly, is more readily marketable than the Merchants Common Stock. The Merchants Board believes that the Merger will result in a company with expanded opportunities for profitable growth and that the combined resources of Merchants and UPC will provide an enhanced ability to compete in the changing and competitive financial services industry. ACCORDINGLY, THE MERCHANTS BOARD HAS UNANIMOUSLY APPROVED THE AGREEMENT AND THE PLAN OF MERGER AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF MERCHANTS COMMON STOCK VOTE FOR THE APPROVAL OF THE AGREEMENT AND THE PLAN OF MERGER AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY. See "-- Background of and Reasons for the Merger -- Background of the Merger" and "-- Opinion of Merchants' Financial Advisor".

         The terms of the Merger, including the Exchange Ratio, are the result of arm's-length negotiations between representatives of Merchants and UPC. In reaching its decision to approve the Agreement, the Merchants Board consulted with its legal advisors regarding the terms of the transaction, with its financial advisor regarding the financial aspects of the proposed transaction and the fairness, (from a financial point of view) of the consideration to be received by the shareholders of Merchants, and with management of Merchants, and, without assigning any relative or specific weights, considered a number of factors, both from a short-term and long-term perspective, including, without limitation, those set forth in "-- Background of and Reasons for the Merger -- Background of the Merger," and the following:

                  (a) the Merchants Board's familiarity with and review of Merchants' business, financial condition, results of operations, and prospects, including, without limitation, its potential growth and profitability and the business risks associated therewith;

                  (b) the current and prospective environment in which Merchants operates, including national and local economic conditions, the competitive environment for commercial banks and other financial institutions generally and the increasing consolidation in the financial services industry and the competitive effects of such increased consolidation on smaller financial institutions such as Merchants;

                  (c) information concerning the business, financial condition, results of operations and prospects of UPC, including the recent performance of UPC Common Stock, the historical financial data of UPC, customary statistical measurements of UPC financial performance, and the future prospects for UPC Common Stock following the Merger;

                  (d) the value to be received by holders of Merchants Common Stock pursuant to the Agreement;

                  (e) the lack of an established trading market for shares of Merchants Common Stock;

                  (f) the information presented by PWCF to the Merchants Board with respect to the Merger and the opinion of PWCF that, as of the date of such opinion, the consideration to be received by the shareholders of Merchants was fair to the holders of Merchants Common Stock from a financial point of view (see "-- Opinion of Merchants' Financial Advisor");

                  (g) the financial and other significant terms of the proposed Merger with UPC, and the review by Merchants with its legal and financial advisors of the provisions of the Agreement;

                  (h) the Merchants Board's belief that the receipt of UPC Common Stock in the Merger generally will permit holders of Merchants Common Stock to defer any federal income tax liability associated with the increase in the value of their stock as a result of the Merger (see "-- Certain Federal Income Tax Consequences of the Merger") and to become shareholders of UPC, an institution with a strong history of operations, earnings performance, dividend payments, and share liquidity; and

                  (i) the alternative strategic courses available to Merchants, including remaining independent and exploring other potential business combination transactions, including, in particular, the potential values that could be derived therefrom (see "--Background of and Reasons for the Merger-- Background of the Merger").


         The foregoing factors are all of the material factors considered by the Board of Directors of Merchants in reaching its decision to recommend approval of the Merger.

         To ensure that PWCF would be able to deliver the May Fairness Opinion (as hereinafter defined) UPC agreed on May 26, 1998 to increase the Exchange Ratio from (i) one share of UPC Common Stock for each share of Merchants Common Stock (as orginally set forth in the Agreement) to (ii) 1.0345 shares of UPC Common Stock for each share of Merchants Common Stock. Based on the closing price of UPC Common Stock on May 26, 1998, the adjustment to the Exchange Ratio resulted in the aggregate consideration to be paid by UPC for all shares of Merchants Common Stock to be approximately $117,000,000. Depending upon the closing price for UPC Common Stock on the date of the Effective Time of the Merger, the aggregate consideration to be paid by UPC for all shares of Merchants Common Stock may be more or less than $117,000,000.


UPC'S REASONS FOR THE MERGER.

          In adopting the Agreement, the Plan of Merger, and the Merger, the UPC Board considered a number of additional factors concerning the benefits of the Merger. Without assigning any relative or specific weights to the factors, the UPC Board considered the following additional material factors:

                  (a) a review, based in part on a presentation by UPC's management, of (i) the business, operations, earnings, and financial condition, including the capital levels and asset quality, of Merchants on a historical, prospective, and pro forma basis and in comparison to other financial institutions in the area, (ii) the demographic, economic, and financial characteristics of the markets in which Merchants operates, including existing competition, history of the market areas with respect to financial institutions, and average demand for credit, on a historical and prospective basis, and (iii) the results of UPC's due diligence review of Merchants; and

                  (b) a variety of factors affecting and relating to the overall strategic focus of UPC, including UPC's desire to expand into markets in Texas and the business lines pursued by Merchants.

OPINION OF MERCHANTS' FINANCIAL ADVISOR

         Merchants retained PWCF to, among other things, assist the Merchants Board in an analysis of the various strategic alternatives available to Merchants and, ultimately, to act as independent financial advisor to Merchants in connection with the Merger. Price Waterhouse LLP is a nationally-recognized accounting firm and its Corporate Finance Group is regularly engaged in the valuation of such businesses and their securities in connection with mergers and acquisitions and other corporate transactions.

         PWCF has delivered its written opinion to the Merchants Board that, as of January 16, 1998 and as of May 26, 1998, the aggregate consideration ("Aggregate Consideration") to be received by the holders of Merchants Common Stock pursuant to the Agreement is fair from a financial point of view. PWCF was engaged to act as financial advisor and to render its opinion in connection with the Agreement pursuant to an engagement letter dated as of August 21, 1997 (the "Engagement Letter"). No limitations were imposed by the Merchants Board with respect to the investigations made or procedures followed in rendering its opinion.

         PWCF updated its fairness opinion analysis in May, 1998. The full text of the updated opinion dated as of May 26, 1998 (the "May Fairness Opinion"), which sets forth assumptions made, matters considered and limits on the review undertaken, is attached hereto as Appendix C to this Proxy Statement. Merchants shareholders are urged to read the May Fairness Opinion in its entirety. PWCF's May Fairness Opinion, which is addressed to the Merchants Board, is directed only to the Aggregate Consideration to be received by the Merchants shareholders in the Merger and does not constitute a recommendation to Merchants' shareholders as to how they should vote at the Special Meeting or as to any other matter. The summary of the May Fairness Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such May Fairness Opinion. The contents and conclusions presented in the January 16, 1998 verbal opinion are included in the written Fairness Opinion rendered.

         In evaluating the May Fairness Opinion, shareholders of Merchants should be aware that Price Waterhouse LLP is the independent accountant for UPC. The PWCF team representing Merchants was separate and distinct from the Price Waterhouse LLP team responsible for the audit of UPC. Price Waterhouse also is the independent accountant for UPC and provided due diligence and services to UPC in connection with the Agreement and the Merger. The PWCF team engaged to assist Merchants and provide the May Fairness Opinion was separate and distinct from the Price Waterhouse team responsible for the audit of UPC's financial statements and the Price Waterhouse team engaged by UPC to provide due diligence services in connection with the Agreement and the Merger. No unauthorized communication was permitted between the PWCF team serving Merchants and the Price Waterhouse LLP team serving UPC. Merchants and UPC each consented to this arrangement.


         As Merchants' financial advisor, PWCF performed due diligence on the potential acquirors, evaluated preliminary offers and evaluated the current and future prospects of the institutions' stock, all in connection with a possible merger or sale of all or a portion of Merchants. At the January 16, 1998 meeting of the Merchants Board, PWCF made a presentation on financial aspects of the Merger and delivered to the Merchants Board its verbal opinion (which opinion was subsequently delivered to the Merchants Board in written form dated February 28, 1998) as to the fairness from a financial point of view of the Aggregate Consideration.


         In arriving at its opinion, PWCF reviewed certain publicly available business and financial information relating to Merchants, including the Agreement. PWCF also reviewed certain other information provided to it by Merchants, including financial forecasts of Merchants, and it discussed with the management of Merchants the business and prospects of Merchants. Such information included Merchants' audited financial statements from 1995, 1996 and 1997, interim financial statements from 1998, audited financial statements from Texas Gulf Coast Bancorp, Inc. (which was acquired by Merchants in 1995 in a merger accounted for as a "purchase"), and certain other publicly available information, including but not limited to, filings with the SEC and other regulatory bodies. In addition, PWCF reviewed UPC's daily stock prices and trading volume in analyzing the liquidity of the UPC Common Stock and its price volatility relative to a set of institutions deemed to be peers of UPC.

         PWCF assumed that the Merger would have the tax consequences described in the Agreement, and that the other transactions contemplated by the Agreement would be consummated as described therein. PWCF relied as to all legal matters relevant to its May Fairness Opinion upon the advice of its legal counsel.

          For purposes of the May Fairness Opinion, PWCF relied upon and assumed the accuracy, completeness, and fairness of the financial and other information made available to it and did not attempt to independently verify such information. PWCF relied upon the assurances of Merchants that the information provided by Merchants' management did not contain any material misstatement and/or omissions and, with respect to financial planning data and other business outlook information prepared by Merchants' management, reflected management's best available estimates and that Merchants' management was not aware of any information or fact that would make the information provided to PWCF inaccurate or misleading. In addition, PWCF has assumed the market value of a share of UPC Common Stock is adequately and best represented by prices reported on the New York Stock Exchange on which the shares of UPC Common Stock freely trade.


         PWCF based its analysis upon assumptions with respect to industry performance, general business and economic conditions and other matters it considers reasonable. In addition, this analysis contains estimates of future financial performance of Merchants, which appeared and continue to appear (as of May 26, 1998) reasonable to PWCF and Merchants' management. However, such information, estimates, or opinions are not offered as predictions or as assurances that a particular level of earnings or profit will be achieved if the Merger does not occurr. Actual results achieved during the period covered by the prospective financial analysis will vary from those employed in PWCF's analysis, irrespective of the Merger, and the variation may be material.

         In connection with rendering the May Fairness Opinion and preparing its various written and verbal presentations to the Merchants Board, PWCF performed a variety of financial analyses. Set forth below is a brief summary of the valuation methods employed by PWCF in connection with the May Fairness Opinion. The summary set forth below does not purport to be a complete description of the analyses or data presented by PWCF, but it does discuss all material analyses performed by PWCF. The preparation of a fairness opinion is a complex process and is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized below, PWCF believes that its analyses must be considered as a whole and that selecting portions of its analyses or certain of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its analyses and the May Fairness Opinion.

         Subsequent developments including, but not limited to, changes in prevailing interest rates and other factors which generally influence the price of securities, adverse changes in the current capital markets, the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Merchants or UPC, and any necessary actions by or restriction of federal, state or other governmental agencies or regulatory authorities may affect the May Fairness Opinion.


         COMPARABLE TRANSACTIONS ANALYSIS. The primary method for assessing the fairness of the Merger is to analyze transaction prices for institutions similar to Merchants. PWCF reviewed selected acquisitions of comparably sized financial institutions in Texas, those institutions acquired by UPC in the last three years and national average transaction prices of comparably sized financial institutions over the last four years.


         PWCF identified 18 acquisitions of comparably sized financial institutions in Texas. These acquisitions had average and median multiples of price-to-book value of 2.6x and 2.5x respectively within a range of 1.3x and 4.9x. These multiples were compared with Merchants' Aggregate Consideration of 2.1x book value and its 2.5x adjusted book value where Merchants' book value was adjusted to reflect the equity to assets ratio of each identified comparable institution. The comparable transaction group yielded an average and median multiple of purchase price to latest 12 months earnings of 18.1x and 17.4x respectively within a range of 8.3x to 28.2x range. These multiples were compared with Merchants' Aggregate Consideration of 15.9x normalized earnings for Merchants (normalized earnings based on Merchants' 3-year average return on average assets of 1.4%).

         PWCF reviewed the thirteen acquisitions made by UPC between June 20, 1995 and April 1, 1998. This analysis was based on publicly available information obtained from filings with the SEC, public company disclosures, press releases, industry and popular press reports, data bases and other sources. These acquisitions had an average and median multiple of purchase price-to-book value of 2.2x within a range of 1.3x and 3.3x. These multiples were compared with Merchants' average and median multiple of 2.1x Aggregate Consideration to book value and 2.2x Aggregate Consideration to adjusted book value where Merchants' book value was adjusted to reflect the median equity to assets ratio of the identified comparable institutions. The comparable transaction group yielded an average and median multiple of purchase price to latest 12 months earnings of 18.7x and 18.9x, respectively, within a range of 12.7x to 30.2x. These multiples were compared with Merchants' 15.9x multiple of

Aggregate Consideration to normalized earnings (normalized earnings based on Merchants' 3-year average return on average assets of 1.4%).

         MARKET COMPARABLE ANALYSIS. Because of the illiquid nature of the identified publicly traded institutions of similar size to Merchants, and because larger institutions trade at significantly different multiples than do institutions of similar size to Merchants, PWCF found the Market Comparable Analysis to be a less reliable indicator of the fair value of Merchants than the Comparable Transaction and the Discounted Cash Flow Analyses. As a result, PWCF did not rely on this method for its analysis of fairness.

         DISCOUNTED CASH FLOW ANALYSIS. The Discounted Cash Flow Analysis indicates the fair market value of the common stock of a business based on the value of the cash flows that the business can be expected to generate in the future. The Discounted Cash Flow Analysis is comprised of four steps: (i) estimate the future income available for dividends for a projection period; (ii) discount these cash flows to present value at a rate of return that considers the relative risk of achieving the cash flows and the time value of money; (iii) estimate the residual value of cash flows subsequent to the projection period; and (iv) combine the present value of the residual cash flows with the projection period cash flows to indicate the fair market value of Merchants.

         Using this analysis, PWCF estimated the present value of the future earnings that Merchants could produce over a five-year period, under various assumptions, if Merchants performed in accordance with management's forecast and certain variants thereof. The Discounted Cash Flow Analysis yielded an equity value range for Merchants between $78 and $141 million.

         PWCF did not express any opinion regarding the prices at which shares of UPC Common Stock will trade if and when issued or at any time in the future. The May Fairness Opinion was provided solely for the benefit of the Merchants Board and was not on behalf of and was not intended to confer rights or remedies upon any shareholder of Merchants or any other person or entity other than the Merchants Board.


         Pursuant to the terms of the Engagement Letter, for PWCF's financial advisory services in connection with the Merger, including the rendering of its Fairness Opinion, Merchants (i) has paid PWCF a $75,000 retainer ("Initial Retainer"), in addition to $200,000 paid at the time PWCF rendered the verbal fairness opinion relating to the Merger and (ii) has agreed to pay PWCF a fee equal to (a) 1.00% of the total transaction value, as defined in the Engagement Letter (the "Total Transaction Value"), received by Merchants or its shareholders pursuant to a sale of Merchants, and (b) in the event that the Total Transaction Value exceeds $130.0 million, Merchants shall pay PWCF a fee of 3.00% of the Total Transaction Value above $130.0 million. The Initial Retainer will be credited against the transaction fee. Merchants has also agreed to reimburse PWCF for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities, including liabilities under the federal securities laws. On June 18, 1998, the closing price of UPC Common Stock on the NYSE was $54.75. Assuming no adjustment to the Exchange Ratio and that the closing price of UPC Common Stock is $54.75 at the Effective Time, Merchants will pay to PWCF aggregate fees of approximately $1,105,000, plus expenses.



         In considering the May Fairness Opinion shareholders should be aware that it addresses factual situations in existence on May 26, 1998 and was not and will not be updated to reflect subsequent events.


EFFECTIVE TIME OF THE MERGER


         Subject to the conditions to the obligations of the parties to effect the Merger, the Effective Time will occur on the date and at the time that the Texas Articles of Merger reflecting the Merger become effective with the Secretary of State of the State of Texas and the Tennessee Articles of Merger become effective with the Secretary of State of the State of Tennessee. Subject to the terms and conditions of the Agreement, unless otherwise agreed upon in writing by UPC and Merchants, the Agreement provides that the parties will use their reasonable efforts to cause the Effective Time to occur on such date as may be designated by UPC within 30 days following the last to occur of (i) the effective date of the last required consent of any regulatory authority having authority over and approving or exempting the Merger (including any requisite waiting period in respect thereof), (ii) the date on which the shareholders of Merchants approve the Agreement and the Plan of Merger, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each party's obligations under the Agreement have been satisfied or waived (to the extent waivable by such party). It is anticipated that the Effective Time will occur on July 31, 1998.

         No assurance can be provided that the necessary shareholder and regulatory approvals can be obtained or that other conditions precedent to the Merger can or will be satisfied. Merchants and UPC anticipate that all conditions to consummation of the Merger will be satisfied so that the Merger can be consummated on or about July 31, 1998. However, delays in the consummation of the Merger could occur.


         The Board of Directors of either Merchants or UPC generally may terminate the Agreement and the Plan of Merger if the Merger is not consummated by September 30, 1998, unless the failure to consummate the transactions contemplated by the Agreement on or before such date is caused by any willful breach of the Agreement by the party seeking termination or certain other specific conditions exist. See "-- Conditions to Consummation of the Merger" and "-- Waiver, Amendment, and Termination."

DISSENTERS' RIGHTS

         Any owner of Merchants Common Stock may dissent from approval of the Agreement, the Plan of Merger and the Merger by complying with procedures described in this section. Such a person is sometimes refered to as a "Dissenting Shareholder" herein. The following summary does not purport to be a complete statement of dissenters' rights of appraisal, and such summary is qualified in its entirety by reference to Articles 5.11, 5.12 and 5.13 of the Texas BCA, which are reproduced in full as Appendix D to this Proxy Statement.

         Under the Texas BCA, any shareholder of Merchants may object to the Merger and demand payment of the fair value of his or her shares of Merchants Common Stock after filing with Merchants, at 5005 Woodway, Suite 300, Houston, Texas, 77052, Attention: President, prior to the Special Meeting, a written objection to the Merger, setting out that his or her right of dissent will be exercised and giving his or her address to which notice is to be delivered or mailed.

         If the Merger is effected and a Merchants shareholder having made demand did not vote in favor thereof, written notice of the consummation of the Merger will be sent, within ten (10) days of such event, to such shareholder, and such shareholder may, within ten (10) days thereafter, make written demand to Merchants, at 5005 Woodway, Suite 300, Houston, Texas, 77052, Attention:
President, for payment of the fair value of his or her shares of Merchants Common Stock. Such demand must state the number and class of shares of Merchants Common Stock held by the shareholder and his or her estimate of the fair value of such shares.

         It is not necessary for a Merchants shareholder to vote against consummation of the Merger in order to perfect his or her right to dissent and demand appraisal. However, no Dissenting Shareholder may vote for approval and adoption of the Agreement and the Plan of Merger and thereafter demand his or her appraisal rights. Because all proxies submitted which do not specify how such proxy is to be voted will be voted in favor of the adoption and approval of the Agreement and the Plan of Merger, a Merchants shareholder who desires to dissent from approval of the Merger should not submit such a proxy.

         Unless demand for payment is made by a Dissenting Shareholder within the ten-day period specified in the statute, he or she will be bound by the Merger and his or her rights of appraisal will be terminated. A vote against consummation of the Merger will not satisfy the statutory requirement that a shareholder give notice of his or her intention to dissent and make demand for payment of his or her shares of Merchants Common Stock. Upon making such demand (and satisfying the other conditions described above), such Dissenting Shareholder will cease to be a shareholder of Merchants and will become a creditor of UP Holding.

         Within twenty (20) days of making written demand for payment of the fair value of his or her shares of Merchants Common Stock, a Dissenting Shareholder must submit his or her Certificate(s) formerly representing shares of Merchants Common Stock to UP Holding for notation on the Certificates that such a demand has been made. Failure to submit the Certificates for notation will, at the option of UP Holding, terminate the sDissenting Shareholder's appraisal rights and he or she will be conclusively presumed to have approved the Merger and his or her right to be paid the fair value of his or her shares of Merchants Common Stock will terminate. Such a shareholder then will only be entitled to receive shares of UPC Common Stock, and cash in lieu of fractional shares, in exchange for his or her Merchants Common Stock.

         Within twenty (20) days after receiving any demand for payment, UP Holding will send each of the Dissenting Shareholders written notice to the effect that either it will pay the amount claimed, or that it will pay some other amount as the fair value.

         If, within sixty (60) days after the date the Merger is effected, UP Holding and the Dissenting Shareholder can agree upon the fair value, such value will be paid and all rights of the Dissenting Shareholder will cease. If agreement as to the fair value cannot be reached within such 60-day period, either the Dissenting Shareholder or UP Holding may, within sixty (60) days after the expiration of the 60-day period, file an action in a court of competent jurisdiction, asking for a finding and determination of the fair value of such shares. Court costs will be allocated between the parties in such manner as the court may determine.

DISTRIBUTION OF UPC STOCK CERTIFICATES

         Promptly after the Effective Time, UPC and Merchants will cause UPB, acting in its capacity as Exchange Agent, to mail to the former shareholders of Merchants, other than Dissenting Shareholders, a letter of transmittal, together with instructions for the exchange of the Certificates representing shares of Merchants Common Stock for certificates representing shares of UPC Common Stock.

         MERCHANTS SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL AND INSTRUCTIONS.

         Upon surrender to the Exchange Agent of Certificates for Merchants Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to each holder of Merchants Common Stock surrendering such items a certificate or certificates representing the number of shares of UPC Common Stock to which such holder is entitled and a check for the amount to be paid in lieu of any fractional share (without interest), if any, together with all undelivered dividends or distributions in respect of such shares (without interest thereon), if any. UPC will not be obligated to deliver the consideration to which any former holder of Merchants Common Stock is entitled as a result of the Merger until the holder surrenders such holder's Certificates representing the shares of Merchants Common Stock. Whenever a dividend or other distribution is declared by UPC on UPC Common Stock, the record date for which is at or after the Effective Time, the declaration will include dividends or other distributions on all shares issuable pursuant to the Agreement, but beginning 30 days after the Effective Time, no dividend or other distribution payable after the Effective Time with respect to UPC Common Stock will be paid to the holder of any unsurrendered Merchants Common Stock Certificate until the holder duly surrenders such Certificate. Upon surrender of such Merchants Common Stock Certificate, however, both the UPC Common Stock certificate, together with all undelivered dividends or other distributions (without interest) and any undelivered cash payment to be paid in lieu of a fractional share (without interest), will be delivered and paid with respect to the shares represented by such Certificate. In the event any Merchants Common Stock Certificate has been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the Certificate to be lost, stolen, or destroyed and, if required by UPC, the posting by such person of a bond in such amount as UPC may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of UPC Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to the Agreement.

         At the Effective Time, other than with respect to holders of shares of Merchants Common Stock who dissent from the Merger pursuant to Section 5.12 of the Texas BCA, the stock transfer books of Merchants will be closed to holders of Merchants Common Stock and no transfer of shares of Merchants Common Stock by any such holder will thereafter be made or recognized. If Certificates representing shares of Merchants Common Stock are presented for transfer after the Effective Time, other than with respect to holders of shares of Merchants Common Stock who dissent from the Merger pursuant to Section 5.12 of the Texas BCA they will be canceled and exchanged for shares of UPC Common Stock and a check for the amount due in lieu of fractional shares and undelivered dividends, if any, deliverable in respect thereof.

LIMITATION ON NEGOTIATIONS

         Section 8.8 of the Agreement provides that Merchants shall not solicit or support any Acquisition Proposal by any person. Furthermore, except to the extent necessary to comply with the fiduciary duties of the Merchants Board, as advised by legal counsel, Merchants is prohibited from furnishing any non-public information that it is not legally obligated to furnish, negotiating with respect to or entering into any agreement with respect to, any Acquisition Proposal. Merchants must promptly notify UPC immediately following receipt of any Acquisition Proposal. As protection against possible violation of this limitation, Merchants has agreed, under certain circumstances, to pay to UPC the sum of $6,200,000 in immediately available funds in the event and at the time that Merchants enters into a letter of intent or agreement with respect to an Acquisisiton Proposal or supports or indicates an intent to support an Acquisition Proposal other than pursuant to the Agreement. The limitation would survive termination of the Agreement in certain circumstances. This provision may have, or may have had, the effect of discouraging competing offers to acquire or merge with Merchants.

CONDITIONS TO CONSUMMATION OF THE MERGER

         Consummation of the Merger is subject to various conditions, including
(i) receipt of the approval of the shareholders of Merchants of the Agreement and the Plan of Merger, and the consummation of the transactions contemplated thereby, including the Merger, (ii) receipt of certain regulatory approvals required for consummation of the Merger, (iii) receipt by UPC of a written opinion of counsel from Wyatt, Tarrant & Combs and by Merchants of a written opinion of counsel from Winstead Sechrest & Minick P.C. as to the tax-free nature of the Merger (except to the extent of cash received), (iv) receipt of approval of the shares of UPC Common Stock issuable pursuant to the Merger for listing on the NYSE, subject to official notice of issuance, (v) the Registration Statement being declared effective under the Securities Act, (vi) the accuracy, as of the date of the Agreement and as of the Effective Time, of the representations and warranties of Merchants and UPC as set forth in the Agreement, (vii) the performance of all agreements and the compliance with all covenants of Merchants and UPC as set forth in the Agreement, (viii) receipt of all consents required for consummation of the Merger or for the preventing of any default under any contract or permit which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Merchants or UPC, (ix) receipt by UPC of a letter from Price Waterhouse LLP, its independent accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment, (x) the absence of any law or order or any action taken by any court, governmental, or regulatory authority of competent jurisdiction prohibiting, restricting, or making illegal the consummation of the transactions contemplated by the Agreement, (xi) receipt by UPC of agreements from each affiliate of Merchants, and (xii) satisfaction of certain other conditions, including the receipt of various certificates from the officers of Merchants and UPC. See "-- Regulatory Approval" and "-- Waiver, Amendment, and Termination."

         No assurance can be provided as to when or if all of the conditions precedent to the Merger can or will be satisfied or waived by the party permitted to do so. Except in limited circumstances, in the event the Merger is not effected on or before September 30, 1998, the Agreement may be terminated and the Merger abandoned by the Board of Directors of either Merchants or UPC. See "-- Waiver, Amendment, and Termination."

REGULATORY APPROVAL


         THE MERGER MAY NOT PROCEED IN THE ABSENCE OF RECEIPT OF THE REQUISITE REGULATORY APPROVAL. IT IS A CONDITION TO THE CONSUMMATION OF THE MERGER THAT UPC AND MERCHANTS SHALL HAVE RECEIVED ALL APPLICABLE REGULATORY APPROVALS TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT. BY LETTER DATED MARCH 18, 1998, THE FEDERAL RESERVE ADVISED UPC THAT THE MERGER HAD BEEN APPROVED. THE TEXAS DEPARTMENT HAS ELECTED NOT TO DISAPPROVE THE MERGER.


WAIVER, AMENDMENT, AND TERMINATION

         To the extent permitted by law, the Agreement may be amended by a subsequent writing signed by each of the parties upon the approval of the Board of Directors of each of the parties before approval of the Agreement and the Plan of Merger by Merchants shareholders, and the Merger may be abandoned without the approval of

Merchants' shareholders, whether before or after approval of the Agreement and the Plan of Merger by Merchants' shareholders. In addition, prior to or at the Effective Time, either Merchants or UPC, or both, acting through their respective Boards of Directors, chief executive officers, or other authorized officers, may waive any default in the performance of any term of the Agreement by the other party, may waive or extend the time for the compliance or fulfillment by the other party of any and all of its obligations under the Agreement, and may waive any of the conditions precedent to the obligations of such party under the Agreement, except any condition that, if not satisfied, would result in the violation of any applicable law or governmental regulation. No such waiver will be effective unless written and unless executed by a duly authorized officer of Merchants or UPC, as the case may be.

         The Agreement and the Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by the mutual consent of the Boards of Directors of Merchants and UPC; (ii) by the Merchants Board or the UPC Board (a) in the event of any inaccuracy of any representation or warranty of the other party contained in the Agreement which cannot be or has not been cured within 30 days after giving written notice to the breaching party of such inaccuracy and which inaccuracy would provide the terminating party the ability to refuse to consummate the Merger under the applicable standards set forth in the Agreement (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (b) in the event of a material breach by the other party of any covenant or agreement contained in the Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (provided that the terminating party is not then in breach of any representation or warranty contained in the Agreement under the applicable standards set forth in the Agreement or in material breach of any covenant or other agreement contained in the Agreement), (c) if (1) any consent of any regulatory authority required for consummation of the Merger and the other transactions contemplated by the Agreement has been denied by final nonappealable action, or if any action taken by such authority is not appealed within the time limit for appeal or (2) the shareholders of Merchants fail to vote their approval of the Agreement and the transactions contemplated thereby as required by the Texas BCA and the Agreement at the Special Meeting, or (d) if the Merger is not consummated by September 30, 1998, provided that the failure to consummate is not caused by any willful breach of the Agreement by the party electing to terminate, or certain other events arise which prevent consummation by such date, such as litigation arising in connection with an Acquisition Proposal by a third party; or (iii) by the Board of Directors of UPC should the UPC shareholders fail to approve the UPC Authorized Share Charter Amendment; or (iv) by the Merchants Board pursuant to the relevant provisions of the Agreement described in " -- Possible Adjustment of Exchange Ratio."

         If the Merger is terminated as described above, the Agreement and the Plan of Merger will become void and have no effect, except that certain provisions of the Agreement, including those relating to the obligations to share certain expenses, maintain the confidentiality of certain information obtained, and return all documents obtained from the other party under the Agreement, will survive. The obligation of Merchants to pay the $6,200,000 termination fee in the event Merchants enters into a letter of intent or agreement with respect to an Acquisition Proposal will survive until the earlier of (i) the Effective Time, (ii) March 31, 1999, and (iii) the date on which the Agreement is terminated for specified reasons. Termination of the Agreement for any reason other than those requiring payments of the $6,200,000 termination fee will not relieve any breaching party from liability for any uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination. See "-- Expenses and Fees".

CONDUCT OF BUSINESS PENDING THE MERGER

         Pursuant to the Agreement, Merchants has agreed that unless the prior written consent of UPC has been obtained, and except as otherwise expressly contemplated in the Agreement, each of Merchants and its subsidiaries will (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section

368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), or (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement.

         In addition, Merchants has agreed that, except as specifically permitted by the Agreement or other documents or instruments executed in connection with the Agreement, prior to the earlier of the Effective Time or termination of the Agreement, Merchants will not, except with the prior written consent of the chief executive officer, president, or chief financial officer of UPC (which consent shall not be unreasonably withheld), agree or commit to do, or permit any of its subsidiaries to agree or commit to do, any of the following: (i) amend the Charter, Bylaws, or other governing instruments of Merchants or any Merchants subsidiary (each a "Merchants company" and together, the "Merchants companies"); (ii) incur any additional debt obligation for borrowed money (other than indebtedness of a Merchants company to another Merchants company) in excess of an aggregate of $100,000 (for the Merchants companies on a consolidated basis) except in the ordinary course of business of the Merchants subsidiaries consistent with past practices (which shall include, for Merchants Bank, the creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or the Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of any Merchants company of any lien or permit any such lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and liens in effect as of the date of the Agreement that were previously disclosed to UPC by Merchants); (iii) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Merchants company, or declare or pay any dividend or make any other distribution in respect of any Merchants Common Stock, provided that Merchants may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Merchants Common Stock at a rate not in excess of $.35 per share for the first quarter of 1998 and $.40 per share for each quarter thereafter, in any case with usual and regular record and payment dates in accordance with past practice, provided that, notwithstanding the provisions of the Agreement, the parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which the Effective Time occurs, the holders of Merchants Common Stock do not become entitled to receive both a dividend in respect of their Merchants Common Stock and a dividend in respect of UPC Common Stock or fail to be entitled to receive any dividend; (iv) except for the Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Merchants Common Stock, or any other capital stock, or any stock appreciation rights, or any option, warrant, conversion, or other right to acquire any such stock, or any security convertible into any such stock; (v) adjust, split, combine, or reclassify any capital stock of any Merchants company or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Merchants Common Stock, or sell, lease, mortgage, or otherwise dispose of or otherwise encumber any shares of capital stock of any Merchants company (unless any such shares of stock are sold or otherwise transferred to another Merchants company) or any asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; (vi) except for purchases of investment securities acquired in the ordinary course of business consistent with past practices, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any person other than a wholly-owned Merchants subsidiary, or otherwise acquire direct or indirect control over any person, with certain exceptions; (vii) grant any increase in compensation or benefits to the employees or officers of any Merchants company, except in the ordinary course of business consistent with past practices as previously disclosed to UPC by Merchants or as required by law; pay any severance or termination pay or any bonus other than pursuant to written policies or written contracts in effect on the date of the Agreement and previously disclosed to UPC by Merchants; enter into or amend any severance agreements with officers of any Merchants company; grant any material increase in fees or other increases in compensation or other benefits to directors of any Merchants company; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Merchants); (viii) enter into or amend any employment contract between any Merchants company and any person (unless such amendment is required by law) that the Merchants company does not have the unconditional right to terminate without liability (other than liability for services already rendered), at any time on or after the Effective

Time; (ix) adopt any new employee benefit plan of any Merchants company or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Merchants company other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distribution from such employee benefit plans, except as required by law or the terms of the plans, or in a manner consistent with past practices; (x) make any material change in any tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in tax laws or regulatory accounting requirements or generally accepted accounting principles;
(xi) commence any litigation other than in accordance with past practice or settle any litigation involving any liability of any Merchants company for material money damages or restrictions upon the operations of any Merchants company; or (xii) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material contract (excluding any loan contract) or waive, release, compromise, or assign any material rights or claims.

         Merchants has also agreed that, except with respect to the Agreement, the Plan of Merger, and the transactions contemplated thereby, no Merchants company or any representatives thereof shall directly or indirectly solicit any Acquisition Proposal or, except to the extent necessary to comply with the fiduciary duties of the Merchants Board as advised by counsel, furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any contract with respect to, any Acquisition Proposal, but Merchants may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel.

         The Agreement also provides that from the date of the Agreement until the earlier of the Effective Time or the termination of the Agreement, UPC covenants and agrees that it will (i) continue to conduct its business and the business of its subsidiaries in a manner designed, in its reasonable judgment, to enhance the long-term value of the UPC Common Stock and the business prospects of UPC and its subsidiaries and (ii) take no action which would (a) materially adversely affect the ability of any party to obtain any consents required for the transactions contemplated by the Agreement or prevent the transactions contemplated by the Agreement, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Code (see "-- Certain Federal Income Tax Consequences of the Merger"), (b) materially adversely affect the ability of any party to perform its covenants and agreements under the Agreement, or (c) result in UPC entering into an agreement with respect to an Acquisition Proposal with a third party which could be reasonably expected to result in the Merger not being consummated or an agreement with respect to an Acquisition Proposal to be consummated prior to the closing date of the Merger which would effect a change in the number or kind of shares of UPC Common Stock held by UPC shareholders immediately prior to such consummation, provided that the foregoing shall not prevent UPC or any UPC subsidiary from acquiring any other assets or businesses or from discontinuing or disposing of any of its assets or business if such action is, in the reasonable judgment of UPC, desirable in the conduct of the business of UPC and the UPC subsidiaries and would not, in the reasonable judgment of UPC, likely delay the Effective Time to a date subsequent to September 30, 1998.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

         Consummation of the Merger will not alter the present Board of Directors or management team of UPC or UP Holding immediately after the Merger is consummated. The current officers and directors of Merchants Bank will continue to serve in their respective capacities on behalf of Merchants Bank. UP Holding, as sole shareholder of Merchants Bank at that time may add persons to or otherwise alter the composition of the Board of Directors of Merchants Bank. Merchants Bank would continue to be separated as a direct bank subsidiary of UP Holding. When and if Texas adopts legislation authorizing interstate branching in Texas, it is possible that Merchants Bank would be merged with UPB or some other bank subsidiary of UPC. Information concerning the management of UPC is included in the documents incorporated herein by reference. See "DOCUMENTS INCORPORATED BY REFERENCE." For additional information regarding the interests of certain persons in the Merger, see "-- Interests of Certain Persons in the Merger."

         UP Holding will be the surviving corporation resulting from the Merger and shall continue to be governed by the laws of the State of Tennessee and operate in accordance with its Charter and Bylaws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         GENERAL. Certain members of Merchants' management and the Merchants Board may be deemed to have interests in the Merger that are in addition to their interests as shareholders of Merchants generally. The Merchants Board was aware of these interests and considered them, among other matters, in approving the Agreement and the transactions contemplated thereby.

         EMPLOYMENT AGREEMENTS. Merchants has entered into employment agreements with J.W. Lander, Jr., J.W. Lander, III, Donald R. Harding and Norman H. Bird (the "Executive Officers"). The employment agreements are for the period from September 26, 1997 to the date that is the second anniversary of a Change in Control (as defined in the employment agreements) (the first anniversary in the case of Mr. Lander, Jr.), with automatic extensions for an additional one-year period on each anniversary of the Change in Control unless at least 90 days prior to such anniversary date Merchants or the employee gives notice that it or he does not wish to have the term extended. The employment agreements provide for annual base salaries, subject to adjustment in the discretion of the Merchants Board. The employment agreements also provide for annual incentive compensation pursuant to an incentive compensation plan adopted annually by the Board of Directors of Merchants Bank (the "Merchants Bank Board"). The bonus amounts payable pursuant to such plan are based on the achievement of (i) a specific earnings goal by Merchants Bank set by the Merchants Bank Board, and
(ii) certain other individual goals related to such Executive Officer's job responsibilities. Upon the termination of an Executive Officer's employment without cause, such Executive Officer will be entitled to receive, among other things, his base salary and incentive compensation through the stated term date of termination of the employment agreement.

         In the event of a Change in Control (which will occur upon consummation of the Merger), if, within two years after the Change in Control, an Executive Officer terminates his employment because of certain specified changes in his employment situation or if he is terminated without cause, he shall be entitled to receive (in addition to salary and incentive compensation earned prior to termination) a single lump sum payment in an amount equal to (i) two times his annual base salary, incentive compensation, and value of the annual fringe benefits for the year immediately preceding the year in which his employment terminates, plus (ii) the value of the portion of his benefits under any savings, pension, profit sharing, or deferred compensation plans that are forfeited under those plans by reason of the termination of employment. Such Executive Officers would also receive a gross-up payment for any excise tax payable under Section 4999 of the Code.

         Although the Agreement does not provide for the termination of employment of any of the Executive Officers, the Merger will constitute a Change in Control under the terms of each of the Executive Officers' employment agreements. Therefore, assuming that an Executive Officer is terminated without cause or experiences certain specified changes in his employment situation, such Executive Officer would be entitled to a lump sum severance payment pursuant to his employment agreement. The estimated lump sum severance amounts payable under the terms of the employment agreements (based on a termination date of June 30, 1998, and based on the achievement of incentive compensation goals) would be as follows: J.W. Lander, Jr. ($288,000); J.W. Lander III ($325,000); Donald R. Harding ($276,000); Norman H. Bird ($257,000). Because the severance payments are based on elements which vary from year to year, if termination occurs after June 30, 1998, such payments could be more or less than the estimated lump sum payments set forth above.

         In addition, pursuant to the terms of his employment agreement, upon consummation of the Merger, J.W. Lander III is to be paid $400,000 for his agreement not to compete with Merchants Bank (or its successor) during his continued employment and for a period of three years after his termination of employment. This payment will be made to J.W. Lander III if the Merger is consummated.

         INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Agreement provides that UPC will, subject to the conditions set forth therein, indemnify the present and former directors, officers, employees, and agents of Merchants and its subsidiaries against all Liabilities (as defined in the Agreement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by the Agreement) to the full extent permitted under any of Tennessee law, Merchants' Charter and Bylaws, and any indemnity agreements previously entered into by Merchants or any of its subsidiaries and any director, officer, employee, or agent of Merchants or any of its subsidiaries. This provision of the Agreement is consistently included in UPC's standard form merger agreement and is not intended to broaden in any manner the scope of indemnification to which the present and former directors, officers, employees, and agents of Merchants and its subsidiaries are entitled, but serves to ratify the legal obligations of Merchants and its subsidiaries (to be assumed by UP Holding upon consummation of the Merger) to provide indemnification in accordance with Texas law, Merchants' Charter and Bylaws, and any indemnification agreements to which Merchants or its subsidiaries is a party with an indemnified person. The indemnification provided under the provisions of such instruments will be subject to the same standards that are currently applicable for determining whether indemnified parties are entitled to indemnification under such instruments. The Agreement also provides that UPC will maintain Merchants' existing directors' and officers' liability insurance policy (or a comparable policy) in effect for a period of four years after the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

         THE FOLLOWING IS A SUMMARY OF THE MATERIAL ANTICIPATED FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MERCHANTS SHAREHOLDERS WHO HOLD THEIR MERCHANTS COMMON STOCK AS A CAPITAL ASSET (GENERALLY, PROPERTY HELD FOR INVESTMENT). THIS SUMMARY IS BASED ON THE FEDERAL INCOME TAX LAWS AS NOW IN EFFECT AND AS CURRENTLY INTERPRETED; IT DOES NOT TAKE INTO ACCOUNT POSSIBLE CHANGES IN SUCH LAWS OR INTERPRETATIONS, INCLUDING AMENDMENTS TO APPLICABLE STATUTES OR REGULATIONS OR CHANGES IN JUDICIAL OR ADMINISTRATIVE RULINGS, SOME OF WHICH MAY HAVE RETROACTIVE EFFECT. THIS SUMMARY DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF THE POSSIBLE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND IS NOT INTENDED AS TAX ADVICE TO ANY PERSON. IN PARTICULAR, AND WITHOUT LIMITING THE FOREGOING, THIS SUMMARY DOES NOT ADDRESS THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO MERCHANTS SHAREHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES OR STATUS (INCLUDING, FOR EXAMPLE, FOREIGN PERSONS, TAX-EXEMPT ENTITIES, DEALERS IN SECURITIES, INSURANCE COMPANIES, CORPORATIONS, HOLDERS WHO ACQUIRED MERCHANTS COMMON STOCK PURSUANT TO THE EXERCISE OF AN EMPLOYEE STOCK OPTION OR RIGHT OR OTHERWISE AS COMPENSATION, AND HOLDERS WHO HOLD MERCHANTS COMMON STOCK AS PART OF A HEDGE, STRADDLE, OR CONVERSION TRANSACTION). NOR DOES THIS SUMMARY ADDRESS ANY CONSEQUENCES OF THE MERGER UNDER ANY STATE, LOCAL, ESTATE, OR FOREIGN TAX LAWS. MERCHANTS SHAREHOLDERS, THEREFORE, ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICATION AND EFFECT OF FEDERAL, FOREIGN, STATE, LOCAL, AND OTHER TAX LAWS, AND THE IMPLICATIONS OF ANY PROPOSED CHANGES IN THE TAX LAWS.



         As of the date of this Proxy Statement, Wyatt, Tarrant & Combs, counsel for UPC, had advised UPC that in their opinion:

         (a) Merchants, UPC and UP Holdings will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

         (b) No gain or loss will be recognized by the Merchants shareholders who exchange all of their Merchants Common Stock solely for UPC Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in UPC Common Stock);

         (c) The aggregate tax basis of the UPC Common Stock received by Merchants shareholders who exchange all of their FNB Common Stock solely for UPC Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Merchants Common Stock surrendered in exchange therefor (reduced by any amount allocable to the fractional share interest in UPC Common Stock for which cash is received);

         (d) The holding period of UPC Common Stock received by Merchants shareholders in the Merger will include the period during which the shares of Merchants Common Stock surrendered in exchange therefor were held, provided that the Merchants Common Stock was held as a capital asset at the Effective Time; and

         (e) Neither Merchants, UPC nor UP Holding will recognize gain or loss as a consequence of the Merger.

         In addition, each party's obligation to consummate the Merger is conditioned upon the receipt by UPC of the opinion of Wyatt, Tarrant & Combs, counsel to UPC, and upon the receipt by Merchants of the opinion of Winstead Sechrest & Minick P.C., counsel to Merchants (collectively, the "Tax Opinions"), each dated the Effective Time, substantially to the foregoing effect. The conditions relating to the receipt of the Tax Opinions may be waived by both UPC and Merchants. Neither UPC nor Merchants currently intends to waive the conditions relating to the receipt of the Tax Opinions. If the conditions relating to the receipt of the Tax Opinions were waived and the material federal income tax consequences of the Merger were materially different from those summarized above, Merchants would resolicit the approval of its shareholders prior to consummating the Merger. The tax opinion summarized above and the Tax Opinions to be delivered as of the Effective Time are, or will be, based on facts, representations and assumptions set forth or referred to in such opinions which are consistent with the state of facts existing at the Effective Time. In rendering the tax opinion summarized above and in rendering the Tax Opinions, counsel shall be entitled to require and to rely upon representations and covenants contained in certificates of officers of Merchants, UPC, and others. The Tax Opinions do not address any state, local, or other tax consequences of the Merger. In addition, the Tax Opinions do not bind the Internal Revenue Service (the "IRS") nor preclude the IRS from adopting a contrary position.


         Based upon the current ruling position of the IRS, cash received by a holder of Merchants Common Stock in lieu of a fractional share interest in UPC Common Stock will be treated as received in exchange for such fractional share interest, and gain or loss will be recognized for federal income tax purposes measured by the difference between the amount of cash received and the portion of the basis of the share of Merchants Common Stock allocable to such fractional share interest. Such gain or loss will constitute capital gain or loss if the Merchants Common Stock was held as a capital asset at the Effective Time, and will be a long-term capital gain or loss if the holding period for such shares was greater than one year at the Effective Time. Any capital gain recognized as a result of the Merger will be taxed at rates applicable to capital gains. The tax rate applicable to capital gains of an individual taxpayer varies depending on the taxpayer's holding period for such shares. Pursuant to recently enacted legislation, in the case of an individual, any such capital gain will be subject to a maximum federal income tax rate of (A) 20% if the holder's holding period in such stock was more than 18 months on the date of the Effective Time and (B) 28% if the holder's holding period was more than one year but not more than 18 months on the date of the Effective Time. The deductibility of capital losses is subject to limitations for both individuals and corporations.

         A Dissenting Shareholder who perfects his or her dissenters' rights will recognize gain or loss measured by the difference between the value received by such shareholder for his or her shares of Merchants Common Stock and his or her tax basis in such stock.

ACCOUNTING TREATMENT

         It is anticipated that the Merger will be accounted for as a pooling of interests. Under the pooling-of-interests method of accounting, the recorded amounts of the assets and liabilities of Merchants will be carried forward at their previously recorded amounts, and current and prior period financial statements will be restated for all periods as though Merchants and UPC had been combined at the beginning of the earliest period presented.


         In order for the Merger to qualify for pooling-of-interests accounting treatment, substantially all (90% or more) of the outstanding Merchants Common Stock must be exchanged for UPC Common Stock with substantially similar terms. There are certain other criteria that must be satisfied in order for the Merger to qualify as a pooling of interests, some of which criteria cannot be satisfied until after the Effective Time. In addition, it is a condition to closing that Price Waterhouse LLP deliver a letter to UPC to the effect the Merger will qualify for pooling-of-interests accounting treatment. UPC will not consummate the Merger if pooling-of-interests accounting treatment is not available.

         For information concerning certain conditions to be imposed on the exchange of Merchants Common Stock for UPC Common Stock in the Merger by affiliates of Merchants and certain restrictions to be imposed on the transferability of the UPC Common Stock received by those affiliates in the Merger in order, among other things, to ensure the availability of pooling-of-interests accounting treatment, see "--Resales of UPC Common Stock."

EXPENSES AND FEES

         The Agreement provides that each of the parties will bear and pay its own expenses in connection with the transactions contemplated by the Agreement, including fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of UPC and Merchants will bear and pay the filing fees payable in connection with the Registration Statement and this Proxy Statement and the printing costs and certain other third-party costs in connection with the Registration Statement and this Proxy Statement based on the relative asset sizes of the parties at December 31, 1996.

RESALES OF UPC COMMON STOCK

         UPC Common Stock to be issued to shareholders of Merchants in connection with the Merger will be registered under the Securities Act. All shares of UPC Common Stock received by holders of Merchants Common Stock and all shares of UPC Common Stock issued and outstanding immediately prior to the Effective Time will be freely transferable upon consummation of the Merger by those shareholders of Merchants not deemed to be "Affiliates" of Merchants or UPC. "Affiliates" generally are defined as persons or entities who control, are controlled by, or are under common control with Merchants or UPC at the time of the Special Meeting (generally, executive officers, directors, and 10% or greater shareholders).

         Rule 145 promulgated under the Securities Act restricts the sale of UPC Common Stock received in the Merger by Affiliates and certain of their family members and related interests. Under the rule, during the one-year period following the Effective Time, Affiliates of Merchants or UPC may resell publicly the UPC Common Stock received by them in the Merger within certain limitations as to the amount of UPC Common Stock sold in any three-month period and as to the manner of sale. After the one-year period, such Affiliates of Merchants who are not Affiliates of UPC may resell their shares without restriction. The ability of Affiliates to resell shares of UPC Common Stock received in the Merger under Rule 145 will be subject to UPC having satisfied its Exchange Act reporting requirements for specified periods prior to the time of sale. Affiliates will receive additional information regarding the effect of Rule 145 on their ability to resell UPC Common Stock received in the Merger. Affiliates also would be permitted to resell UPC Common Stock received in the Merger pursuant to an effective registration statement under the Securities Act or an available exemption from the Securities Act registration requirements. This Proxy Statement does not cover any resales of UPC Common Stock received by persons who may be deemed to be Affiliates of Merchants or UPC.


         Each person who may be deemed to be an Affiliate of Merchants has executed and delivered to UPC an agreement (each, an "Affiliate Agreement") providing that such Affiliate will not sell, pledge, transfer, or otherwise dispose of any Merchants Common Stock held by such Affiliate except as contemplated by the Agreement or the Affiliate Agreement, and will not sell, pledge, transfer or otherwise dispose of any UPC Common Stock received by such Affiliate upon consummation of the Merger (i) except in compliance with the Securities Act and the rules and regulations thereunder and (ii) until such time as financial results covering 30 days of combined operations of UPC and Merchants have been published. Shares of UPC Common Stock issued to such Affiliates of Merchants in exchange for shares of Merchants Common Stock will not be transferable until such time as financial results covering at least 30 days of combined operations of UPC and Merchants have been published, regardless of whether each such Affiliate has provided an Affiliate Agreement (and UPC shall be entitled to place restrictive legends upon certificates for shares of UPC Common Stock issued to Affiliates of Merchants). Certificates representing shares of Merchants Common Stock surrendered for exchange by any person who is an Affiliate of Merchants for purposes of Rule 145(c) under the Securities Act shall be exchanged for certificates representing shares of UPC Common Stock as described under "--Distribution of UPC Stock Certificates," with the certificate representing such shares of UPC Common Stock containing a legend summarizing the foregoing restrictions. Prior to publication of such results, UPC will not transfer on its books any shares of UPC Common Stock received by an Affiliate pursuant to the Merger. See "-- Conditions to Consummation of the Merger."


                 EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS

         As a result of the Merger, holders of Merchants Common Stock will be exchanging their shares of a Texas corporation governed by the Texas BCA, Merchants' Charter and Bylaws, for shares of UPC, a Tennessee corporation governed by the TBCA and UPC's Charter and Bylaws. Certain significant differences exist between the rights of Merchants shareholders and those of UPC shareholders. In particular, UPC's Charter and Bylaws contain several provisions that may be deemed to have an anti-takeover effect in that they could impede or prevent an acquisition of UPC unless the potential acquirer has obtained the approval of the UPC Board. The following discussion is necessarily general; it is not intended to be a complete statement of all differences affecting the rights of shareholders and their respective entities, and it is qualified in its entirety by reference to the Texas BCA and the TBCA as well as to UPC's Charter and Bylaws and Merchants' Charter and Bylaws.

ANTI-TAKEOVER PROVISIONS GENERALLY

         The provisions of UPC's Charter and Bylaws described below under the headings, "-- Authorized Capital Stock," "-- Amendment of Charter and Bylaws," "-- Classified Board of Directors and Absence of Cumulative Voting," "-- Director Removal and Vacancies," "-- Limitations on Director Liability," "-- Indemnification," "-- Special Meeting of Shareholders," "-- Actions by Shareholders Without a Meeting," "-- Shareholder Nominations and Proposals" and "-- Business Combinations" are referred to herein as the "Protective Provisions." In general, one purpose of the Protective Provisions is to assist the UPC Board in playing a role if any group or person attempts to acquire control of UPC, so that the UPC Board can further protect the interests of UPC and its shareholders as appropriate under the circumstances, including, if the UPC Board determines that a sale of control is in the best interests of UPC's shareholders, by enhancing the UPC Board's ability to maximize the value to be received by the shareholders upon such a sale.

         Although UPC's management believes the Protective Provisions are, therefore, beneficial to UPC's shareholders, the Protective Provisions also may tend to discourage some takeover bids. As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices. On the other hand, defeating undesirable acquisition offers can be a very expensive and time-consuming process. To the extent that the Protective Provisions discourage undesirable proposals, UPC may be able to avoid those expenditures of time and money.

         The Protective Provisions also may discourage open market purchases by a potential acquirer. Such purchases may increase the market price of UPC Common Stock temporarily, enabling shareholders to sell their shares at a price higher than that which otherwise would prevail. In addition, the Protective Provisions may decrease the market price of UPC Common Stock by making the stock less attractive to persons who invest in securities in anticipation of price increases from potential acquisition attempts. The Protective Provisions also may make it more difficult and time consuming for a potential acquirer to obtain control of UPC through replacing the Board of Directors and management. Furthermore, the Protective Provisions may make it more difficult for UPC's shareholders to replace the Board of Directors or management, even if a majority of the shareholders believe such replacement is in the best interests of UPC. As a result, the Protective Provisions may tend to perpetuate the incumbent Board of Directors and management.

AUTHORIZED CAPITAL STOCK


         UPC. UPC's Charter currently authorizes the issuance of up to (i) 300,000,000 shares of UPC Common Stock, of which 84,970,899 shares were outstanding as of May 1, 1998, and (ii) 10,000,000 shares of no par value preferred stock ("UPC Preferred Stock" and, together with the UPC Common Stock, the "UPC Capital Stock"), of which no shares of UPC Series A Preferred Stock, and 1,156,231 shares of UPC Series E Preferred Stock were issued and outstanding as of May 1, 1998. At the 1998 annual meeting of shareholders of UPC, the UPC shareholders approved an amendment to the UPC Charter to increase the number of authorized shares of UPC Common Stock from 100,000,000 to 300,000,000 shares.


         The UPC Board may authorize the issuance of additional authorized shares of UPC capital stock without further action by UPC's shareholders, unless such action is required in a particular case by applicable laws or regulations or by any stock exchange upon which UPC's capital stock may be listed.

         With certain exceptions, the UPC Board may issue, without any further action by the shareholders, shares of UPC Preferred Stock, in one or more classes or series, with the voting, conversion, dividend, and liquidation rights specified in UPC's Charter. In providing for the issuance of such shares, the UPC Board may determine, among other things, the distinctive designation and number of shares comprising a series of preferred stock, the dividend rate or rates on the shares of such series and the relation of such dividends to the dividends payable on other classes of stock, whether the shares of such series shall be convertible into or exchangeable for shares of any other class or series of UPC Capital Stock, the voting powers if any of such series, and any other preferences, privileges, and powers of such series.

         In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding up of UPC, the holders of any series of UPC Preferred Stock will have priority over holders of UPC Common Stock.

         The authority to issue additional authorized shares of UPC Common Stock or UPC Preferred Stock provides UPC with the flexibility necessary to meet its future needs without the delay resulting from seeking shareholder approval. The authorized but unissued shares of UPC Common Stock and UPC Preferred Stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of UPC. In addition, the sale of a substantial number of shares of UPC voting stock to persons who have an understanding with UPC concerning the voting of such shares, or the distribution or declaration of a dividend of shares of UPC voting stock (or the right to receive UPC voting stock) to UPC shareholders, may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of UPC.

         In 1989, the UPC Board adopted a Share Purchase Rights Plan ("Preferred Share Rights Plan") and distributed a dividend of one Preferred Share Unit Purchase Right ("Preferred Share Right") for each outstanding share of UPC Common Stock. In addition, under the Preferred Share Rights Plan, one Preferred Share Right is to be automatically, and without further action by UPC, distributed in respect to each share of UPC Common Stock issued after adoption of the Preferred Share Rights Plan. The Preferred Share Rights are generally designed to deter coercive takeover tactics and to encourage all persons interested in potentially acquiring control of UPC to treat each shareholder on a fair and equal basis. Each Preferred Share Right trades in tandem with the share of UPC Common Stock to which it relates until the occurrence of certain events indicating a potential change in control of UPC. Upon the occurrence of such an event, the Preferred Share Rights would separate from UPC Common Stock and each holder of a Preferred Share Right (other than the potential acquiror) would be entitled to purchase certain equity securities of UPC at prices below their market value. UPC has authorized 750,000 shares of Series A Preferred Stock for issuance under the Preferred Share Rights Plan and no shares have been issued as of the date of this Proxy Statement. Until a Preferred Share Right is exercised, the holder thereof, as such, has no rights of a shareholder of UPC, including the right to vote or receive dividends.

         MERCHANTS. Merchants' Charter authorizes the issuance of up to 10,000,000 shares of Merchants Common Stock, of which not more than 1,952,465 shares were issued and outstanding as of the Merchants Record Date, and 2,000,000 shares of preferred stock, par value $20.00 per share ("Merchants Preferred Stock" and, together with the Merchants Common Stock, the "Merchants Capital Stock") of which none were issued and outstanding as of the Merchants Record Date. The Merchants Board generally may authorize the issuance of additional authorized shares of Merchants Capital Stock without further action by Merchants' shareholders r(unless such action is required in a particular case by applicable laws or regulation, upon receipt of valid consideration in exchange for such shares. The Merchants Board has not adopted any plan similar to the Preferred Share Rights Plan.

PREEMPTIVE RIGHTS

         UPC. The TBCA provides that, unless a Tennessee corporation's charter expressly provides for preemptive rights, shareholders of a Tennessee corporation do not have a preemptive right to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares. UPC's Charter denies preemptive rights to its shareholders.

         MERCHANTS. Under the Texas BCA, the shareholders of a Texas corporation have a preemptive right under certain circumstances to acquire proportional amounts of the corporation's unissued shares upon a decision of the board of directors to issue shares except to the extent limited or denied by the corporation's articles of incorporation. Merchants' Charter expressly denies any such preemptive right for its shareholders.

AMENDMENT OF CHARTER AND BYLAWS

         UPC. The UPC Charter provides that amendments thereto may be adopted in any manner permitted by the TBCA. The TBCA provides that a Tennessee corporation's charter may be amended by a majority of votes entitled to be cast on the amendment, subject to any condition the board of directors may place on its submission of the amendment to the shareholders. The UPC Charter requires a vote of two-thirds or more of the shares of capital stock entitled to vote in an election of directors to amend the articles of the UPC Charter governing directors and to remove a director from office whether with or without cause. A two-thirds vote is also required to amend, alter, or repeal the article of the UPC Charter relating to business combinations.

         The UPC Board may adopt, amend or repeal the Bylaws by a majority vote of the entire Board of Directors. The Bylaws may also be amended or repealed by action of UPC's shareholders.

         UPC's Charter provides that all corporate powers of UPC shall be exercised by the Board of Directors except as otherwise provided by law. The Board of Directors may designate an executive committee consisting of five or more directors and may authorize such committee to exercise all of the authority of the Board of Directors, including the authority to adopt, amend and repeal the Bylaws, to submit any action to the shareholders, to fill vacancies on the Board of Directors or any committee, to declare dividends or other corporate distributions, and to issue or reissue any capital stock or any warrant, right or option to acquire capital stock of the corporation.

         MERCHANTS. The Texas BCA provides that an amendment to a Texas corporation's articles of incorporation requires the adoption by the corporation's board of directors of a resolution to so amend and approval of the amendment by at least two-thirds of the outstanding shares of stock of the corporation (or such lesser number as may be set forth in the corporation's articles of incorporation). Merchants' Charter does not alter the statutorily prescribed voting requirement.

         The Merchants Bylaws may be altered, amended or repealed, or new Bylaws may be adopted, by a majority vote of the Merchants Board at any duly held meeting of the Merchants Board or by the holders of a majority of the shares of stock represented at any duly held shareholders' meeting.

         The Merchants Bylaws provide that all corporate powers of Merchants shall be exercised by the Board of Directors except as otherwise provided by law, Merchants' Charter or other provisions of the Bylaws. The Merchants Board may designate an executive committee, or any other committee, consisting of two or more directors and may authorize such committee(s) to exercise all of the authority of the Merchants Board except as prohibited by law. To date, the Merchants Board has not created any such committees.

CLASSIFIED BOARD OF DIRECTORS AND ABSENCE OF CUMULATIVE VOTING

         UPC. The UPC Charter provides that the UPC Board is divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class serve three-year terms of office. The effect of UPC's having a classified Board of Directors is that only approximately one-third of the members of the UPC Board are elected each year, which effectively requires two annual meetings for UPC's shareholders to change a majority of the members of the UPC Board. The purpose of dividing the UPC Board into classes is to facilitate continuity and stability of leadership of UPC by ensuring that experienced personnel familiar with UPC will be represented on the UPC Board at all times, and to permit UPC's management to plan for the future for a reasonable amount of time. However, by potentially delaying the time within which an acquiror could obtain working control of the UPC Board, this provision may discourage some potential mergers, tender offers, or takeover attempts.

         Pursuant to the UPC Charter, each holder of UPC Common Stock is entitled to one vote for each share of UPC Common Stock held in the election of directors, and is not entitled to cumulative voting rights in the election of directors. With cumulative voting, a shareholder has the right to cast a number of votes equal to the total number of such holder's shares multiplied by the number of directors to be elected. The shareholder has the right to distribute all of his or her votes in any manner among any number of candidates or to accumulate such shares in favor of one candidate. Directors are elected by a plurality of the total votes cast by all shareholders. With cumulative voting, it may be possible for minority shareholders to obtain representation on the Board of Directors. Without cumulative voting, the holders of more than 50% of the shares of UPC Common Stock generally have the ability to elect 100% of the UPC directors. As a result, the holders of the remaining UPC Common Stock effectively may not be able to elect any person to the UPC Board. The absence of cumulative voting thus could make it more difficult for a shareholder who acquires less than a majority of the shares of UPC Common Stock to obtain representation on the UPC Board.

         MERCHANTS. Merchants' Bylaws provide for an unclassified Board of Directors with no less than three nor more than fifteen members. Each holder of Merchants Common Stock is entitled to one vote for each share held and is not entitled to cumulative voting in the election of directors.

DIRECTOR REMOVAL AND VACANCIES

         UPC. UPC's Charter provides that a director may be removed by the UPC shareholders only upon the affirmative vote of the holders of at least two-thirds of the voting power of all shares of UPC Common Stock entitled to vote generally in the election of directors. The purpose of this provision is to prevent a majority shareholder from circumventing the classified board system by removing directors and filling the vacancies with new individuals selected by that shareholder. Accordingly, the provision may have the effect of impeding efforts to gain control of the Board of Directors by anyone who obtains a controlling interest in UPC Common Stock. Vacancies on the UPC Board may be filled by the members of the UPC Board or by UPC shareholders, as provided under the UPC Bylaws and the TBCA. The term of a director appointed to fill a vacancy expires at the next meeting of shareholders at which directors are elected.


         MERCHANTS. Merchants' Bylaws provide that the affirmative vote of a majority of the shares of the shareholders present in person or by proxy and entitled to vote at a special meeting of the shareholders is required to remove a director, or the entire Merchants Board, with or without cause. Vacancies on the Merchants Board may be filled by majority vote of the Merchants Board, as provided under the Merchants Bylaws and the Texas BCA. Under the Texas BCA, the Merchants Board may fill not more than two vancancies created by an increase in the number of directors during the period between any two successive annual meetings. The term of a director appointed to fill a vacancy expires at the expiration of the term of the director's predecessor in office.


LIMITATIONS ON DIRECTOR LIABILITY

         UPC. UPC's Charter does not address the issue of director liability to the corporation.

         MERCHANTS. Merchants' Charter provides that no director of Merchants shall be liable to Merchants or its shareholders for monetary damages for an act or omission in the director's capacity as director, except (i) a breach of the director's duty of loyalty, (ii) an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (iii) a transaction from which the director received an improper benefit, (iv) an act or omission for which the liability of a director is expressly provided by statute or (v) an act related to an unlawful stock repurchase or payment of a dividend.

INDEMNIFICATION

         UPC. Under the TBCA, subject to certain exceptions, a Tennessee corporation may indemnify an individual made a party to a proceeding, because he or she is or was a director, against liability incurred in the proceeding if (i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in the best interests of the corporation, and (b) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful (the "Standard of Conduct"). Moreover, unless limited by its charter of incorporation, a Tennessee corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she is or was a director of the corporation against reasonable expenses incurred by him or her in connection with the proceeding. Expenses incurred by a director in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of a written affirmation by the director of his or her good faith belief that he or she has met the Standard of Conduct and a written undertaking by or on behalf of a director to repay such amount if it shall ultimately be determined that he or she is entitled to be indemnified by the corporation against such expenses and a determination is made that the facts known to those making the determination would preclude indemnification. Before any such indemnification is made, it must be determined that such indemnification would not be precluded by the TBCA.

         A director of a Tennessee corporation may also apply for court-ordered indemnification under certain circumstances. Unless a Tennessee corporation's charter of incorporation provide otherwise, (i) an officer of a corporation is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent as to a director; and (iii) a corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its charter of incorporation, bylaws, general or specific action of its board of directors, or contract.

         UPC's Charter and Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by Tennessee law.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling UPC pursuant to the foregoing provisions, UPC has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         MERCHANTS. Under the Texas BCA, a Texas corporation has the power to indemnify any person who was, is or is threatened to be made a named defendant or respondent in any proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another corporation, employee benefit plan, other enterprise or other entity (an "Indemnified Person"). Indemnification is authorized against liabilities incurred in connection with a proceeding, including any appeal thereof, if the Indemnified Person acted in accordance with the Standard of Conduct. However, if an Indemnified Person is found liable to the corporation or is found liable on the basis that a personal benefit was improperly received by such Indemnified Person, whether or not the benefit resulted from an action taken in the Indemnified Person's official capacity, then indemnification (i) is limited to reasonable expenses actually incurred by the Indemnified Person in connection with the proceeding and (ii) shall not be made in connection with any proceeding in which the Indemnified Person has been found liable for willful or intentional misconduct in the performance of his or her duty to the corporation.

         The board of directors, special legal counsel or the shareholders may determine whether a person has met the Standard of Conduct and the dollar amount of any indemnification. The termination of any proceeding by judgment, order, settlement or conviction, or on a plea of nolo contendere or its equivalent, is not of itself determinative that the person did not meet the Standard of Conduct. In addition, a corporation must indemnify an Indemnified Person for reasonable expenses incurred by the Indemnified Person if he or she has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

         Expenses incurred by an Indemnified Person in defending a proceeding may be paid by the corporation in advance of the final disposition of such proceeding if the Indemnified Person provides to the corporation a written affirmation of his or her good faith belief that he or she has met the Standard of Conduct and a written undertaking by or on behalf of the Indemnified Person to repay any amounts advanced if it is ultimately determined that he or she has not met the Standard of Conduct, is found liable to the corporation or is found liable based on a personal benefit improperly received by such person.

         Notwithstanding any findings by the board of directors, special legal counsel or the shareholders, and despite any adjudication of liability, any court of competent jurisdiction may, upon application of an Indemnified Person, determine that the Indemnified Person is entitled to indemnification in view of all the relevant circumstances. However, if the Indemnified Person is found liable to the corporation or is found liable to the corporation based on a personal benefit improperly received by the Indemnified Person, then indemnification is limited to reasonable expenses actually incurred by the Indemnified Person in connection with the proceeding.

         Merchants' Bylaws provide for indemnification of directors and officers to the fullest extent permitted by applicable law and public policy. In addition, certain of Merchants' and Merchants Bank's executive officers and directors have entered into indemnification agreements with Merchants which provide such persons with broader rights of indemnification and advancement of expenses than the statutory standard. See "DESCRIPTION OF TRANSACTION -- Interests of Certain Persons in the Merger -- Indemnification; Directors and Officers Insurance."

SPECIAL MEETINGS OF SHAREHOLDERS

         UPC. UPC's Bylaws provide that special meetings of UPC shareholders may be called, unless otherwise prescribed by law, for any purpose or purposes whatever at any time by the Chairman of the Board, the President, the Secretary, or the holders of not less than one-tenth of the shares entitled to vote at such meeting.

         MERCHANTS. Merchants' Bylaws provide that special meetings of shareholders may be called, unless otherwise provided by law, for any purpose at any time by the Chairman of the Board, the President, any one of the directors or the holders of not less than one-tenth of Merchants shares of stock having power to vote at such meeting.

ACTIONS BY SHAREHOLDERS WITHOUT A MEETING

         UPC. UPC's Charter and Bylaws provide that any action required or permitted to be taken by UPC shareholders at a duly called meeting of Merchants shareholders may be effected by the unanimous written consent of the shareholders entitled to vote on such action.

         MERCHANTS. Merchants' Bylaws state that any action required or permitted to be taken by the shareholders at a meeting of the shareholders may be taken without a meeting, upon unanimous written consent of the shareholders entitled to vote on such action.

SHAREHOLDER NOMINATIONS AND PROPOSALS

         UPC. UPC's Charter and Bylaws do not address whether a shareholder may nominate members of the UPC Board.

         Holders of UPC Common Stock are entitled to submit proposals to be presented at an annual meeting of shareholders. UPC's Bylaws provide that any proposal of a shareholder which is to be presented at any annual meeting of shareholders shall be sent so as to be received by UPC not less than 120 days in advance of the date of the proxy statement issued inconnection with the previous year's annual meeting.

         MERCHANTS. Charter and Bylaws do not address whether a shareholder may nominate members of the Merchants Board.

BUSINESS COMBINATIONS

         UPC. UPC's Charter requires the affirmative vote of the holders of two-thirds or more of the outstanding shares of UPC Common Stock for approval of a merger, consolidation, or a sale or lease of all or substantially all of the assets of UPC if the other party to the transaction is a beneficial owner of 10% or more of the outstanding shares of UPC Common Stock. A two-thirds vote is not required for any merger or consolidation of UPC with or into any corporation or entity of which a majority of the outstanding shares of all classes of capital stock entitled to vote in the election of directors is owned by UPC or any UPC subsidiary.

         The requirement of a supermajority vote of UPC's shareholders to approve certain business transactions, as described above, may discourage a change in control of UPC by allowing a minority of UPC's shareholders to prevent a transaction favored by the majority of the shareholders. Also, in some circumstances, the UPC Board could cause a majority vote to be required to approve a transaction thereby enabling management to retain control over the affairs of UPC and their positions with UPC. The primary purpose of the supermajority vote requirement, however, is to encourage negotiations with UPC's management by groups or corporations interested in acquiring control of UPC and to reduce the danger of a forced merger or sale of assets.

         As a Tennessee corporation, UPC is or could be subject to various legislative acts set forth in Chapter 35 of Title 48 of the Tennessee Code, which impose certain restrictions on business combinations, including, but not limited to, combinations with interested shareholders similar to those described above.

         The TBCA generally prohibits a "business combination" (generally defined to include mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by UPC or a subsidiary with an "interested shareholder" (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of UPC's stock then outstanding) within five years after the person or entity becomes an interested shareholder, unless the business combination or the transaction pursuant to which the interested shareholder became such was approved by the UPC Board before the interested shareholder became such, and the business combination satisfies any other applicable requirements imposed by law or by UPC's Charter or Bylaws. The TBCA also severely limits the extent to which UPC or any of its officers or directors could be held liable for resisting any business combination.

         The Tennessee Control Share Acquisition Act (the "Tennessee CSAA") generally provides that any person or group of persons that acquires the power to vote more than specified levels (one-fifth, one-third, or a majority) of the shares of certain Tennessee corporations will not have the right to vote such shares unless granted voting rights by the holders of a majority of the votes entitled to be cast, excluding "interested shares." Interested shares are those shares held by the acquiring person, officers of the corporation, and employees of the corporation who are also directors of the corporation. If approval of voting power for the shares is obtained at one of the specified levels, additional shareholder approval is required when a shareholder seeks to acquire the power to vote shares at the next level. In the absence of such approval, the additional shares acquired by the shareholder may not be voted until they are transferred to another person in a transaction other than a control share acquisition. The Tennessee

CSAA applies only to those Tennessee corporations whose charters or bylaws contain an express declaration that control share acquisitions in respect of the shares of such corporations are governed by and subject to the provisions of such act. UPC's Charter and Bylaws do not currently contain such an express declaration.

         The Tennessee Greenmail Act ("Tennessee GA") prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act from purchasing, directly or indirectly, any of its shares at a price above the market value of such shares (defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation) from any person who holds more than 3% of the class of securities to be purchased if such person has held such shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by such corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of such class.

         The TBCA provides that no Tennessee corporation having any class of voting stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Exchange Act or any of its officers or directors may be held liable at law or in equity for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder's share acquisition date, or for seeking to enforce or implement the provisions of the TBCA or the Tennessee CSAA, or for failing to adopt or recommend any charter or bylaw amendment or provision in respect of any one or more of these acts or the Tennessee GA, or for opposing any merger, exchange, tender offer, or significant disposition of the assets of the resident domestic corporation or any subsidiary of such corporation because of a good faith belief that such merger, exchange, tender offer, or significant disposition of assets would adversely affect the corporation's employees, customers, suppliers, the communities in which the corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the corporation's charter in connection with the merger, exchange, tender offer or significant disposition of assets.

         The acts described above along with the provisions of UPC's Charter regarding business combinations might be deemed to make UPC less attractive as a candidate for acquisition by another company than would otherwise be the case in the absence of such provisions. For example, if another company should seek to acquire a controlling interest of less than 66-2/3% of the outstanding shares of UPC Common Stock, the acquiror would not thereby obtain the ability to replace a majority of the UPC Board until at least the second annual meeting of shareholders following the acquisition, and furthermore the acquiror would not obtain the ability immediately to effect a merger, consolidation, or other similar business combination unless the described conditions were met.

         As a result, UPC's shareholders may be deprived of opportunities to sell some or all of their shares at prices that represent a premium over prevailing market prices in a takeover context. The provisions described above also may make it more difficult for UPC's shareholders to replace the UPC Board or management, even if the holders of a majority of the UPC Common Stock should believe that such replacement is in the interests of UPC. As a result, such provisions may tend to perpetuate the incumbent UPC Board and management.

         MERCHANTS. Merchants' Charter and Bylaws do not address the voting requirements for business combinations. The Texas BCA, however, requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of a Texas corporation for approval of a merger, share exchange or acquisition, or sale, lease, exchange or other disposition of all or substantially all of the corporation's property and assets other than in the usual and regular course of business.

         The Texas BCA generally prohibits a "business combination" (defined below) with an "affiliated shareholder" (defined as any person who beneficially owns, or within the preceding three-year period was the beneficial owner of, 20% or more of the outstanding voting shares of the corporation), or any affiliate or associate of the affiliated shareholder (together with the affiliated shareholder, an "Affiliated Person"), within three years after the affiliated shareholder first becomes an affiliated shareholder. Exceptions to this prohibition are discussed below.

         A "business combination" includes (i) a merger, share exchange or conversion with an Affiliated Person; (ii) a sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Affiliated Person of assets of the corporation or any subsidiary that (a) have a value equal to 10% or more of the value of all of the corporation's assets, (b) have a value equal to 10% or more of the value of the corporation's outstanding common stock or (c) represent 10% or more of the earning power or net income of the corporation;
(iii) the issuance or transfer by the corporation or a subsidiary to an Affiliated Person of shares of stock of the corporation or a subsidiary, except through the exercise of warrants or a share dividend paid pro rata to all of the corporation's shareholders; (iv) the adoption of a plan or proposal for the liquidation or dissolution of the corporation proposed by or pursuant to any agreement with an Affiliated Person; (v) a reclassification of securities, recapitalization, merger of the corporation with a subsidiary or pursuant to which the assets and liabilities of the corporation are allocated among two or more surviving corporations or other entities, or any other transaction, proposed by or pursuant to any agreement with an Affiliated Person, that increases the proportionate ownership percentage of the outstanding shares of any class or series of voting shares or securities convertible into voting shares that is beneficially owned by an Affiliated Person; and (vi) the receipt by an Affiliated Person of the benefit of a loan, advance, guarantee, pledge or other financial assistance, or any tax advantage provided by or through the corporation, except receipt that is proportional as a shareholder of the corporation.

         The prohibition against business combinations with an Affiliated Person does not apply if (i) the business combination or the acquisition of shares made by the affiliated shareholder on the date such person becomes an affiliated shareholder is approved by the corporation's board of directors before the date such person becomes an affiliated shareholder or (ii) the business combination is approved by the affirmative vote of the holders of at least two-thirds of the corporation's outstanding voting shares not beneficially owned by an Affiliated Person at a shareholders' meeting called for that purpose at least six (6) months after the affiliated shareholder became an affiliated shareholder.

LIMITATIONS ON ABILITY TO VOTE STOCK

         UPC. UPC's Charter and Bylaws do not contain any provision restricting a shareholder's ability to vote shares of UPC voting stock.

         MERCHANTS. Merchants' Charter and Bylaws also do not contain any provision restricting a shareholder's ability to vote shares of Merchants voting stock.

DISSENTERS' RIGHTS OF APPRAISAL

         UPC. Under the TBCA, a shareholder of a Tennessee corporation is generally entitled to dissent from certain corporate actions, and obtain payment of the fair value of his or her shares in the event of: (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the TBCA; (ii) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the plan; (iii) consummation of a sale or exchange of substantially all of the corporation's property other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or to a plan by which substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale; (iv) an amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it (a) alters or abolishes a preferential right of the shares, (b) creates, alters, or abolishes a right in respect of redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares, (c) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities, (d) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights, or (e) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under the TBCA; or (v) any corporate action taken pursuant to a shareholder vote, to the extent the charter, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares. UPC's Charter and Bylaws do not provide for any such additional dissenters' rights.

         MERCHANTS. The rights of appraisal of dissenting shareholders of Merchants are governed by the Texas BCA. Under the Texas BCA, a shareholder is generally entitled to dissent from specified corporate actions, and obtain payment of the fair value of his or her shares in the event of (i) consummation of a plan of merger to which the corporation is a party, unless shareholder approval is not required by the Texas BCA; (ii) consummation of a sale, lease, exchange or disposition of all, or substantially all, of the property and assets of the corporation, unless shareholder approval is not required by the Texas BCA; or (iii) consummation of a plan of share exchange in which the corporation is the party whose shares are being acquired. However the Texas BCA further provides that appraisal rights are not available for any plan of merger or exchange if (i) the shares of any class or series of stock that is, as of the record date of the meeting of the shareholders at which a proposal to approve a plan of merger is to be considered, either listed on a national securities exchange, listed on the Nasdaq National Market or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not less than 2,000 shareholders, (ii) the shareholder is not required to accept for his or her shares any consideration that is different from the consideration (other than cash in lieu of fractional shares) to be provided to any other holder of shares of the same class or series of shares held by such shareholder, and (iii) the shareholder is not required to accept for his or her shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series which is either listed or authorized for listing on a national securities exchange, approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not less than 2,000 shareholders, (b) cash in lieu of fractional shares, or (c) any combination of the securities and cash described in (a) and
(b). Merchants' Charter and Bylaws do not provide for any additional dissenters' rights.

SHAREHOLDERS' RIGHTS TO EXAMINE BOOKS AND RECORDS

         UPC. The TBCA provides that a shareholder of a Tennesse corporation may inspect and copy books and records of the corporation during regular business hours, if he or she gives the corporation written notice of his or her demand at least five business days before the date of the inspection. In order to inspect certain records, written demand must also be made in good faith and for a proper purpose and must describe with reasonable particularity the purpose of the request and the records the shareholder desires to inspect.

         MERCHANTS. The Texas BCA provides that certain shareholders of a Texas corporation may examine and copy certain books and records of the corporation at any reasonable time and for any proper purpose if he or she gives the corporation written demand stating the purpose of such examination. A shareholder has this examination right if he or she (i) has been a shareholder of the corporation for at least six months immediately preceding his or her demand or (ii) is the holder of at least 5% of all the outstanding shares of the corporation. A holder of a beneficial interest in certain voting trusts is deemed a holder of shares represented by such beneficial interest for the purpose of meeting examination requirements. Notwithstanding the foregoing, any court of competent jurisdiction may compel the production of books and records for examination by a shareholder upon proof of proper purpose by a beneficial or record holder of shares, irrespective of the usual holding-period and percentage-ownership requirements set forth above.

DIVIDENDS

         UPC. UPC's ability to pay dividends on UPC Capital Stock is governed by Tennessee corporate law. Under Tennessee corporate law, dividends may be paid so long as the corporation would be able to pay its debts as they become due in the ordinary course of business and the corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution to shareholders whose preferential rights are superior to those receiving the distribution.

         There are various statutory limitations on the ability of the UPC Banking Subsidiaries to pay dividends to UPC. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."

         MERCHANTS. The Texas BCA provides that, subject to any restrictions in the corporation's articles of incorporation, a Texas corporation may make distributions to its shareholders unless (i) after the distribution the corporation would be insolvent or (ii) the distribution exceeds the surplus of the corporation. Merchants' Charter provides that payment of dividends to holders of Merchants Common Stock is subject to all rights of the Merchants Preferred Stock. Substantially all of the funds available for the payment of dividends by Merchants are derived from Merchants Bank. There are various statutory limitations on the ability of Merchant Bank to pay dividends to Merchants.

                     COMPARATIVE MARKET PRICES AND DIVIDENDS

         UPC Common Stock is traded on the NYSE under the symbol "UPC." Merchants Common Stock is not traded on any exchange or quoted on any market system. The following table sets forth, for the indicated periods, the high and low closing sale prices for the UPC Common Stock as reported by the NYSE, and the cash dividends declared per share of UPC Common Stock for the indicated periods. The stock prices do not include retail mark-ups, mark-downs or commissions.


                                                          UPC
                                        -----------------------------------------
                                                                        Cash
                                               Price Range            Dividends
                                        --------------------------    Declared
           1998                            High           Low         Per Share
---------------------------             ------------  ------------   ------------
First Quarter                             $   67.31     $   58.38            .50
Second Quarter
(through June 18, 1998)                       62.56         54.75            .50

                                                                     ------------
          Total                                                        $    1.00
                                                                     ============

           1997
---------------------------
First Quarter                             $   47.75     $   38.38           .320
Second Quarter                                52.13         41.25           .375
Third Quarter                                 56.50         49.25           .400
Fourth Quarter                                67.88         57.00           .400
                                                                     ------------

          Total                                                            1.495
                                                                     ============

           1996
---------------------------
First Quarter                             $   31.75     $   29.00      $    0.27
Second Quarter                                31.25         29.63           0.27
Third Quarter                                 36.25         28.63           0.27
Fourth Quarter                                41.38         34.63    ------------

          Total                                                        $    1.08
                                                                     ============




         On June 18, 1998, the last sale price of UPC Common Stock as reported on the NYSE was $54.75 per share. On January 16, 1998, the last business day prior to public announcement of the Merger, the last sale price of the UPC Common Stock as reported by the NYSE was $60.0625.


         The holders of UPC Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds legally available therefor. Although UPC currently intends to continue to pay quarterly cash dividends on the UPC Common Stock, there can be no assurance that UPC's dividend policy will remain unchanged after completion of the Merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the UPC Board's consideration of other relevant factors. The Agreement provides that Merchants may not declare and pay cash dividends, other than regular quarterly cash dividends on the shares of Merchants Common Stock in an amount not to exceed 35 cents per share for the first quarter of 1998, and 40 cents per share for any quarter thereafter prior to the Effective Time or the termination of the Agreement. There is no assurance that Merchants will pay any dividends at any time, or if it does, the amount of dividends it would declare.


         Management of Merchants is aware of only a few transfers of Merchants Common Stock since January 1, 1996. Generally, it is believed that transfers of Merchants Common Stock immediately preceeding the announcement of the Merger were effected at purchase prices in the range of between $15 and $20 per share. Merchants has paid quarterly cash dividends of $.30 per share since June 10, 1997.


         UPC and Merchants are each legal entities separate and distinct from their subsidiaries and their revenues depend in significant part on the payment of dividends from their respective subsidiary depository institutions. UPC's and Merchants' subsidiary depository institutions are subject to certain legal restrictions on the amount of dividends they are permitted to pay. See "CERTAIN REGULATORY CONSIDERATIONS -- Payment of Dividends."


                              BUSINESS OF MERCHANTS

GENERAL


         Merchants, a Texas corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, Merchants had total consolidated assets of approximately $552 million, total consolidated loans of approximately $335 million, total consolidated deposits of approximately $489 million, and total consolidated shareholders' equity of approximately $59 million.


         Merchants conducts its business activities through its indirect wholly-owned bank subsidiary, Merchants Bank, which was organized in 1970 as a commercial bank chartered under the laws of the State of Texas. Merchants Bank operates from its main office in Houston, Texas and at 13 branch offices located in the Texas counties of Harris, Brazoria and Galveston. The domestic lending activities primarily involve small-and middle-market commercial borrowers, builders of residential real estate, owners of commercial or income-producing real estate and consumers. Merchants Bank also provides long-term financing for owner-occupied residential real estate.

         The principal executive offices of Merchants are located at 5005 Woodway, Suite 300, Houston, Texas 77056 and its telephone number at such address is (713) 622-0042. Additional information with respect to Merchants and its subsidiaries is included elsewhere herein and in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

BENEFICIAL OWNERSHIP OF MERCHANTS COMMON STOCK


         The following table contains information regarding the beneficial ownership of Merchants Common Stock, as of May 15, 1998, by each current director of Merchants, each executive officer of Merchants, all directors and officers of Merchants as a group, and by each holder of record of Merchants Common Stock who has filed with Merchants a copy of a Schedule 13D or a Schedule 13G, indicating that the filers individually, or with a group, are, or may be deemed to be, a beneficial owner of 5% or more of the outstanding shares of Merchants Common Stock.

                                                           Amount and Nature of
                                                         Percentage of Beneficial
                      Name and Address                            Ownership          Percentage of Class(1)
     -------------------------------------------------   ------------------------    ----------------------
     Norman H. Bird                                                   820                        *
     Donald R. Harding                                              4,379(2)                     *
     JWL/GSW, Ltd.                                                400,000(3)                  20.5%
     J.W. Lander, Jr                                              400,000(4)                     *
     J.W. Lander, III                                               8,500                        *
     Vanco Trusts (5)                                             453,995                     23.3%
     All directors and officers as a group (4 persons)            413,699                     21.2%

      * Less than one(1) percent

      -------------------------------------------

(1) Unless otherwise indicated, each person has sole voting and investing power over the shares listed.

(2) Shares are owned jointly be Mr. Harding and his wife. Mr. Harding has sole voting and investment power over the shares.

(3) JWL/GSW, Ltd. is a family limited partnership, for which Mr. Lander, Jr. and Mr. Lander, III are general partners with voting and investment power over the shares listed. Approximately 98% of JWL/GSW, Ltd. is owned by the Lander Children's Trust for which Mr. Lander, III is Trustee. The address for Messrs. Lander, Jr. and Lander, III and JWL/GSW, Ltd. is 5005 Woodway, Suite 300, Houston, Texas 77056.

(4) The shares shown as beneficially owned by Mr. Lander are owned of record by JWL/GSW, Ltd. (see footnote (3) above for additional information).

(5)      P.O. Box 1239, McAllen, Texas 78502.


                                 BUSINESS OF UPC

GENERAL


         UPC, a Tennessee corporation, is a bank holding company registered with the Federal Reserve under the BHC Act. As of March 31, 1998, UPC had total consolidated assets of approximately $18.4 billion, total consolidated loans of approximately $12.7 billion, total consolidated deposits of approximately $13.6 billion, and total consolidated shareholders' equity of approximately $1.8 billion.

         UPC conducts its business activities through its principal bank subsidiary, the $15.7 billion asset UPB, founded in 1869, headquartered in Memphis, Tennessee, with branches in Tennessee, Mississippi, Missouri, Arkansas, Louisiana, Alabama, and Kentucky. UPC also had, as of January 1, 1998, four other financial institution subsidiaries, the largest of which being Union Planters Bank of Florida, Miami, Florida, which had total consolidated assets as of March 31, 1998 of approximately $2.2 billion. UPC undertook a corporate reorganization plan in the fourth quarter of 1997, the primary purpose of which was to consolidate the majority of its bank subsidiaries into UPB. This corporate reorganization was completed January 1, 1998. It is likely that UPC will continue to consolidate its various bank subsidiaries into UPB in the future, to the extent allowed by law. Through the UPC Banking Subsidiaries, UPC provides a diversified range of financial services in the communities in which it operates and maintains approximately 518 banking offices and 626 ATMs. UPC's total deposits at March 31, 1998 are allocable by state to its banking offices (before consolidating adjustments) approximately as follows: $6.7 billion in Tennessee; $2.9 billion in Mississippi; $1.3 billion in Florida; $1.2 billion in Missouri; $596 million in Arkansas; $598 million in Louisiana; $412 million in Alabama; and $103 million in Kentucky.

         Acquisitions have been, and are expected to continue to be, an important part of the expansion of UPC's business. UPC completed three acquisitions in 1995, seven in 1996 and six in 1997, adding approximately $1.3 billion in total assets in 1995, $4.2 billion in 1996 and $3.6 in 1997. As of June 1, 1998, UPC has completed the acquisition of two financial institutions with approximately $520 million in aggregate total assets as of March 31, 1998 (the "Recently Completed Acquisitions"). As of June 1, 1998, UPC is a party to definitive agreements to acquire ten financial institutions, not including Merchants, and the proposed purchase of 24 branch locations and assumption of $1.5 billion of deposits of California Federal Bank, a Federal Savings Bank, located in Florida (the "CalFed Branch Purchase") (collectively referred to herein as the "Other Pending Acquisitions"). The Other Pending Acquisitions had aggregate total assets of approximately $12.6 billion at March 31, 1998. The terms Recently Completed Acquisitions and Other Pending Acquisitions are sometimes collectively referred to herein as the "Other Acquisitions". The largest of the Other Pending Acquisitions is UPC's proposed acquisition of Magna Group, Inc. ("MGR"), St. Louis, Missouri, which had total consolidated assets of approximately $7.3 billion at March 31, 1998. MGR acquired Charter Financial, Inc., and its subsidiary, Charter Bank, S.B. (the "Charter Acquisition") on May 1, 1998. Charter is located in Sparta, Illinois and at the time of consummation had total assets of approximately $406 million, total deposits of approximately $309 million, and total stockholders' equity of approximately $67 million. The Charter Acquisition was accounted for as a purchase. For purposes of this Proxy Statement, including the historical and equivalent pro forma data, the terms "Other Acquisitions" and "Other Pending Acquisitions" include the Charter Acquisition. For a description of the Other Acquisitions in addition to the Merger, see "BUSINESS OF UPC - Recent Developments" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION."


         UPC expects to continue to take advantage of the consolidation of the financial services industry by further developing its franchise through the acquisition of financial institutions and other entities engaged in lines of business permissible for banks and bank holding companies. Future acquisitions may entail the payment by UPC of consideration in excess of the book value of the underlying net assets acquired, may result in the issuance of additional shares of UPC capital stock or the incurring of additional indebtedness by UPC, and could have a dilutive effect on the earnings or book value per share of UPC Common Stock. Moreover, significant charges against earnings are sometimes required incidental to acquisitions. For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred over the past three fiscal years incidental to acquisitions, see the caption "Acquisitions" (on page 12) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.

         The principal executive offices of UPC are located at 7130 Goodlett Farms Parkway, Memphis, Tennessee 38018, and its telephone number at such address is (901) 580-6000. Additional information with respect to UPC and its subsidiaries is included in documents incorporated by reference in this Proxy Statement. See "AVAILABLE INFORMATION" and "DOCUMENTS INCORPORATED BY REFERENCE."

RECENT DEVELOPMENTS

         RECENTLY COMPLETED ACQUISITION. Since December 31, 1997, UPC has completed the acquisition of two institutions (the "Recently Completed Acquisition").


                                                      Asset Size
       Institution                                   (In Millions     Type of Consideration            Accounting
       -----------                                   ------------     ---------------------            ----------
       Sho-Me Financial Corp, Mt. Vernon, Missouri,       $374      Approximately 1,153,450             Purchase
        and its subsidiary, 1st Savings Bank, f.s.b.                shares of UPC Common Stock

       Security Bancshares, Inc., Des Arc,                 146      Approximately 490,858 shares        Pooling
       Arkansas, and its subsidiaries, Farmers &                    of UPC Common Stock
       Merchants Bank, Des Arc, Arkansas and
       Merchants & Farmers Bank, West Helena,
       Arkansas
                                                     --------------
                           TOTAL                          $520
                                                     ==============

         OTHER PENDING ACQUISITIONS. As of the date of this Proxy Statement, UPC has entered into definitive agreements to acquire the following financial institutions in addition to Merchants, which UPC's management considers probable of consummation and which are expected to close in 1998.


                                                         Asset Size                                        Projected
                          Institution                  (In Millions)(1     Type of Consideration(2)       Closing Date
           ---------------------------------------     ---------------  ------------------------------    ------------
           Magna Group, Inc., St. Louis, Missouri,        $7,657        Approximately 35,446,000          3rd Quarter
           and its subsidiaries, including Magna                        shares of UPC Common Stock            1998
           Bank, N.A., St. Louis, Missiouri (3)

           Peoples First Corporation, Paducah,             1,493        Approximately 6,338,000           3rd Quarter
           Kentucky and its subsidiaries, including                     shares of UPC Common Stock            1998
           Peoples First National Bank, Paducah,
           Kentucky
                                                           1,465        $110 million deposit premium      3rd Quartrt
           Purchase of 24 branches and assumptions                      in cash                               1998
           of $1.5 billion of deposits of California
           Federal Bank in Florida ("CalFed Branch
           Purchase")

           AMBANC Corp., Vincennes, Indiana, and its         734        Approximately 3,398,000           3rd Quarter
           subsidiaties, AMBANC Illinois, N.A.,                         shares of UPC Common Stock            1998
           AMBANC Indiana and American National
           Realty Corp.

           TransFlorida Bank, Boca Raton, Florida            318        Approximately 1,655,000           3rd Quarter
                                                                        shares of UPC Common Stock            1998

           CB & T, Inc., McMinnville, Tennessee, and         271        Approximately 1,450,000           3rd Quarter
           its subsidiary, City Bank & Trust                            shares of UPC Common Stock            1998
           Company, McMinnville, Tennessee

           Capital Savings Bancorp, Inc., Jefferson          232        Approximately 801,000 shares      3rd Quarter
           City, Missouri, and its subsidiary,                          of UPC Common Stock                   1998
           Capital Savings Bank, FSB, Jefferson
           City, Missouri

           First National Bancshares of Wetumpka,            217        Approximately 836,000 shares      3rd Quarter
           Inc., Wetumpka, Alabama, and its                             of UPC Common Stock                   1998
           subsidiary, First National Bank,
           Wetumpka, Alabama

           Alvin Bancshares, Inc., Alvin, Texas, and         121        Approximately 424,000 shares      3rd Quarter
           its subsidiaries, including Alvin State                      of UPC Common Stock                   1998
           Bank

           First Community Bancshares, Inc.,                  41        Approximately 126,000 shares      3rd Quarter
           Middleton, TN, and its subsidiary, Bank of                   of UPC Common Stock                   1998
           Middleton, Middleton, Tennessee

           Duck Hill Bank, Duck Hill, Mississippi             20        Approximately 42,000 shares       3rd Quarter
                                                                        of UPC Common Stock                   1998
                                                         -------
                    TOTALS                               $12,569
                                                         =======


-------------------------------------------


(1)      Approximate total assets at March 31, 1997.


(2) Assumes no adjustment to shares pursuant to exchange ratio adjustment mechanisms.


(3)      Includes the pro forma impact of the Charter Acquisition.


         EARNINGS CONSIDERATIONS RELATED TO THE MERGER AND THE OTHER ACQUISITIONS. It is expected that either UPC or the institutions acquired or to be acquired in connection with the Merger and the Other Acquisitions will incur charges arising from such acquisitions and from the assimilation of those institutions into the UPC organization. Most of the charges are expected to relate to the MGR and the Peoples acquisitions. Anticipated charges would normally arise from matters such as, but not limited to, legal and accounting fees, financial advisory fees, consulting fees, payment of contractual benefits triggered by a change of control, early retirement and involuntary separation and related benefits, costs associated with elimination of duplicate facilities and branch consolidations, data processing charges, cancellation of vendor contracts, and similar costs which normally arise from the consolidation of operational activities.


         For a discussion of the significant charges UPC has incurred over the past three years incidental to its acquisition program, see the caption "Acquisitions" (on page 10) in UPC's Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996 and 1995 (on pages 49 and 50) contained in such Annual Report to Shareholders. UPC's Annual Report to Shareholders is included as Exhibit 13 to the UPC 1997 Form 10-K and Exhibit 13 is incorporated by reference herein to the extent indicated herein.


         The Merger and each of the Other Pending Acquisitions (with the exception of the acquisitions of Duck Hill Bank, the Charter Acquisition and the CalFed Branch Purchase) are expected to be, and the Recently Completed Acquisition of Security Bancshares, Inc. was accounted for as a pooling of interests. The Recently Completed Acquisitions of Sho-Me Financial Corp. and the Charter Acquisition were, and the Other Pending Acquisitions of Duck Hill Bank and the CalFed Branch Purchase are expected to be accounted for as purchases. UPC currently estimates incurring aggregate charges in the range of $100 million to $115 million (approximately $91 million related to MGR) before taxes in connection with the consummation of the Merger and the Other Acquisitions. On an after tax basis these anticipated charges are estimated to be in the range of $75 to $80 million (approximately $61 million related to MGR). To the extent that UPC's recognition of these acquisition-related charges is contingent upon consummation of a particular transaction, those charges would be recognized in the period in which such transaction closes. The pro forma impact of these anticipated charges are included in the pro forma balance sheet information included in this Proxy Statement. SEE "SUMMARY - HISTORICAL AND PRO FORMA PER SHARE DATA" and "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION"

         The range of anticipated charges to be incurred in connection with consummating the Merger and the Other Acquisitions is a preliminary estimate of the significant charges which may, in the aggregate, be required and should be viewed accordingly. These charges are reflected in the pro forma consolidated balance sheet included in this Proxy Statement. Moreover, this range has been based on the due diligence that has been performed to date in connection with the Merger and the Other Acquisitions and the range may be subject to change and the actual charges incurred may be higher or lower than what is currently contemplated, once those institutions are assimilated from an operational perspective and various contingencies are either satisfied or eliminated. Furthermore, the range of anticipated charges will change if additional entities are acquired. UPC regularly evaluates the potential acquisition of, and holds discussions with, various potential acquisition candidates. As a general rule, UPC will publicly announce such acquisitions only after a definitive agreement has been reached, and only then if UPC considers the acquisition to be of such size as to be a significant acquisition. Since the range of anticipated merger-related charges is likely to change with additional acquisitions, and since UPC engages in acquisitions, such range could change, and Merchants' shareholders should view such information accordingly.



             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


         The following tables contain unaudited pro forma condensed consolidated financial statements including a balance sheet as of March 31, 1998 and statements of earnings for the three months ended March 31, 1998 and the years ended December 31, 1997, 1996, and 1995. These statements present on a pro forma basis historical results for (i) UPC for all periods, (ii) UPC and MGR for all periods, (iii) UPC, MGR and the Other Acquistions as of and for the three months ended March 31, 1998 and for the year ended December 31, 1997; (iv) UPC, MGR, Peoples, AMBANC and this Merger for the years ended December 31, 1996 and 1995 (see "Business of UPC -- Recent Developments").

         The Merger and all but four of the Other Acquisitions are expected to be accounted for using the pooling-of interests method of accounting. The pro forma information as of March 31, 1998 and for the three months ended March 31, 1998, and for the years ended December 31, 1997, reflect the acquisitions of MGR, Merchants and the Other Acquisitions as of January 1, 1997. The pro forma information for the years ended December 31, 1996 and 1995, reflect only the acquisition of MGR, Peoples, AMBANC and Merchants, because the Other Acquisitions (other than MGR, Peoples, and AMBANC and Merchants) are not individually or in the aggregate, considered significant to UPC from a financial statement presentation standpoint. Furthermore, the pro forma impact of the CalFed Branch Purchase on the pro forma statement of earnings for the periods presented has been executed due to the lack of information available for operation of the branches on a historical basis. Pro forma financial information are presented for information purposes only and are not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger or the Other Acquisitions been consummated at the dates or during the periods indicated, nor are they necessarily indicative of future results of operations or combined financial position. The pro forma balance sheet reflects preliminary estimates by UPC of acquisition-related charges to be incurred in connection with consummation of the Merger and the Other Acquisitions; however, the statement of earnings do not reflect these anticipated charges. For additional information with respect to the estimated charges UPC anticipates it would incur in connection with the Merger and the Other Acquisitions, see "BUSINESS OF UPC -- Recent Developments." For a discussion of UPC's acquisition program, including a discussion of the significant charges UPC has incurred incidental to acquisitions over the past three fiscal years, see the caption "Acquisitions" (on page 10) in UPC's 1997 Annual Report to Shareholders and Note 2 to UPC's audited consolidated financial statements for the years ended December 31, 1997, 1996, and 1995 (on pages 49 and 50) contained in UPC's 1997 Annual Report to Shareholders. UPC's 1997 Annual Report to Shareholders is included as Exhibit 13 to UPC's 1997 Form 10-K, and Exhibit 13 is incorporated by reference herein to the extent indicated herein. See "DOCUMENTS INCORPORATED BY REFERENCE."

         The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated historical financial statements of UPC and Merchants which are incorporated by reference herein. Pro forma results are not necessarily indicative of future operating results. See "DOCUMENTS INCORPORATED BY REFERENCE."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1998


                                                                                                               UPC,
                                                                                                            MGR, FNB
                                                                                                UPC            AND
                                                                               PRO FORMA        AND           OTHER
                                                       UPC          MGR      ADJUSTMENTS        MGR        ACQUISITIONS
                                                   -----------   ----------   -----------   -----------   --------------
                                                                         (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks..........................  $   660,528   $  220,317                 $   880,845   $ 1,008,839
Interest-bearing deposits at financial
  institutions...................................       20,425           --                      20,425        49,640
Federal funds sold and securities purchased under
  agreements to resell...........................      309,415       95,126                     404,541       545,801
Trading account assets...........................      163,698           --                     163,698       163,698
Loans held for resale............................      253,021           --                     253,021       259,017
Investment securities............................    3,287,664    2,239,113                   5,526,777     7,812,071
Loans............................................   12,754,653    4,379,021                  17,133,674    20,272,013
    Less:  Unearned income.......................      (26,994)         (93)                    (27,087)      (34,152)
           Allowance for losses on loans.........     (223,837)     (59,928)          --       (283,765)     (320,107)
                                                   -----------   ----------    ---------    -----------   -----------
    Net loans....................................   12,503,822    4,319,000                  16,822,822    19,917,754
Premises and equipment                                 338,799      117,253                     456,052       534,387
Accrued interest receivable......................      196,595       46,523                     243,118       279,665
FHA/VA claims receivable.........................      138,626           --                     138,626       138,626
Mortgage servicing rights........................       98,089        1,237                      99,326        99,832
Goodwill and other intangibles...................       78,927      120,951                     199,878       375,339
Other assets.....................................      364,005       91,098       29,060(b)     484,163       519,252
                                                   -----------   ----------    ---------    -----------   -----------
        Total assets.............................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
    Noninterest-bearing..........................  $ 2,290,776   $  641,300                 $ 2,932,076   $ 3,781,318
    Certificates of deposit of $100,000 and
      over.......................................    1,417,728      932,141                   2,349,869     2,854,920
    Other interest-bearing.......................    9,872,723    3,973,247                  13,845,970    17,696,215
                                                   -----------   ----------    ---------    -----------   -----------
        Total deposits...........................   13,581,227    5,546,688           --     19,127,915    24,332,453
Short-term borrowings............................      442,051      891,706                   1,333,757     1,365,605
Short- and medium-term bank notes................      135,000           --                     135,000       139,743
Federal Home Loan Bank advances..................      846,291      106,370                     952,661     1,215,073
Other long-term debt.............................    1,022,644        9,513                   1,032,157     1,037,766
Accrued interest, expenses and taxes.............      182,422       76,604       90,511(b)     349,537       406,185
Other liabilities................................      394,537        8,759                     403,296       410,918
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities........................   16,604,172    6,639,640       90,511     23,334,323    28,907,743
                                                   -----------   ----------    ---------    -----------   -----------
Shareholders' equity
    Convertible preferred stock..................       36,972           40                      37,012        37,012
    Common stock                                       419,326       68,075       89,631(a)     577,032       662,544
    Additional paid-in capital...................      272,157      343,601     (150,257)(a)    457,905       580,938
                                                                                  (7,596)(b)
    Retained earnings............................    1,060,029      267,982      (61,451)(b)  1,266,560     1,489,763
    Treasury stock...............................           --      (60,626)      60,626(a)          --            --
    Unearned compensation........................       (9,550)      (7,596)       7,596(b)      (9,550)      (10,021)
    Net unrealized gain on available for sale
      securities.................................       30,508         (498)          --         30,010        35,942
                                                   -----------   ----------    ---------    -----------   -----------
        Total shareholders' equity...............    1,809,442      610,978      (61,451)     2,358,969     2,796,178
                                                   -----------   ----------    ---------    -----------   -----------
        Total liabilities and shareholders'
          equity.................................  $18,413,614   $7,250,618    $  29,060    $25,693,292   $31,703,921
                                                   ===========   ==========    =========    ===========   ===========



(a) Issuance of shares to acquire MGR (32,563,752 MGR shares outstanding times the exchange ratio of .9686 equals 31,541,250 shares of UPC Common Stock to be issued).

(b) Acquisition - related charges -- see "Business of UPC -- Recent
     Developments -- Earnings Considerations Related to the Merger and the Other Acquisitions."

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998


                                                                                         UPC, MGR, FNB
                                                                             UPC              AND
                                                                             AND             OTHER
                                                             UPC             MGR          ACQUISITIONS
                                                        -------------   -------------    ------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
  Interest and fees on loans..........................   $   292,160     $   388,325      $   465,341
  Interest on investment securities
     Taxable..........................................        41,475          69,870           83,000
     Tax-exempt.......................................         7,066          10,836           13,777
  Interest on deposits at financial institutions......           424             470              735
  Interest on federal funds sold and securities
     purchased under agreements to resell.............         2,710           4,837            6,387
  Interest on trading account assets..................         3,020           3,020            3,020
  Interest on loans held for resale...................         2,280           2,280            2,383
                                                         -----------     -----------      -----------
     Total interest income............................       349,135         479,638          574,643
                                                         -----------     -----------      -----------
Interest expense
  Interest on deposits................................       124,085         179,549          221,207
  Interest on short-term borrowings...................         6,016          17,237           21,987
  Interest on long-term debt..........................        28,327          29,936           30,779
                                                         -----------     -----------      -----------
     Total interest expense...........................       158,428         226,722          273,973
                                                         -----------     -----------      -----------
     Net interest income..............................       190,707         252,916          300,670
Provision for losses on loans.........................        17,909          21,459           24,775
                                                         -----------     -----------      -----------
     Net interest income after provision for losses on
       loans..........................................       172,798         231,457          275,895
Noninterest income
  Service charges on deposit accounts.................        25,746          32,074           36,435
  Mortgage servicing income...........................        16,191          16,453           16,890
  Bank card income....................................         7,498           9,426            9,641
  Factoring commissions...............................         7,304           7,304            7,304
  Trust service income................................         2,407           5,723            6,381
  Profits and commissions from trading activities.....         1,847           1,848            1,848
  Investment securities gains.........................         5,215           5,811            6,552
  Other income........................................        29,510          41,058           43,559
                                                         -----------     -----------      -----------
     Total noninterest income.........................        95,718         119,697          128,610
Noninterest expense
  Salaries and employee benefits......................        73,230          96,595          113,940
  Net occupancy expense...............................        10,644          15,473           18,137
  Equipment expense...................................        10,997          13,694           16,052
  Other expense.......................................        58,753          77,892           90,669
                                                         -----------     -----------      -----------
     Total noninterest expense........................       153,624         203,654          238,798
                                                         -----------     -----------      -----------
     Earnings before income taxes.....................       114,892         147,500          165,707
  Applicable income taxes.............................        40,320          52,417           59,139
                                                         -----------     -----------      -----------
     Net earnings.....................................   $    74,572     $    95,083      $   106,568
                                                         ===========     ===========      ===========
Earnings per common share
  Basic...............................................   $       .89     $       .82      $       .80
  Diluted.............................................           .86             .79              .78
Weighted average shares outstanding (in thousands)
  Basic...............................................        83,379         114,868          131,931
  Diluted.............................................        86,974         120,157          137,409

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1997



                                                                                            UPC, MGR, FNB
                                                                                UPC              AND
                                                                                AND             OTHER
                                                                UPC             MGR          ACQUISITIONS
                                                           -------------   -------------    --------------
                                                            (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans..........................   $1,165,925      $1,536,829       $1,839,742
     Interest on investment securities
          Taxable........................................      187,221         290,351          343,598
          Tax-exempt.....................................       29,032          40,516           52,133
     Interest on deposits at financial institutions......        2,627           2,627            3,179
     Interest on federal funds sold and securities
       purchased under agreements to resell..............        9,114          13,760           18,554
     Interest on trading account assets..................       14,956          14,956           14,956
     Interest on loans held for resale...................        7,819           7,819            7,982
                                                            ----------      ----------       ----------
               Total interest income.....................    1,416,694       1,906,858        2,280,144
                                                            ----------      ----------       ----------
Interest expense
     Interest on deposits................................      494,517         698,778          860,526
     Interest on short-term borrowings...................       41,280          81,980          104,620
     Interest on long-term debt..........................      110,512         116,687          120,184
                                                            ----------      ----------       ----------
               Total interest expense....................      646,309         897,445        1,085,330
                                                            ----------      ----------       ----------
               Net interest income.......................      770,385       1,009,413        1,194,814
Provision for losses on loans............................      113,633         142,580          154,163
                                                            ----------      ----------       ----------
               Net interest income after provision for
                 losses on loans.........................      656,752         866,833        1,040,651
Noninterest income
     Service charges on deposit accounts.................      107,248         133,352          151,454
     Mortgage servicing income...........................       57,265          57,265           58,051
     Bank card income....................................       31,317          38,544           39,239
     Factoring commissions...............................       30,140          30,140           30,140
     Trust service income................................        9,020          21,663           24,355
     Profits and commissions from trading activities.....        7,295           7,295            7,295
     Investment securities gains.........................        2,104           4,688            5,481
     Other income........................................      117,221         139,945          153,075
                                                            ----------      ----------       ----------
               Total noninterest income..................      361,610         432,892          469,090
                                                            ----------      ----------       ----------
Noninterest expense
     Salaries and employee benefits......................      284,648         372,959          440,212
     Net occupancy expense...............................       44,813          64,140           73,676
     Equipment expense...................................       43,812          53,579           62,466
     Other expense.......................................      324,431         379,663          430,225
                                                            ----------      ----------       ----------
               Total noninterest expense.................      697,704         870,341        1,006,579
                                                            ----------      ----------       ----------
               Earnings before income taxes..............      320,658         429,384          503,162
Applicable income taxes..................................      111,897         147,948          173,787
                                                            ----------      ----------       ----------
               Net earnings..............................   $  208,761      $  281,436       $  329,375
                                                            ==========      ==========       ==========
Earnings per common share
     Basic...............................................   $     2.54      $     2.48       $     2.52
     Diluted.............................................         2.45            2.40             2.45
Weighted average shares outstanding (in thousands)
     Basic...............................................       80,336         111,418          128,555
     Diluted.............................................       85,195         117,884          135,180

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1996


                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR         AND MERCHANTS
                                                       -----------   -----------   ----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $1,095,148    $1,380,299       $1,535,342
     Interest on investment securities
          Taxable....................................     247,716       340,745          372,233
          Tax-exempt.................................      30,839        37,980           45,560
     Interest on deposits at financial
       institutions..................................       1,593         1,593            1,910
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      16,948        19,462           21,664
     Interest on trading account assets..............      13,895        13,895           13,895
     Interest on loans held for resale...............       6,852         6,852            7,241
                                                       ----------    ----------       ----------
               Total interest income.................   1,412,991     1,800,826        1,997,845
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     512,668       670,856          755,680
     Interest on short-term borrowings...............      64,689        93,501          100,543
     Interest on long-term debt......................      90,782        97,530           97,680
                                                       ----------    ----------       ----------
               Total interest expense................     668,139       861,887          953,903
                                                       ----------    ----------       ----------
               Net interest income...................     744,852       938,939        1,043,942
Provision for losses on loans........................      68,948        79,228           84,198
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     675,904       859,711          959,744
Noninterest income
     Service charges on deposit accounts.............     107,535       130,978          141,119
     Mortgage servicing income.......................      63,003        63,003           63,003
     Bank card income................................      24,975        30,988           31,636
     Factoring commissions...........................      26,066        26,066           26,066
     Trust service income............................      10,130        19,512           21,496
     Profits and commissions from trading
       activities....................................       5,765         5,765            5,765
     Investment securities gains.....................       4,099         4,916            4,942
     Other income....................................      78,929        89,632           94,739
                                                       ----------    ----------       ----------
               Total noninterest income..............     320,502       370,860          388,766
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     282,726       351,868          388,972
     Net occupancy expense...........................      47,215        65,195           70,142
     Equipment expense...............................      44,418        53,149           60,704
     Other expense...................................     357,458       399,991          422,915
                                                       ----------    ----------       ----------
               Total noninterest expense.............     731,817       870,203          942,733
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     264,589       360,368          405,777
Applicable income taxes..............................      93,115       125,755          139,649
                                                       ----------    ----------       ----------
               Net earnings..........................  $  171,474    $  234,613       $  266,128
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.13    $     2.18       $     2.24
     Diluted.........................................        2.05          2.11             2.17
Weighted average shares outstanding (in thousands)
     Basic...........................................      77,240       104,539          115,726
     Diluted.........................................      83,542       112,425          123,714

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF EARNINGS
                      FOR THE YEAR ENDED DECEMBER 31, 1995


                                                                         UPC           UPC, MGR,
                                                                         AND       PEOPLES, AMBANC,
                                                           UPC           MGR        AND MERCHANTS
                                                       -----------   -----------   -----------------
                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income
     Interest and fees on loans......................  $  986,230    $1,252,376       $1,388,252
     Interest on investment securities
          Taxable....................................     202,890       274,743          304,771
          Tax-exempt.................................      32,400        39,666           47,200
     Interest on deposits at financial
       institutions..................................       5,284         5,284            6,153
     Interest on federal funds sold and securities
       purchased under agreements to resell..........      19,965        21,868           24,547
     Interest on trading account assets..............      14,191        14,191           14,191
     Interest on loans held for resale...............       4,858         4,858            5,184
                                                       ----------    ----------       ----------
               Total interest income.................   1,265,818     1,612,986        1,790,298
                                                       ----------    ----------       ----------
Interest expense
     Interest on deposits............................     478,641       616,666          695,224
     Interest on short-term borrowings...............      44,492        64,725           70,706
     Interest on long-term debt......................      73,234        79,293           79,674
                                                       ----------    ----------       ----------
               Total interest expense................     596,367       760,684          845,604
                                                       ----------    ----------       ----------
               Net interest income...................     669,451       852,302          944,694
Provision for losses on loans........................      33,917        43,909           47,393
                                                       ----------    ----------       ----------
               Net interest income after provision
                 for losses on loans.................     635,534       808,393          897,301
Noninterest income
     Service charges on deposit accounts.............     102,932       125,419          134,243
     Mortgage servicing income.......................      55,903        55,903           55,903
     Bank card income................................      20,758        26,559           27,124
     Factoring commissions...........................      19,519        19,519           19,519
     Trust service income............................       8,326        16,964           18,786
     Profits and commissions from trading
       activities....................................      12,362        12,362           12,362
     Investment securities gains.....................       1,433         1,789            2,008
     Other income....................................      72,477        83,058           87,381
                                                       ----------    ----------       ----------
               Total noninterest income..............     293,710       341,573          357,326
                                                       ----------    ----------       ----------
Noninterest expense
     Salaries and employee benefits..................     264,663       337,656          371,136
     Net occupancy expense...........................      44,061        61,738           66,224
     Equipment expense...............................      42,251        51,218           57,289
     Other expense...................................     256,214       302,794          324,295
                                                       ----------    ----------       ----------
               Total noninterest expense.............     607,189       753,406          818,944
                                                       ----------    ----------       ----------
               Earnings before income taxes..........     322,055       396,560          435,683
Applicable income taxes..............................     110,799       134,082          145,486
                                                       ----------    ----------       ----------
               Net earnings..........................  $  211,256    $  262,478       $  290,197
                                                       ==========    ==========       ==========
Earnings per common share
     Basic...........................................  $     2.79    $     2.56       $     2.56
     Diluted.........................................        2.66          2.46             2.46
Weighted average shares outstanding (in thousands)
     Basic...........................................      72,512        99,346          110,196
     Diluted.........................................      78,798       106,632          117,604

                        CERTAIN REGULATORY CONSIDERATIONS

         The following discussion sets forth certain of the material elements of the regulatory framework applicable to banks and bank holding companies and provides certain specific information related to UPC. A more complete discussion is included in the UPC 1997 Form 10-K. Information relating to Merchants is included in the Merchants 1997 Form 10-K. See "AVAILABLE INFORMATION," "DOCUMENTS INCORPORATED BY REFERENCE" and the Merchants 1997 Form 10-K, a copy of which is attached hereto as Appendix E.

GENERAL

         UPC is a bank holding company registered with the Federal Reserve under the BHC Act. As such, UPC and its non-bank subsidiaries are subject to the supervision, examination, and reporting requirements of the BHC Act and the regulations of the Federal Reserve.

         The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before: (i) it may acquire direct or indirect ownership or control of any voting shares of any bank if, after such acquisition, the bank holding company will directly or indirectly own or control more than 5% of the voting shares of the bank; (ii) it or any of its subsidiaries, other than a bank, may acquire all or substantially all of the assets of any bank; or (iii) it may merge or consolidate with any other bank holding company.

         The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy which is discussed below, and consideration of convenience and needs issues includes the parties' performance under the Community Reinvestment Act of 1977.

         The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("Interstate Banking Act"), which became effective in September 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that UPC and any other bank holding company located in Tennessee may now acquire a bank located in any other state, and any bank holding company located outside Tennessee may lawfully acquire any Tennessee-based bank, regardless of state law to the contrary, in either case subject to certain deposit-percentage limitations, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. None of the states in which the banking subsidiaries of UPC are currently located has either moved up the date after which interstate branching will be permissible or "opted out." Texas did, however, elect to "opt out," in legislation that expires September 2, 1999. UPC utilized the provisions of the Interstate Banking Act at the end of 1997 to merge substantially all of UPC's Banking Subsidiaries with and into UPB. As a result of such consolidation, UPBN is now a multi-state national bank with branches in Tennessee, Alabama, Mississippi, Louisana, Arkansas, Missouri and Kentucky.

         The BHC Act generally prohibits UPC from engaging in activities other than banking or managing or controlling banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and performing certain insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. The BHC Act does not place territorial limitations on permissible nonbanking activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

         Each of the UPC Banking Subsidiaries is a member of the Federal Deposit Insurance Corporation ("FDIC"), and as such, its deposits are insured by the FDIC to the extent provided by law. Each such subsidiary is also subject to numerous state and federal statutes and regulations that affect is business, activities, and operations, and each is supervised and examined by one or more state or federal bank regulatory agencies.

         The regulatory agencies having supervisory jurisdiction over the respective subsidiary institutions of UPC and Merchants (the FDIC and the applicable state authority in the case of state-chartered nonmember banks, the Office of Thrift Supervision ("OTS") in the case of federally chartered thrift institutions, the Federal Reserve in the case of state-chartered member banks, and the Office of the Comptroller of the Currency ("OCC") in the case of national banks) regularly examine the operations of such institutions and have authority to approve or disapprove mergers, consolidations, the establishment of branches, and similar corporate actions. The federal and state banking regulators also have the power to prevent the continuance or development of unsafe or unsound banking practices or other violations of law.

PAYMENT OF DIVIDENDS

         UPC is a legal entity separate and distinct from its banking, thrift, and other subsidiaries. The principal sources of cash flow of UPC, including cash flow to pay dividends to its shareholders, are dividends from its subsidiary depository institutions. There are statutory and regulatory limitations on the payment of dividends by these subsidiary depository institutions to UPC, as well as by UPC and Merchants to their shareholders.

         As to the payment of dividends, each of UPC's state-chartered banking subsidiaries is subject to the respective laws and regulations of the state in which such bank is located, and to the regulations of the bank's primary federal regulator. UPC's subsidiary that is a thrift institution is subject to the OTS' dividend distributions regulation, and those that are national banks are subject to the regulations of the OCC.

         If, in the opinion of the federal banking regulator, a depository institution under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the depository institution, could include the payment of dividends), such agency may require, after notice and hearing, that such institution cease and desist from such practice. The federal banking agencies have indicated that paying dividends that deplete a depository institution's capital base to an inadequate level would be an unsafe and unsound banking practice. Under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), a depository institution may not pay any dividend if payment would cause it to become undercapitalized or if it already is undercapitalized. See "-- Prompt Corrective Action." Moreover, the federal agencies have issued policy statements that provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.


         At March 31, 1998, under dividend restrictions imposed under federal and state laws, the UPC Banking Subsidiaries, without obtaining governmental approvals, could declare aggregate dividends to UPC of approximately $172.4 million.


         The payment of dividends by UPC and the UPC Banking Subsidiaries may also be affected or limited by other factors, such as the requirement to maintain adequate capital above regulatory guidelines.

CAPITAL ADEQUACY

         UPC and the UPC Banking Subsidiaries are required to comply with the capital adequacy standards established by the Federal Reserve in the case of UPC, and the appropriate federal banking regulator in the case of each of the UPC Banking Subsidiary. There are two basic measures of capital adequacy for bank holding companies and their subsidiary depository institutions that have been promulgated by the Federal Reserve and each of the federal bank regulatory agencies: a risk-based measure and a leverage measure. All applicable capital standards must be satisfied for a bank holding company to be considered in compliance.

         The risk-based capital standards are designed to make regulatory capital requirements more sensitive to differences in risk profile among depository institutions and bank holding companies, to account for off-balance-sheet exposure, and to minimize disincentives for holding liquid assets. Assets and off-balance-sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk-weighted assets and off-balance-sheet items.


         The minimum guideline for the ratio ("Total Capital Ratio") of total capital ("Total Capital") to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of Total Capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets ("Tier 1 Capital"). The remainder may consist of subordinated debt, other preferred stock, and a limited amount of loan loss reserves ("Tier 2 Capital"). At March 31, 1998, UPC's consolidated Total Capital Ratio and its Tier 1 Capital Ratio (i.e., the ratio of Tier 1 Capital to risk-weighted assets) were 20.71% and 15.66%, respectively.

         In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio (the "Leverage Ratio") of Tier 1 Capital to average assets, less goodwill and certain other intangible assets, of 3.0% for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies generally are required to maintain a Leverage Ratio of at least 3.0%, plus an additional cushion of 100 to 200 basis points. UPC's Leverage Ratio at March 31, 1998, was 10.72%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve has indicated that it will consider a "tangible Tier 1 Capital Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

         Each of the UPC Banking Subsidiaries is subject to risk-based and leverage capital requirements adopted by its federal banking regulator which are substantially similar to those adopted by the Federal Reserve for bank holding companies. Each of the UPC Banking Subsidiaries was in compliance with applicable minimum capital requirements as of March 31, 1998. Neither UPC nor any of the UPC Banking Subsidiaries has been advised by any federal banking agency of any specific minimum capital ratio requirement applicable to it.


         Failure to meet capital guidelines could subject a bank or thrift to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See "-- Prompt Corrective Action."

         The federal bank regulators continue to indicate their desire to raise capital requirements applicable to banking organizations beyond their current levels. In this regard, the Federal Reserve, the FDIC, and the OCC have, pursuant to FDICIA, proposed an amendment to the risk-based capital standards that would calculate the change in an institution's net economic value attributable to increases and decreases in market interest rates and would require banks with excessive interest rate risk exposure to hold additional amounts of capital against such exposures. The OTS has already included an interest-rate risk component in its risk-based capital guidelines for savings associations that it regulates.

SUPPORT OF SUBSIDIARY INSTITUTIONS

         Under Federal Reserve policy, UPC is expected to act as a source of financial strength for, and to commit resources to support, each of the UPC Banking Subsidiaries. This support may be required at times when, absent such Federal Reserve policy, UPC may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

         Under the Federal Deposit Insurance Act (the "FDIA"), a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default." "Default" is defined generally as the appointment of a conservator or receiver, and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. The FDIC's claim for damages is superior to claims of shareholders of the insured depository institution or its holding company, but is subordinate to claims of depositors, secured creditors, and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution. The UPC Banking Subsidiaries are subject to these cross-guarantee provisions. As a result, any loss suffered by the FDIC in respect of any of these subsidiaries would likely result in assertion of the cross-guarantee provisions, the assessment of such estimated losses against the depository institution's banking or thrift affiliates, and a potential loss of UPC's respective investments in such other subsidiary depository institutions.

PROMPT CORRECTIVE ACTION

         FDICIA establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, which became effective in December 1992, the federal banking regulators are required to establish five capital categories (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and to take certain mandatory supervisory actions, and are authorized to take other discretionary actions, with respect to institutions in the three undercapitalized categories, the severity of which will depend upon the capital category in which the institution is placed. Generally, subject to a narrow exception, FDICIA requires the banking regulator to appoint a receiver or conservator for an institution that is critically undercapitalized. The federal banking agencies have specified by regulation the relevant capital level for each category.

         Under the final agency rules implementing the prompt corrective action provisions, an institution that (i) has a Total Capital Ratio of 10% or greater, a Tier 1 Capital Ratio of 6.0% or greater, and a Leverage Ratio of 5.0% or greater and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the appropriate federal banking agency is deemed to be well capitalized. An institution with a Total Capital Ratio of 8.0% or greater, a Tier 1 Capital Ratio of 4.0% or greater, and a Leverage Ratio of 4.0% or greater is considered to be adequately capitalized. A depository institution that has a Total Capital Ratio of less than 8.0%, a Tier 1 Capital Ratio of less than 4.0%, or a Leverage Ratio of less than 4.0% is considered to be undercapitalized. A depository institution that has a Total Capital Ratio of less than 6.0%, a Tier 1 Capital Ratio of less than 3.0%, or a Leverage Ratio of less than 3.0% is considered to be significantly undercapitalized, and an institution that has a tangible equity capital to assets ratio equal to or less than 2.0% is deemed to be critically undercapitalized. For purposes of the regulation, the term "tangible equity" includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards, plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets with certain exceptions. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

         An institution that is categorized as undercapitalized, significantly undercapitalized, or critically undercapitalized is required to submit an acceptable capital restoration plan to its appropriate federal banking agency. Under FDICIA, a bank holding company must guarantee that a subsidiary depository institution meet its capital restoration plan, subject to certain limitations. The obligation of a controlling bank holding company under FDICIA to fund a capital restoration plan is limited to the lesser of 5.0% of an undercapitalized subsidiary's assets or the amount required to meet regulatory capital requirements. An undercapitalized institution is also generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the appropriate federal banking agency is given authority with respect to any undercapitalized depository institution to take any of the actions it is required to or may take with respect to a significantly undercapitalized institution as described below if it determines "that those actions are necessary to carry out the purpose" of FDICIA.

         For those institutions that are significantly undercapitalized or undercapitalized and either fail to submit an acceptable capital restoration plan or fail to implement an approved capital restoration plan, the appropriate federal banking agency must require the institution to take one or more of the following actions: (i) sell enough shares, including voting shares, to become adequately capitalized; (ii) merge with (or be sold to) another institution (or holding company), but only if grounds exist for appointing a conservator or receiver; (iii) restrict certain transactions with banking affiliates as if the "sister bank" exception to the requirements of Section 23A of the Federal Reserve Act did not exist; (iv) otherwise restrict transactions with bank or non-bank affiliates; (v) restrict interest rates that the institution pays on deposits to "prevailing rates" in the institution's "region;" (vi) restrict asset growth or reduce total assets; (vii) alter, reduce, or terminate activities; (viii) hold a new election of directors; (ix) dismiss any director or senior executive officer who held office for more than 180 days immediately before the institution became undercapitalized, provided that in requiring dismissal of a director or senior officer, the agency must comply with certain procedural requirements, including the opportunity for an appeal in which the director or officer will have the burden of proving his or her value to the institution; (x) employ "qualified" senior executive officers; (xi) cease accepting deposits from correspondent depository institutions; (xii) divest certain nondepository affiliates which pose a danger to the institution; or
(xiii) be divested by a parent holding company. In addition, without the prior approval of the appropriate federal banking agency, a significantly undercapitalized institution may not pay any bonus to any senior executive officer or increase the rate of compensation for such an officer.


         At March 31, 1998, all of the UPC Banking Subsidiaries had the requisite capital levels to qualify as well capitalized. An institution's capital category is determined solely for the purposes of applying the prompt corrective action law and it may not constitute an accurate representation of an institution's overall financial condition or prospects.



                        DESCRIPTION OF UPC CAPITAL STOCK


         UPC's Charter currently authorizes the issuance of 300,000,000 shares of UPC Common Stock and 10,000,000 shares of UPC Preferred Stock. As of May 1, 1998, 84,970,899 shares of UPC Common Stock were outstanding and approximately 7,792,332 shares were earmarked for issuance in connection with currently outstanding UPC options, UPC's dividend reinvestment plan, and with respect to conversion rights of the currently outstanding UPC Series E Preferred Stock (defined next). In addition, as of May 1, 1998, 1,156,231 shares of UPC's 8% Cumulative, Convertible Preferred Stock, Series E (the "Series E Preferred Stock") were outstanding. As of May 1, 1998, none of UPC's 750,000 authorized shares of Series A Preferred Stock were issued and outstanding and UPC management is not currently aware of the existence of circumstances from which it may be inferred that such issuance is imminent. THE CAPITAL STOCK OF UPC DOES NOT REPRESENT OR CONSTITUTE A DEPOSIT ACCOUNT AND IS NOT INSURED BY THE FDIC, THE BANK INSURANCE FUND, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY GOVERNMENTAL AGENCY.

UPC COMMON STOCK

         GENERAL. Shares of UPC Common Stock may be issued at such time or times and for such consideration (not less than the par value thereof) as the UPC Board may deem advisable, subject to such limitations as may be set forth in the laws of the State of Tennessee, UPC's Charter or Bylaws or the rules of the NYSE. Union Planters Bank National Association, a subsidiary of UPC, is the Registrar, Transfer Agent and Dividend Disbursing Agent for shares of UPC Common Stock. Its address is Union Planters Bank, National Association, Corporate Trust Department, 6200 Poplar Avenue, Third Floor, Memphis, Tennessee 38119. Its mailing address is P.O. Box 387, Memphis, Tennessee 38147.

         DIVIDENDS. Subject to the preferential dividend rights applicable to outstanding shares of the UPC Preferred Stock and subject to applicable requirements, if any, with respect to the setting aside of sums for purchase, retirement, or sinking funds, if any, for all outstanding UPC Preferred Stock, the holders of the UPC Common Stock are entitled to receive, to the extent permitted by law, only such dividends as may be declared from time to time by the UPC Board.

         UPC has the right to, and may from time to time, enter into borrowing arrangements or issue other debt instruments, the provisions of which may contain restrictions on payment of dividends and other distributions on UPC Common Stock and UPC Preferred Stock. In December 1996, UPC caused to be issued $200,000,000 in aggregate liquidation amount of 8.20% Capital Trust Pass - through Securities ("UPC Capital Securities") through a Delaware trust subsidiary. Pursuant to the terms of the governing instruments, UPC would be prohibited from paying dividends on any UPC Capital Stock if all quarterly payments on the UPC Capital Securities had not been paid in full. The UPC Capital Securities mature in 2026 and may be redeemed under certain circumstances prior to maturity.

         LIQUIDATION RIGHTS. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets, or winding-up of UPC, after distribution in full of the preferential amounts required to be distributed to the holders of UPC Preferred Stock, holders of UPC Common Stock will be entitled to receive all of the remaining assets of UPC, of whatever kind, available for distribution to shareholders ratably in proportion to the number of shares of UPC Common Stock held. The UPC Board may distribute in kind to the holders of UPC Common Stock such remaining assets of UPC or may sell, transfer, or otherwise dispose of all or any part of such remaining assets to any other person or entity and receive payment therefor in cash, stock, or obligations of such other person or entity, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of UPC Common Stock. Neither the merger or consolidation of UPC into or with any other corporation, nor the merger of any other corporation into UPC, nor any purchase or redemption of shares of stock of UPC of any class, shall be deemed to be a dissolution, liquidation, or winding-up of UPC for purposes of this paragraph.

         Because UPC is a holding company, its right and the rights of its creditors and shareholders, including the holders of UPC Preferred Stock and UPC Common Stock, to participate in the distribution of assets of a subsidiary on its liquidation or recapitalization may be subject to prior claims of such subsidiary's creditors except to the extent that UPC itself may be a creditor having recognized claims against such subsidiary.

         For a further description of UPC Common Stock, see "EFFECT OF THE MERGER ON RIGHTS OF SHAREHOLDERS."

UPC PREFERRED STOCK

         SERIES A PREFERRED STOCK. UPC's Charter provides for the issuance of up to 750,000 shares (subject to adjustment by action of the UPC Board) of Series A Preferred Stock under certain circumstances involving a potential change in control of UPC. None of such shares are outstanding and management is aware of no facts suggesting that issuance of such shares may be imminent. The Series A Preferred Stock is described in more detail in UPC's Registration Statement on Form 8-A, dated January 19, 1989, and filed February 1, 1989 (SEC File No. 0-6919) which is incorporated by reference herein.

         SERIES E PREFERRED STOCK. 1,156,231 shares of Series E Preferred Stock were outstanding as of May 31, 1998. All shares of Series E Preferred Stock have a stated value of $25.00 per share. Dividends are payable at the rate of $0.50 per share per quarter and are cumulative. The Series E Preferred Stock is convertible at the rate of 1.25 shares of UPC Common Stock for each share of Series E Preferred Stock. The Series E Preferred Stock is not subject to any sinking fund provisions and has no preemptive rights. Such shares have a liquidation preference of $25.00 per share plus unpaid dividends accrued thereon and, at UPC's option and with the prior approval of the Federal Reserve, are subject to redemption by UPC at any time at a redemption price of $25.00 per share plus any unpaid dividends accrued thereon. Holders of Series E Preferred Stock have no voting rights except as required by law and in certain other limited circumstances. See "CERTAIN REGULATORY CONSIDERATIONS --Payment of Dividends."


                                  OTHER MATTERS

         As of the date of this Proxy Statement, the Merchants Board knows of no matters that will be presented for consideration at the Special Meeting other than as described in this Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.


                              SHAREHOLDER PROPOSALS


         UPC expects to hold its next annual meeting of shareholders after the Merger in April 1999. Under SEC rules, proposals of UPC shareholders intended to be presented at that meeting must be received by UPC at its principal executive offices no later than the date specified in UPC's 1998 annual meeting proxy statement. It is not currently anticipated that Merchants will hold its annual meeting unless the Merger should not be consummated. In the event the Merger is not consummated, Merchants will provide subsequent notice of such annual meeting and proposals of Merchants shareholders intended to be presented at that meeting must have been received by Merchants at its principal executive offices within a reasonable period of time prior to such annual meeting.



                                     EXPERTS

         The consolidated financial statements of UPC and subsidiaries incorporated in this Proxy Statement/Prospectus by reference to the UPC 1997 Form 10-K have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements incorporated in this Proxy Statement by reference to the Merchants 1997 Form 10-K have been audited by Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent auditors, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                    OPINIONS

         The legality of the shares of UPC Common Stock to be issued in the Merger will be passed upon by E. James House, Jr., Secretary and Manager of the Legal Department of UPC. E. James House, Jr. is an officer of, and receives compensation from, UPC.

         Certain tax consequences of the transaction have been passed upon by Wyatt, Tarrant & Combs, Memphis, Tennessee for UPC.

APPENDIX A - THE MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                          UNION PLANTERS CORPORATION,

                       UNION PLANTERS HOLDING CORPORATION

                                      AND

                           MERCHANTS BANCSHARES, INC.

                          DATED AS OF JANUARY 16, 1998

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

                                                        ARTICLE  1
                                             TRANSACTIONS AND TERMS OF MERGER . . . . . . . . . . . . . . . . . . . .   1

         1.1     Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ------
         1.2     Time and Place of Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ---- --- ----- -- -------
         1.3     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 --------- ----
         1.4     Restructure of Transaction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ----------- -- -----------


                                                            ARTICLE 2
                                                     TERMS OF MERGER  . . . . . . . . . . . . . . . . . . . . . . . .   2
         2.1     Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 -------
         2.2     Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ------
         2.3     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 --------- --- --------


                                                            ARTICLE 3
                                               MANNER OF CONVERTING SHARES  . . . . . . . . . . . . . . . . . . . . .   2
         3.1     Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ---------- -- ------
         3.2     Anti-Dilution Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ------------- ----------
         3.3     Shares Held by Subject Company or Parent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ------ ---- -- ------- ------- -- ------
         3.4     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ---------- ------


                                                            ARTICLE 4
                                                    EXCHANGE OF SHARES  . . . . . . . . . . . . . . . . . . . . . . .   3
         4.1     Exchange Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 -------- ----------
         4.2     Rights of Former Subject Company Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------ -- ------ ------- ------- ------------


                                                            ARTICLE 5
                                    REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY   . . . . . . . . . . . . . . .   4
         5.1     Organization, Standing, and Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------------- --------- --- -----
         5.2     Authority; No Breach by Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 ---------- -- ------ -- ---------
         5.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 ------- -----
         5.4     Subject Company Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 ------- ------- ------------
         5.5     Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 --------- ----------
         5.6     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ------- -- ----------- -----------
         5.7     Absence of Certain Changes or Events.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ------- -- ------- ------- -- ------
         5.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 --- -------
         5.9     Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ------
         5.10    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ------------ --------
         5.11    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ------------- -------
         5.12    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------- ---- ----
         5.13    Labor Relations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ----- ---------
         5.14    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -------- ------- -----
         5.15    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 -------- ---------
         5.16    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ----- -----------
         5.17    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 -------
         5.18    Statements True and Correct. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ---------- ---- --- -------
         5.19    Accounting, Tax, and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ----------- ---- --- ---------- -------
         5.20    Charter Provisions; Takeover Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------- ----------- -------- ----

                                                            ARTICLE 6
                                         REPRESENTATIONS AND WARRANTIES OF PARENT . . . . . . . . . . . . . . . . . .  13
         6.1     Organization, Standing and Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------- -------- --- -----
         6.2     Authority; No Breach by Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------- -- ------ -- ---------
         6.3     Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ------- -----
         6.4     Parent Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 ------ ------------
         6.5     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
                 --------- ----------
         6.6     Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ------- -- ----------- -----------
         6.7     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ------- -- ------- ------- -- ------
         6.8     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 --- -------
         6.9     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
                 ------------- -------
         6.10    Compliance With Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ---------- ---- ----
         6.11    Material Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 -------- ---------
         6.12    Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 ------
         6.13    Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ----- -----------
         6.14    Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 -------
         6.15    Statements True and Correct  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ---------- ---- --- -------
         6.16    Accounting, Tax, and Regulatory Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
                 ----------- ---- --- ---------- -------


                                                            ARTICLE 7
                                         CONDUCT OF BUSINESS PENDING CONSUMMATION . . . . . . . . . . . . . . . . . .  19
         7.1     Affirmative Covenants of Subject Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 ----------- --------- -- ------- -------
         7.2     Negative Covenants of Subject Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 -------- --------- -- ------- -------
         7.3     Covenants of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 --------- -- ------
         7.4     Adverse Changes in Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 ------- ------- -- ---------
         7.5     Reports. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 -------


                                                            ARTICLE 8
                                                  ADDITIONAL AGREEMENTS   . . . . . . . . . . . . . . . . . . . . . .  22
         8.1     Registration Statement; Proxy Statement; Shareholder Approval  . . . . . . . . . . . . . . . . . . .  22
                 ------------ ---------- ----- ---------- ----------- -------
         8.2     Authorization of Shares; Exchange Listing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------- -- ------- -------- -------
         8.3     Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------
         8.4     Filings With State Offices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------- ---- ----- -------
         8.5     Agreement as to Efforts to Consummate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 --------- -- -- ------- -- ----------
         8.6     Investigation and Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 ------------- --- ---------------
         8.7     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 ----- --------
         8.8     Certain Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
                 ------- -------
         8.9     Accounting and Tax Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 ---------- --- --- ---------
         8.10    Agreement of Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 --------- -- ----------
         8.11    Employee Benefits and Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 -------- -------- --- ---------
         8.12    Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 ---------------


                                                            ARTICLE 9
                                    CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE   . . . . . . . . . . . . . . .  27
         9.1     Conditions to Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 ---------- -- ----------- -- ---- -----
         9.2     Conditions to Obligations of Parent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 ---------- -- ----------- -- ------
         9.3     Conditions to Obligations of Subject Company . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
                 ---------- -- ----------- -- ------- -------

                                                            ARTICLE 10
                                                       TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . .  30
         10.1    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 -----------
         10.2    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 ------ -- -----------
         10.3    Non-Survival of Representations and Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 ------------ -- --------------- --- ---------


                                                            ARTICLE 11
                                                      MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . .  34
         11.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 -----------
         11.2    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 --------
         11.3    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 ------- --- -------
         11.4    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 ------ ---------
         11.5    Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                 ----------
         11.6    Waivers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 -------
         11.7    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 ----------
         11.8    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 -------
         11.9    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 --------- ---
         11.10    Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                  ------------
         11.11    Captions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                  --------
         11.12    Interpretations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                  ---------------
         11.13    Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                  ----------- -- ---------
         11.14    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                  ------------

                                    EXHIBITS

         EXHIBIT 1        PLAN OF MERGER
         EXHIBIT 2        AFFILIATE AGREEMENT

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of January 16, 1998, by and between Merchants Bancshares, Inc., a Texas corporation having its principal office located in Houston, Texas ("Subject Company"), Union Planters Holding Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Merger Subsidiary"), and joined in by Union Planters Corporation, a Tennessee corporation having its principal office located in Memphis, Tennessee ("Parent").

                                    PREAMBLE

         The Boards of Directors of Subject Company, Merger Subsidiary and Parent are of the opinion that the transactions described herein are in the best interests of the parties and their respective shareholders. This Agreement and the Plan of Merger attached hereto at Exhibit 1 and incorporated herein by reference provide for the acquisition of Subject Company by Parent pursuant to the merger of Subject Company with and into Merger Subsidiary. At the Effective Time, the outstanding shares of the common stock of Subject Company shall be converted into the right to receive shares of the common stock of Parent (except as provided in Sections 3.1, 3.3 and 3.4 of this Agreement). As a result, shareholders of Subject Company shall become shareholders of Parent, and Surviving Corporation shall continue to conduct its business and operations as a wholly-owned subsidiary of Parent. The transactions described in this Agreement are subject to the approvals of the shareholders of Subject Company, the FRB, the Texas State Banking Department, and other applicable federal and state regulatory authorities, and the satisfaction of certain other conditions described in this Agreement. It is the intention of the parties to this Agreement that (i) for federal income tax purposes this Agreement shall constitute a plan of merger and the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code and (ii) for accounting purposes the Merger shall qualify for treatment as a pooling-of-interests.

         Certain terms used in this Agreement are defined in Section 11.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:

                                   ARTICLE  1
                        TRANSACTIONS AND TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of this Agreement and the Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Article 5.01 of the Texas BCA, and with the effect provided in Section 48-21-108 of the TBCA and Article 5.06 of the Texas BCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of this Agreement and the Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by this Agreement shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Texas (the "Effective Time"). Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the chief executive officers or chief financial officers of each Party, the Parties shall use their reasonable efforts to cause the Effective Time to occur as





                             UPC/-Merchants Page 1
soon as is reasonably practicable, but in no event later than 30 days following the last to occur of (i) the effective date of the last required Consent of any Regulatory Authority having authority over and approving or exempting the Merger (taking into account any requisite waiting period in respect thereof),
(ii) the date on which the shareholders of Subject Company approve this Agreement, and (iii) the date on which all other conditions precedent (other than those conditions which relate to actions to be taken at the Closing) to each Party's obligations hereunder shall have been satisfied or waived (to the extent waivable by such Party).

         1.4 Restructure of Transaction. Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by this Agreement in order to achieve tax benefits or for any other reason which Parent may deem advisable; provided, however, that Parent shall not have the right, without the approval of the Board of Directors of Subject Company and, if required by the Texas BCA, the holders of the Subject Company Common Stock, to make any revision to the structure of the Merger which: (i) changes the amount of the consideration which the holders of shares of Subject Company Common Stock are entitled to receive (determined in the manner provided in Section 3.1 of this Agreement); (ii) changes the intended tax free effects of the Merger to Parent, Subject Company or the holders of shares of Subject Company Common Stock; (iii) would permit Parent to pay the consideration other than by delivery of Parent Common Stock registered with the SEC (in the manner described in Section 4.1 of this Agreement); (iv) would be materially adverse to the interests of Subject Company or adverse to the holders of shares of Subject Company Common Stock; (v) would materially impede or delay consummation of the Merger; or (vi) would require a vote of Parent's shareholders under relevant state Law. Parent may exercise this right of revision by giving written notice to Subject Company in the manner provided in
Section 11.8 of this Agreement which notice shall be in the form of an amendment to this Agreement and the Plan of Merger or in the form of an Amended and Restated Agreement and Plan of Merger.

                                   ARTICLE 2
                                TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

         3.1     Conversion of Shares.  Subject to the provisions of this
Article 3 (and Article 3 of the Plan of Merger), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.





                             UPC/-Merchants Page 2

                 (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.

                 (c) Except for Dissenting Shares, each share of Subject Company Common Stock, (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive one (1) share of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 and Section 10.1(f) of this Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

                 (d)      Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Article 5.12 of the Texas BCA. If a holder of Dissenting Shares becomes ineligible for payment under Article 5.12 of the Texas BCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in
Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Agreement and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Agreement, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Agreement. After the Effective Time, each holder of shares of Subject Company Common Stock (other than





                             UPC/-Merchants Page 3

Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Agreement, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section 4.2 of this Agreement.
To the extent required by Section 3.4 of this Agreement, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest).
Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of this Agreement notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Agreement, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Agreement) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Agreement in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Agreement and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Agreement, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in
Section 4.1 of this Agreement. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Agreement.

                                   ARTICLE 5
               REPRESENTATIONS AND WARRANTIES OF SUBJECT COMPANY

         Subject Company hereby represents and warrants to Parent, except as set forth on the Subject Company Disclosure Memorandum, as follows:

         5.1 Organization, Standing, and Power. Subject Company is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Texas, and has the corporate power and authority to carry on its business as now conducted and to own, lease, and operate its Assets. Subject Company is duly qualified





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

or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.2 Authority; No Breach by Agreement. (a) Subject Company has the corporate power and authority necessary to execute, deliver, and perform its obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement and the Plan of Merger, and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by Subject Company's duly constituted Board of Directors) in respect thereof on the part of Subject Company, subject to the approval of this Agreement and the Plan of Merger by the holders of the outstanding shares of Subject Company Common Stock, which is the only shareholder vote required for approval of this Agreement and consummation of the Merger by Subject Company. Subject to such requisite shareholder approval, the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, and assuming due authorization, execution and delivery of this Agreement and the Plan of Merger by each of Parent and Merger Subsidiary, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of Subject Company, enforceable against Subject Company in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Subject Company, nor the consummation by Subject Company of the transactions contemplated hereby, nor compliance by Subject Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provision of the Charter or Bylaws of Subject Company, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Subject Company or any Subject Company Subsidiary under, any Contract or Permit of Subject Company or any Subject Company Subsidiary, except for such Defaults and Liens which are not, and for such Consents, which, if not obtained are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Subject Company, its Subsidiaries or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and other than Consents required from the FRB under Sections 3 and 4 of the BHC Act and from the Texas Banking Commissioner under Sections 38.001 and
38.004 of the Texas Finance Code, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Subject Company of the Merger and the other transactions contemplated in this Agreement.

         5.3 Capital Stock. (a) The authorized capital stock of Subject Company consists solely of (i) 10,000,000 shares of Subject Company Common Stock, of which not more than 1,952,465 shares are issued and outstanding as of the date of this Agreement (exclusive of treasury shares) and not more than 1,952,465 shares of Subject Company Common Stock will be issued and outstanding at the Effective Time, and (ii) 2,000,000 shares of Subject Company Preferred Stock, none of which are issued and outstanding as of the date of this Agreement and none of which will be issued and outstanding at the Effective Time. All of the issued and outstanding shares of capital stock of Subject Company are duly and validly issued and outstanding and are fully paid and nonassessable under the Texas BCA and Subject Company's Charter and Bylaws. None of the outstanding shares of capital stock





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

of Subject Company has been issued in violation of any preemptive rights of the current or past shareholders of Subject Company.

                 (b) Other than as set forth in Section 5.3(a) of this Agreement, there are no shares of capital stock or other equity securities of Subject Company outstanding and no outstanding Rights relating to the capital stock of Subject Company.

         5.4 Subject Company Subsidiaries. Subject Company has disclosed in Section 5.4 of the Subject Company Disclosure Memorandum all of the Subject Company Subsidiaries that are corporations (identifying its jurisdiction of incorporation) and all of the Subject Company Subsidiaries that are general or limited partnerships or other non-corporate entities (identifying the Law under which such entity is organized, and the amount and nature of the ownership interest therein of Subject Company Subsidiaries). Except as set forth in
Section 5.4 of the Subject Company Disclosure Memorandum, Subject Company or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the Subject Company Subsidiaries. Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, no capital stock (or other equity interest) of any Subject Company Subsidiary is or may become required to be issued (other than to another Subject Company Subsidiary) by reason of any Rights, and there are no Contracts by which Subject Company or any of the Subject Company Subsidiaries is bound to issue (other than to Subject Company or another of the Subject Company Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Subject Company or any of the Subject Company Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Subject Company or any of the Subject Company Subsidiaries (other than to Subject Company or any of the Subject Company Subsidiaries). Except as set forth in Section 5.4 of the Subject Company Disclosure Memorandum, there are no Contracts relating to the rights of Subject Company or any Subject Company Subsidiary to vote or to dispose of any shares of the capital stock (or other equity interests) of Subject Company or any Subject Company Subsidiary. All of the shares of capital stock (or other equity interests) of each Subject Company Subsidiary held by Subject Company or any Subject Company Subsidiary are fully paid and nonassessable under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Subject Company or a Subject Company Subsidiary free and clear of any Liens. Each Subject Company Subsidiary is either a bank or a corporation, and each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Subject Company Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. The only Subject Company Subsidiary that is a depository institution is Merchants Bank, Houston, Texas (the "Bank"). The Bank is an "insured depository institution" as defined in Section 3(c)(2) of the Federal Deposit Insurance Act and applicable regulations thereunder, and the deposits in which are insured by the Federal Deposit Insurance Corporation to the maximum extent permitted by the Federal Deposit Insurance Act, as amended, and applicable regulations thereunder. The Bank is a member of the Bank Insurance Fund. The minute book and other organizational documents (and all amendments thereto) for Subject Company and each Subject Company Subsidiary that is a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) have been or will be made available to Parent for its review, and are true and complete in all material respects as in effect as of the date of this Agreement.

         5.5 Financial Statements. Each of the Subject Company Financial Statements (including, in each case, any related notes) contained in the Subject Company SEC Documents, including any Subject Company SEC Documents filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements,





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

as permitted by Regulation S-X promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Subject Company as of the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         5.6 Absence of Undisclosed Liabilities. Neither Subject Company nor any of the Subject Company Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Subject Company as of September 30, 1997, included in the Subject Company Financial Statements made available prior to the date of this Agreement or reflected in the notes thereto. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice or which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or (ii) in connection with the transactions contemplated by this Agreement.

         5.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Subject Company SEC Documents made available prior to the date of this Agreement or disclosed in Section 5.7 of the Subject Company Disclosure Memorandum, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.8 Tax Matters. Except as set forth in Section 5.8 of the Subject Company Disclosure Memorandum:

                 (a) All material Tax Returns required to be filed by or on behalf of Subject Company or any of the Subject Company Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination or refund Litigation with respect to any material Taxes, except as reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Subject Company have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Subject Company or any of the Subject Company Subsidiaries.

                 (b) Neither Subject Company nor any of the Subject Company Subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal Revenue Service or other applicable taxing authorities) that is currently in effect.

                 (c) Adequate provision for any material Taxes due or to become due for Subject Company or the Subject Company Subsidiaries for the period or periods through and including the date of the respective Subject Company Financial Statements has been made and is reflected on such Subject Company Financial Statements.

                 (d) Material deferred Taxes of Subject Company and the Subject Company Subsidiaries have been provided for in accordance with GAAP.

                 (e) Subject Company and the Subject Company Subsidiaries are in material compliance with, and the records of Subject Company and each of the Subject Company Subsidiaries contain all information and documents (including properly completed Internal Revenue Service Forms W-9) necessary to comply in all material respects with, all applicable information reporting and Tax withholding requirements under federal, state, and local





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

Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code.

                 (f) Neither Subject Company nor any of the Subject Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under Section 280G or 162(m) of the Internal Revenue Code.

                 (g) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of Subject Company or any of the Subject Company Subsidiaries that occurred during or after any Taxable Period in which Subject Company or any of the Subject Company Subsidiaries incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1996, except in connection with the transactions contemplated pursuant to this Agreement.

                 (h) Neither Subject Company nor any of the Subject Company Subsidiaries is a party to any tax allocation or sharing agreement and neither Subject Company nor any of the Subject Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Subject Company) or has any material Liability for taxes of any Person (other than Subject Company and the Subject Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a transferee or successor or by Contract or otherwise.

         5.9 Assets. Except as disclosed or reserved against in the Subject Company Financial Statements made available prior to the date of this Agreement, Subject Company and the Subject Company Subsidiaries have good and indefeasible title, free and clear of all Liens, to all of their respective Assets. All tangible properties used in the businesses of Subject Company and its Subsidiaries are in good condition, reasonable wear and tear excepted, and are usable in the ordinary course of business of Subject Company and its Subsidiaries, except for instances in which the failure to so be is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. All Assets which are material to Subject Company's business on a consolidated basis, held under leases or subleases by the Subject Company or any of the Subject Company Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect. Subject Company and the Subject Company Subsidiaries currently maintain insurance in amounts, scope, and coverage which, in the reasonable opinion of management of Subject Company, are adequate for the operations of Subject Company and the Subject Company Subsidiaries. Neither Subject Company nor any of the Subject Company Subsidiaries has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims pending under any such policies of insurance and no notices have been given by Subject Company or any of the Subject Company Subsidiaries under such policies.

         5.10 Intellectual Property. All of the Intellectual Property rights of Subject Company and the Subject Company Subsidiaries are in full force and effect and, if applicable, constitute legal, valid, and binding obligations of the respective parties thereto, and there have not been, and, to the Knowledge of Subject Company, there currently are not, any material Defaults thereunder by Subject Company or a Subject Company Subsidiary.
Subject Company or a Subject Company Subsidiary owns, is the valid licensee of, or otherwise has the unrestricted right to use, all such Intellectual Property rights free and clear of all Liens or claims of infringement. Neither Subject Company nor any of the Subject Company Subsidiaries nor, to the Knowledge of Subject Company, their respective predecessors has infringed the Intellectual Property rights of others (except to the extent any such infringement will not have a Material Adverse Effect on Subject Company) and, to the Knowledge of Subject Company, none of the Intellectual Property rights as used in the business conducted by Subject Company or the Subject Company Subsidiaries infringes upon or otherwise violates the rights of any Person, nor has any Person asserted a claim of such infringement.





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Except as set forth in Section 5.10 of the Subject Company Disclosure
Memorandum, neither Subject Company nor the Subject Company Subsidiaries is obligated to pay any royalties to any Person with respect to any such Intellectual Property. Subject Company or a Subject Company Subsidiary owns or has the valid right to use all of the Intellectual Property rights which it is presently using. To the Knowledge of Subject Company, no officer, director, or employee of Subject Company or the Subject Company Subsidiaries is party to any Contract which requires such officer, director, or employee to assign any interest in any Intellectual Property or keep confidential any trade secrets, proprietary data, customer information, or other business information or which restricts or prohibits such officer, director, or employee from engaging in activities competitive with any Person, including Subject Company or any of the Subject Company Subsidiaries, except any such Contracts which are not reasonably likely to have, individually in the aggregate, a Material Adverse Effect on Subject Company.

         5.11 Environmental Matters. Except as set forth in Section 5.11 of the Subject Company Disclosure Memorandum:

                 (a) To the Knowledge of Subject Company, each of Subject Company and the Subject Company Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

                 (b) To the Knowledge of Subject Company, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Subject Company, any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Subject Company in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Subject Company or any of the Subject Company Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor, to the Knowledge of Subject Company, is there any reasonable basis for any Litigation of a type described in this sentence.

                 (c) During the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or
(iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Prior to the period of (i) Subject Company's or any of the Subject Company Subsidiaries' ownership or operation of any of their respective current properties, (ii) Subject Company's or any of the Subject Company Subsidiaries' participation in the management of any Participation Facility, or (iii) Subject Company's or any of the Subject Company Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Subject Company, there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company.

         5.12 Compliance With Laws. Subject Company is duly registered as a bank holding company under the BHC Act. Each of Subject Company and the Subject Company Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such Permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Neither Subject Company nor any of the Subject Company Subsidiaries:





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                 (a)  is in violation of any Laws, Orders, or Permits
applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company; or

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Subject Company or any of the Subject Company Subsidiaries is in violation of any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company), (ii) threatening to revoke any Permits, or (iii) requiring Subject Company or any of the Subject Company Subsidiaries to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board of Directors resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         5.13 Labor Relations. Neither Subject Company nor any of the Subject Company Subsidiaries is the subject of any Litigation asserting that Subject Company or any of the Subject Company Subsidiaries has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state Law) or seeking to compel Subject Company or any of the Subject Company Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Subject Company or any of the Subject Company Subsidiaries, pending or, to the Knowledge of Subject Company, threatened, nor to the Knowledge of Subject Company, is there any activity involving Subject Company's or any of the Subject Company Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other collective bargaining organizational activity.

         5.14    Employee Benefit Plans.  (a)  Subject Company has disclosed in
Section 5.14(a) of the Subject Company Disclosure Memorandum, and has delivered or made available to Parent prior to the execution of this Agreement copies of all pension, retirement, profit sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other material incentive plans, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other material employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Subject Company, the Subject Company Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries of Subject Company or any Subject Company Subsidiary are eligible to participate (collectively, the "Subject Company Benefit Plans"). Any of the Subject Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Subject Company ERISA Plan." Neither Subject Company nor any Subject Company Subsidiary maintains any "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code). No Subject Company ERISA Plan is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA.

                 (b) All Subject Company Benefit Plans are in material compliance with the applicable terms of ERISA, the Internal Revenue Code, and any other applicable Laws the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. Each Subject Company ERISA Plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code has either received a favorable determination letter from the Internal Revenue Service (and Subject Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefor. To the Knowledge of Subject Company, neither Subject Company nor any of the Subject Company Subsidiaries is subject to a material Tax imposed by
Section 4975 of the Internal Revenue Code or a civil penalty imposed by Section 502(i) of ERISA.





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                 (c)  No "defined benefit plan" (as defined in Section 414(j)
of the Internal Revenue Code) or any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by Subject Company or any of the Subject Company Subsidiaries, or the single-employer plan of any entity which is considered one employer with Subject Company under Section 4001 of ERISA or Section 414 of the Internal Revenue Code or Section 302 of ERISA (whether or not waived) (an "ERISA Affiliate") has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or
Section 302 of ERISA. Neither Subject Company nor any of the Subject Company Subsidiaries has provided, or, to Subject Company's knowledge, is required to provide, security to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Internal Revenue Code.

                 (d) Within the six year period preceding the Effective Time, no material Liability under Subtitle C or D of Title IV of ERISA has been incurred by Subject Company or any of the Subject Company Subsidiaries with respect to any current, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate. Neither Subject Company nor any of the Subject Company Subsidiaries has incurred any material withdrawal Liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate).
No notice of a "reportable event," within the meaning of Section 4043 of ERISA for which the 30 day reporting requirement has not been waived, has been required to be filed for any Subject Company Pension Plan or by any ERISA Affiliate within the 12 month period ending on the date hereof.

                 (e) Neither Subject Company nor any of the Subject Company Subsidiaries has any material Liability for retiree health and life benefits under any of the Subject Company Benefit Plans.

                 (f) Except as set forth in Section 5.14(f) of the Subject Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation or golden parachute) becoming due to any director or any employee of Subject Company or any of the Subject Company Subsidiaries from Subject Company or any of the Subject Company Subsidiaries under any Subject Company Benefit Plan, (ii) materially increase any benefits otherwise payable under any Subject Company Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

                 (g) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of any Subject Company Subsidiary and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Internal Revenue Code or
Section 302 of ERISA, have been fully reflected on the Subject Company Financial Statements to the extent required by and in accordance with GAAP.

         5.15 Material Contracts. Except as set forth in Section 5.15 of the Subject Company Disclosure Memorandum, neither Subject Company, the Subject Company Subsidiaries, nor any of their respective Assets, businesses or operations is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract, (ii) any Contract relating to the borrowing of money by Subject Company or any of the Subject Company Subsidiaries or the guarantee by Subject Company or any of the Subject Company Subsidiaries of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase agreements, trade payables, and Contracts relating to borrowings or guarantees made in the ordinary course of business),
(iii) any Contracts which prohibit or restrict Subject Company or any of the Subject Company Subsidiaries from engaging in any business activities in any geographic area, line of business, or otherwise in competition with any other Person, (iv) any Contracts between or among Subject Company and the Subject Company Subsidiaries, (v) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract (not disclosed in the Subject Company Financial Statements delivered prior to the date of this Agreement) which is a financial derivative Contract (including various combinations thereof), and (vi) any other Contract or amendment





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thereto that would be required to be filed as an exhibit to a Subject Company
SEC Document filed by Subject Company prior to the date of this Agreement if Subject Company was required to file SEC Documents (together with all Contracts referred to in Sections 5.9 and 5.14(a) of this Agreement, the "Subject Company Contracts"). With respect to each Subject Company Contract: (i) the Contract is in full force and effect; (ii) neither Subject Company nor any Subject Company Subsidiary is in material Default thereunder; (iii) neither Subject Company nor any Subject Company Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Subject Company, in Default in any respect or has repudiated or waived any material provision thereunder.

         5.16 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Subject Company, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Subject Company or any of the Subject Company Subsidiaries, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Subject Company or any of the Subject Company Subsidiaries. Section 5.16 of the Subject Company Disclosure Memorandum includes a summary report of all material Litigation as of the date of this Agreement to which Subject Company or any Subject Company Subsidiary is a party and which names Subject Company or a Subject Company Subsidiary as a defendant or cross-defendant.

         5.17 Reports. Since January 1, 1994, or the applicable date of organization if later, Subject Company and each Subject Company Subsidiary has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8-K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws. As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), no Subject Company SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of the Subject Company Subsidiaries is required to file any SEC Documents.

         5.18 Statements True and Correct. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Registration Statement to be filed by Parent with the SEC will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Subject Company with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Subject Company in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Subject Company or any Subject Company Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by Subject Company expressly for inclusion in the Parent Proxy





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

Statement to be mailed to Parent shareholders in connection with the Parent Shareholders' Meeting will, at the respective time such Parent Proxy Statement is filed, or when such Parent Proxy Statement is first mailed to the shareholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, at the time of the Parent Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statements made by Subject Company in any earlier communication with respect to the Parent Shareholders' Meeting.

         5.19 Accounting, Tax, and Regulatory Matters. Neither Subject Company nor any of the Subject Company Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to Subject Company that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 9.1(b) of this Agreement.

         5.20 Charter Provisions; Takeover Laws. Subject Company has taken all action so that the entering into of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not result in the grant of any rights to any Person under the Charter, Bylaws or other governing instruments of Subject Company or any Subject Company Subsidiary or restrict or impair the ability of Parent or any of the Parent Subsidiaries to vote, or otherwise to exercise the rights of a shareholder with respect to, shares of Subject Company or any Subject Company Subsidiary. Subject Company has taken all necessary action to exempt this Agreement and the Plan of Merger from, and the transactions contemplated hereby and thereby are exempt from, any "super-majority" voting requirements or the requirements of any "moratorium," "fair price," "business combination," "control share," or other anti-takeover provisions under applicable Laws, or the Charter or Bylaws of the Subject Company or any Subject Company Subsidiary (collectively, "Takeover Laws").

                                   ARTICLE 6
                    REPRESENTATIONS AND WARRANTIES OF PARENT

                 Parent hereby represents and warrants to Subject Company, except as set forth on Parent's Disclosure Memorandum, as follows:

         6.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Tennessee, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its Assets. Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.2 Authority; No Breach by Agreement. (a) Subject to the adoption of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock, Parent and Merger Subsidiary each have the corporate power and authority necessary to execute, deliver and perform its respective obligations under this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Plan of Merger by Parent and Merger Subsidiary and the consummation of the transactions contemplated herein and therein, including the Merger, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Parent and Merger Subsidiary, subject to the adoption of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock. Subject to the receipt of all Consents required from Regulatory Authorities and the expiration of all mandatory waiting periods, assuming the due authorization, execution and delivery of this Agreement and the Plan of Merger by Subject Company, this Agreement and the Plan of Merger each represents a legal, valid, and binding obligation of each of Parent and Merger





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

Subsidiary, enforceable against each of them in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding may be brought).

                 (b) Neither the execution and delivery of this Agreement or the Plan of Merger by Parent and/or Merger Subsidiary, nor the consummation by Parent and Merger Subsidiary, of the transactions contemplated hereby or thereby, nor compliance by Parent and Merger Subsidiary with any of the provisions hereof or thereof will (i) conflict with or result in a breach of any provision of Parent's Restated Charter of Incorporation or Bylaws (subject to the amendment of the Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock) or of Merger Subsidiary's Charter of Incorporation or Bylaws, or (ii) constitute or result in a Default under, or require any Consent (excluding Consents required by Law or Order) pursuant to, or result in the creation of any Lien on any material Asset of Parent or any Parent Subsidiary under, any Contract or Permit of Parent or any Parent Subsidiary, except for such Defaults and Liens which are not, and for such Consents which, if not obtained, are not, reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or Merger Subsidiary, or (iii) subject to receipt of the requisite Consents referred to in Section 9.1(b) of this Agreement, violate any Law or Order applicable to Parent or any Parent Subsidiary or any of their respective material Assets.

                 (c) Other than in connection or compliance with the provisions of the Securities Laws, applicable state corporate and securities Laws, and rules of the NYSE, and other than Consents required from the FRB under Sections 3 and 4 of the BHC Act and from the Texas Banking Commissioner under Sections 38.001 and 38.006 of the Texas Finance Code, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Parent of the Merger and the other transactions contemplated in this Agreement.

         6.3 Capital Stock. (a) The authorized capital stock of Parent consists solely of (i) 100,000,000 shares of Parent Common Stock, of which 81,650,946 shares were issued and outstanding as of December 31, 1997, and (ii) 10,000,000 shares of Parent Preferred Stock, of which 2,188,358 shares of Parent Series E Preferred Stock were issued and outstanding as of December 31, 1997. All of the issued and outstanding shares of Parent Capital Stock are, and, subject to the amendment of Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, all of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger, when issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger and in accordance with the terms of this Agreement, will be, duly and validly authorized, issued and outstanding, and fully paid and nonassessable under the TBCA and Parent's Restated Charter of Incorporation and Bylaws. None of the outstanding shares of Parent Capital Stock has been, and none of the shares of Parent Common Stock to be issued in exchange for shares of Subject Company Common Stock upon consummation of the Merger will be, issued in violation of any preemptive rights of any Person. As of the date hereof and as of the Closing Date, none of the issued and outstanding shares of Parent Capital Stock has been or will have been issued in violation of the Securities Laws or any other applicable securities Laws. To the Knowledge of Parent, there are no facts or circumstances that would preclude the Parent Common Stock to be issued in the Merger from being approved for listing on the NYSE.

                 (b) Except as set forth in the Parent Disclosure Memorandum, or except for any matter under this Section 6.3(b) that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, (i) all issued and outstanding shares of the capital stock of, or other equity interests in, any Parent Subsidiary owned by Parent or by a Parent Subsidiary are so owned free and clear of all Liens; (ii) no shares of capital stock of, or other equity interests in, any Parent Subsidiary are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating Parent or any Parent Subsidiary (A) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options,





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warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in any Parent Subsidiary or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in any Parent Subsidiary or (C) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in any Parent Subsidiary.

         6.4 Parent Subsidiaries. Except as set forth in Section 6.4 of the Parent Disclosure Memorandum, Parent owns all of the issued and outstanding capital stock of Merger Subsidiary, and Parent or one of its wholly-owned Subsidiaries owns all of the issued and outstanding shares of capital stock (or other equity interests) of each of the other Parent Subsidiaries which would qualify as a "Significant Subsidiary" (as such term is defined in Rule 1.02(w) of Regulation S-X promulgated under the Securities Laws) of Parent. No capital stock (or other equity interest) of any Parent Subsidiary which is wholly-owned by Parent or which would qualify as a Significant Subsidiary of Parent, is or may become required to be issued (other than to another Parent Subsidiary) by reason of any Rights, and there are no Contracts by which Parent or any of the Parent Subsidiaries which are wholly-owned by parent or which is a Significant Subsidiary of Parent, is bound to issue (other than to Parent or any of the Parent Subsidiaries) additional shares of its capital stock (or other equity interests) or Rights or by which Parent or any of the Parent Subsidiaries is or may be bound to transfer any shares of the capital stock (or other equity interests) of any of Parent or any of the Parent Subsidiaries (other than to Parent or any of the Parent Subsidiaries). There are no Contracts relating to the rights of Parent or any Parent Subsidiary which is wholly-owned by Parent or which would qualify as a Significant Subsidiary of Parent, to vote or to dispose of any shares of the capital stock (or other equity interests) of any of the Parent Subsidiaries. All of the shares of capital stock (or other equity interests) of each Parent Subsidiary which would qualify as a Significant Subsidiary of Parent and held by Parent or any Parent Subsidiary have been duly and validly authorized and issued and are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55 in the case of national banks and comparable, applicable state Law, if any, in the case of state depository institutions) under the applicable corporation or similar Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by Parent or a Parent Subsidiary free and clear of any Liens. None of the issued and outstanding shares of capital stock of Merger Subsidiary, and none of the issued and outstanding stock of any other Parent Subsidiary which qualifies as a Significant Subsidiary of Parent, has been issued in violation of any preemptive rights of any Person. Each Parent Subsidiary is either a bank, federal savings bank, or a savings association, partnership, limited liability company or a corporation, and each such Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly organized, validly existing and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Parent Subsidiary which qualifies as a Significant Subsidiary of Parent is duly qualified or licensed to transact business as a foreign corporation in good standing in each of the States of the United States and in each foreign jurisdiction where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. The minute book and other organizational documents (and all amendments thereto) for each of Parent, Merger Subsidiary and each Parent Subsidiary that qualifies as a Significant Subsidiary of Parent, have been made available to Subject Company for its review, and are true and complete in all material respects as in effect as of the date of this Agreement. A true, accurate and complete list of each Parent Subsidiary is included in Section 6.4 of the Parent Disclosure Memorandum.

         6.5 Financial Statements. Each of the Parent Financial Statements (including, in each case, any related notes) contained in the Parent SEC Documents, including any Parent SEC Document filed after the date of this Agreement until the Effective Time, complied, or will comply, as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared, or will be prepared, in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Regulation S-X





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promulgated under the Securities Laws), and fairly presented, or will fairly present, in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         6.6 Absence of Undisclosed Liabilities. Neither Parent nor any of the Parent Subsidiaries has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Parent as of September 30, 1997, included in the Parent Financial Statements made available prior to the date of this Agreement, or reflected in the notes thereto. Neither Parent nor any of the Parent Subsidiaries has incurred or paid any Liability since September 30, 1997, except for such Liabilities incurred or paid (i) which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent or (ii) in connection with the transaction contemplated by this Agreement.

         6.7 Absence of Certain Changes or Events. Since December 31, 1996, except as disclosed in the Parent SEC Documents made available prior to the date of this Agreement, there have been no events, changes, or occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.8     Tax Matters.     (a)  All material Tax Returns required to be
filed by or on behalf of Parent or any of the Parent Subsidiaries have been timely filed or requests for extensions have been timely filed, granted, and have not expired for periods ended on or before December 31, 1996, and on or before the date of the most recent fiscal year end immediately preceding the Effective Time, and all such Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. There is no audit examination, or refund Litigation with respect to any material Taxes, except as reserved against in the Parent Financial Statements delivered prior to the date of this Agreement. All material Taxes and other material Liabilities due with respect to completed and settled examinations or concluded Litigation related to Tax Returns and/or Taxes of Parent have been paid. There are no material Liens with respect to Taxes upon any of the Assets of Parent or any of the Parent Subsidiaries.

                 (b) Adequate provision for any material Taxes due or to become due for Parent or any of the Parent Subsidiaries for the period or periods through and including the date of the respective Parent Financial Statements has been made and is reflected on such Parent Financial Statements.

                 (c) Material deferred Taxes of Parent and the Parent Subsidiaries have been provided for in accordance with GAAP.

         6.9 Environmental Matters. (a) To the Knowledge of Parent, each of Parent and the Parent Subsidiaries, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                 (b) To the Knowledge of Parent, there is no Litigation pending or threatened before any court, governmental agency, or authority or other forum in which Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities (or Parent in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by Parent or any of the Parent Subsidiaries or any of their respective Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor, to the Knowledge of Parent, is there any reasonable basis for any Litigation of a type described in this sentence.





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                 (c)  During the period of (i) Parent's or any of the Parent
Subsidiaries' ownership or operation of any of their respective current properties, (ii) Parent's or any of the Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of the Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent, there have been no releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Prior to the period of
(i) Parent's or any of Parent Subsidiaries' ownership or operation of any of their respective current properties, (ii) Parent's or any of Parent Subsidiaries' participation in the management of any Participation Facility, or (iii) Parent's or any of Parent Subsidiaries' holding of a security interest in an Operating Property, to the Knowledge of Parent,there were no releases of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         6.10 Compliance With Laws. Parent is duly registered as a bank holding company under the BHC Act. Each of Parent and the Parent Subsidiaries has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except where the failure to hold such permits would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Neither Parent nor any of the Parent Subsidiaries:

                 (a) is in violation of any Laws, Orders, or Permits applicable to its business or employees conducting its business, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent; or

                 (b) has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that Parent or any Parent Subsidiary is in violation of with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces (excluding violations which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent), (ii) threatening to revoke any Permits, or (iii) requiring Parent or any Parent Subsidiary to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

         6.11 Material Contracts. Except as set forth in Section 6.11 of the Parent Disclosure Memorandum, neither Parent, the Parent Subsidiaries, nor any of their respective Assets, businesses or operations is a party to, or is bound or affected by, or receives benefits under, any Contract or amendment thereto that falls within the definition of a "Material Contract" contained in
Item 601 of Regulation S-K promulgated under the Securities Laws (the "Parent Material Contracts") that has not been filed as an exhibit to a Parent SEC Document filed by Parent prior to the date of this Agreement. With respect to each Parent Material Contract: (i) the Contract is in full force and effect;
(ii) neither Parent nor any Parent Subsidiary is in material Default thereunder; (iii) neither Parent nor any Parent Subsidiary has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Parent, in Default in any respect or has repudiated or waived any material provision thereunder.

         6.12 Assets. Except as disclosed or reserved against in the Parent Financial Statements made available prior to the date of this Agreement, Parent and the Parent Subsidiaries have good and indefeasible title, free and clear of all Liens, to all of their respective material Assets. All Assets which are material to Parent's business on a consolidated basis, held under leases or subleases by Parent or any of the Parent Subsidiaries, are held under valid Contracts enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws (including provisions of the U.S., Texas and Tennessee Constitutions) affecting the enforcement of creditors' rights generally and except that the availability of





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equitable remedies is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

         6.13 Legal Proceedings. There is no Litigation instituted or pending, or, to the Knowledge of Parent, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against Parent or any Parent Subsidiary, or against any Asset, employee benefit plan, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against Parent or any Parent Subsidiary.

         6.14 Reports. Since January 1, 1994, or the applicable date of organization if later, Parent and each Parent Subsidiary has filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q, Forms 8- K, and proxy statements, (ii) other Regulatory Authorities, and (iii) any applicable state securities or banking authorities, except failures to file which are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.
As of its respective date (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, including, the financial statements, exhibits, and schedules thereto complied in all material respects with all applicable Laws. As of its respective date, no Parent SEC Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for Parent Subsidiaries that are registered as a broker, dealer, or investment advisor, no Parent Subsidiary is required to file any SEC Documents.

         6.15 Statements True and Correct. None of the information supplied or to be supplied by Parent expressly for inclusion in the Registration Statement to be filed by Parent with the SEC, will, when the Registration Statement becomes effective, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. None of the information supplied or to be supplied by Parent expressly for inclusion in the Subject Company Proxy Statement to be mailed to Subject Company's shareholders in connection with the Subject Company Shareholders' Meeting, and any other documents to be filed by Parent or any Parent Subsidiary with the SEC or any other Regulatory Authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and with respect to the Subject Company Proxy Statement, when first mailed to the shareholders of Subject Company, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Subject Company Proxy Statement or any amendment thereof or supplement thereto, at the time of the Subject Company Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Parent in any earlier communication with respect to the solicitation of any proxy for the Subject Company Shareholders' Meeting. All documents that Parent or any Parent Subsidiary is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law. None of the information supplied or to be supplied by Parent for inclusion in the Parent Proxy Statement to be mailed to Parent shareholders in connection with the Parent Shareholders' Meeting will, at the respective time such Parent Proxy Statement is filed, or when such Parent Proxy Statement is first mailed to the shareholders of Parent, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, at the time of the Parent Shareholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement made by Parent in any earlier communication with respect to the solicitation of any proxy for the Parent Shareholders' Meeting.

         6.16 Accounting, Tax, and Regulatory Matters. Neither Parent nor any Parent Subsidiary has taken any action or has any Knowledge of any fact or circumstance relating to Parent that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from qualifying for treatment as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any





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Consents of Regulatory Authorities referred to in Section 9.1(b) of this
Agreement, or (iii) prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment; provided, however, that should Parent's shareholders fail to approve an amendment to Parents Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, then Parent may take actions which would prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interest accounting treatment.

                                   ARTICLE 7
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         7.1 Affirmative Covenants of Subject Company. Unless the prior written consent of Parent shall have been obtained, and except as otherwise expressly contemplated herein or expressly provided for in the Subject Company Disclosure Memorandum from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company shall and shall cause each of the Subject Company Subsidiaries to (i) operate its business only in the usual, regular, and ordinary course, (ii) use reasonable efforts to preserve intact its business organization and Assets and maintain its rights and franchises, and (iii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

         7.2 Negative Covenants of Subject Company. Except as specifically permitted by this Agreement or as and to the extent expressly disclosed or provided for in the Subject Company Disclosure Memorandum, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Subject Company covenants and agrees that it will not do or agree or commit to do, or permit any of the Subject Company Subsidiaries to do or agree or commit to do, any of the following without the prior written consent of the chief executive officer, president, or chief financial officer of Parent, which consent shall not be unreasonably withheld:

                 (a) amend the Charter, Bylaws, or other governing instruments of Subject Company or any Subject Company Subsidiary; or

                 (b) incur any additional debt obligation for borrowed money (other than indebtedness of Subject Company or the Subject Company Subsidiaries to each other) in excess of an aggregate of $100,000 (for Subject Company and the Subject Company Subsidiaries on a consolidated basis) except in the ordinary course of the business of the Subject Company Subsidiaries consistent with past practices (which shall include, for the Subject Company Subsidiaries that are depository institutions, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material Asset of Subject Company or any of the Subject Company Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and the satisfaction of legal requirements in the exercise of trust powers and Liens in effect as of the date hereof that are disclosed in the Subject Company Disclosure Memorandum); or

                 (c) repurchase, redeem, or otherwise acquire or exchange (other than exchanges in the ordinary course under employee benefit plans), directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of Subject Company or any of the Subject Company Subsidiaries, or declare or pay any dividend or make any other distribution in respect of Subject Company's capital stock, provided that Subject Company may (to the extent legally and contractually permitted to do so), but shall not be obligated to, declare and pay regular quarterly cash dividends on the shares of Subject Company Common Stock at a rate not in excess of $0.35 per share for the first quarter of 1998, and $0.40 for each quarter thereafter, in all cases with usual and regular record and payment dates in accordance with past practice, provided, that, notwithstanding the provisions of Section 1.3, the Parties shall cooperate in selecting the Effective Time to ensure that, with respect to the quarterly period in which





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the Effective Time occurs, the holders of Subject Company Common Stock do not become entitled to receive both a dividend in respect of their Subject Company Common Stock and a dividend in respect of Parent Common Stock or fail to be entitled to receive any dividend; or

                 (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of common stock or any other capital stock of Subject Company or any Subject Company Subsidiary, or any stock appreciation rights, or any option, warrant, conversion, or other Right to acquire any such stock, or any security convertible into any such stock; or

                 (e) adjust, split, combine or reclassify any capital stock of Subject Company or any of the Subject Company Subsidiaries or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Subject Company Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber any shares of capital stock of any Subject Company Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Subject Company Subsidiary) or any Asset having a book value in excess of $50,000 other than in the ordinary course of business for reasonable and adequate consideration; or

                 (f) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly- owned Subsidiary of Subject Company, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by a depository institution Subsidiary in its fiduciary capacity, or (iii) the creation of new wholly-owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement; or

                 (g) grant any increase in compensation or benefits to the employees or officers of Subject Company or the Subject Company Subsidiaries, except in the ordinary course of business consistent with past practice or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement; enter into or amend any severance agreements with officers of Subject Company or the Subject Company Subsidiaries; grant any material increase in fees or other increases in compensation or other benefits to directors of Subject Company or the Subject Company Subsidiaries; or voluntarily accelerate the vesting of any stock options or other stock-based compensation or employee benefits (other than the acceleration of vesting which occurs under a benefit plan upon a change of control of Subject Company); or

                 (h) enter into or amend any employment Contract between Subject Company or any Subject Company Subsidiary and any Person (unless such amendment is required by Law) that Subject Company does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Effective Time; or

                 (i) adopt any new employee benefit plan of Subject Company or the Subject Company Subsidiaries or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of Subject Company or any of the Subject Company Subsidiaries, other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, nor shall Subject Company or any Subject Company Subsidiary make any distributions from such employee benefit plans, except as required by Law, by the terms of such plans, or in a manner consistent with past practices with respect to the applicable plan; or

                 (j) make any material change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or





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                 (k)  commence any Litigation other than in accordance with past practice, settle any Litigation involving any Liability of Subject Company or any Subject Company Subsidiary for material money damages or restrictions upon the operations of Subject Company or any Subject Company Subsidiary; or

                 (l) except in the ordinary course consistent with past practice, enter into, modify, amend, or terminate any material Contract (excluding any loan Contract) or waive, release, compromise, or assign any material rights or claims.

         7.3 Covenants of Parent. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent covenants and agrees that it shall (i) continue to conduct its business and the business of the Parent Subsidiaries in a manner designed in its reasonable judgment to enhance the long-term value of the Parent Common Stock and the business prospects of Parent and the Parent Subsidiaries, and (ii) take no action which would (a) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby or prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling- of-interests accounting treatment or as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (b) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, or (c) result in Parent entering into an agreement with respect to an Acquisition Proposal with a third party which could be reasonably expected to result in the Merger not being consummated or an agreement with respect to an Acquisition Proposal to be consummated prior to the Closing Date which would effect a change in the number or kind of shares of Parent Common Stock held by Parent shareholders immediately prior to such consummation; provided, that the foregoing shall not prevent Parent or any Parent Subsidiary from acquiring any other Assets or businesses or from discontinuing or disposing of any of its Assets or business if such action is, in the reasonable judgment of Parent, desirable in the conduct of the business of Parent and the Parent Subsidiaries and would not, in the reasonable judgment of Parent, likely delay the Effective Time to a date subsequent to the date set forth in Section 10.1(e) of this Agreement; provided, however, should Parent's shareholders fail to approve an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, then Parent may take such actions as would prevent the transactions contemplated hereby, including the Merger, from qualifying for pooling-of-interests accounting treatment.

         7.4 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on it or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein or which would prevent the satisfaction of the conditions precedent set forth in Article 9 of this Agreement, and to use its reasonable efforts to prevent or promptly to remedy the same.

         7.5 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed. If financial statements are contained in any such reports filed with the SEC, such financial statements will fairly present the consolidated financial position of the entity filing such statements as of the dates indicated and the consolidated results of operations, changes in shareholders' equity, and cash flows of such entity for the periods then ended in accordance with GAAP (subject in the case of interim financial statements to normal recurring year end adjustments that are not material). As of their respective dates, such reports filed with the SEC will comply in all material respects with the Securities Laws and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Any financial statements contained in any other reports to another Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.





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

                                   ARTICLE 8
                             ADDITIONAL AGREEMENTS

         8.1 Registration Statement; Proxy Statement; Shareholder Approval. As promptly as practicable after the execution of this Agreement, each of Parent and Subject Company shall prepare and file the Registration Statement, of which the Subject Company Proxy Statement shall form a part, with the SEC, and shall use its reasonable efforts to cause the Registration Statement to become effective under the 1933 Act and Parent shall take any action required to be taken under the applicable state Blue Sky or securities Laws in connection with the issuance of the shares of Parent Common Stock upon consummation of the Merger. Each of Parent and Subject Company shall furnish all information concerning it and the holders of its capital stock as the other Party may reasonably request in connection with such action. Each of Parent and Subject Company shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Parent shall use its commercially reasonable best efforts to cause the Registration Statement to remain effective through the Effective Time. No amendment or supplement to the Registration Statement shall be made by Parent or Subject Company without the approval of the other party. Parent and Subject Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order suspending the effectiveness of the Registration Statement or the solicitation of proxies pursuant to the Subject Company Proxy Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, any request by the staff of the SEC for amendment of the Registration Statement, the Subject Company Proxy Statement or, if it relates to the proposed amendment to increase the number of authorized shares of Parent Common Stock, the Parent Proxy Statement, the receipt from the staff of the SEC of comments thereon or any request by the staff of the SEC for additional information with respect thereto. All documents that Parent or Subject Company are responsible for filing with the SEC in connection with the transactions contemplated hereby shall as the time of filing comply as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act. Subject Company shall call the Subject Company Shareholders' Meeting, to be held after the Registration Statement is declared effective by the SEC for the purpose of voting upon approval of this Agreement and the Plan of Merger and such other related matters as it deems appropriate. Assuming the Registration Statement is then effective, the Subject Company shall call the Subject Company Shareholders' Meeting to be held not later than 40 days after the Parent's 1998 Annual Meeting of Shareholders. Otherwise, the Subject Company shall call the Subject Company Shareholders' Meeting as soon thereafter as practicable after the Registration Statement is declared effective by the SEC. In connection with the Subject Company Shareholders' Meeting, (i) the Board of Directors of Subject Company shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of the Merger, and (ii) the Board of Directors (subject to compliance with its fiduciary duties as advised by counsel) and officers of Subject Company shall use their reasonable efforts to obtain shareholder approval of the Merger. Parent shall prepare and file the Parent Proxy Statement and its Annual Report on Form 10-K with the SEC as soon as reasonably practicable following the preparation of Parent's consolidated balance sheet (including related notes and schedules, if any) as of December 31, 1997 and Parent's related consolidated statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the one- year period ended December 31, 1997. Parent shall use its commercially reasonable best efforts to (i) cause such financial statements to be prepared as soon as possible following December 31, 1997, consistent with past practices, and (ii) respond promptly to all comments of the SEC with respect to the Parent Proxy Statement. Each of Parent and Subject Company shall furnish all information concerning it, its respective Subsidiaries, officers, directors and shareholders as may be reasonably required to comply with the 1934 Act and any comments of the SEC with respect to the Parent Proxy Statement. Parent shall call the Parent Shareholders' Meeting as soon as reasonably practicable following the filing of the Parent Proxy Statement with the SEC and the completion of the SEC's review, if any, of the Parent Proxy Statement; provided, in no event will Parent be deemed to be required to hold the Parent Shareholders' Meeting less than thirty (30) days following the earlier of (i) the completion of the SEC's review of the Parent Proxy Statement or (ii) the lapse (without indication by the SEC that it intends to review the Parent Proxy Statement) of the ten (10) day period allocated for the SEC to indicate whether it intends to review the Parent Proxy Statement. In connection with the





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Parent Shareholders' Meeting, (i) the Board of Directors of Parent shall recommend (subject to compliance with its fiduciary duties as advised by counsel) to its shareholders the approval of an amendment of the Restated Charter of Incorporation of Parent to authorize the requested increase in its number of authorized shares of Parent Common Stock and (ii) the Board of Directors of Parent (subject to compliance with its fiduciary duties as advised by counsel) and officers of Parent shall use their reasonable efforts to obtain shareholder approval of such amendment.

         8.2 Authorization of Shares; Exchange Listing. Parent shall submit to its shareholders, at the Parent Shareholders' Meeting, a proposal to amend the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock by an amount at least sufficient to Permit Parent to issue the number of shares of Parent Common Stock issuable in connection with the Merger, and, subject to the approval of such amendment by the shareholders of Parent, shall cause such amendment to become effective and reserve for issuance a sufficient number of shares of Parent Common Stock for the purpose of issuing shares of Parent Common Stock in accordance with the provisions of Section 3.1 of this Agreement and the Plan of Merger. Should Parent's shareholders fail to approve such amendment, then within thirty (30) days after the date of the conclusion of the Parent Shareholders' Meeting, Parent shall provide a written notice to Subject Company stating whether or not Parent intends to proceed with the transactions contemplated by this Agreement, including the Merger. Should Parent's shareholders approve such amendment or should Parent determine to proceed with the Merger notwithstanding its failure to obtain shareholder approval of such amendment, Parent shall use its reasonable efforts to list, prior to the Effective Time, on the NYSE, subject to official notice of issuance, the shares of Parent Common Stock to be issued to the holders of Subject Company Common Stock pursuant to the Merger, and Parent shall give all notices and make all filings with the NYSE required in connection with the transactions contemplated herein.

         8.3 Applications. Parent shall prepare and file, and Subject Company shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. At least five business days prior to each filing, Parent shall provide Subject Company and its counsel with copies of such applications. Each of the Parties shall deliver to each of the other Parties copies of all filings, correspondence and orders sent by such Party to and copies of all filings, correspondence and orders received by such Party from all Regulatory Authorities in connection with the transactions contemplated hereby as soon as practicable upon their becoming available.

         8.4 Filings With State Offices. Upon the terms and subject to the conditions of this Agreement, Parent, Merger Subsidiary and Subject Company each agree to execute and file Articles of Merger with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Texas in connection with the Closing.

         8.5 Agreement as to Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in
Article 9 of this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         8.6 Investigation and Confidentiality. (a) Prior to the Effective Time, each Party shall keep the other Parties advised of all material developments relevant to its business and to consummation of the Merger and shall permit the other Parties to make or cause to be made such investigation of the business and properties of it and its Subsidiaries and of their respective financial and legal conditions as any other Party reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. No Party shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such Party's customers, jeopardize any





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attorney-client privilege or contravene any Law, rule, regulation, Order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The Parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. No investigation by a Party shall affect the representations and warranties of any other Party.

                 (b) Each Party will hold, and will cause its respective Affiliates and their respective officers, directors, employees, agents, consultants, and other representatives to hold, in strict confidence, unless compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary Consents of Regulatory Authorities) or by other requirements of Law, all confidential documents and confidential or proprietary information concerning the other Parties gathered from the other Parties, or their respective officers, directors, employees, agents, consultants or Representatives, pursuant to this Agreement, except to the extent that such documents or information can be shown to have been (a) previously lawfully known by the Party receiving such documents or information,
(b) in the public domain through no fault of such receiving Party, or (c) later acquired by the receiving party from other sources not themselves bound by, and in breach of, a confidentiality agreement. Except as provided in Sections 8.1,
8.2 and 8.3 hereof, no Party will disclose or otherwise provide any such confidential or proprietary documents or information to any other Person, except to the Party's auditors, Representatives and other consultants and advisors who need such documents or information in connection with this Agreement and the transactions contemplated hereby, and the Parties agree to cause each of the foregoing to be subject to and bound by the confidentiality provisions hereof.

         8.7 Press Releases. Prior to the Effective Time, Subject Company and Parent shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this
Section 8.7 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law. Parent and Subject Company agree to use their reasonable best efforts to issue a press release announcing the execution and delivery of this Agreement within five (5) days after the date of this Agreement.

         8.8 Certain Actions. (a) Except with respect to this Agreement and the transactions contemplated hereby, after the date of this Agreement, neither Subject Company, the Subject Company Subsidiaries nor any Representatives thereof retained by Subject Company or the Subject Company Subsidiaries shall directly or indirectly solicit any Acquisition Proposal by any Person. Except to the extent necessary to comply with the fiduciary duties of Subject Company's Board of Directors as advised by counsel, Subject Company, the Subject Company Subsidiaries, or Representatives thereof shall not furnish any non-public information that it is not legally obligated to furnish, negotiate with respect to, or enter into any Contract with respect to, any Acquisition Proposal, but Subject Company may communicate information about such an Acquisition Proposal to its shareholders if and to the extent that it is required to do so in order to comply with its legal obligations as advised by counsel. Subject Company shall promptly notify Parent orally and in writing in the event that it receives any Acquisition Proposal or inquiry related thereto. Subject Company shall (i) immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any of the foregoing, and (ii) direct and use its reasonable efforts to cause all of its Representatives not to engage in any of the foregoing.

                 (b) As a condition of and as an inducement to Parent's entering into this Agreement, Subject Company covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal, or supporting or indicating an intent to support an Acquisition Proposal, other than this Agreement and the transactions contemplated in this Agreement, regardless of whether Subject Company has otherwise complied with the provisions of Section 8.8(a) hereof, that Subject Company or such third party which is a party of the Acquisition Proposal shall have paid Parent, as liquidated damages, the sum of Six Million Two Hundred Thousand Dollars ($6,200,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Parent's financial or other consultants, printing costs, investment bankers,





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accountants, and counsel) incurred by or on behalf of Parent in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and
(ii) indirect costs and expenses of Parent in connection with the transactions contemplated by this Agreement, including Parent's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Parent's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Subject Company hereby stipulates and covenants that prior to Subject Company's entering into a letter of intent, agreement in principle, or definitive agreement, (whether binding or non-binding, conditional or unconditional) with any third party with respect to an Acquisition Proposal or supporting or indicating an intent to support an Acquisition Proposal, either Subject Company or such third party shall have paid to Parent the amount set forth above in immediately available funds to satisfy the specific, absolute, and unconditionally binding condition precedent imposed by this Section 8.8. Notwithstanding anything to the contrary in this
Section 8.8(b), in the event such Acquisition Proposal should be the result of a hostile takeover of Subject Company, any sums due Parent hereunder shall be paid only at the closing of the transactions set forth in such Acquisition Proposal. Parent acknowledges that under no circumstances shall any officer or director of Subject Company) (unless such officer or director shall have an interest in a potential acquiring party in any Acquisition Proposal) be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Parent, Parent shall have no cause of action or claim (either in law or equity) whatsoever against Subject Company, or any officer of director of Subject Company, with respect to or in connection with such Acquisition Proposal or this Agreement.

                 (c) The requirements, conditions, and obligations imposed by Section 8.8(b) shall continue in full force and effect from the date of this Agreement until the earlier of (i) the Effective Time or (ii) March 31, 1999; or (iii) the date on which this Agreement shall have been terminated (A) mutually by the Parties pursuant to Section 10.1(a) of this Agreement; (B) by Subject Company pursuant to Section 10.1(b), 10.1(c) or 10.1(f) of this Agreement; (C) by Subject Company pursuant to Section 10.1(e), unless the failure to consummate the transactions contemplated by this Agreement by September 30, 1998, results from or is related to pending or threatened Litigation arising out of or in connection with the Merger or an Acquisition Proposal related to Subject Company or any Subject Company Subsidiary, in which case the date shall be extended to that date which is thirty (30) days after the final termination of such Litigation or threatened Litigation; (D) by either Party pursuant to Section 10.1(d)(1)(i) of this Agreement; or (E) by Parent pursuant to Section 10.1(d)(2) of this Agreement.

                 (d) As a condition of and as an inducement to Subject Company's entering into this Agreement, Parent covenants, acknowledges, and agrees that it shall be a specific, absolute, and unconditionally binding condition precedent to Parent's termination or deemed termination of this Agreement pursuant to Section 10.1(d)(2) only, that Parent shall have paid Subject Company, as liquidated damages, the sum of Six Million Two Hundred Thousand Dollars ($6,200,000), which sum represents the (i) direct costs and expenses (including, but not limited to, fees and expenses incurred by Subject Company's financial or other consultants, printing costs, investment bankers, accountants, and counsel) incurred by or on behalf of Subject Company in negotiating and undertaking to carry out the transactions contemplated by this Agreement; and (ii) indirect costs and expenses of Subject Company in connection with the transactions contemplated by this Agreement, including Subject Company's management time devoted to negotiation and preparation for the transactions contemplated by this Agreement; and (iii) Subject Company's loss as a result of the transactions contemplated by this Agreement not being consummated. Accordingly, Parent hereby stipulates and covenants that prior to terminating, or within ten days of being deemed to have terminated, this Agreement pursuant to Section 10.1(d)(2) only, Parent shall have paid, or shall pay, as applicable, to Subject Company the amount set forth above in immediately available funds. Subject Company acknowledges that under no circumstances shall any officer or director of Parent be held personally liable to Parent for any amount of the foregoing payment. On payment of such amount to Subject Company, Subject Company shall have no cause of action or claim (either in law or equity) whatsoever against Parent, or any officer of director of Parent, with respect to or in connection with such termination of this Agreement. Subject Company acknowledges and agrees that Parent shall have no obligation to pay the sum set forth in this Section 8.8(d) to Subject Company should Parent terminate this Agreement pursuant to any Section of this Agreement other than Section 10.1(d)(2).





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

         8.9 Accounting and Tax Treatment. Each of the Parties undertakes and agrees to use its reasonable efforts to cause the Merger, and to take no action which would cause the Merger not, to qualify for pooling-of-interests accounting treatment and treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes; provided, however, that should Parent's shareholders fail to approve the amendment to Parent's Restated Charter of Incorporation to increase its number of authorized shares of Parent Common Stock, then Parent, in its sole and absolute discretion, may take actions which would prevent the transactions contemplated by this Agreement, including the Merger, from qualifying for pooling-of-interest accounting treatment.

         8.10    Agreement of Affiliates.  Subject Company has disclosed in
Section 8.10 of the Subject Company Disclosure Memorandum each Person whom it reasonably believes is an "affiliate" of Subject Company as of the date of this Agreement for purposes of Rule 145 under the 1933 Act. Subject Company shall use its reasonable efforts to cause each such Person to deliver to Parent not later than 40 days prior to the Effective Time, a written agreement, substantially in the form of Exhibit 2, providing that such Person will not sell, pledge, transfer, or otherwise dispose of the shares of Subject Company Common Stock held by such Person except as contemplated by such agreement or by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of Parent Common Stock to be received by such Person upon consummation of the Merger except in compliance with applicable provisions of the 1933 Act and the rules and regulations thereunder and until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling-of-interests accounting treatment, shares of Parent Common Stock issued to such affiliates of Subject Company in exchange for shares of Subject Company Common Stock shall not be transferable until such time as financial results covering at least 30 days of combined operations of Parent and Subject Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section 8.10 (and Parent shall be entitled to place restrictive legends upon certificates for shares of Parent Common Stock issued to affiliates of Subject Company pursuant to this Agreement to enforce the provisions of this Section 8.10). Parent shall not be required to maintain the effectiveness of the Registration Statement under the 1933 Act for the purposes of resale of Parent Common Stock by such affiliates.

         8.11 Employee Benefits and Contracts. Following the Effective Time, Parent shall provide to officers and employees of the Subject Company and any Subject Company Subsidiary, employee benefits under employee benefit and welfare plans of Parent or the Parent Subsidiaries on terms and conditions which when taken as a whole are substantially similar to those currently provided by Parent or a Parent Subsidiary to their similarly situated officers and employees. For purposes of participation, vesting, and benefit accrual under such employee benefit plans, the service of the employees of the Subject Company and any Subject Company Subsidiary prior to the Effective Time shall be treated as service with Parent or a Parent Subsidiary participating in such employee benefit plans.

         8.12 Indemnification. (a) After the Effective Time, Parent shall indemnify, defend and hold harmless the present and former directors, officers, employees, and agents of the Subject Company and any Subject Company Subsidiary (each, an "Indemnified Party") (including any person who becomes a director, officer, employee, or agent prior to the Effective Time) against all Liabilities (including reasonable attorneys' fees, and expenses, judgments, fines and amounts paid in settlement) arising out of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement) to the full extent permitted under any of Tennessee Law, Subject Company's Charter and Bylaws as in effect on the date hereof and any indemnity agreements entered into prior to the date of this Agreement by Subject Company or any Subject Company Subsidiary and any director, officer, employee or agent of Subject Company or any Subject Company Subsidiary, including provisions relating to advances of expenses incurred in the defense of any Litigation. Without limiting the foregoing, in any case in which approval by Parent is required to effectuate any indemnification, Parent shall direct, at the election of the Indemnified Party, that the determination of any such approval shall be made by independent counsel mutually agreed upon between Parent and the Indemnified Party.





                             UPC/-Merchants Page 26

                 (b) Parent shall use its reasonable efforts (and Subject Company shall cooperate prior to the Effective Time in these efforts) to maintain in effect for a period of four years after the Effective Time Subject Company's existing directors' and officers' liability insurance policy (provided that Parent may substitute therefor (i) policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous or (ii) with the consent of Subject Company given prior to the Effective Time, any other policy) with respect to claims arising from facts or events which occurred prior to the Effective Time, including consummation of the Merger, and covering persons who are currently covered by such insurance; provided, that the Surviving Corporation shall not be obligated to make aggregate annual premium payments for such four-year period in respect of such policy (or coverage replacing such policy) which exceed, for the portion related to Subject Company's directors and officers, 150% of the annual premium payments on Subject Company's current policy in effect as of the date of this Agreement (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent shall use its reasonable efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount.

                 (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 8.12, upon learning of any such Liability or Litigation, shall promptly notify Parent thereof, provided that the failure so to notify shall not affect the obligations of Parent under this Section 8.12 unless and to the extent such failure materially increases Parent's Liability under this Section 8.12. In the event of any such Litigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are substantive issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties or between the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, that Parent shall be obligated pursuant to this paragraph (c) to pay for only two firms of counsel for all Indemnified Parties in any jurisdiction, (ii) the Indemnified Parties will cooperate in the defense of any such Litigation, and (iii) neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent or have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                 (d) If either Parent or the Surviving Corporation or any of their respective successors or assigns shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or shall transfer all or substantially all of its Assets to any Person, then and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.12.

                 (e) Parent shall pay all reasonable costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 8.12.

                 (f) The provisions of this Section 8.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

                                   ARTICLE 9
               CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         9.1 Conditions to Obligations of Each Party. The respective obligations of each Party to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section
11.6 of this Agreement:





                             UPC/-Merchants Page 27

                 (a) Shareholder Approval. The shareholders of Subject Company shall have approved this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Merger, as and to the extent required by Law, or by the provisions of any governing instruments (without regard to any shares which are voted pursuant to irrevocable proxies, the validity of which has been contested by the underlying owner, unless the underlying owner has given written instructions with respect to the voting of such shares in connection with this Agreement).

                 (b) Regulatory Approvals. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in any manner.

                 (c) Legal Proceedings. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered by Law or Order (whether temporary, preliminary, or permanent) or taken any other action which prohibits, restricts, or makes illegal consummation of the transactions contemplated by this Agreement.

                 (d) Registration Statement. The Registration Statement shall be effective under the 1933 Act, no stop orders suspending the effectiveness of the Registration Statement shall have been issued, no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing, and all necessary approvals under state securities Laws or the 1933 Act or 1934 Act relating to the issuance or trading of the shares of Parent Common Stock issuable pursuant to the Merger shall have been received.

                 (e) Exchange Listing. The shares of Parent Common Stock issuable pursuant to the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                 (f) Tax Matters. Parent shall have received a written opinion of counsel from Wyatt, Tarrant & Combs, and Subject Company shall have received a written opinion of counsel from Winstead Sechrest & Minick P.C., in form and substance reasonably satisfactory to Parent and Subject Company, respectively, dated as of the Effective Time, in each case substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, (ii) Parent, Merger Subsidiary and Subject Company will each be "a party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code; (iii) no gain or loss will be recognized by the shareholders of Subject Company who exchange all of their Subject Company Common Stock solely for Parent Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Parent Common Stock), (iv) the tax basis of the Parent Common Stock received by shareholders of Subject Company who exchange Subject Company Common Stock solely for Parent Common Stock in the Merger will be the same as the tax basis of the Subject Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received) (v) the holding period of the Parent Common Stock received by shareholders of Subject Company in the Merger will include the period during which the shares of Subject Company Common Stock surrendered in exchange therefor were held, provided such Subject Company Common Stock was held as a capital asset by the holder of such Subject Company Common Stock at the Effective Time, and (vi) neither Subject Company nor Parent will recognize gain or loss as a consequence of the Merger. In rendering such Tax Opinion, such counsel shall require and be entitled to rely upon representations and covenants of officers of Parent, Subject Company, shareholders of Subject Company and others reasonably satisfactory in form and substance to such counsel.

         9.2 Conditions to Obligations of Parent. The obligations of Parent to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Parent pursuant to Section 11.6(a) of this Agreement:





                             UPC/-Merchants Page 28

                 (a)  Representations and Warranties.  For purposes of this
Section 9.2(a), the accuracy of the representations and warranties of Subject Company set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a specific date shall speak only as of such date). The representations and warranties of Subject Company set forth in Sections 5.1, 5.2, 5.3, 5.19 and
5.20 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Subject Company set forth in this Agreement (including the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.19 and 5.20) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Subject Company, provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Subject Company to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. Subject Company shall have delivered to Parent (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.2(a) and 9.2(b) of this Agreement have been satisfied, and (ii) certified copies of resolutions duly adopted by Subject Company's Board of Directors and shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Parent shall request.

                 (d) Parent Pooling Letter. Parent shall have received a copy of a letter, dated as of the date of filing of the Registration Statement with the SEC and as of the Effective Time, addressed to it and in a form reasonably acceptable to it, from Price Waterhouse LLP to the effect that the Merger will qualify for pooling-of-interests accounting treatment; provided, however, this shall not be a condition precedent to Parent's obligation to perform this Agreement and consummate the Merger and the other transactions contemplated hereby if Parent takes actions which prevent the transactions contemplated by this Agreement, including the Merger, from qualifying for such accounting treatment.

                 (e) Amendment of Parent's Charter. The shareholders of Parent shall have approved an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock to a sufficient number of authorized shares of Parent Common Stock to enable Parent to issue authorized shares of Parent Common Stock in accordance with its obligations under Article 3 of this Agreement and the Plan of Merger.

                 (f) Consents and Approvals. Subject Company shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Subject Company or Parent.

         9.3 Conditions to Obligations of Subject Company. The obligations of Subject Company to perform this Agreement and consummate the Merger and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Subject Company pursuant to Section 11.6(b) of this Agreement.

                 (a)  Representations and Warranties.  For purposes of this
Section 9.3(a), the accuracy of the representations and warranties of Parent set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Effective Time with the same effect as though all such representations and warranties had been made immediately prior to the Effective Time (provided that representations and warranties which are confined to a





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

specified date shall speak only as of such date). The representations and warranties of Parent set forth in Sections 6.1, 6.2, 6.3 and 6.16 of this Agreement shall each be true and correct in all material respects. There shall not exist inaccuracies in the representations and warranties of Parent set forth in this Agreement (including the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.16) such that the aggregate effect of such inaccuracies has, or is reasonably likely to have, a Material Adverse Effect on Parent; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to "material" or "Material Adverse Effect" or "Knowledge" shall be deemed not to include such qualifications.

                 (b) Performance of Agreements and Covenants. Each and all of the agreements and covenants of Parent and/or Merger Subsidiary to be performed and complied with by Parent and/or Merger Subsidiary pursuant to this Agreement and the other agreements contemplated hereby prior to the Effective Time shall have been duly performed and complied with in all material respects.

                 (c) Certificates. Parent shall have delivered to Subject Company (i) a certificate, dated as of the Effective Time and signed on its behalf by its chief executive officer and its chief financial officer, to the effect that the conditions of its obligations set forth in Sections 9.3(a) and 9.3(b) of this Agreement have been satisfied, (ii) certified copies of resolutions duly adopted by Parent's or Merger Subsidiary's Boards of Directors and Parent's Shareholders evidencing the taking of all corporate action necessary to authorize the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, all in such reasonable detail as Subject Company shall request, and (iii) should Parent's shareholders approve an amendment to Parent's Restated Charter of Incorporation to increase the number of its authorized shares of Parent Common Stock, a copy certified by the Secretary of State of the State of Tennessee, evidencing the amendment of the Restated Charter of Incorporation of Parent so as to permit Parent to issue the shares of Parent Common Stock to be issued pursuant to the Merger.

                 (d) Fairness Opinion. Subject Company shall have received an opinion from Price Waterhouse LLP to the effect that the Merger is fair to Subject Company shareholders from a financial point of view dated the date of the Subject Company Proxy Statement.

                 (e) Consents and Approvals. Parent and/or Merger Subsidiary shall have obtained any and all Consents required for consummation of the Merger (other than those set forth in Section 9.1(b) of this Agreement) or for the preventing of any Default under any Contract or Permit of such Party which, if not obtained or made, is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

                                   ARTICLE 10
                                  TERMINATION

         10.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement by the shareholders of Subject Company, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                 (a) By mutual consent of the Board of Directors of Parent and the Board of Directors of Subject Company; or

                 (b) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of an inaccuracy of any representation or warranty of the other Party contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such inaccuracy and which inaccuracy would provide the terminating Party the ability to refuse to consummate the Merger





                             UPC/-Merchants Page 30
under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) of this Agreement in the case of Parent; or

                 (c) By the Board of Directors of Parent or the Board of Directors of Subject Company (provided that the terminating Party is not then in breach of any representation or warranty contained in this Agreement under the applicable standard set forth in Section 9.2(a) of this Agreement in the case of Subject Company and Section 9.3(a) in the case of Parent or in material breach of any covenant or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                 (d)(1) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event (i) any Consent of any Regulatory Authority required for consummation of the Merger and the other transactions contemplated hereby shall have been denied by final non-appealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal, or (ii) the shareholders of Subject Company fail to vote their approval of this Agreement and the transactions contemplated hereby as required by the Texas BCA and this Agreement at the Subject Company Shareholders' Meeting where the transactions were presented to such shareholders for approval and voted upon, or (2) by Parent should the shareholders of Parent, at the Parent Shareholders' Meeting, fail to vote their approval of an amendment to the Restated Charter of Incorporation of Parent to increase the number of authorized shares of Parent Common Stock, to the extent Parent would not have sufficient authorized shares of Parent Common Stock available for issuance in the Merger. Should Parent's shareholders fail to approve an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock, then should Parent fail to give the notice to Subject Company called for under such circumstance in
Section 8.2 of this Agreement within the time period so provided, or should Parent's notice indicate that Parent does not intend to proceed with the Merger, then Parent shall, in such case, be deemed to have elected to terminate this Agreement under Section 10.1(d)(2). Should Parent's shareholders fail to approve such amendment to increase the number of authorized shares of Parent Common Stock and should Parent provide notice to Subject Company in accordance with Section 8.2 of this Agreement that it intends to proceed with the Merger, provided (i) the conditions precedent set forth in Section 9.1 shall have been satisfied (other than conditions precedent which have not been satisfied as a result of the acts or omissions of Parent or Merger Subsidiary) and (ii) Parent is not entitled to terminate this Agreement pursuant to Section 10.1(a), (b),
(c) or (d)(1), then Subject Company shall have the right to declare that Parent has terminated this Agreement pursuant to this Section 10.1(d)(2) should the Merger fail to become effective by the later of (A) September 30, 1998, or (b) the last day of the calendar month containing that date which is sixty days after the conclusion of the Parent Shareholders' Meeting, not later than October 31, 1998; provided, however, nothing in this Section 10.1(d)(2) shall prevent Parent from terminating this Agreement, should it have the right to do so, pursuant to any Section of this Article 10 other than Section 10.1(d)(2); or

                 (e) By the Board of Directors of Parent or the Board of Directors of Subject Company in the event that the Merger shall not have been consummated by September 30, 1998, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the Party electing to terminate pursuant to this Section 10.1(e), and should Parent's shareholders fail to approve an amendment to Parent's Restated Charter of Incorporation to increase the number of authorized shares of Parent Common Stock to the extent Parent would not have sufficient authorized shares of Parent Common Stock available for issuance in the Merger, then Parent shall no longer have the right to terminate this Agreement pursuant to this Section 10.1(e); or

                 (f) By the Board of Directors of Subject Company upon written notice to Parent at any time during the ten-day period commencing two days after the Determination Date, if both of the following conditions are satisfied:

                 (1) the Average Closing Price shall be less than the product of (i) 0.85 and (ii) the Starting Price; and





                             UPC/-Merchants Page 31

                 (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (such number being referred to herein as the "Parent Ratio") shall be less than (ii) the quotient obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and multiplying the quotient in this clause (2)(ii) by .85 (such number being referred to herein as the "Index Ratio");

                 subject, however, to the following three sentences. If Subject Company refuses to consummate the Merger pursuant to this Section 10.1(f), it shall give prompt written notice thereof to Parent; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, Parent shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of 0.85, the Starting Price, and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, and (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Parent Ratio. If Parent makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Subject Company of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1(f) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 10.1(f).

                 For purposes of this Section 10.1(f), the following terms shall have the meanings indicated:

                          "Average Closing Price" shall mean the average of the
                 daily last sales prices of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably chosen by Parent) for the 20 consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

                          "Determination Date" shall mean the later of the date
                 (i) of the Subject Company Shareholders' Meeting and (ii) on which the Consent of the Board of Governors of the Federal Reserve System shall be received (and any requisite waiting period shall have expired).

                          "Index Group" shall mean the 15 bank holding
                 companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that any such company or companies are removed from the Index Group as a result of any of the events described in the preceding sentence, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 15 bank holding companies and the weights attributed to them are as follows:





                             UPC/-Merchants Page 32


     Bank Holding Companies                                      Weighting
     ----------------------                                      ---------
     AmSouth Bancorporation                                        5.367%
     BB&T Corporation                                              8.928
     Commerce Bancshares, Inc.                                     2.474
     Crestar Financial Corporation                                 7.353
     First American Corporation                                    3.895
     First Security Corporation                                    7.725
     First Tennessee National Corp.                                4.275
     Firstar Corporation                                           9.654
     Huntington Bancshares, Inc.                                  12.753
     Marshall & Ilsley Corporation                                 6.761
     Mercantile Bancorporation, Inc.                               8.688
     National Commerce Bancorp                                     3.258
     Old Kent Financial Corporation                                3.137
     Regions Financial Corporation                                 9.079
     SouthTrust Corporation                                        6.655
                                                                  ------
     Total                                                        100.00%
                                                                  ======


                          "Index Price" on a given date shall mean the weighted
                 average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

                          "Starting Date" shall mean the fourth full trading
                 day after the announcement by press release of the Merger.

                          "Starting Price" shall mean the closing price per
                 share of Parent Common Stock as reported on the NYSE (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as reasonably chosen by Parent) on the Starting Date.

         If Parent or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Parent shall be appropriately adjusted for the purposes of applying this Section 10.1(f).

         10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1 of this Agreement, this Agreement and the Plan of Merger shall become void and have no effect, except that (i) the provisions of this Section 10.2, Section 8.6(b), Section 8.8,
Section 11.2 and Section 11.3 of this Agreement shall survive any such termination and abandonment, and (ii) a termination pursuant to the terms of this Agreement shall not relieve the breaching Party from Liability for an uncured breach of a representation, warranty, covenant, or agreement.

         10.3 Non-Survival of Representations and Covenants. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Effective Time except for those covenants and agreements which by their terms apply in whole or in part after the Effective Time.





                             UPC/-Merchants Page 33

                                   ARTICLE 11
                                 MISCELLANEOUS

         11.1 Definitions. (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

         "Acquisition Proposal" with respect to a Party shall mean any tender offer or exchange offer or any proposal for a merger, acquisition of all of the stock or assets of, or other business combination involving such Party or any of its Subsidiaries or the acquisition of a substantial equity interest in, or a substantial portion of the Assets of, such Party or any of its Subsidiaries.

         "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

         "Agreement" shall mean this Agreement and the Exhibits delivered pursuant hereto and incorporated herein by reference.

         "Articles of Merger" shall mean the Articles of Merger to be executed by Parent, Merger Subsidiary and Subject Company and filed with the Secretary of State of the State of Tennessee and the Secretary of State of the State of Texas relating to the Merger as contemplated by Section 1.1 of this Agreement.

         "Assets" of a Person shall mean all of the assets, properties, businesses, and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise, wherever located.

         "Bank" shall mean Merchants Bank, Houston, Texas.

         "BHC Act" shall mean the federal Bank Holding Company Act of 1956, as amended.

         "Closing Date" shall mean the date on which the Closing occurs.

         "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

         "Contract" shall mean any legally binding written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

         "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

         "Dissenting Shares" shall mean any shares of Subject Company Common Stock with respect to which the record or beneficial holder has properly perfected the holder's rights to dissent under Article 5.12 of the Texas BCA.

         "Effective Time" shall have the meaning ascribed to such term in
Section 1.3 of this Agreement.

         "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are





                             UPC/-Merchants Page 34
administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq.("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with the entity under consideration would be deemed a "single employer" within the meaning of section 4001(b) of ERISA.

         "Exchange Agent" shall have the meaning ascribed to such term in
Section 4.1 of this Agreement.

         "Exchange Ratio" shall have the meaning ascribed to such term in
Section 3.1(c) of this Agreement.

         "Exhibits" shall mean the Exhibits so marked, copies of which are attached to this Agreement. Such Exhibits are hereby incorporated by reference herein and made a part hereof.

         "FRB" shall mean the Board of Governors of the Federal Reserve System or applicable Federal Reserve Bank.

         "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

         "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

         "HSR Act" shall mean Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "Indemnified Party" shall have the meaning ascribed to such term in
Section 8.12 of this Agreement.

         "Intellectual Property" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known by the Chairman, President, Chief Financial Officer, Chief Accounting Officer, Chief Credit Officer, or General Counsel of such Person.

         "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.





                             UPC/-Merchants Page 35

         "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

         "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its Subsidiaries which are not yet delinquent, and
(ii) for depository institution Subsidiaries of a Party, pledges to secure deposits, and other Liens incurred in the ordinary course of banking business.

         "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice (written or oral) by any Person alleging potential Liability or requesting information relating to or affecting a Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

         "Material Adverse Effect" on a Party shall mean an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse impact on (i) the financial condition, business, or results of operations of such Party and its Subsidiaries, taken as a whole, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law, provided that "Material Adverse Effect" and "material adverse impact" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities,
(b) changes in GAAP or regulatory accounting principles generally applicable to banks and their holding companies, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior written consent of the other Party,
(d) changes in economic conditions or interest rates generally affecting financial institutions, or (e) the direct effects of compliance with this Agreement (including the expense associated with the vesting of benefits under the various employee benefit plans of Subject Company as a result of the Merger constituting a change of control) on the operating performance of the Parties, including expenses incurred by the Parties in consummating the transactions contemplated by the Agreement.

         "Merger" shall mean the merger of Subject Company with and into Merger Subsidiary.

         "Merger Subsidiary" shall mean Union Planters Holding Corporation, a wholly-owned subsidiary of Parent organized under the Laws of the State of Tennessee.

         "Merger Subsidiary Common Stock" shall mean the $1.00 par value common stock of Merger Subsidiary.

         "NASD" shall mean the National Association of Securities Dealers, Inc.

         "NYSE" shall mean the New York Stock Exchange, Inc.

         "1933 Act" shall mean the Securities Act of 1933, as amended.

         "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Operating Property" shall mean any property owned by the Party in question or by any of its Subsidiaries or in which such Party or Subsidiary holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property.





                             UPC/-Merchants Page 36

         "Order" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local, or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

         "Parent" shall mean Union Planters Corporation, a Tennessee corporation.

         "Parent Capital Stock" shall mean, collectively, the Parent Common Stock, the Parent Preferred Stock and any other class or series of capital stock of Parent.

         "Parent Common Stock" shall mean the $5.00 par value common stock of Parent.

         "Parent Contracts" shall have the meaning ascribed to such term in
Section 6.11 of this Agreement.

         "Parent Disclosure Memorandum" shall mean the written information entitled "Parent Memorandum" delivered prior to the date of this Agreement to Subject Company describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Parent Financial Statements" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Parent as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, 1997 and for each of the three years ended December 31, 1996, 1995 and 1994, as filed by Parent in SEC Documents, and (ii) the consolidated balance sheets of Parent (including related notes and schedules, if any) and related statements of earnings, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

         "Parent Material Contracts" shall have the meaning ascribed to such term in Section 6.11 of this Agreement.

         "Parent Preferred Stock" shall mean the no par value preferred stock of Parent and shall include the (i) Series A Preferred Stock and (ii) Series E 8% Cumulative, Convertible Preferred Stock, of Parent ("Parent Series E Preferred Stock").

         "Parent Proxy Statement" shall mean a proxy statement (complying with the requirements of the 1934 Act) to be prepared by Parent and filed by Parent with the SEC in connection with the Parent Shareholders' Meeting.

         "Parent Rights" shall mean the preferred stock purchase rights issued pursuant to the Parent Rights Agreement.

         "Parent Rights Agreement" shall mean that certain Rights Agreement, dated January 19, 1989, between Parent and Union Planters Bank, National Association, as Rights Agent.

         "Parent Shareholders' Meeting" shall mean a meeting of the shareholders of Parent called to consider and vote upon, among other things, a proposal to amend the Charter of Incorporation of Parent to authorize the issuance of at least sufficient additional shares of Parent Common Stock to permit Parent and Merger Subsidiary to consummate the Merger upon the terms and conditions set forth in this Agreement.

         "Parent Subsidiaries" shall mean the Subsidiaries of Parent and any corporation, bank, or other organization acquired as a Subsidiary of Parent in the future and owned by Parent at the Effective Time.





                             UPC/-Merchants Page 37

         "Participation Facility" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

         "Party" shall mean Subject Company, Merger Subsidiary or Parent, and "Parties" shall mean, collectively, Subject Company, Merger Subsidiary and Parent.

         "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets or business.

         "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

         "Plan of Merger" shall mean the Plan of Merger of even date herewith entered into by Parent, Merger Subsidiary and Subject Company, in the form of
Exhibit 1.

         "Registration Statement" shall mean the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Parent under the 1933 Act with respect to the shares of Parent Common Stock to be issued to the shareholders of Subject Company in connection with the transactions contemplated by this Agreement.

         "Regulatory Authorities" shall mean, collectively, the FRB, the Department of Financial Institutions of the State of Tennessee, the Texas Department of Banking, all state regulatory agencies having jurisdiction over any of the Parties or their respective Subsidiaries, the NYSE, the NASD, and the SEC.

         "Representative" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative of a Person.

         "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other rights, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person.

         "SEC" shall mean the Securities and Exchange Commission.

         "SEC Documents" shall mean all forms, proxy statements, registration statements, reports, schedules, and other documents filed, or required to be filed, by a Party or any of its Subsidiaries with the SEC pursuant to the Securities Laws.

         "Securities Laws" shall mean the 1933 Act, the 1934 Act, the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and the rules and regulations of any Regulatory Authority promulgated thereunder.

         "Significant Subsidiary" shall have the meaning ascribed such to such term in Rule 1-02(w) of Regulation S-X promulgated under the Securities Laws.

         "Subject Company" shall mean Merchants Bancshares, Inc., a Texas corporation.

         "Subject Company Benefit Plans" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.





                             UPC/-Merchants Page 38

         "Subject Company Common Stock" shall mean the common stock, $1.00 par value per share, of Subject Company.

         "Subject Company Contracts" shall have the meaning ascribed to such term in Section 5.15 of this Agreement.

         "Subject Company Disclosure Memorandum" shall mean the written information entitled "Subject Company Disclosure Memorandum" delivered prior to the date of this Agreement to Parent describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made.

         "Subject Company ERISA Plan" shall have the meaning ascribed to such term in Section 5.14(a) of this Agreement.

         "Subject Company Financial Statements" shall mean (i) the consolidated statements of financial position (including related notes and schedules, if any) of Subject Company as of September 30, 1997, and as of December 31, 1996 and 1995, and the related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) for the nine months ended September 30, and for each of the three fiscal years ended December 31, 1996, 1995 and 1994, as filed by Subject Company in SEC Documents, and (ii) the consolidated statements of financial position of Subject Company (including related notes and schedules, if any) and related statements of operations, shareholders' equity, and cash flows (including related notes and schedules, if any) included in SEC Documents filed with respect to periods ended subsequent to September 30, 1997.

         "Subject Company Preferred Stock" shall mean the $20.00 par value preferred stock of Subject Company.

         "Subject Company Proxy Statement" shall mean the proxy statement used by Subject Company to solicit the approval of its shareholders of the transactions contemplated by this Agreement, which shall include the prospectus of Parent relating to the issuance of the Parent Common Stock to holders of Subject Company Common Stock.

         "Subject Company Shareholders' Meeting" shall mean the meeting of the shareholders of Subject Company to be held pursuant to Section 8.1 of this Agreement, including any adjournment or adjournments thereof.

         "Subject Company Subsidiaries" shall mean the Subsidiaries of Subject Company, which shall include Subject Company Subsidiaries described in Section
5.4 of this Agreement and any corporation, bank, or other organization acquired as a Subsidiary of Subject Company in the future and owned by Subject Company at the Effective Time.

         "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which the entity in question owns or controls 10% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 10% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

         "Supplemental Letter" shall mean the supplemental letter of even date herewith relating to certain understandings and agreements with respect to certain employment matters following the Effective Time in addition to those included in this Agreement.

         "Surviving Corporation" shall mean Merger Subsidiary as the surviving corporation resulting from the Merger.

         "Takeover Laws" shall have the meaning ascribed to such term in Section
5.20 of this Agreement.





                             UPC/-Merchants Page 39

         "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

         "Tax Returns" shall mean all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the applicable Party.

         "TBCA" shall mean the Tennessee Business Corporation Act.

         "Texas BCA" shall mean the Texas Business Corporation Act.

         "Texas Banking Commissioner" shall mean the Commissioner of the Texas Department of Banking.

         (b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         11.2    Expenses.  (a)  Except as otherwise provided in this Section
11.2 and in Section 8.8, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, except that each of the Parties shall bear and pay the filing fees payable in connection with the Registration Statement and the Subject Company Proxy Statement and printing and mailing costs incurred in connection with the printing and mailing of the Registration Statement and the Subject Company Proxy Statement based on the relative Asset sizes of the Parties at December 31, 1996.

                 (b) Nothing contained in this Section 11.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the non-breaching Party.

         11.3 Brokers and Finders. Each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby, except as disclosed in Section 11.3 of such Party's Disclosure Memorandum. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Subject Company or Parent other than those disclosed in the previous sentence, each of Subject Company and Parent, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability incurred by such Party in respect of any such claim.

         11.4 Entire Agreement. Except as otherwise expressly provided herein, this Agreement (including the other documents and instruments referred to herein, including, but not limited to, the Supplemental Letter) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral, between Parent and Subject Company. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than as provided in the Supplemental Letter and in Sections 8.11 and 8.12 of this Agreement.

         11.5 Amendments. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.





                             UPC/-Merchants Page 40

         11.6 Waivers. (a) Prior to or at the Effective Time, Parent, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Subject Company, to waive or extend the time for the compliance or fulfillment by Subject Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.

                 (b) Prior to or at the Effective Time, Subject Company, acting through its Board of Directors, chief executive officer, or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Parent and/or Merger Subsidiary, to waive or extend the time for the compliance or fulfillment by Parent and/or Merger Subsidiary of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Subject Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Subject Company.

                 (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach of a waiver of any other condition or of the breach of any other term of this Agreement.

         11.7 Assignment. Except in accordance with Section 1.4 of this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         11.8 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage prepaid, or by courier or overnight carrier, to the person at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

Subject Company:                     Merchants Bancshares, Inc.
                                     5005 Woodway, Suite 300 Houston, Texas
                                     77052 Attention:  J. W. Lander, III
                                     Telecopy Number:  (713) 622-8922

Copy to Subject Company Counsel:     Winstead Sechrest & Minick P.C.
                                     5400 Renaissance Tower
                                     1201 Elm Street
                                     Dallas, Texas 75270
                                     Attention: Robert E. Crawford, Jr., Esq.
                                     Telecopy Number:  (214) 745-5390

Parent:                              Union Planters Corporation
                                     7130 Goodlett Farms Parkway
                                     Memphis, Tennessee  38018
                                     Attention:  Jackson W. Moore
                                     Telecopy Number:  (901) 580-2939





                             UPC/-Merchants Page 41

Copy to Parent Counsel:              Union Planters Corporation
                                     7130 Goodlett Farms Parkway
                                     Memphis, Tennessee  38018
                                     Attention:  E. James House, Jr., Esq.
                                     Telecopy Number:  (901) 580-2939

                                                    and

                                     Wyatt, Tarrant & Combs
                                     6075 Poplar Avenue, Suite 650
                                     Memphis, Tennessee 38017
                                     Attention:  R. Nash Neyland, Esq.
                                     Telecopy Number:  (901) 537-1010


         11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         11.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         11.11 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

         11.12 Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No Party to this Agreement shall be considered the draftsman. The Parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all Parties hereto.

         11.13 Enforcement of Agreement. The Parties agree that time is of the essence in the performance of their respective obligations under this Agreement. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.14 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.





                             UPC/-Merchants Page 42

                 IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf and its corporate seal to be hereunto affixed and attested by officers thereunto as of the day and year first above written.

ATTEST:                                    MERCHANTS BANCSHARES, INC.


By:  /S/  Norman H. Bird                   By: /S/ J. W. Lander, III
     --------------------------                --------------------------------
     Norman H. Bird, Secretary                     J.W. Lander, III, President


[CORPORATE SEAL]



ATTEST:                                    UNION PLANTERS CORPORATION

By: /S/ E. James House, Jr.                By: /S/  Jackson W. Moore
    ---------------------------                -------------------------------
                                                    Jackson W. Moore
                                                    President & Chief Operating
                                                    Officer



ATTEST:                                    UNION PLANTERS HOLDING CORPORATION


By: /S/ E. James House, Jr.                By: /S/ Jackson W. Moore
    ---------------------------                -------------------------------
                                                   Jackson W. Moore
                                                   Chairman & Chief Operating
                                                   Officer

[CORPORATE SEAL]




                             UPC/-Merchants Page 43

                                AMENDMENT NO. 1
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                          DATED AS OF JANUARY 16, 1998
                                    BETWEEN
                           UNION PLANTERS CORPORATION
                       UNION PLANTERS HOLDING CORPORATION
                         AND MERCHANTS BANCSHARES, INC.


     THIS AMENDMENT to that certain Agreement and Plan of Merger by and between MERCHANTS BANCSHARES, INC. ("Merchants" or "Subject Company"), UNION PLANTERS CORPORATION ("UPC" or "Parent"), and UNION PLANTERS HOLDING CORPORATION ("Holding"), dated January 16, 1998 (the "Agreement") is made and entered into as of May 26, 1998, by Merchants, UPC, and Holding, hereafter collectively referenced as the "Parties".

     WHEREAS, the Parties desire to amend the Agreement to reflect a mutually agreed upon change in the Exchange Ratio, as defined in Article 3, Section 3.1(c) of the Agreement; and

     WHEREAS, the Parties desire to amend Article 9, Section 9.3(d) of the Agreement to reflect a mutually agreed upon change of the date of delivery of a fairness opinion by Price Waterhouse LLP, which is a condition precedent for Merchants to consummate the transactions contemplated by the Agreement; and

     WHEREAS, the Parties desire that all terms, representations, warranties, covenants, and conditions contained within the Agreement remain in full force and effect except as expressly amended herein.

     NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree that the Amendment shall be amended as follows:

1. Section 3.1(c) of the Agreement shall be deleted in its entirety and replaced with the following:

          (c) Except for Dissenting Shares, each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.0345 shares of Parent Common Stock (subject to possible adjustment as set forth in

          Section 3.2 and Section 10.1(f) of this Agreement (the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.

2. Section 9.3(d) of the Agreement shall be deleted in its entirety and replaced with the following:

          (d) Fairness Opinion. Subject Company shall have received an opinion from Price Waterhouse LLP to the effect that the Merger is fair to Subject Company shareholders from a financial point of view dated as of a mutually agreeable date preceding the date of the Proxy Statement.

3. The Plan of Merger, attached to the Agreement as Exhibit 1, shall be replaced in its entirety by an Amended and Restated Plan of Merger, which has been altered to conform with the terms of this First Amendment.

4. Except as expressly amended herein, all terms, representations, warranties, covenants, and conditions contained within the Agreement do and shall remain in full force and effect. Capitalized terms used and not otherwise defined in this Agreement shall have the same meanings as such terms are given in the Agreement.

     This Amendment Number 1 to the Agreement executed as of the 26th day of May, 1998.

UNION PLANTERS CORPORATION


     /s/ JACKSON W. MOORE
    -------------------------------------
By: Jackson W. Moore
    President and Chief Operating Officer




UNION PLANTERS HOLDING CORPORATION


     /s/ JACKSON W. MOORE
    -------------------------------------
By: Jackson W. Moore
    Chairman and Chief Operating Officer




MERCHANTS BANCSHARES, INC.


     /s/ J.W. LANDER III
    -------------------------------------
By: J.W. Lander III
    President

APPENDIX B - THE PLAN OF MERGER

                                                                      EXHIBIT 1

                      AMENDED AND RESTATED PLAN OF MERGER


                                       OF
                           MERCHANTS BANCSHARES, INC.
                                 WITH AND INTO
                       UNION PLANTERS HOLDING CORPORATION


         Pursuant to this Amended and Restated Plan of Merger ("Plan of Merger"), Merchants Bancshares, Inc. ("Subject Company"), a corporation organized and existing under the laws of the State of Texas, shall be merged with and into Union Planters Holding Corporation ("Merger Subsidiary"), a corporation organized and existing under the laws of the State of Tennessee and which is a wholly-owned subsidiary of Union Planters Corporation ("Parent"). This Plan of Merger amends and replaces that certain plan of merger between Subject Company and Merger Subsidiary dated as of January 16, 1998.

         Except as otherwise provided herein, the capitalized terms set forth below shall have the meanings ascribed thereto in that certain merger agreement dated as of January 16, 1998 between Parent, Merger Subsidiary and Subject Company, as amended by Amendment No. 1 thereto, (the "Agreement"), of which this Plan of Merger is Exhibit 1.


                                   ARTICLE 1
                                TERMS OF MERGER

         1.1 Merger. Subject to the terms and conditions of the Agreement and this Plan of Merger, at the Effective Time, Subject Company shall be merged with and into Merger Subsidiary in accordance with the provisions of Section 48-21-109 of the TBCA and Article 5.01 of the Texas BCA, and with the effect provided in Section 48-21-108 of the TBCA and Article 5.06 of the Texas BCA (the "Merger"). Merger Subsidiary shall be the Surviving Corporation resulting from the Merger and shall continue to be governed by the Laws of the State of Tennessee. The Merger shall be consummated pursuant to the terms of the Agreement and this Plan of Merger, which have been approved and adopted by the respective Boards of Directors of Subject Company, Parent and Merger Subsidiary.

         1.2 Time and Place of Closing. The Closing will take place at 9:00 A.M. on the date on which the Effective Time is to occur (or the immediately preceding day if the Effective Time is to be earlier than 9:00 A.M.), or at such other time as the Parties, acting through their chief executive officers or chief financial officers, may mutually agree. The Closing shall be held at such place as may be mutually agreed upon by the Parties.

         1.3 Effective Time. The Merger and other transactions contemplated by the Agreement and this Plan of Merger shall become effective at the time the Articles of Merger reflecting the Merger shall become effective with the Secretary of State of the States of Tennessee and Texas (the "Effective Time").

         1.4 Restructure of Transaction. Subject to the terms of the Agreement, Parent shall, in its reasonable discretion, have the unilateral right to revise the structure of the Merger contemplated by the Agreement and this Plan of Merger in order to achieve tax benefits or for any other reason which Parent may deem advisable.

                                   ARTICLE 2
                                TERMS OF MERGER

         2.1 Charter. The Charter of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Charter of the Surviving Corporation until otherwise amended or repealed.

         2.2 Bylaws. The Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until otherwise amended or repealed.





                               Plan of Merger - 1

         2.3 Directors and Officers. The directors of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the directors of the Surviving Corporation from and after the Effective Time in accordance with the Bylaws of the Surviving Corporation. The officers of Merger Subsidiary in office immediately prior to the Effective Time, together with such additional persons as may thereafter be elected, shall serve as the officers of the Surviving Corporation from the Effective Time in accordance with the Bylaws of the Surviving Corporation.

                                   ARTICLE 3
                          MANNER OF CONVERTING SHARES

         3.1     Conversion of Shares.  Subject to the provisions of this
Article 3 (and Article 3 of the Agreement), at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, Subject Company, or the shareholders of any of the foregoing, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Parent Capital Stock, including any associated Parent Rights, issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall represent one share of the Surviving Corporation from and after the Effective Time.


                 (c) Except for Dissenting Shares, each share of Subject Company Common Stock (excluding shares held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for the right to receive 1.0345 shares of Parent Common Stock (subject to possible adjustment as set forth in Section 3.2 and Section 10.1(f) of the Agreement, the "Exchange Ratio"). Pursuant to the Parent Rights Agreement, each share of Parent Common Stock issued in connection with the Merger upon conversion of Subject Company Common Stock shall be accompanied by a Parent Right.


                 (d)      Dissenting Shares shall not be converted pursuant to
Section 3.1(c) in the Merger but, at and after the Effective Time, shall represent only the right to receive payment in accordance with Article 5.12 of the Texas BCA. If a holder of Dissenting Shares becomes ineligible for payment under Article 5.12 of the Texas BCA, then such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted in the manner set forth in
Section 3.1(c) effective as of the Effective Time.

         3.2 Anti-Dilution Provisions. In the event Parent changes the number of shares of Parent Common Stock issued and outstanding after the date of this Plan of Merger and prior to the Effective Time as a result of a stock split, stock dividend, subdivision, reclassification, conversion or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split, subdivision, reclassification, conversion or similar recapitalization for which a record date is not established) shall be prior to the Effective Time, the Exchange Ratio shall be proportionately adjusted.

         3.3 Shares Held by Subject Company or Parent. Each of the shares of Subject Company Common Stock held by Subject Company, any Subject Company Subsidiary, Parent or any Parent Subsidiary, in each case other than in fiduciary capacity or as a result of debts previously contracted, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

         3.4 Fractional Shares. Notwithstanding any other provision of this Plan of Merger, each holder of shares of Subject Company Common Stock exchanged pursuant to the Merger who would otherwise have been





                               Plan of Merger - 2
entitled to receive a fractional share of Parent Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional share of Parent Common Stock multiplied by the closing price of such common stock on the NYSE-Composite Transactions List (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source reasonably selected by Parent) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a shareholder in respect of any fractional shares.

                                   ARTICLE 4
                               EXCHANGE OF SHARES

         4.1 Exchange Procedures. Promptly after the Effective Time, Parent and Subject Company shall cause the exchange agent selected by Parent (the "Exchange Agent") to mail to the former shareholders of Subject Company appropriate transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates theretofore representing shares of Subject Company Common Stock shall pass, only upon proper delivery of such certificates to the Exchange Agent). Subject Company shall have the right to review and approve the transmittal materials. The Exchange Agent may establish reasonable and customary rules and procedures in connection with its duties, provided such rules and procedures do not have the effect of limiting or eliminating the obligation of Parent and/or Merger Subsidiary to deliver the consideration contemplated by Article 3 of this Plan of Merger. After the Effective Time, each holder of shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) issued and outstanding at the Effective Time shall surrender the certificate or certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the consideration provided in Section 3.1(c) of this Plan of Merger, together with all undelivered dividends and other distributions, if any, in respect of such shares (without interest thereon) pursuant to Section
4.2 of this Plan of Merger. To the extent required by Section 3.4 of this Plan of Merger, each holder of shares of Subject Company Common Stock issued and outstanding at the Effective Time also shall receive, upon surrender of the certificate or certificates representing such shares, cash in lieu of any fractional share of Parent Common Stock to which such holder may be otherwise entitled (without interest). Parent shall not be obligated to deliver the consideration to which any former holder of Subject Company Common Stock is entitled as a result of the Merger until such holder surrenders such holder's certificate or certificates representing the shares of Subject Company Common Stock for exchange as provided in this Section 4.1. The certificate or certificates of Subject Company Common Stock so surrendered shall be duly endorsed as the Exchange Agent may reasonably require. Any other provision of the Agreement or this Plan of Merger notwithstanding, neither Parent, Merger Subsidiary nor the Exchange Agent shall be liable to a holder of Subject Company Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.

         4.2 Rights of Former Subject Company Shareholders. At the Effective Time, other than with respect to Dissenting Shares, the stock transfer books of Subject Company shall be closed as to holders of Subject Company Common Stock immediately prior to the Effective Time and no transfer of Subject Company Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 4.1 of this Plan of Merger, each certificate theretofore representing shares of Subject Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.3 of this Plan of Merger) shall from and after the Effective Time represent for all purposes only the right to receive the consideration provided in Sections 3.1(c) and 3.4 of this Plan of Merger in exchange therefor, subject, however, to the Surviving Corporation's obligations to pay any dividends or make any other distributions with a record date prior to the Effective Time which have been declared or made by Subject Company in respect of such shares of Subject Company Common Stock in accordance with the terms of this Plan of Merger and which remain unpaid at the Effective Time. In addition, whenever a dividend or other distribution is declared by Parent on the Parent Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares of Parent Common Stock issuable pursuant to this Plan of Merger, but beginning 30 days after the Effective Time no dividend or other distribution payable to the holders of record of Parent Common Stock as of any time subsequent to the Effective Time shall be delivered to the holder of any certificate representing shares of Subject Company





                               Plan of Merger - 3

Common Stock issued and outstanding at the Effective Time until such holder surrenders such certificate for exchange as provided in Section 4.1 of this Plan of Merger. However, upon surrender of such Subject Company Common Stock certificate, both a Parent Common Stock certificate and any undelivered dividends and other distributions payable hereunder (without interest) shall be delivered and paid with respect to each share represented by such certificate. In the event any Subject Company Common Stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may reasonably direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the shares of Parent Common Stock and cash in lieu of fractional shares and dividends and other distributions deliverable in respect thereof pursuant to this Plan of Merger.

                                   ARTICLE 5
                                 MISCELLANEOUS

         5.1 Conditions Precedent. Consummation of the Merger by Merger Subsidiary shall be conditioned on the satisfaction of or waiver by Parent of the conditions precedent to the Merger set forth in Sections 9.1 and 9.2 of the Agreement. Consummation of the Merger by Subject Company shall be conditioned on the satisfaction of, or waiver by Subject Company of, of the conditions precedent to the Merger set forth in Sections 9.1 and 9.3 of the Agreement.

         5.2 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time by the Parties hereto as provided in Article 10 of the Agreement.

         5.3 Amendments. To the extent permitted by Law, this Plan of Merger may be amended by a subsequent writing signed by each of the Parties upon the approval of the Boards of Directors of each of the Parties, whether before or after shareholder approval of the Agreement and this Plan of Merger has been obtained; provided, that after any such approval by the holders of Subject Company Common Stock, there shall be made no amendment that modifies in any material respect the consideration to be received by the Subject Company shareholders.

         5.4 Assignment. Except as expressly contemplated hereby, neither this Plan of Merger nor the Agreement, nor any of the rights, interests, or obligations hereunder or thereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, the Agreement and this Plan of Merger will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

         5.5 Governing Law. This Plan of Merger shall be governed by and construed in accordance with the Laws of the State of Tennessee, without regard to any applicable conflicts of Laws.

         5.6 Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

         5.7 Captions. The captions contained in this Plan of Merger are for reference purposes only and are not part of this Plan of Merger.





                               Plan of Merger - 4

                 IN WITNESS WHEREOF, each of the Parties hereto has duly executed and delivered this Amended and Restated Plan of Merger or has caused this Amended and Restated Plan of Merger to be executed and delivered in its name and on its behalf by its representatives thereunto duly authorized, all as of May 26, 1998.


ATTEST:                                    MERCHANTS BANCSHARES, INC.

By: /s/ Norman H. Bird                     By:/s/ J.W. Lander
  -----------------------------              ----------------------------------
   Norman H. Bird, Secretary                  J.W. Lander, III, President


[CORPORATE SEAL]



ATTEST:                                    UNION PLANTERS CORPORATION

By: /s/ E. James House, Jr.                By: /s/ Jackson W. Moore
   ----------------------------               ---------------------------------
                                              Jackson W. Moore
                                              President & Chief Operating
                                              Officer



ATTEST:                                    UNION PLANTERS HOLDING CORPORATION


By: /s/ E. James House, Jr                 By: /s/ Jackson W. Moore
  ------------------------------              ---------------------------------
         Secretary                            Jackson W. Moore
                                              Chairman & President

[CORPORATE SEAL]





                               Plan of Merger - 5

                                  APPENDIX C

                           Price Waterhouse LLP Letterhead



May 26, 1998


Board of Directors
Merchants Bancshares, Inc.
Suite 300
5005 Woodway
Houston, TX  77052

Members of the Board:


You have requested our opinion as financial advisors as to the fairness, from a financial point of view, to the shareholders of Merchants Bancshares, Inc. ("Merchants"), of the aggregate consideration to be paid to such shareholders ("Aggregate Consideration") in the proposed merger (the "Merger") of Merchants with and into a wholly-owned subsidiary of Union Planters Corporation ("UPC"), pursuant to the Agreement and Plan of Merger dated as of January 16, 1998, as amended by Amendment No. 1 thereto by and among Merchants, UPC, and Union Planters Holding Corporation (the "Agreement"). Under the terms of the Merger, each outstanding share of common stock of Merchants will be exchanged for 1.0345 shares of common stock of UPC (the "Exchange Ratio"). Price Waterhouse LLP Corporate Finance Group ("PWCF") was informed by Merchants, and assumed for purposes of its opinion, that the Merger would be accounted for as a pooling-of-interests under generally accepted accounting principles.


PWCF, as part of its financial advisory business, is continually engaged in the valuation of banking businesses and their securities in connection with merger and acquisition activity and valuations for estate, corporate and other purposes. As a result, we have significant experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business, Price Waterhouse LLP also serves as the independent accountants for UPC, which relationship was disclosed to Merchants. PWCF has acted as a financial advisor to the Board of Directors of Merchants in regard to this transaction and in rendering this fairness opinion and will receive a fee from Merchants for our services.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-4; Annual Reports to the Shareholders of Merchants for the four years ended December 31, 1996; certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Merchants; unaudited financial reports for the year ended December 31, 1997; certain internal financial analyses and forecasts for Merchants prepared by management; certain internal reports and reviews on asset and liability management, credit rating procedures, deposit schedules and loan committee reviews; and UPC's historical daily share price volatility and trading volumes in comparison to a group of institutions deemed to be comparable to UPC. We also have held discussions with members of the senior management of Merchants regarding the past and current business operations, regulatory relationships, financial condition and future prospects of Merchants. In addition, we have compared certain financial and stock market information for Merchants with similar information for certain other publicly traded companies, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses that we considered appropriate.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying any of such information. We have relied upon the management of Merchants as to the reasonableness and achievability of the financial and operating forecasts and projections provided to us (and the assumptions and bases therein), and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of Merchants and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have also assumed that the aggregate allowances for loan losses for Merchants are adequate to cover loan losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Merchants or UPC, nor have we examined any individual credit files. In addition, we have assumed the market value of a common share of UPC stock is adequately and best represented by the prices reported on the New York Stock Exchange. Other than certain due diligence, we have conducted no investigation of UPC nor have we relied upon any information learned in the course of our audit of UPC. We have not relied on the financial statements of UPC and are not opining on the reasonableness of any audit related issues thereof. We are not expressing an opinion herein as to the price at which UPC common stock will trade at any time. We have considered such financial and other factors as we have deemed appropriate under the circumstances, including among others, the following: (i) the historical and current financial position and results of operations of Merchants; (ii) the assets and liabilities of Merchants; (iii) the nature and terms of certain other merger transactions; and (iv) an assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and our knowledge of the banking industry in general.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Subsequent developments including, but not limited to, changes in prevailing interest rates and other factors which generally influence the price of securities, adverse changes in the current capital markets, the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Merchants or UPC, and any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities may affect this opinion. We do not have any obligation to update, revise or reaffirm this opinion.

We have acted both as financial advisor and as an advisor of fairness solely to Merchants' Board of Directors in connection with this transaction. The fee for our role as provider of the Fairness Opinion is not contingent upon the consummation of the merger, while a significant portion of our fee for acting as financial advisor to Merchants is contingent on the merger's consummation.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration is fair, from a financial point of view, to the common shareholders of Merchants.

This opinion is provided solely for the benefit of the Board of Directors of Merchants. The Board of Directors of Merchants agrees that, except as set forth herein, no such opinion or advice shall be used, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to PWCF be made by the Board of Directors of Merchants (or such persons), without the prior written consent of PWCF and PWCF shall not unreasonably withhold such consent. It is understood that the Fairness Opinion may be included in its entirety in any proxy statement or other similar document distributed to shareholders of Merchants in connection with the Merger. However, no summary of or excerpt from the Fairness Opinion may be used and no public reference (other than as provided in the preceding sentence) to the Fairness Opinion may be made except with PWCF's prior approval, which will not be unreasonably withheld or delayed. This opinion does not constitute a recommendation to the Board of Directors or to any shareholder of Merchants with respect to any approval of the Merger.

Very truly yours,



/s/ Price Waterhouse, LLP


Price Waterhouse, LLP

APPENDIX D - Texas Dissenters Rights Statutes

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE
           ACTIONS

         A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

         (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

         (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

         B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

         (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

         (a) listed on a national securities exchange;

         (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (c) held of record by not less than 2,000 holders;

         (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

         (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

         (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

         (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

         (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

         (iii) held of record by not less than 2,000 holders;

         (b) cash in lieu of fractional shares otherwise entitled to be received; or

         (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

         Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1957, 55th Leg., p. 111, ch. 54, ss. 10; Acts 1973, 63rd Leg., p. 1508, ch.
545, ss. 36, eff. Aug. 27, 1973; Acts 1989, 71st Leg., ch. 801, ss. 34, eff.
Aug. 28, 1989; Acts 1991, 72nd Leg., ch. 901, ss. 32, eff. Aug. 26, 1991; Acts
1997, 75th Leg., ch. 375, ss. 29, eff. Sept. 1, 1997.

ART. 5.12. PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

         A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

         (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

         (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

         (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

         (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

         B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

         C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

         D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

         E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

         F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

         G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

Acts 1955, 54th Leg., p. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1721, ch. 657, ss. 12, eff. June 17, 1967; Acts 1983, 68th Leg.,
p. 2570, ch. 442, ss. 9, eff. Sept. 1, 1983; Acts 1987, 70th Leg., ch. 93, ss.
27, eff. Aug. 31, 1987; Acts 1989, 71st Leg., ch. 801, ss. 35, eff. Aug. 28,
1989; Acts 1993, 73rd Leg., ch. 215, ss. 2.16, eff. Sept. 1, 1993.

ART. 5.13. PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

         A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

         B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles 5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

         C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article
5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

Acts 1955, 54th Leg., P. 239, ch. 64, eff. Sept. 6, 1955. Amended by Acts 1967, 60th Leg., p. 1723, ch. 657, ss. 13, eff. June 17, 1967; Acts 1983, 68th Leg.,
P. 2573, ch. 442, ss. 10, eff. Sept. 1, 1983; Acts 1993, 73rd Leg., ch. 215, ss.
2.17, eff. Sept. 1, 1993.

APPENDIX E - Merchants Annual Report on Form 10-k

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 10-K

(MARK ONE)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [FEE REQUIRED]

                     FOR FISCAL YEAR ENDED DECEMBER 31, 1997

                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

        FOR THE TRANSITION PERIOD FROM ______________ TO _______________

                         COMMISSION FILE NUMBER: 0-11033

                           MERCHANTS BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

            TEXAS                                             76-0045946
(State or other jurisdiction of                             (IRS employer
 incorporation or organization)                          identification number)

       5005 WOODWAY, SUITE 300                                  77056
            HOUSTON, TEXAS                                    (Zip Code)
(Address of principal executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (713) 622-0042

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                                          NAME OF EACH EXCHANGE
    TITLE OF EACH CLASS                                    ON WHICH REGISTERED
    -------------------                                   ---------------------
           NONE                                                    N/A

Securities registered pursuant to Section 12(g) of the Act:

                                 TITLE OF CLASS
                                 --------------
                          Common Stock, Par Value $1.00

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing
requirements for the past 90 days. Yes [X]   No [ ]

Indicate by check if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [X]

There is no established market for the registrant's common stock. Accordingly, the registrant is unable to estimate the value of shares held by non-affiliates. On March 1, 1998, there were 1,951,839 shares of common stock issued and outstanding. See Item 5, entitled "Market for the Registrant's Common Equity and Related Stockholder Matters" for additional information concerning the market for the registrant's common stock.


================================================================================

FORM 10-K CROSS REFERENCE INDEX

                                                                                    PAGE
                                                                                    ----
PART I

        Item 1.   Business                                                            3

        Item 2.   Properties                                                          9

        Item 3.   Legal Proceedings                                                   9

        Item 4.   Submission of Matters to a Vote of Security Holders                 9


PART II

        Item 5.   Market for the Registrant's Common Stock and
                  Related Stockholder Matters                                        10

        Item 6.   Selected Financial Data                                            11

        Item 7.   Management's Discussion and Analysis of Financial
                  Condition and Results of Operations                                12

        Item 7A.  Quantitative and Qualitative Disclosures about Market Risk         31

        Item 8.   Financial Statements and Supplementary Data                        32

        Item 9.   Changes in and Disagreements with Accountants on
                  Accounting and Financial Disclosure                                64


PART III

        Item 10.  Directors and Executive Officers of the Registrant                 64

        Item 11.  Executive Compensation                                             66

        Item 12.  Security Ownership of Certain Beneficial Owners and Management     68

        Item 13.  Certain Relationships and Related Transactions                     69


PART IV

        Item 14.  Exhibits, Financial Statement Schedules, and Reports on
                  Form 8-K                                                           70


SIGNATURES                                                                           72

                           FORWARD-LOOKING STATEMENTS

     This Annual Report on Form 10-K contains statements which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). These statements are being provided in reliance upon the "safe harbor" provisions of the PSLRA as set forth in
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. There are a number of such statements appearing in this Form 10-K, including, but not limited to, (i) the statement regarding management's expectations with respect to the outcome of legal proceedings included in the paragraph under Item 3, Legal Proceedings,
(ii) the statement regarding management's expectations with respect to the increase in the provision for loan losses in 1998 included in the second paragraph under the heading, "Provision for Losses on Loans" contained in Item 7, Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A"), (iii) the statement regarding credit risk included in the second paragraph under the heading "Investment Securities" in the Financial Condition Analysis section of MD&A, (iv) the statement regarding expected growth in real estate related loans included in the second paragraph under the heading "Loans" in the Financial Condition Analysis section of MD&A, (v) the statement regarding volatility in shareholders' equity included in the second paragraph under the heading "Capital and Dividends" in the Financial Condition Analysis section of MD&A, (vi) the statement regarding capital commitments included in the paragraph under the heading "Capital Commitments" in the Financial Condition Analysis section of MD&A, and (vii) the statement regarding transactions with directors and officers and their affiliates included in the paragraph under Item 13, Certain Relationships and Related Transactions. Such forward-looking statements include statements regarding the intent, belief, outlook, plans, strategy, estimates or expectations of the Company, its directors or its officers primarily with respect to future events and the future financial performance of the Company, as well as underlying assumptions and other statements which are other than statements of historical facts.

     Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words "believe," "anticipate," "expect," "estimate," "project," "will be," "will continue," "will likely result" or words or phrases of similar meaning. Readers of this Form 10-K are cautioned that any such forward-looking statements are based on current information known to the Company and are not guarantees of future events or performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. The accompanying information contained in this Form 10-K identifies important factors that could cause such differences. These factors include, without limitation, changes in economic conditions, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate values and the real estate market, regulatory changes, changes in the nature of the Company's loan portfolio, unanticipated results in pending legal proceedings, unanticipated changes in the operations or financial condition of the Company's borrowers, and other factors referenced in this Form 10-K. Though the Company has attempted to enumerate those factors it believes in this Form 10-K. Though the Company has attempted to enumerate those factors it believes to be important to its business, the Company wishes to caution investors that other factors may prove to be important in affecting the Company's business or operations. New factors emerge from time to time and it is not possible for the Company to predict all of such factors, nor can it assess the impact of each such factor on its business or the extent to which any factor, or combination of factors, may cause the Company's actual results to differ materially from those anticipated in the forward-looking statements. The forward-looking statements are expressed in good faith and are believed by the Company to have a reasonable basis, but there can be no assurance that the expectations, beliefs or projections contained in the forward-looking statements will result or be achieved or accomplished. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

PART I.

ITEM 1. BUSINESS

GENERAL

     Merchants Bancshares, Inc. ("Merchants Bancshares" or the "Company") is a Texas corporation organized in 1982 and is also a bank holding company under the Bank Holding Company Act of 1956, as amended (the "Holding Company Act"). Merchants Bancshares maintains its principal offices at 5005 Woodway, Suite 300, Houston, Texas 77056 (telephone: (713) 622-0042).

     Merchants Bancshares owns all of the outstanding capital stock of Gulf Southwest Nevada Bancorp, Inc. ("Nevada Bancorp"), a Nevada corporation and an intermediate bank holding company (unless otherwise indicated, all references herein to Merchants Bancshares include Nevada Bancorp). Nevada Bancorp owns 100.0% of the outstanding capital stock of Merchants Bank ("Merchants Bank" or the "Subsidiary Bank") and 80.0% of the outstanding capital stock of Funds Management Group, Inc. ("FMG").

     Merchants Bancshares' principal activity is the ownership and management of the Subsidiary Bank. The Subsidiary Bank is a Texas state-chartered banking association. The Subsidiary Bank offers a full range of banking services to its customers, including demand and time deposits and various types of commercial and consumer loans. The Subsidiary Bank draws substantially all of its deposits and a majority of its loans from the Houston/Galveston SMA.

     As a bank holding company, Merchants Bancshares may own or control, directly or indirectly, one or more banks and furnish services to such banks. The banking activities of Merchants Bancshares are conducted by the Subsidiary Bank. The officers and directors of the Subsidiary Bank direct its operations. The principal role of Merchants Bancshares is to provide management assistance with respect to various aspects of the Subsidiary Bank operations, including the areas of asset and liability management, business development, loan policies and procedures, capital planning, advertising, data processing, credit and loan administration, accounting, auditing, financial reporting and compliance with legal and governmental regulations.

ACQUISITION OF TEXAS GULF COAST BANCORP, INC.

     On May 1, 1995, Nevada Bancorp consummated its acquisition of Texas Gulf Coast Bancorp, Inc. ("Texas Gulf"). Texas Gulf was a holding company which owned 100% of the stock of First Bank Mainland in LaMarque, Texas and over 95% of the stock of each of Texas City Bank in Texas City, Texas and First Bank Pearland, Pearland, Texas. As of May 1, 1995, Texas Gulf had consolidated assets of approximately $203 million.

     On January 1, 1996, First Bank Mainland, First Bank Pearland and Texas City Bank were merged with and into Merchants Bank, which was the surviving bank. The banking facilities of the three merged banks operate as branch facilities of Merchants Bank.

SUMMARY OF PENDING MERGER

     On January 16, 1998, the Company entered into an Agreement and Plan of Merger to be acquired by Union Planters Corporation ("UPC"), a publicly traded bank holding company based in Memphis, Tennessee, in a tax-free reorganization to be accounted for as a pooling of interests. Pursuant to the merger agreement, UPC will exchange one (1) share of its Common Stock, or approximately 1.9 million shares, for each outstanding share of the common stock of the Company. The merger is subject to satisfaction of certain contractual conditions to closing, including regulatory and shareholder approvals, and is expected to be consummated in the second quarter of 1998. For additional information, see "--Pending Merger."

BANKING SERVICES

     Merchants Bank is a state-chartered banking association organized in 1970. The services offered by the Subsidiary Bank are generally those offered by commercial banks of comparable size in the Subsidiary Bank's trade area. Such services include short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, real estate lending, Small Business Administration lending, letters of credit, installment and other consumer loans, savings accounts and various savings programs, including individual retirement accounts, and interest and non-interest bearing checking accounts. These services are offered to commercial, industrial, financial and individual customers.

     Other than the Subsidiary Bank's charter to operate as a bank, the business of Merchants Bancshares is not materially dependent upon any patent, trademark, license, franchise or concession. The business of Merchants Bancshares is not seasonal.

SUBSIDIARY BANK

     The following table sets forth certain balance sheet and operating information at December 31, 1997, with respect to the Subsidiary Bank:

                                 MERCHANTS BANK
                                 (IN THOUSANDS)

           AT DECEMBER 31, 1997
           --------------------
           Balance Sheet:
                Assets                             $  544,370
                Deposits                              485,589
                Loans                                 342,566
                Allowance for Credit Losses             3,687
                Total Equity                           53,878

            Results of Operations:
                 Interest Income                   $   39,168
                 Interest Expense                      12,220
                 Provision for Credit Losses            1,740
                 Net Earnings                           7,649

     Merchants Bank's main office is at 999 North Shepherd, Houston, Texas with thirteen branches located in Houston and the surrounding communities.

SUBSIDIARY BANK HOLDING COMPANY

     Nevada Bancorp is a Nevada corporation organized in 1994, and is wholly owned by Merchants Bancshares. The only activities of Nevada Bancorp relate to holding the stock of the Subsidiary Bank and FMG. Nevada Bancorp currently has no employees.

SUPERVISION AND REGULATION

     MERCHANTS BANCSHARES. As a bank holding company, Merchants Bancshares is subject to regulation by the Federal Reserve Board ("FRB") and is required to file with the FRB an annual report and to furnish such additional information as the FRB may require pursuant to the Holding Company Act. The FRB may conduct examinations of Merchants Bancshares and its nonbanking subsidiary, FMG.

     Merchants Bancshares is required to obtain the prior approval of the FRB for the acquisition of five percent or more of the voting shares or substantially all the assets of any bank or bank holding company. In considering proposed acquisitions, the FRB considers the expected benefits to the public, including greater convenience, identifying and meeting the credit needs of the applicant's entire community, increased competition or gains in efficiency, weighed against the risks of possible adverse effects, such as undue concentration of resources, lessening or elimination of competition, conflicts of interest or unsound banking practices. If an application involves the acquisition of the voting shares of a state or national bank in Texas, a copy of such application must be submitted to the Texas Banking Commissioner ("Commissioner") pursuant to the Texas Finance Code (the "Finance Code").

     Bank holding companies are prohibited by law, except in certain instances prescribed by statute, from acquiring a direct or indirect interest in or control of more than five percent of the voting shares of any company which is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or providing services to its subsidiaries. Bank holding companies, however, may engage in, and may own shares of companies engaged in, certain activities found by the FRB to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. When an application concerning these activities is filed with the FRB, a copy of such application also must be submitted to the Commissioner pursuant to the Finance Code for a determination as to whether the application should be approved. The Commissioner is required to oppose the application if the proposed activities would be detrimental to the public's interest as the result of probable effects, such as undue concentration of resources, competition, conflicts of interest or unsound banking practices.

     Under the Holding Company Act and the FRB's regulations, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or lease or sale of property or furnishing of services. The FRB possesses enforcement powers intended to prevent or eliminate practices of bank holding companies and their non-bank subsidiaries deemed to be unsafe and unsound or in violation of applicable laws.

     Since June 1, 1997, banks may merge with a bank located in another state so long as one or both of the states have not opted out of interstate branching. A bank whose home state opts out of interstate branching may not participate in any interstate branching. The State of Texas has elected to opt out of interstate branching through legislation that will expire September 2, 1999.

     COMMUNITY REINVESTMENT. Merchants Bank is subject to the regulation under the Community Reinvestment Act of 1977 ("CRA") and the federal banking agencies' other implemented regulations promulgated thereunder. Under the CRA, all financial institutions have a continuing and affirmative obligation consistent with safe and sound operation to help meet the credit needs of their entire communities, including low-to-moderate income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the CRA. The CRA requires the federal banking regulatory agencies, in connection with their examination of a depository institution, to assess the institution's record in assessing and meeting the credit needs of the community served by that institution, including low-to-moderate income neighborhoods. The assessment of the institution's record is available to the public. Further, such assessment is required of any institution which has applied to: (i) charter a national bank; (ii) obtain deposit insurance coverage for a newly chartered institution; (iii) establish a new branch office that will accept deposits; (iv) relocate an office; or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or bank holding company, the FRB will assess the records of each subsidiary depository institution of the applicant bank holding company, and such records may be the basis for denying the application. In its most recent CRA compliance examination, Merchants Bank received a CRA rating of "outstanding".

     SUBSIDIARY BANK. As a Texas state chartered bank, the Subsidiary Bank is subject to regulation, supervision and periodic examination by the Texas Department of Banking. Because the Subsidiary Bank is not a member of the Federal Reserve System (i.e., a "non-member bank") and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the extent authorized by law, it is also subject to supervision and regulation, as well as examination, by the FDIC. Various requirements of federal and Texas law affect the operation of the Subsidiary Bank, including requirements relating to maintenance of reserves against deposits, restrictions on the nature and the amount of loans which may be made and the interest that may be charged thereon and restrictions relating to investments and other activities.

     Cash revenues derived from dividends paid by the Subsidiary Bank represent the primary source of revenues for Merchants Bancshares. Under the Finance Code, a state bank may not reduce its capital and surplus through dividends without the prior written approval of the Commissioner. Dividends may be paid out of the undivided profits of the Subsidiary Bank. At December 31, 1997, there was an aggregate amount of $33,468,000 available for the payment of dividends by the Subsidiary Bank under these restrictions. The payment of dividends is further subject to the authority of regulatory authorities to prohibit payment of dividends if such payment is determined to be an unsafe or unsound banking practice or if after making such distribution, the Subsidiary Bank would be considered "undercapitalized".

     For further discussion of certain additional regulations affecting Merchants Bancshares and the Subsidiary Bank, reference should be made to the "Government Fiscal and Monetary Policies" discussion below.

COMPETITION

      The activities in which the Subsidiary Bank engages are highly competitive. Each activity engaged in and geographic market served involves competition with other banks, as well as with non-banking financial institutions and non-financial enterprises. The Subsidiary Bank actively competes with other banks in its efforts to obtain deposits and make loans, in the scope and type of services offered, in interest rates paid on time deposits and charged on loans and in other aspects of banking. At December 31, 1997, the Subsidiary Bank had deposits of approximately $485.6 million.

      In addition to competing with other commercial banks within and outside its primary service area, the Subsidiary Bank competes with other financial institutions engaged in the business of making loans or accepting deposits, such as savings and loan associations, credit unions, industrial loan associations, insurance companies, small loan companies, finance companies, mortgage companies, real estate investment trusts, certain governmental agencies, credit card organizations and other enterprises. Additional competition for deposits comes from governmental and private issuers of debt obligations and other investment alternatives for depositors such as money market funds and mutual funds.

     CUSTOMERS. The Subsidiary Bank is not dependent upon any single customer or few customers, the loss of any one or more of which would have a materially adverse effect upon its business.

GOVERNMENT FISCAL AND MONETARY POLICIES

     The commercial banking business is affected not only by general economic conditions but also by the fiscal and monetary policies of the FRB. Changes in the discount rate on FRB borrowings, availability of borrowings at the FRB "discount window," open market operations, the imposition of any changes in reserve requirements against banks' deposits and assets of foreign branches, the imposition of any changes in reserve requirements against certain borrowings by banks and their affiliates, and the placing of limits on interest rates which banks may pay on time and savings deposits are some of the instruments of fiscal and monetary policy available to the FRB. Fiscal and monetary policies influence to a significant extent the overall growth of bank loans, investments and deposits and the interest rates charged on loans or paid on time and savings deposits. The nature of future monetary policies and the effect of such policies on the future business and earnings of Merchants Bancshares and the Subsidiary Bank cannot be predicted.

     The FRB has cease and desist powers over bank holding companies, non-banking subsidiaries or any institution-affiliated party thereof to forestall activities which represent unsafe and unsound practices or constitute violations of law or regulations. The FRB can also require affirmative actions to correct a violation or practice through the issuance of a cease and desist order. In certain instances, the FRB is empowered to assess civil penalties against companies or individuals who violate the Holding Company Act or regulations or orders issued pursuant thereto in amounts up to $1,000,000 for each day's violation, to order termination of non-banking activities of non-banking subsidiaries and to order termination of ownership and control of a non-bank subsidiary by a bank holding company.

     Section 18(j) of the Federal Deposit Insurance Act makes applicable to state nonmember insured banks the provisions of Section 23A of the Federal Reserve Act among other statutes. Section 23A of the Federal Reserve Act and related statutes impose limits and collateralization requirements with respect to the amount of loans, extensions of credit, or investments or certain other transactions by member banks with their "affiliates". Merchants Bancshares, Nevada Bancorp and FMG are affiliates of the Subsidiary Bank and, therefore, these restrictions are applicable to transactions by the Subsidiary Bank with Merchants Bancshares, Nevada Bancorp and FMG. In addition, Section 23B of the Federal Reserve Act prohibits a bank that is an insured depository institution from engaging in certain transactions (including, for example, loans) with certain affiliates unless the transactions are substantially the same or at least as favorable to such bank or its subsidiaries as those prevailing at the time for comparable transactions with or involving other nonaffiliated companies. In the absence of such comparable transactions, any transaction between a member bank and its affiliates must be on terms and under circumstances, including credit standards, that, in good faith, would be offered to or would apply to nonaffiliated companies. The Subsidiary Bank is also subject to certain prohibitions against tie-in arrangements in connection with extensions of credit and certain other transactions.

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") places certain restrictions on activities of insured institutions depending on their level of capital. An institution is categorized as either "well capitalized", "adequately capitalized", "undercapitalized", "significantly undercapitalized" or "critically undercapitalized." Federal banking regulators are authorized to take prompt corrective action against institutions which are in one of the undercapitalized categories. The capital classification of a bank also affects the frequency of examinations of the bank and the deposit insurance premiums paid by the bank. Under FDICIA, the FDIC is authorized to assess insurance premiums on a bank's deposits at a variable rate depending on the probability that the deposit insurance fund will incur a loss with respect to the bank. Banks which are adequately capitalized or well capitalized presently are not assessed premiums for deposit insurance; however, all depository institutions are assessed a nominal annual fee. Currently, Merchants Bancshares and the Subsidiary Bank are deemed to be well capitalized. This capital category is determined only for purposes of applying the prompt corrective action provisions of FDICIA and may not constitute an accurate representation of the overall financial condition of Merchants Bancshares or the Subsidiary Bank.

     EFFECTS OF INTEREST RATES AND USURY LAWS. Texas usury laws limit the rate of interest that may be charged by the Subsidiary Bank. Certain federal laws provide a limited preemption of Texas usury laws. The maximum rate of interest that the Subsidiary Bank may charge on business loans under Texas law varies between 18% per annum and (i) 28% per annum for business loans above $250,000 or
(ii) 24% per annum for other loans. Texas' floating usury ceilings are tied to the 26-week United States Treasury Bill auction rate. A 1980 federal statute removed the interest ceiling under usury laws for loans by the Subsidiary Bank which are secured by first liens on residential real property.

     EMPLOYEES. Merchants Bancshares and its subsidiaries had 322 full-time equivalent employees as of December 31, 1997. None of the employees are represented by any collective bargaining unit, and management believes it has excellent relations with its employees.

     PENDING MERGER.

     On January 16, 1998, Merchants Bancshares, Inc. and UPC entered into an Agreement and Plan of Merger (the "Agreement"), pursuant to which Merchants Bancshares will be acquired by UPC. In accordance with the terms of the Agreement, UPC will acquire Merchants Bancshares pursuant to the merger of Merchants Bancshares with and into Union Planters Holding Corporation, a wholly-owned subsidiary of UPC organized under the laws of Tennessee (the "Merger"). Union Planters Holding Corporation will be the surviving entity resulting from the Merger.

     Upon consummation of the Merger, each share of the $1.00 par value common stock of Merchants Bancshares ("Merchants Common Stock") (excluding shares as to which dissenter's rights are exercised or shares held by Merchants Bancshares, UPC, or any of their respective subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted) issued and outstanding at the effective time of the Merger (the "Effective Time") shall cease to be outstanding and shall be converted into and exchanged for the right to receive one share of the $5.00 par value common stock of UPC, together with associated preferred stock purchase rights (collectively, "UPC Common Stock") (subject to possible adjustment as described below, the "Exchange Ratio").

     The parties anticipate that the Merger will be completed in the second quarter of 1998.

     The Merger is intended to qualify as a reorganization (within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended) and for financial accounting purposes, be accounted for as a "pooling of interests."

     Consummation of the Merger is subject to various conditions, including: (i) receipt of the approval by the shareholders of Merchants Bancshares of the Merger; (ii) receipt of the approval by the shareholders of UPC at a meeting of the shareholders of UPC (the "UPC Shareholders Meeting") of an amendment to the Restated Charter of Incorporation of UPC to increase the number of authorized shares of UPC Common Stock to a number sufficient to permit UPC to issue the shares of UPC Common Stock contemplated by the Merger; (iii) receipt of regulatory approval from the Board of Governors of the Federal Reserve System and certain other applicable Regulatory Authorities (as that term is defined in the Agreement); (iv) receipt of an opinion of legal counsel as to the tax treatment of certain aspects of the Merger; (v) receipt of a letter from Price Waterhouse LLP, UPC's independent public accountants, to the effect that the Merger will qualify for pooling-of-interests accounting treatment; (vi) receipt by Merchants Bancshares of a fairness opinion from Price Waterhouse LLP, Merchants Bancshares' financial advisor, dated the date of the proxy statement to be mailed to Merchants Bancshares' shareholders, concerning the fairness of the Merger to Merchants Bancshares' shareholders, from a financial point of view; and (vii) satisfaction of certain other conditions.

     The Agreement may be terminated (i) by the mutual consent of Merchants Bancshares and UPC, (ii) by Merchants Bancshares, if UPC breaches the Agreement and fails to cure such breach, (iii) by UPC, if Merchants Bancshares breaches the Agreement and fails to cure such breach, (iv) by either Merchants Bancshares or UPC, if any consent by a Regulatory Authority required for the consummation of the Merger is denied and is non-appealable, (v) by either Merchants Bancshares or UPC, if the shareholders of Merchants Bancshares do not approve the Merger, (vi) by UPC, if the shareholders of UPC do not approve the amendment to the Restated Charter of Incorporation of UPC to increase the number of authorized shares of UPC Common Stock, (vii) by Merchants Bancshares, if the shareholders of UPC do not approve the amendment to the Restated Charter of Incorporation of UPC to increase the number of authorized shares of UPC Common Stock, unless UPC gives notice to Merchants Bancshares of its intent to proceed with the Merger by acquiring the required shares of UPC Common Stock by some other means, (viii) by Merchants Bancshares, if the Merger is not consummated by September 30, 1998, provided that the failure to consummate is not caused by the willful breach of the Agreement by Merchants Bancshares, (ix) by UPC, if the Merger is not consummated by September 30, 1998, provided that the failure to consummate is not caused by the willful breach of the Agreement by UPC, provided, however, that if the shareholders of UPC do not approve the amendment to the Restated Charter of Incorporation of UPC to increase the number of authorized shares of UPC Common Stock, then UPC may not terminate the Agreement pursuant to this provision, or (x) by Merchants Bancshares if the Average Closing Price (as that term is defined in the Agreement) of UPC Common Stock (a) is less than 85% of the Starting Price (as that term is defined in the Agreement) and (b) reflects a decline, on the Determination Date (as defined in the Agreement), of more than 15% below a weighted index of the stock prices of a group of bank holding companies designated in the Agreement, provided, however, that in the event Merchants Bancshares gives notice of its intention to terminate the Agreement based on such provision, UPC has the right, within five
(5) days of its receipt of such notice, to elect to adjust the Exchange Ratio in accordance with the terms of the Agreement, and the Agreement will not terminate.

     Merchants Bancshares will be obligated to pay UPC the sum of $6,200,000 if, prior to the earlier of (i) March 31, 1999, (ii) the Effective Time, or (iii) the date on which the Agreement is terminated pursuant to certain sections of the Agreement, Merchants Bancshares enters into, supports or indicates its support for a letter of intent, agreement in principle, or definitive agreement (whether or not considered binding, non-binding, conditional or unconditional) with any third party with respect to a tender offer, exchange offer, merger, consolidation, share exchange, business combination or similar transaction or the acquisition by such third party of all or a substantial equity interest in, or all or a substantial portion of the assets of, Merchants Bancshares or any of Merchants Bancshares' subsidiaries.

     UPC will be obligated to pay Merchants Bancshares the sum of $6,200,000 if the shareholders of UPC fail to approve an amendment to the Restated Charter of Incorporation of UPC to increase the number of authorized shares of UPC Common Stock and (i) UPC fails to give notice to Merchants Bancshares within 30 days after the UPC Shareholders Meeting that it intends to proceed with the Merger by acquiring the required shares of UPC Common Stock by some other means, (ii) UPC gives notice to Merchants Bancshares within 30 days after the UPC Shareholders Meeting that it does not intend to proceed with the Merger, or (iii) UPC gives notice to Merchants Bancshares within 30 days after the UPC Shareholders Meeting that it intends to proceed with the Merger by acquiring the required shares of UPC Common Stock by some other means, and the Merger is not consummated by the later of (A) September 30, 1998, or (B) the last day of the calendar month containing the date which is sixty days after the conclusion of the UPC Shareholders' Meeting, but no later than October 31, 1998.

     The Agreement and the Merger will be submitted for approval at a meeting of the shareholders of Merchants Bancshares. Prior to the shareholders' meeting, UPC will file a registration statement with the Securities and Exchange Commission registering under the Securities Act of 1933, as amended, the shares of UPC Common Stock to be issued in exchange for the outstanding shares of Merchants Bancshares Common Stock. Such shares of stock of UPC will be offered to the Merchants Bancshares shareholders pursuant to a prospectus that also will serve as a proxy statement for the meeting of the shareholders of Merchants Bancshares to consider and vote upon the Agreement and the Merger.

ITEM 2. PROPERTIES

The executive offices of Merchants Bancshares are located at 5005 Woodway, Suite 300, Houston, Texas 77056. The building is owned by Merchants Bank and consists of a three story building with approximately 45,000 square feet. The executive offices occupy approximately 2,200 square feet, the branch facility utilizes approximately 8,000 square feet and the remaining space is rentable office space.

The principal office of the Subsidiary Bank is a leased facility located at 999 North Shepherd in Houston. In addition, the Subsidiary Bank also leases the banking office located in Atascocita, Texas. The other twelve banking offices are owned by Merchants Bank.

ITEM 3. LEGAL PROCEEDINGS

Neither Merchants Bancshares nor any of its subsidiaries is a party to any legal proceedings which, in management's judgment, based upon opinions of legal counsel, would have a material adverse effect on the consolidated financial position of Merchants Bancshares and its subsidiaries.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

Since the annual shareholders' meeting held on May 20, 1997, no matters have been submitted to a vote of the shareholders of Merchants Bancshares.

PART II.

ITEM 5. MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
        MATTERS

CAPITAL STOCK

There is no established public trading market for shares of Merchant's Common Stock. The Board of Directors of Merchants Bancshares has no present intention to arrange for the listing of the Merchants Common Stock on any stock exchange. Notwithstanding the foregoing, a limited market for the shares of the Merchants Common Stock exists, and such shares are traded on a sporadic basis. During 1997, 96,494 shares of the Merchants Common Stock were presented for transfer on the books of Merchants Bancshares.

The following table sets forth the number of shares of the Merchants Common Stock presented for transfer on the books of Merchants Bancshares for each quarterly period within the last two calendar years.

                                           1997               1996
                                          ------             ------
                  First Quarter           31,790             15,249
                  Second Quarter          24,096              7,388
                  Third Quarter           28,684             15,342
                  Fourth Quarter          11,924             13,400

Because there is no public trading market for the Merchants Common Stock, the trading price is determined by private negotiations between the buyer and the seller.

HOLDERS

     At March 1, 1998, Merchants Common Stock was owned of record by 959 shareholders. On such date, no shares of Merchants Bancshares' preferred stock were issued and outstanding.

DIVIDENDS

     During 1997 and 1996, the Company paid quarterly dividends totaling $2,245,000, or $1.15 per common share, and $1,597,000, or $.82 per common share, respectively.

     For information with respect to restrictions on the ability of the Company and its subsidiaries to declare and pay dividends, see "Item 1. Business - Supervision and Regulation."

SALES OF UNREGISTERED SECURITIES

     On November 25, 1996, the Company sold 10,000 shares of Common Stock to Kim Wheless at a price of $15.00 per share. On June 3, 1996, the Company issued 1,000 shares of Common Stock to each of Edgar Monteith and Stuart Hellmann in connection with their service on the Development Board at the Tanglewood branch. These shares were issued in reliance upon an exemption from registration under
Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

ITEM 6. SELECTED FINANCIAL DATA

                                                                DECEMBER 31,
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    ------------------------------------------------------------------
                                      1997(1)       1996(1)       1995(1)        1994          1993
                                    ----------    ----------    ----------    ----------    ----------
BALANCE SHEET INFORMATION:
Loans                               $  342,566    $  294,524    $  237,564    $  144,459    $  127,452
Allowance for loan losses                3,687         2,713         2,411         2,063         1,986
Investment securities                  130,629       143,272       152,033        56,852        52,329
Total assets                           545,951       494,570       486,649       253,027       242,005
Deposits                               484,357       439,043       431,381       226,064       218,942
Long-term debt                               0             0         3,083             0             0
Stockholders' equity                    57,987        53,511        49,322        25,539        21,932

INCOME INFORMATION:
Interest income                     $   39,228    $   35,339    $   29,174    $   16,965    $   15,801
Interest expense                        12,196        11,169         9,577         4,796         4,943
                                    ----------    ----------    ----------    ----------    ----------
Net interest income                     27,032        24,170        19,597        12,169        10,858
Provision for loan losses                1,740           940           135            50           410
Noninterest income                       6,253         5,677         4,655         3,238         2,979
Noninterest expense                     22,320        19,888        15,878        10,393        10,494
                                    ----------    ----------    ----------    ----------    ----------
Income before income taxes               9,225         9,019         8,239         4,964         2,933
Income tax expense                       2,837         2,634         2,332           999           512
                                    ----------    ----------    ----------    ----------    ----------

Net income                          $    6,388    $    6,385    $    5,907    $    3,965    $    2,421
                                    ==========    ==========    ==========    ==========    ==========

PER SHARE DATA:
Weighted average number of shares
   of common stock outstanding       1,952,883     1,945,178     1,718,211     1,258,636     1,261,731
                                    ==========    ==========    ==========    ==========    ==========

Net income per common share         $     3.27    $     3.28    $     3.44    $     3.15    $     1.92
                                    ==========    ==========    ==========    ==========    ==========

Dividends per common share          $     1.15    $      .82    $     0.41    $     0.20    $     0.10
                                    ==========    ==========    ==========    ==========    ==========

Book value per common share         $    29.71    $    27.37    $    25.38    $    20.29    $    17.39
                                    ==========    ==========    ==========    ==========    ==========

Return on average assets                  1.23%         1.32%         1.47%         1.61%         1.03%
Return on average shareholders'
   equity                                11.35%        12.42%        14.61%        16.93%        11.56%
Dividend payout ratio                    35.17%        25.00%        11.92%         6.35%         5.21%
Average equity to average assets         10.83%        10.60%        10.04%         9.52%         8.89%
Allowance for loan losses as a
   percentage of nonperforming
   loans                                143.74%        88.03%        60.65%        153.6%        122.4%

(1) The Company's financial statements for the fiscal year ended December 31, 1995 and following reflect the acquisition of Texas Gulf Coast Bancorp, Inc., which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


This section provides a narrative discussion and analysis of the Company's results of operations and financial condition. The discussion should be read with the consolidated financial statements and accompanying notes.

YEAR 2000 COMPLIANCE

     The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a major system failure or miscalculations.

     The Company expects its Year 2000 date conversion project to be completed on a timely basis. During the execution of this project the Company will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the Year 2000. The expense of the Year 2000 project as well as the related potential effect on the Company's earnings is not expected to have a material effect on its financial position or results of operations.

1997 EARNINGS OVERVIEW

     The Company reported net earnings for 1997 of $6.4 million, versus $6.4 million and $5.9 million, respectively, in 1996 and 1995. On a fully diluted basis, earnings per common share were $3.27 in 1997 compared to $3.28 in 1996 and $3.44 in 1995. Results for 1997 were reduced $1.6 million (approximately $1.0 million after taxes) by merger-related expenses. The "Merger-Related Expenses" discussion which follows provides details of the components of these charges. Excluding the impact of the above described net charges on the Company's results, earnings for 1997 would have been approximately $7.4 million, or $3.79 per share on a fully-diluted basis.

     The growth in 1997 earnings before the merger-related expenses was due to the continued growth of net interest income, which increased 12% between 1997 and 1996, and the continued growth of noninterest income, which increased 10%. Partially offsetting this growth was a higher provision for losses on loans, which increased $800,000 between 1997 and 1996. The increase in the provision for losses on loans resulted from the 16% increase in the volume of loans. Noninterest expenses excluding the merger-related expenses increased only 4% in 1997. The following sections provide a more detailed discussion of the Company's financial condition and results of operations.

MERGER RELATED EXPENSES

     During 1997, the Company incurred certain merger-related expenses totaling $1.6 million. Approximately $25,000 were expenses related to the preparation of the due diligence site and approximately $72,000 for legal and professional fees and expenses. In contemplation of the Merger, additional items were accrued for and expensed in 1997. These accrued expenses were: (i) $1.2 million for an investment advisory fee, (ii) $200,000 for a "fairness" opinion letter and (iii) $35,000 for additional legal and professional fees.

     Prior to consummation, certain other items are expected to be accrued and expensed by the Company. Currently, the Company's pension plan is underfunded by approximately $800,000 which will be funded prior to closing, as well as a non-competition fee to be paid to Mr. J. W. Lander, III of $400,000.

     The Company will pay Price Waterhouse an investment advisory fee of one percent (1%) of the total transaction value to be determined at closing. The Company has accrued for the one percent (1%) fee assuming a $124 million total transaction value.

                                EARNINGS ANALYSIS

NET INTEREST INCOME

     Net interest income is the principal source of earnings for the Company. Net interest income is comprised of interest income and loan related fees less interest expense. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest-bearing liabilities; interest-rate fluctuations; and asset quality. For purposes of this discussion, net interest income is presented on a fully-taxable-equivalent basis (FTE), which restates tax-exempt income to an amount that would yield the same pre-tax income had the income been subject to taxation at the federal statutory income tax rate. Reference is made to Table 4 and Table 5, which present the Company's average balance sheet and rate/volume analysis for each of the three years ended December 31, 1997.

     Net interest income (FTE) was $27.5 million in 1997, an increase of $2.8 million, or 11%, over 1996. Net interest income (FTE) in 1995 was $20.0 million. The growth over the three year period is attributable primarily to the growth of average earning assets, higher yields on earning assets, and a higher percentage of loans in earning assets.

     The net interest margin (net interest income (FTE) as a percentage of average earning assets) for 1997 was 5.87%, compared to 5.61% and 5.48%, respectively, for 1996 and 1995. The interest-rate spread between earning assets and interest-bearing liabilities increased 23 basis points between 1996 and 1997 to 4.74% following a thirteen-basis-point increase between 1995 and 1996 from 4.38% to 4.51%.

INTEREST INCOME

     A breakdown of the components of average earning assets is as follows:

                                       1997      1996      1995
                                      ------    ------    ------
      Average earning assets
        (in millions)                 $468.3    $439.4    $364.9
      Comprised of:
          Net loans                       67%       59%       55%
          Investment securities           28        34        32
          Federal funds sold               4         6         8
          Other earning assets             1         1         5

     Interest income (FTE) increased $3.9 million in 1997 to $39.7 million. The increase is attributable to the growth of average earning assets which increased interest income (FTE) by approximately $3.8 million in 1997. Average earning assets in 1997 were $468.3 million, an increase of $28.9 million over 1996. Also contributing to the increase in interest income (FTE) were higher yields on average earning assets which increased interest income (FTE) approximately $65,000. Higher loan volumes and yields, net of declines in the other earning asset categories, accounted for all of the growth. The mix of average earning assets has changed over the past three years due to a higher percentage of loans to total earning assets between 1997 and 1995.

     The growth of loans, which accounts for the increase in total earning assets, is due primarily to the branch facilities opened in the latter part of 1996. The average yield on loans increased 4 basis points between 1996 and 1997 to 9.59%. Between 1996 and 1997, average investment securities decreased $17.4 million to $130.4 million and the average yield decreased 3 basis points to 6.23%.

     The $6.3 million increase in interest income (FTE) from 1995 to 1996 was attributable to the growth of average earning assets, primarily loans, partially offset by $522,000 due to lower yields on earning assets. Average loans increased $59.6 million between 1995 and 1996 and the average yield decreased fourteen basis points to 9.55%.

INTEREST EXPENSE

     A breakdown of the components of average interest-bearing liabilities is as follows:

                                                  1997      1996      1995
                                                 ------    ------    ------
      Average interest-bearing liabilities
        (in millions)                            $326.8    $307.3    $257.3
      Comprised of:
          Deposits:
            Interest-bearing demand                  35%       34%       32%
            Savings                                  16        16        18
            Time                                     49        50        49
          Borrowings                                  0         0         1

---------------------

      Rate on average interest-bearing
                   liabilities                     3.73%     3.64%     3.72%

     Interest expense increased $1.0 million, or 9%, in 1997 to $12.2 million. The increase is attributable to an increase in interest-bearing liabilities which accounted for $704,000 of the increase, and an increased rate variance of $323,000. Interest bearing liabilities increased $19.5 million during 1997 to $326.8 million, primarily due to the growth of interest bearing deposits. The growth of these deposits was required to fund the growth of average earning assets. The average rate on interest-bearing liabilities increased nine basis points.

     The increase in interest expense between 1995 and 1996 was attributable to the growth in interest-bearing liabilities from $257.3 million to $307.3 million, or 19%. This increase was partially offset by an eight-point-basis decrease in the rates paid on interest-bearing liabilities to 3.64% from 3.72%.

PROVISION FOR LOSSES ON LOANS

     The provision for losses on loans increased $800,000 in 1997 to $1.7 million as compared to $940,000 and $135,000, respectively, in 1996 and 1995. The increases related primarily to the increased volume of loans. For a discussion of the allowance for losses on loans, net charge-offs and nonperforming assets, refer to the "Allowance for Losses on Loans" and "Nonperforming Assets" sections which follow.

     Management does not expect the provision for losses on loans to increase at the same rate in 1998 as it did in 1997. In 1997, the provision for losses on loans was 54 basis points of average loans compared to 36 basis points and 7 basis points, respectively, in 1996 and 1995. There are a number of factors that impact the level of the provision for losses on loans, some of which are beyond management's control, such as current and anticipated economic conditions and the related impact on specific borrowers, the level of personal bankruptcies, the level of nonperforming assets and changes in the nature of the loan portfolio.

NONINTEREST INCOME

     Noninterest income was $6.2 million in 1997, an increase of 10% over $5.7 million for 1996. Noninterest income was $4.7 million in 1995. Service charges on deposit accounts, the largest component of noninterest income, decreased by 4% in 1997 as compared to an increase of 28% in 1996. The components of the other service charges and fees consist of miscellaneous fees such as collection fees, credit card fees, safe deposit rentals, check printing income and wire transfer fees. These fees correlate to the level of transactions in each of the referenced categories. In addition, accounting fees and commissions earned by FMG are included in the total and account for the majority of the increase during 1997.

     Other operating income increased $262,000, or 27%, from 1996 to 1997. The majority of other operating income is derived from the operations of the mortgage division and includes origination fees as well as fees charged for servicing the underlying mortgages.

NONINTEREST EXPENSE

     Noninterest expense was $22.3 million in 1997, an increase of $2.4 million from 1996. Noninterest expense for 1995 was $15.9 million. In 1997, the largest component of the increase was merger-related expenses (see Item 7. "Merger Related Expenses"), which impacted noninterest expense by approximately $1.6 million. The merger-related charges were fees for legal, accounting and financial advisory services.

     Salaries and employee benefits expense represents the largest component of noninterest expense. In 1997, salaries and employee benefits expense increased $177,000, or 2%, to $11.3 million. This compared to $11.1 million in 1996 and $8.3 million in 1995. The merger of the former data processing subsidiary into Merchants Bank was the primary cause for the increase in salaries and employee benefits expense from 1995 to 1996. At December 31, 1997, the Company had 322 full-time equivalent employees compared to 331 at December 31, 1996.

     The Company monitors its expense levels using the expense ratio and utilizes the efficiency ratio as a measure of its success in increasing revenues, while controlling expenses. The expense ratio (noninterest expense minus noninterest income, excluding significant nonrecurring revenues and expenses and investment securities gains and losses divided by average assets) was 2.79% in 1997 compared to 2.93% for 1996. The efficiency ratio, which is calculated excluding the same items, divides noninterest expense by net interest income (FTE) plus noninterest income. The efficiency ratio was 61.6% in 1997 compared to 65.6% in 1996.

TAXES

     Applicable income taxes consist of provisions for federal income taxes, totaling $2.8 million in 1997, an effective rate of 30.7%. This compares to applicable income taxes of $2.6 million in 1996 and $2.3 million in 1995. These amounts equate to effective tax rates of 29.2% and 28.3%, respectively, in 1996 and 1995. The variances from the statutory rate (34%) are attributable to tax-exempt income from investment securities and loans. For additional information regarding income taxes, see Note 10 to the consolidated financial statements.

                          FINANCIAL CONDITION ANALYSIS


At December 31, 1997, the Company reported $546.0 million of total assets compared to $494.6 million at December 31, 1996. Average assets were $519.6 million for 1997, compared to $484.9 million and $402.6 million, respectively, for 1996 and 1995.

INVESTMENT SECURITIES

     The Company's investment securities portfolio of $130.6 million at December 31, 1997, consisted entirely of securities "available for sale" which are carried on the consolidated balance sheet at fair value. These securities had net unrealized gains at year end of $467,000. At December 31, 1996, the investment portfolio was $143.2 million and consisted of $123.1 million of available for sale securities and $20.2 million of held to maturity securities which were carried on the consolidated balance sheet at amortized cost. The decrease in the amount of securities in 1997 was due to the additional funding required to support significant loan growth during the year. Note 4 to the consolidated financial statements and Table 14 provide the composition of the portfolio at December 31, 1997.

     U.S. Treasury and U.S. Government agency obligations represented approximately 79% of the investment securities portfolio at December 31, 1997. The Company has some credit risk in the investment securities portfolio; however, management does not consider that risk to be significant and does not believe that cash flows will be significantly impacted.

      At December 31, 1997, the Company did not hold any trading securities (as currently defined by regulatory agencies).

LOANS

     At December 31, 1997, loans, net of unearned income, were $342.6 million compared to $294.5 million at year end 1996. Average loans for 1997 were $317.1 million compared to $260.8 million and $201.2 million, respectively, for 1996 and 1995. The Company's loan to deposit ratio was 71% at December 31,1997, compared to 67% at the end of 1996 and 55% at the end of 1995. For 1997, loans were 67% of the Company's average earning assets compared to 59% and 55%, respectively, for 1996 and 1995. Table 9 provides the composition of the loan portfolio for each of the last five years.

     The largest segment of the Company's loan portfolio is real estate related loans, which totaled $216 million, or 63% of the loan portfolio at December 31, 1997, an increase of $43.1 million over December 31, 1996. This segment is expected to continue to be the largest segment and is expected to grow gradually unless economic conditions change significantly.

     Consumer loans, which constituted 17% of the loan portfolio at December 31, 1997, include loans to individuals for household and other consumer purposes. Consumer loans decreased $5.0 million to $58.8 million from $63.8 million reported at year end 1996. In 1997, the Company discontinued its practice of purchasing indirect automobile loans, which accounts for the decrease in consumer loans.

     Commercial and industrial loans increased $10.1 million to $67.0 million at December 31, 1997, as compared to $56.9 million at December 31, 1996. Commercial and industrial loans accounted for 20% of the loan portfolio at December 31, 1997.

     The growth of the loan portfolio in 1997 is primarily attributable to the two branch facilities opened in the latter part of 1996.

ALLOWANCE FOR LOSSES ON LOANS

     The allowance for losses on loans at December 31, 1997 was $3.7 million, or 1.1% of loans, compared to $2.7 million, or .9%, at December 31, 1996. Management's policy is to maintain the allowance at a level deemed sufficient to absorb estimated losses in the loan portfolio. The allowance is reviewed monthly in accordance with the methodology described in Note 1 to the consolidated financial statements. Tables 10 and 12 provide detailed information regarding the allowance for each of the last five years.

     The provision for losses on loans charged against earnings was $1.7 million in 1997, $940,000 in 1996 and $135,000 in 1995. Net charge-offs increased $128,000 to $766,000, or .24% of average loans, for 1997. This compares to .24% and .26%, respectively, for 1996 and 1995. The increases relate primarily to the expanding loan portfolio.

     To a very large extent, the Company's loan portfolio remains secured and current reappraisals of collateral value have been received and undertaken in an effort to further assess loss potential. Management has closely scrutinized its loss potential on its nonperforming assets, as well as on the entire loan portfolio, and has, to the best of its knowledge and belief, reserved for losses accordingly.

LOAN CONCENTRATIONS

     Management believes that the loan portfolio is adequately diversified. The loan portfolio is spread over nine communities in three counties. At December 31, 1997, the Company had no concentrations of loans to a single industry equaling 10% or more of total loans.

NONPERFORMING ASSETS

     Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing interest, and foreclosed properties. The policy of Merchants Bank is to continue to accrue interest on loans which are 90 days or more past due if periodic payments are being made on the loans. If a loan is classified as past due and payments then resume on the loan, it continues to be classified as past due until all past due amounts are paid. As shown in Table 11, nonperforming assets totaled $3.7 million at year end 1997, compared to $4.0 million at December 31, 1996. The year end 1997 total is comprised of $2.0 million of nonaccrual loans, which decreased $175,000 from December 31, 1996, loans past due 90 days or more and still accruing interest of $611,000 and foreclosed properties of $1.1 million. As a percentage of loans, nonperforming assets were 1.1% of loans and foreclosed properties at December 31, 1997, compared to 1.3% at December 31, 1996. In management's opinion, asset-quality ratios remain at acceptable levels. The Company had no material renegotiated or troubled debt restructuring loans during the years 1993 through 1997.

     A breakdown of nonperforming assets is as follows (in thousands):

                                                        DECEMBER 31,
                                                    -------------------
                                                     1997         1996
                                                    ------       ------
               Nonaccrual loans                     $1,954       $2,129
               Loans 90 days or more past due          611          953
                                                    ------       ------
               Nonperforming loans                   2,565        3,082
               Foreclosed properties                 1,132          890
                                                    ------       ------

                    Total                           $3,697       $3,972
                                                    ======       ======

     The Company included in reported income for 1997, $68,336 of interest received on nonaccrual loans. Had these loans paid interest at their original rates, the Company would have reported $405,054 of interest on these nonaccrual loans.

OTHER EARNING ASSETS

     Other earning assets include interest bearing deposits at financial institutions and federal funds sold. At December 31, 1997, these assets totaled $16.0 million, 3.3% of the Company's earning assets. This compares to $7.4 million, or 1.6% of earning assets at December 31, 1996.

     The increase in other earning assets from 1996 is attributable to a $9.7 million increase in federal funds sold. This increase was due to excess liquidity being needed to fund other earning assets, primarily loans.

DEPOSITS

     The Company's deposit base is its primary source of liquidity and consists of deposits from the communities served by the Company. Tables 4 and 7 present the components of the Company's average deposits. Deposits were $484.4 million at December 31, 1997 and averaged $460.8 million for the year.

     The composition of average deposits over the last three years was as follows:

         TYPE OF DEPOSITS                   1997        1996       1995
         ----------------                   ----        ----       ----
         Noninterest-bearing deposits        29%         29%        29%
         Money market deposits               25%         24%        23%
         Savings deposits                    11%         12%        13%
         Other time deposits                 35%         35%        35%

CAPITAL AND DIVIDENDS

     Stockholders' equity increased $4.5 million in 1997 to $58.0 million, or 10.6% of total assets at December 31, 1997. This compares to shareholders' equity of $53.5 million, or 10.8% of total assets at December 31, 1996 and $49.3 million, or 10.1% of total assets at December 31, 1995. The source of growth in shareholders' equity in 1997 was the retention of net earnings of $4.1 million, partially increased by the net change in unrealized gains on available for sale securities of $386,000. The consolidated statement of changes in shareholders' equity details the changes in equity for the last three years.

     The fair-value adjustment of the Company's available for sale securities portfolio, which is recorded as a component of shareholders' equity, may change significantly as market conditions change. At December 31, 1995, the adjustment resulted in an increase of shareholders' equity of $922,000, compared to a decrease of $779,000 at December 31, 1996 and an increase of $386,000 at December 31, 1997. Further volatility in shareholders' equity may occur in the future as market conditions change. This adjustment is excluded from the calculation of regulatory capital.

     The Company and its subsidiaries must comply with the capital guidelines established by the regulatory agencies that supervise their operations. These agencies have adopted a system to monitor the capital adequacy of all insured financial institutions. The system includes ratios based on the risk-weighting of on-and off-balance-sheet transactions. If an institution's ratios fall below certain levels, it becomes subject to regulatory action. The system adopted by the agencies classifies institutions into five capital categories ranging from well-capitalized to critically undercapitalized. The well-capitalized category requires a leverage ratio of at least 5%, a Tier 1 regulatory capital to risk-weighted assets ratio of at least 6%, and total regulatory capital to risk-weighted assets ratio of at least 8%. Table 15 presents the Company's regulatory capital ratios for the last three years and Note 15 to the consolidated financial statements presents a comparison of the Company's and Subsidiary Bank's capital levels and ratios to the minimums for an institution to be considered well-capitalized and adequately capitalized. At December 31, 1997, the Company and Merchants Bank met the requirements for well-capitalized institutions.

     At December 31, 1997, the Company's leverage ratio was 10.82% and its Tier 1 and total regulatory capital to risk-weighted assets capital ratios were 15.76% and 16.79%, respectively, which are well above the regulatory minimums. These ratios compare to 10.76%, 16.70% and 17.56%, respectively, at December 31, 1996.

     The Company declared cash dividends on its Common Stock of $2.245 million in 1997 and $1.597 million in 1996. On a per share basis, this represented a 40% increase to $1.15 per share for 1997 compared to $.82 per share in 1996.

     The primary source for payment of dividends by the Company to its shareholders is dividends received from its subsidiaries. Payment of dividends by the Company's banking subsidiary is subject to various statutory limitations and applicable banking laws.

ASSET/LIABILITY MANAGEMENT

     The Company's assets and liabilities are principally financial in nature and the resulting earnings thereon, primarily net interest income, are subject to changes as a result of changes in market interest rates and the mix of the various assets and liabilities. Interest rates in the financial markets affect the Company's decisions on pricing its assets and liabilities which impacts net interest income, the Company's primary cash flow stream. As a result, a substantial part of the Company's risk-management activities are devoted to managing interest-rate risk. For additional information, see "Item 7A. Quantitative and Qualitative Disclosures about Market Risk."

LIQUIDITY

     Liquidity involves the Company's ability to raise funds to support asset growth or reduce assets to meet withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Company on an ongoing basis. In the past, the Company's liquidity needs have primarily been met by growth in core deposits. Although access to purchased funds from correspondent banks is available, the Company does not generally rely on these external funding sources. Generally, the cash and federal funds sold position, supplemented by amortizing investment and loan portfolios, have created an adequate liquidity position.

     A financial service company's activities consist primarily of financing and investing activities. These activities result in large cash flows. The Consolidated Statement of Cash Flows indicates the sources of these cash flows.

CAPITAL COMMITMENTS

     Merchants Bancshares believes that it has sufficient capital and financial resources to meet its current and anticipated capital commitments.

CONDENSED STATEMENTS OF EARNINGS

     The following is a comparison of Merchants Bancshares' condensed statements of earnings for the most recent five-year period (dollars in thousands).

                                                    YEAR ENDED DECEMBER 31,
                               -------------------------------------------------------------
                               1997(1)        1996(1)        1995(1)      1994        1993
                               -------        -------        -------     -------     -------
Interest income (2)            $39,228        $35,339        $29,174     $16,965     $15,801
Interest expense                12,196         11,169          9,577       4,796       4,943
                               -------        -------        -------     -------     -------
   Net interest income (2)      27,032         24,170         19,597      12,169      10,858
Provision for loan losses        1,740            940            135          50         410
Noninterest income               6,253          5,677          4,655       3,238       2,979
Noninterest expense             22,320         19,888         15,878      10,393      10,494
                               -------        -------        -------     -------     -------
   Earnings before income
     taxes                       9,225          9,019          8,239       4,964       2,933
Income tax expense               2,837          2,634          2,333         999         512
                               -------        -------        -------     -------     -------

   Net earnings                $ 6,388        $ 6,385        $ 5,906     $ 3,965     $ 2,421
                               =======        =======        =======     =======     =======

(1) The Company's financial statements for the fiscal year ended December 31, 1995, and following reflect the acquisition of Texas Gulf, which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

(2) For the years ended December 31, 1997, 1996, 1995, 1994 and 1993, interest income would have been $39,668, $35,820, $29,565, $17,156, and $16,071, respectively, and net interest income would have been $27,472, $24,651, $19,988, $12,360, and $11,128, respectively, if all such amounts were shown using a comparable fully taxable equivalent basis (using a tax rate of 34%).

CONDENSED AVERAGE BALANCE SHEETS

     Although year-end statistics present general trends, the daily average balance sheets are more indicative of Merchants Bancshares' levels of activity throughout the years indicated and less subject to day-to-day business activity fluctuations. The following schedule sets forth a comparison of the most recent five years' consolidated daily average balance sheets for Merchants Bancshares.

                                                                 YEAR ENDED DECEMBER 31,
                                          ------------------------------------------------------------------
                                           1997(1)         1996(1)         1995(1)       1994         1993
                                          --------        --------        --------     --------     --------
Assets:
Cash and due from banks                   $ 28,599        $ 24,873        $ 20,745     $ 12,445     $ 12,123
Loans, net                                 317,058         260,794         201,248      135,077      123,605
Interest-bearing deposits                    1,113           6,291           1,419        1,372        1,573
Investment securities:
   Taxable                                 113,276         129,561         103,893       52,704       42,795
   Non-taxable                              17,109          18,212          14,272        5,494        7,600
                                          --------        --------        --------     --------     --------
     Total Securities                      130,385         147,773         118,165       58,198       50,395
                                          --------        --------        --------     --------     --------
Federal funds sold and interest
   bearing deposits with Federal
   Home Loan Bank                           19,717          24,573          44,066       30,304       36,420
Other assets                                22,714          20,606          17,001        8,633       11,509
                                          --------        --------        --------     --------     --------
   Total Assets                           $519,586        $484,910        $402,644     $246,029     $235,625
                                          ========        ========        ========     ========     ========

Liabilities and Stockholders' Equity:
Deposits
   Noninterest bearing demand             $133,994        $123,590        $101,883     $ 65,909     $ 59,577
   Interest bearing demand                 112,859         103,102          83,104       46,103       46,643
   Savings                                  51,638          51,862          46,549       29,097       28,035
   Time                                    162,282         152,201         125,123       79,786       78,712
                                          --------        --------        --------     --------     --------
     Total Deposits                        460,773         430,755         356,659      220,895      212,967
                                          --------        --------        --------     --------     --------

Borrowings                                       0              92           2,536            0          321
Other liabilities                            2,548           2,646           3,011        1,716        1,394
                                          --------        --------        --------     --------     --------
   Total Liabilities                       463,321         433,493         362,206      222,611      214,682
                                          --------        --------        --------     --------     --------

Stockholders' Equity                        56,265          51,417          40,438       23,418       20,943
                                          --------        --------        --------     --------     --------
   Total Liabilities and
     Stockholders' Equity                 $519,586        $484,910        $402,644     $246,029     $235,625
                                          ========        ========        ========     ========     ========


(1) The Company's financial statements for the fiscal year ended December 31, 1995, and following reflect the acquisition of Texas Gulf, which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

TABLE 1. SUMMARY OF CONSOLIDATED RESULTS


                                                                        YEARS ENDED DECEMBER 31,
                                              ----------------------------------------------------------------------
                                                                             (IN THOUSANDS)
                                               1997(1)          1996(1)          1995(1)        1994          1993
                                              --------         --------         --------      --------      --------
Interest income(2)                            $ 39,228         $ 35,339         $ 29,174      $ 16,965      $ 15,801
Interest expense                                12,196           11,169            9,577         4,796         4,943
                                              --------         --------         --------      --------      --------
     Net interest income(2)                     27,032           24,170           19,597        12,169        10,858
Provision for losses on loans                   (1,740)            (940)            (135)          (50)         (410)
                                              --------         --------         --------      --------      --------
     Net interest income after
        provision for losses on loans           25,292           23,230           19,462        12,119        10,448
Noninterest income
     Service charges on deposit accounts         4,240            4,436            3,472         2,353         2,387
     Other service charges and fees                774              280              256           222           200
     Other operating income                      1,224              962              927           663           363
                                              --------         --------         --------      --------      --------
         Total noninterest income                6,238            5,678            4,655         3,238         2,950
                                              --------         --------         --------      --------      --------
Noninterest expense
     Salaries and benefits                      11,294           11,117            8,317         4,825         4,770
     Occupancy expense                           2,253            1,915            1,666         1,154           920
     Equipment expense                           1,733            1,573              824           530           479
     Other operating expense                     5,469            5,283            5,071         3,884         4,325
                                              --------         --------         --------      --------      --------
        Total noninterest expense               20,749           19,888           15,878        10,393        10,494
                                              --------         --------         --------      --------      --------
        Earnings before other operating
          items and income taxes                10,781            9,020            8,239         4,964         2,904
Other operating items
     Investment securities gains (losses)           15               (1)            --            --              29
     Merger-related expenses                    (1,571)            --               --            --            --
                                              --------         --------         --------      --------      --------

        Earnings before income taxes             9,225            9,019            8,239         4,964         2,933
Applicable income taxes                          2,837            2,634            2,333           999           512
                                              --------         --------         --------      --------      --------
        Net earnings                          $  6,388         $  6,385         $  5,906      $  3,965      $  2,421
                                              ========         ========         ========      ========      ========


(1) The Company's financial statements for the fiscal year ended December 31, 1995, and following reflect the acquisition of Texas Gulf, which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

(2) For the years ended December 31, 1997, 1996, 1995, 1994 and 1993, interest income would have been $39,668, $35,820, $29,565, $17,156 and $16,071, respectively, and net interest income would have been $27,472, $24,651, $19,988, $12,360, and $11,128, respectively, if all such amounts were shown using a comparable fully taxable equivalent basis (using a tax rate of 34%).

TABLE 2. CONTRIBUTION TO FULLY DILUTED EARNINGS PER SHARE


                                                                            YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------
                                                                                 (IN THOUSANDS)
                                                 1997(1)           1996(1)           1995(1)         1994           1993
                                                ---------         ---------         ---------      ---------      ---------
Net interest income                             $   13.84         $   12.42         $   11.40      $    9.67      $    8.60
Provision for losses on loans                        (.89)             (.48)             (.08)          (.04)          (.32)
                                                ---------         ---------         ---------      ---------      ---------
     Net interest income after provision
         for losses on loans                        12.95             11.94             11.32           9.63           8.28
Noninterest income
     Service charges on deposit accounts             2.17              2.28              2.02           1.87           1.89
     Other service charges and fees                   .40               .14               .15            .18            .16
     Other operating income                           .62               .50               .54            .52            .29
                                                ---------         ---------         ---------      ---------      ---------
         Total noninterest income                    3.19              2.92              2.71           2.57           2.34
                                                ---------         ---------         ---------      ---------      ---------
Noninterest expense
     Salaries and benefits                          (5.78)            (5.72)            (4.84)         (3.83)         (3.78)
     Occupancy expense                              (1.15)             (.99)             (.97)          (.92)          (.73)
     Equipment expense                               (.89)             (.81)             (.48)          (.42)          (.38)
     Other expense                                  (3.60)            (2.71)            (2.95)         (3.08)         (3.43)
                                                ---------         ---------         ---------      ---------      ---------
         Total noninterest expense                 (11.42)           (10.23)            (9.24)         (8.25)         (8.32)
                                                ---------         ---------         ---------      ---------      ---------

         Earnings before income taxes                4.72              4.63              4.79           3.95           2.30
     Applicable income taxes                        (1.45)            (1.35)            (1.35)          (.80)          (.38)
                                                ---------         ---------         ---------      ---------      ---------

         Net earnings                           $    3.27         $    3.28         $    3.44      $    3.15      $    1.92
                                                =========         =========         =========      =========      =========

Average fully diluted shares (in thousands)         1,953             1,945             1,718          1,259          1,262
                                                =========         =========         =========      =========      =========


(1) The Company's financial statements for the fiscal year ended December 31, 1995, and following reflect the acquisition of Texas Gulf, which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

TABLE 3. BALANCE SHEET COMPOSITION - PERCENTAGE OF TOTAL ASSETS

                                                              1997           AVERAGE BALANCES
                                                             ------          ----------------
Investment securities:
     Taxable                                                  21.80%         $    113,276,267
     Non-taxable                                               3.29%               17,109,101
Due from CD's                                                  0.21%                1,112,500
Federal Funds Sold                                             3.80%               19,716,712
Net loans                                                     61.02%              317,058,204
                                                             ------          ----------------

Total interest earning assets                                 90.12%              468,272,784

Cash and due from banks                                        5.51%               28,598,860

Premises, equipment and other                                  4.37%               22,714,052
                                                             ------          ----------------

     Total Assets                                            100.00%         $    519,585,696
                                                             ======          ================


PERCENTAGE OF TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits - interest bearing                                   62.89%         $   326,778,538
                                                             ------          ---------------

     Total interest bearing liabilities                       62.89%             326,778,538

Deposits - non-interest bearing                               25.79%             133,994,021
Other liabilities                                              0.49%               2,548,591
Stockholders' Equity                                          10.83%              56,264,546
                                                             ------          ---------------

     Total Liabilities and Stockholders' Equity              100.00%         $   519,585,696
                                                             ======          ===============

TABLE 4. AVERAGE BALANCE AND AVERAGE INTEREST RATES
        (IN THOUSANDS)

                                                   DECEMBER 31, 1997                           DECEMBER 31, 1996
                                       -----------------------------------------    ---------------------------------------
                                        AVG. BAL.      INTEREST       AVG. RATE      AVG. BAL.     INTEREST      AVG. RATE
                                       -----------    -----------    -----------    -----------   -----------   -----------
Investment Securities:
   Taxable                             $   113,276    $     6,829           6.03%   $   129,561   $     7,841          6.05%
   Non-taxable                              17,109          1,294           7.56%        18,212         1,415          7.77%
Due from CD's                                1,113             60           5.39%         1,978           107          5.41%
Interest bearing deposits with banks             0              0           0.00%         4,312           210          4.87%
Federal Funds sold                          19,717          1,084           5.50%        24,573         1,332          5.42%
Net loans                                  317,058         30,401           9.59%       260,795        24,915          9.55%
                                       -----------    -----------    -----------    -----------   -----------   -----------
Total interest earning assets              468,273         39,668           8.47%       439,431        35,820          8.15%
                                       -----------    -----------    -----------    -----------   -----------   -----------

Cash and due from banks                     28,599                                       24,873
Premises, equipment and other               22,714                                       20,606
                                       -----------                                  -----------

                                       $   519,586                                  $   484,910
                                       ===========                                  ===========

Deposits:
   Demand - interest bearing           $   112,859          2,942           2.61%   $   103,102   $     2,594          2.52%
   Savings                                  51,638          1,426           2.76%        51,862         1,427          2.75%
   Time                                    162,282          7,828           4.82%       152,201         7,140          4.69%
Borrowings                                       0              0           0.00%            92             8          8.70%
                                       -----------    -----------    -----------    -----------   -----------   -----------
Total interest bearing liabilities         326,779         12,196           3.73%       307,257        11,169          3.64%
                                       -----------    -----------    -----------    -----------   -----------   -----------

Deposits - non-interest bearing            133,994                                      123,590
Other liabilities                            2,548                                        2,646
Shareholders' equity                        56,265                                       51,417
                                       -----------                                  -----------

                                       $   519,586                                  $   484,910
                                       ===========                                  ===========
Net interest earnings                                 $    27,472                                 $    24,651
                                                      ===========                                 ===========

Net yield on interest earning assets                                        5.87%                                      5.61%
                                                                     ===========                                ===========
Interest rate spread                                                        4.74%                                      4.51%
                                                                     ===========                                ===========

                                                  DECEMBER 31, 1995
                                       ---------------------------------------
                                         AVG. BAL.     INTEREST     AVG. RATE
                                       -----------   -----------   -----------
Investment Securities:
   Taxable                             $   103,893   $     6,266          6.03%
   Non-taxable                              14,272         1,149          8.05%
Due from CD's                                1,419            76          5.36%
Interest bearing deposits with banks        13,515           793          5.87%
Federal Funds sold                          30,551         1,780          5.83%
Net loans                                  201,248        19,501          9.69%
                                       -----------   -----------   -----------
Total interest earning assets              364,898        29,565          8.10%
                                       -----------   -----------   -----------

Cash and due from banks                     20,745
Premises, equipment and other               17,001
                                       -----------

                                       $   402,644
                                       ===========

Deposits:
   Demand - interest bearing           $    83,104   $     2,031          2.44%
   Savings                                  46,549         1,336          2.87%
   Time                                    125,123         5,990          4.79%
Borrowings                                   2,536           220          8.68%
                                       -----------   -----------   -----------
Total interest bearing liabilities         257,312         9,577          3.72%
                                       -----------   -----------   -----------

Deposits - non-interest bearing            101,883
Other liabilities                            3,011
Shareholders' equity                        40,438
                                       -----------

                                       $   402,644
                                       ===========
Net interest earnings                                $    19,988
                                                     ===========

Net yield on interest earning assets                                      5.48%
                                                                   ===========
Interest rate spread                                                      4.38%
                                                                   ===========

Note: Average balances are based upon daily balances. The interest on non-taxable securities has been calculated on a fully taxable equivalent basis incorporating a tax rate of 34%. Non-accruing loans have been included in assets for these computations, thereby reducing yields on these investments.

TABLE 5. ANALYSIS OF VOLUME AND RATE CHANGES
         (IN THOUSANDS)



                                                     DECEMBER 31, 1997                            DECEMBER 31, 1996
                                         ------------------------------------------   ------------------------------------------
                                         CHANGES FROM    CHANGES IN     CHANGES IN    CHANGES FROM    CHANGES IN     CHANGES IN
                                          PRIOR YEAR       VOLUME         RATES        PRIOR YEAR       VOLUME          RATES
                                         ------------   ------------   ------------   ------------   ------------   ------------
Interest income:
   Taxable securities                    $     (1,012)  $       (986)  $        (26)  $      1,575   $      1,548   $         27
   Non-taxable securities                        (121)           (86)           (35)           266            317            (51)
   Due from CD's                                  (47)           (47)            (0)            31             30              1
   Federal funds sold                            (248)          (263)            15           (448)          (348)          (100)
   Deposits with financial institutions          (210)          (210)             0           (583)          (540)           (43)
   Loans                                        5,486          5,375            111          5,414          5,770           (356)
                                         ------------   ------------   ------------   ------------   ------------   ------------

     Total interest income                      3,848          3,783             65          6,255          6,777           (522)
                                         ------------   ------------   ------------   ------------   ------------   ------------
Interest expense:
   Deposits:
     Demand - interest bearing                    348            245            103            563            489             74
     Savings                                       (1)            (6)             5             91            152            (61)
Time                                              688            473            215          1,150          1,296           (146)
   Borrowings                                      (8)            (8)             0           (212)          (212)             0
                                         ------------   ------------   ------------   ------------   ------------   ------------

Total interest expense                          1,027            704            323          1,592          1,725           (133)
                                         ------------   ------------   ------------   ------------   ------------   ------------

Net interest income                      $      2,821   $      3,079   $       (258)  $      4,663   $      5,052   $       (389)
                                         ============   ============   ============   ============   ============   ============

The rate/volume variance has been allocated to the changes in rates. Non-accrual loans are included in the calculations made above. The interest on non-taxable investment income has been calculated on a fully taxable equivalent basis incorporating an effective tax rate of 34%.

TABLE 6. NONINTEREST INCOME AND NONINTEREST EXPENSE


NONINTEREST INCOME

                                       1997      1996
                                      BALANCE   BALANCE    $ CHANGE  % CHANGE
                                      -------   -------    --------  --------
Service charges on deposit accounts   $ 4,240   $ 4,436    $  (196)    (4.42%)
Other service charges and fees            774       281        493    175.44%
Other operating income                  1,224       962        262     27.24%
Securities transactions                    15        (2)        17         0
                                      -------   -------    -------    ------

     Total                            $ 6,253   $ 5,677    $   576     10.15%
                                      =======   =======    =======    ======


NONINTEREST EXPENSE

                                       1997      1996
                                      BALANCE   BALANCE    $ CHANGE  % CHANGE
                                      -------   -------    --------  --------
Salaries and employee benefits        $11,294   $11,117    $   177      1.59%
Occupancy expense                       2,253     1,915        338     17.65%
Furniture and equipment expense         1,733     1,573        160     10.17%
Other real estate expense                 210       283        (73)   (25.80)%
Merger related expense                  1,571         0      1,571    100.00%
Other operating expense                 5,259     5,000        259      5.18%
                                      -------   -------    -------    ------

                                      $22,320   $19,888    $ 2,432     12.23%
                                      =======   =======    =======    ======


TABLE 7. AVERAGE DEPOSITS

                                           YEARS ENDED DECEMBER 31,
                             ----------------------------------------------------
                                               (IN THOUSANDS)
                               1997       1996       1995       1994       1993
                             --------   --------   --------   --------   --------
Noninterest-bearing demand   $133,994   $123,590   $101,883   $ 65,909   $ 59,577
Interest-bearing demand(1)    112,859    103,102     83,104     46,103     46,643
Savings(1)                     51,638     51,862     46,549     29,097     28,035
Time(1)                       162,282    152,201    125,123     79,786     78,712

(1) Table 4 presents the average rate paid on these deposit categories for each of the three years ended December 31, 1997.


TABLE 8. ANALYSIS OF CERTIFICATES OF DEPOSIT EXCEEDING $100,000

                                                         AT DECEMBER 31, 1997
           MATURITY                                         (IN THOUSANDS)
           --------                                      --------------------
Three (3) months or less                                     $  23,540
Over three (3) months through six (6) months                    10,448
Over six (6) months through twelve (12) months                  12,196
Over twelve (12) months                                          2,588
                                                             ---------

                                                             $  48,772
                                                             =========

TABLE 9. COMPOSITION OF THE LOAN PORTFOLIO

LOAN PORTFOLIO

                                                 DECEMBER 31,
                             ----------------------------------------------------
                               1997       1996       1995       1994       1993
                             --------   --------   --------   --------   --------
Commercial and industrial    $ 67,013   $ 56,935   $ 44,651   $ 28,593   $ 27,935
Real estate - construction     10,354     15,920      8,626      7,205      2,997
Real estate - other           205,163    156,472    123,130     80,472     68,837
Installment                    58,774     63,833     59,765     27,786     27,428
Other                           1,262      1,364      1,392        403        255
                             --------   --------   --------   --------   --------
     Total loans, net of
       unearned discount     $342,566   $294,524   $237,564   $144,459   $127,452
                             ========   ========   ========   ========   ========


                                                  DECEMBER 31, 1997
                                     -----------------------------------------
                                     1 YEAR             1 - 5           AFTER
                         DUE IN:     OR LESS            YEARS          5 YEARS
                                     -------           -------         -------
Commercial and industrial loans      $34,799           $27,117         $ 5,097
Real estate construction               6,320             3,978              56
                                     -------           -------         -------

     Total                           $41,119           $31,095         $ 5,153
                                     =======           =======         =======


Loans due after 1 year which have
   Predetermined interest rates                        $22,378
   Floating or adjustable rates                         13,870
                                                       -------

     Total                                             $36,248
                                                       =======


LOAN PORTFOLIO COMPOSITION

                                            FOR THE YEAR ENDED DECEMBER 31,
                                            -------------------------------
                                            1997         1996          1995
                                            ----         ----          ----
Commercial and industrial                   19.6%        19.3%         18.8%
Real estate - construction                   3.0%         5.4%          3.6%
Real estate - other                         59.9%        53.1%         51.8%
Individuals for household and
   other consumer purposes                  17.2%        21.7%         25.2%
Other                                         .3%          .5%           .6%

TABLE 10. ALLOCATION OF THE ALLOWANCE FOR LOSSES ON LOANS BY CATEGORY OF LOANS
          AND THE PERCENTAGE OF LOANS BY CATEGORY TO TOTAL LOANS OUTSTANDING


                                                         DECEMBER 31,
                  -------------------------------------------------------------------------------------------
                       1997               1996               1995               1994               1993
                  ---------------    ---------------    ---------------    ---------------    ---------------
                            % OF               % OF               % OF               % OF               % OF
                  AMOUNT    LOAN     AMOUNT    LOAN     AMOUNT    LOAN     AMOUNT    LOAN     AMOUNT    LOAN
                  ------   ------    ------   ------    ------   ------    ------   ------    ------   ------
Commercial and
   industrial     $1,290     19.6%   $1,350     19.3%   $1,621     18.8%   $  826     19.8%   $1,010     21.9%
Real estate -
   construction        *      3.0%        *      5.4%        *      3.6%        *      5.0%        *      2.4%
Real estate -
   other             918     59.9%      139     53.1%       50     51.8%      751     55.7%      277     54.0%
Installment        1,479     17.2%    1,224     21.7%      740     25.2%      486     19.2%      699     21.5%
Other                  *       .3%        *       .5%        *       .6%        *       .3%        *       .2%
                  ------   ------    ------   ------    ------   ------    ------   ------    ------   ------

   Total          $3,687    100.0%   $2,713    100.0%   $2,411    100.0%   $2,063    100.0%   $1,986    100.0%
                  ======   ======    ======   ======    ======   ======    ======   ======    ======   ======


*  Less than $1,000


TABLE 11. NONACCRUAL AND PAST DUE LOANS AND FORECLOSED PROPERTIES


                                                          DECEMBER 31,
                           --------------------------------------------------------------------
                             1997(1)         1996(1)         1995(1)      1994         1993
                           ----------      ----------      ----------   ----------   ----------
Non-accrual loans          $    1,954      $    2,129      $    3,125   $    1,215   $    1,455
Past due 90 days or more          611             953             850          128          168
                           ----------      ----------      ----------   ----------   ----------

    Total non-performing
       loans                    2,565           3,082           3,975        1,343        1,623

Other real estate owned         1,132             890           1,697        1,461        1,578
                           ----------      ----------      ----------   ----------   ----------

    Total non-performing
       assets              $    3,697      $    3,972      $    5,672   $    2,804   $    3,201
                           ==========      ==========      ==========   ==========   ==========


(1) The Company's financial statements for the fiscal year ended December 31, 1995, and following reflect the acquisition of Texas Gulf, which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

TABLE 12. ALLOWANCE FOR LOSSES ON LOANS

                                                                        (IN THOUSANDS)
                                                                    YEAR ENDED DECEMBER 31,
                                           ---------------------------------------------------------------------
                                            1997(1)         1996(1)         1995(1)        1994          1993
                                           ---------       ---------       ---------     ---------     ---------
Average loans outstanding                  $ 317,058       $ 260,795       $ 201,248     $ 135,077     $ 125,476
                                           =========       =========       =========     =========     =========

Loans outstanding at year-end              $ 342,566       $ 294,524       $ 237,564     $ 144,459     $ 127,452
                                           =========       =========       =========     =========     =========

Allowance at beginning of period           $   2,713       $   2,411       $   2,063     $   1,986     $   1,725
                                           ---------       ---------       ---------     ---------     ---------

Allowance of acquired banks                        0               0             738             0             0
Provision charged to expense                   1,740             940             135            50           410
                                           ---------       ---------       ---------     ---------     ---------

Loans charged off:
   Commercial and industrial                    (329)           (403)           (499)         (175)         (197)
   Real estate - construction                      0               0               0             0             0
   Real estate - other                          (208)            (41)            (14)         (159)          (54)
   Installment                                  (420)           (347)           (211)         (103)         (136)
   Other                                         (16)             (9)            (18)            0             0
                                           ---------       ---------       ---------     ---------     ---------
        Total                                   (973)           (800)           (742)         (437)         (387)
                                           ---------       ---------       ---------     ---------     ---------

Loans recovered:
Commercial and industrial                         61              85             101           155           150
   Real estate - construction                      0               0               0             0             0
   Real estate - other                            17              19              64           296            44
   Installment                                   126              52              50            13            44
   Other                                           3               6               2             0             0
                                           ---------       ---------       ---------     ---------     ---------
      Total                                      207             162             217           464           238
                                           ---------       ---------       ---------     ---------     ---------
Net loans (charged-off) recovered               (766)           (638)           (525)           27          (149)
                                           ---------       ---------       ---------     ---------     ---------
Allowance at end of period                 $   3,687       $   2,713       $   2,411     $   2,063     $   1,986
                                           =========       =========       =========     =========     =========
Ratios:
   Allowance as a percent of loans
     outstanding at year-end                    1.08%            .92%           1.01%         1.43%         1.56%
   Allowance as a percent of
     average loans                              1.16%           1.04%           1.20%         1.53%         1.58%
   Net loans charged-off (recovered)
     as a percent of average loans
     outstanding                                 .24%            .24%            .26%         (.02%)        0.12%
   Allowance as a percentage
     of nonperforming loans                   143.74%          88.03%          60.65%       153.60%       122.40%

   Nonperforming loans as a percentage
     of loans                                    .75%           1.05%           1.67%          .93%         1.27%

   Nonperforming assets as a percentage
     of loans plus foreclosed properties        1.08%           1.34%           2.39%         1.94%         2.51%

   Loans 90 days or more past due and
     not on nonaccrual status as a
     percentage of loans                         .18%            .32%            .36%          .09%          .13%

(1) The Company's financial statements for the fiscal year ended December 31, 1995, and following reflect the acquisition of Texas Gulf, which occurred May 1, 1995. See note 2 to the Company's Consolidated Financial Statements.

TABLE 13. RATE SENSITIVITY ANALYSIS AT DECEMBER 31, 1997
          (DOLLARS IN THOUSANDS)

                                                 RATE SENSITIVE WITHIN
                                  ---------------------------------------------------                   NONRATE
                                    30-DAY        90-DAY       180-DAY      ONE YEAR       TOTAL       SENSITIVE     TOTAL
                                  ---------     ---------     ---------     ---------    ---------     ---------   ---------
Earning Assets:
   Loans, Net of Unearned
     Discount                     $  97,027     $  13,496     $  21,912     $  34,116    $ 166,551     $ 176,015   $ 342,566
   Investment Securities              9,784        10,428        11,275        16,633       48,120        82,509     130,629
   Federal Funds Sold                16,050             0             0             0       16,050             0      16,050
                                  ---------     ---------     ---------     ---------    ---------     ---------   ---------
     Total Earning Assets           122,861        23,924        33,187        50,749      230,721       258,524     489,245
                                  ---------     ---------     ---------     ---------    ---------     ---------   ---------
Interest Bearing Liabilities:
   Interest Bearing Deposits        205,167        33,878        37,102        40,882      317,029        19,578     336,607
                                  ---------     ---------     ---------     ---------    ---------     ---------   ---------
      Total Interest Bearing
        Liabilities                 205,167        33,878        37,102        40,882      317,029        19,578     336,607
                                  ---------     ---------     ---------     ---------    ---------     ---------   ---------
Interest Sensitivity Gap          $ (82,306)    $  (9,954)    $  (3,915)    $   9,867    $ (86,308)
                                  =========     =========     =========     =========    =========
Ratio of Earning Assets to
   Interest Bearing Liabilities       59.88%        70.62%        89.45%       124.14%       72.78%
                                  =========     =========     =========     =========    =========


TABLE 14. INVESTMENT SECURITIES AND OTHER EARNING ASSETS
          (DOLLARS IN THOUSANDS)

                                               FOR THE YEAR ENDED DECEMBER 31,
                                           --------------------------------------
                                             1997           1996           1995
                                           --------       --------       --------
U. S. Treasury & Agencies                  $103,857       $117,937       $129,110
States and Political Subdivisions            20,209         20,196         21,382
Other                                         6,563          5,017            227
                                           --------       --------       --------
     Total investment securities            130,629        143,150        150,719

Interest-bearing deposits                         0          1,000         24,427
Federal funds sold                           16,050          6,375         28,175
                                           --------       --------       --------
     Total investment securities and
       other earning assets                $146,679       $150,525       $203,321
                                           ========       ========       ========


                                                                   FOR THE YEAR ENDED DECEMBER 31, 1997
                                         -----------------------------------------------------------------------------------------
                                                                   AVAILABLE FOR SALE
                                         ----------------------------------------------------------------------
                                                             STATES & POLITICAL SUBDIVISIONS
                                         U. S. TREASURY      -------------------------------
                                           & AGENCIES          TAXABLE           NON-TAXABLE           OTHER              TOTAL
                                         --------------      -----------         -----------        -----------        -----------
Due within one year:
   Amortized Cost                          $    33,471       $       300         $     2,791        $         0        $    36,562
   Market Value                                 33,439               299               2,802                  0             36,540
   Yield                                          5.58%             5.40%               7.31%                 0               5.71%
Due after one but within five years:
   Amortized Cost                          $    66,604       $       199         $    10,381        $         0        $    77,184
   Market Value                                 66,922               205              10,573                  0             77,700
   Yield                                          6.25%             7.70%               6.91%                 0               6.34%
Due after five but within ten years:
   Amortized Cost                          $     3,491       $         0         $     3,850        $         0        $     7,341
   Market Value                                  3,496                 0               4,054                  0              7,550
   Yield                                          6.30%                0                7.94%                 0               7.16%
Due after ten years:
   Amortized Cost                          $         0       $     2,000         $       271        $     6,563        $     8,834
   Market Value                                      0             1,998                 278              6,563              8,839
   Yield                                             0              6.36%               6.97%              5.63%              5.84%

Note: The interest on non-taxable securities has been calculated on a fully taxable equivalent basis incorporating a tax rate of 34%.

TABLE 15. RISK-BASED CAPITAL

                                                        DECEMBER 31,                   MINIMUM
                                             --------------------------------         REGULATORY
                                             1997          1996         1995         REQUIREMENTS
                                             -----         -----        -----        ------------
         Risk based capital ratios:
              Tier 1                         15.76%        16.70%       18.85%          4.00%
              Total Capital                  16.79%        17.56%       19.79%          8.00%
         Leverage Ratio                      10.82%        10.76%       11.98%          3.00%(1)

     (1) The FRB may require any bank holding company to maintain a leverage ratio of up to 200 basis points above the required minimum.


ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The business of the Company and the composition of its balance sheet consists of investments in interest-earning assets (primarily loans and investment securities) which are primarily funded by interest-bearing liabilities (deposits). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk. Other than loans which are originated and held for sale, all of the financial instruments of the Company are for other than trading purposes.

Interest rate risk results when the maturity or repricing intervals of the interest-earning assets and interest-bearing liabilities are different, creating a risk that changes in the level of market interest rates will result in disproportionate changes in the value of, and the net earnings generated from, the Company's interest-earning assets and interest-bearing liabilities. The Company's exposure to interest rate risk is managed primarily through the Company's strategy of attempting to select the types and terms of interest-earning assets and interest-bearing liabilities which generate favorable earnings, while limiting the potential negative effects of changes in market interest rates. Because the Company's primary source of interest-bearing liabilities is customer deposits, the Company's ability to manage the types and terms of such deposits may be somewhat limited by customer preferences in the market areas in which the Company operates. The rates and terms of the Company's interest-earning assets result primarily from the Company's strategy of investing in loans and securities (a substantial portion of which have adjustable-rate terms) which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities (see "Item
7. Management's Discussion and Analysis of Financial Condition and Results of Operations Financial Condition Analysis - Asset/Liability Management" and Table
13) for a further discussion of rate sensitive assets, rate sensitive liabilities and net interest spread).

INTEREST-RATE RISK

     One of the most important aspects of management's efforts to sustain long-term profitability for the Company is the management of interest-rate risk. Management's goal is to maximize net interest income within acceptable levels of interest-rate risk and liquidity. To achieve this goal, a proper balance must be maintained between assets and liabilities with respect to size, maturity, repricing date, rate of return, and degree of risk.

     The Company uses interest-rate sensitivity (GAP) analysis to monitor the amounts and timing of balances exposed to changes in interest rates, as shown in Table 13. The analysis presented in Table 13 has been made at a point in time and could change significantly on a daily basis. The GAP report is not relied upon exclusively to evaluate the impact of, or predict how the Company is positioned to react to, changing interest rates. Other methods such as simulation analysis are also considered in evaluating the Company's interest-rate risk.

     At December 31, 1997, the GAP report indicated that the Company was liability sensitive, with $86.3 million more liabilities than assets repricing within one year.

     Balance sheet simulation analysis is conducted at year end to determine the impact on net interest income for the coming twelve months under several interest-rate scenarios. One such scenario uses rates at December 31, 1997, and holds the rates and volumes constant for simulation. When this position is compared to rising rates (prime rate to 11% by year-end 1998) and declining rates (prime rate to 6%), net interest income was a negative $649,000 and $493,000, respectively, for the year ended December 1998. Another simulation using an "estimated" scenario (prime rate to 8%) resulted in a $63,000 pretax decrease in net interest income. Those scenarios are within the Company's policy limit of a 10% variation.

     The actual impact of changing interest rates on net interest income is dependent on a number of factors such as the growth of earning assets and interest-bearing liabilities, the magnitude of the interest rate changes, the timing of the repricing of assets and liabilities, interest-rate spreads, and the asset/liability strategies implemented by management.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                          INDEX TO FINANCIAL STATEMENTS


                                                                          PAGE
                                                                          ----
Report of Independent Auditors .........................................   35

Merchants Bancshares, Inc. and Subsidiaries :

         Consolidated Balance Sheet - December 31, 1997 and 1996 .......   36

         Consolidated Statement of Income -
                  For each of the three years in the period
                  ended December 31, 1997 ..............................   38

         Consolidated Statement of Stockholders' Equity -
                  For each of the three years in the period
                  ended December 31, 1997 ..............................   40

         Consolidated Statement of Cash Flows -
                  For each of the three years in the period
                  ended December 31, 1997 ..............................   41

Merchants Bancshares, Inc. (Parent Company Only):

         Balance Sheet - December 31, 1997 and 1996 ....................   44

         Statement of Income -
                  For each of the three years in the period
                  ended December 31, 1997 ..............................   45

         Statement of Stockholders' Equity -
                  For each of the three years in the period
                  ended December 31, 1997 ..............................   40

         Statement of Cash Flows -
                  For each of the three years in the period
                  ended December 31, 1997 ..............................   46


Notes to Financial Statements ..........................................   47

     All other schedules or supplementary data are omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                           MERCHANTS BANCSHARES, INC.

                                AND SUBSIDIARIES

                              FINANCIAL STATEMENTS

                                DECEMBER 31, 1997

            [HIDALGO, BANFILL, ZLOTNIK & KERMALI, P.C. LETTERHEAD]




Board of Directors and Shareholders
Merchants Bancshares, Inc.
Houston, Texas



                          INDEPENDENT AUDITORS' REPORT

We have audited the accompanying consolidated balance sheet of Merchants Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997, and the balance sheet of Merchants Bancshares, Inc. (parent company only) as of December 31, 1997 and 1996, and the related statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Merchants Bancshares, Inc. and subsidiaries and the financial position of Merchants Bancshares, Inc. (parent company only) as of December 31, 1997 and 1996, and the respective results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.



                                       Hidalgo, Banfill, Zlotnik & Kermali, P.C.


Houston, Texas
February 4, 1998

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS


                                                            December 31,
                                                   -----------------------------
                                                       1997             1996
                                                   ------------     ------------
Cash and due from banks (Note 3)                   $ 37,563,149     $ 30,072,740
Time deposit with financial institution                    --          1,000,000
Federal funds sold                                   16,050,000        6,375,000
Investment securities (Note 4):
   Available-for-sale                               130,628,753      123,076,038
   Held-to-maturity (Market value
      1996 - $ 20,650,858)                                 --         20,196,377

Loans (Note 5):
   Loans, net of unearned income
      of $ 5,369,899  in 1997 and
      $ 6,285,388 in 1996                           342,566,214      294,523,715
   Less allowance for credit losses                   3,687,351        2,712,864
                                                   ------------     ------------

   Total loans, net                                 338,878,863      291,810,851


Bank premises and equipment (Note 6)                 14,733,290       14,797,074
Accrued interest receivable                           3,665,261        3,662,988
Real estate and other loan related assets             1,323,432          959,347
Other assets                                          3,108,077        2,620,007
                                                   ------------     ------------

   Total Assets                                    $545,950,825     $494,570,422
                                                   ============     ============


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                           December 31,
                                                 ------------------------------
                                                      1997             1996
                                                 -------------    -------------
Deposits:
   Noninterest bearing                           $ 147,749,156    $ 129,314,210
   Interest bearing (Note 7)                       336,607,429      309,728,402
                                                 -------------    -------------

                                                   484,356,585      439,042,612
Accrued interest, taxes and other
   liabilities                                       3,607,583        2,016,475
                                                 -------------    -------------

   Total Liabilities                               487,964,168      441,059,087
                                                 -------------    -------------

Commitments and Contingencies (Note 11)                     --               --

Stockholders' Equity (Notes 9, 12 and 15):
   Preferred stock, $ 20 par value,
      authorized 2,000,000 shares                           --               --
   Common stock, $ 1 par value,
      authorized 10,000,000 shares,
      issued 1,977,855 shares in 1997
      and 1996                                       1,977,855        1,977,855
   Paid-in capital                                  25,766,675       25,766,675
   Retained earnings                                30,096,598       25,954,348
   Net unrealized gain (loss) on
      investment securities available-for-sale
      (net of income taxes)                            467,323           81,024
                                                 -------------    -------------

                                                    58,308,451       53,779,902
   Less cost of stock held in treasury:
      Common, 26,016 shares in 1997 and
        22,885 in 1996                                (321,794)        (268,567)
                                                 -------------    -------------

   Total Stockholders' Equity                       57,986,657       53,511,335
                                                 -------------    -------------

   Total Liabilities and
      Stockholders' Equity                       $ 545,950,825    $ 494,570,422
                                                 =============    =============


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME

                                                   Year Ended December 31,
                                         -------------------------------------------
                                             1997           1996            1995
                                         ------------   ------------    ------------
Interest Income:
   Interest and fees
      on loans                           $ 30,401,317   $ 24,915,315    $ 19,500,532
   Investment securities:
      Taxable interest                      6,829,289      7,841,312       6,265,941
      Non-taxable interest                    853,726        933,985         758,059
   Interest bearing deposits with bank             --        209,595         793,023
   Time deposits with financial
      institutions                             59,978        106,857          76,140
   Federal funds sold                       1,083,678      1,332,412       1,780,062
                                         ------------   ------------    ------------

      Total Interest Income                39,227,988     35,339,476      29,173,757
                                         ------------   ------------    ------------

Interest Expense:
   Deposits                                12,196,470     11,160,623       9,356,469
   Long-term borrowings                            --          8,642         220,418
                                         ------------   ------------    ------------

      Total Interest Expense               12,196,470     11,169,265       9,576,887
                                         ------------   ------------    ------------

Net interest income                        27,031,518     24,170,211      19,596,870
Provision for credit
   losses (Note 5)                          1,740,000        940,000         135,000
                                         ------------   ------------    ------------
Net interest income after
   provision for credit losses             25,291,518     23,230,211      19,461,870
                                         ------------   ------------    ------------

Noninterest Income:
   Service charges on deposit
      accounts                              4,239,574      4,436,228       3,472,492
   Other service charges
      and fees                                773,650        280,453         256,110
   Other operating income                   1,224,327        962,249         926,841
   Securities transactions (Note 4)            14,958         (1,625)            (40)
                                         ------------   ------------    ------------

      Total Noninterest Income              6,252,509      5,677,305       4,655,403
                                         ------------   ------------    ------------

Noninterest Expense:
   Salaries and employee
      benefits                             11,294,074     11,116,967       8,316,752
   Occupancy expense                        2,252,723      1,915,379       1,665,812
   Furniture and equipment
      expense                               1,732,816      1,573,489         824,168
   Other real estate expense                  209,615        282,925         290,364
   Merger related expenses (Note 2)         1,571,555             --              --
   Other operating expense (Note 16)        5,258,996      4,999,688       4,780,721
                                         ------------   ------------    ------------

      Total Noninterest Expense            22,319,779     19,888,448      15,877,817
                                         ------------   ------------    ------------


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                                                   Year Ended December 31,
                                         -------------------------------------------
                                             1997           1996            1995
                                         ------------   ------------    ------------
Income before provision for
   income taxes                             9,224,248      9,019,068       8,239,456
Provision for income taxes
   (Note 10)                                2,836,600      2,634,100       2,332,700
                                         ------------   ------------    ------------
Net Income                               $  6,387,648   $  6,384,968    $  5,906,756
                                         ============   ============    ============

Weighted Average Number of Common
   Shares Outstanding                       1,952,883      1,945,178       1,718,211
                                         ============   ============    ============


Net Income per Common Share              $       3.27   $       3.28    $       3.44
                                         ============   ============    ============


See notes to financial statements.

           MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES (CONSOLIDATED)
                                       AND
                 MERCHANT BANCSHARES, INC. (PARENT COMPANY ONLY)

                        STATEMENT OF STOCKHOLDERS' EQUITY


                                                                                                     Net Unrealized
                                                                                                     Gain (Loss) on
                                                                                                       Securities
                                          Preferred        Common        Paid-In        Retained     Available-for-     Treasury
                                            Stock          Stock         Capital        Earnings          Sale           Stock
                                         ------------   ------------   ------------   ------------   --------------   ------------
Balance at January 1, 1995               $         --   $  1,281,650   $  8,630,862   $ 16,002,758    $    (62,728)   $   (313,444)
Net income                                         --             --             --      5,906,756              --              --
Cash dividends declared -
   common stock, $.41 per share                    --             --             --       (742,928)             --              --
Net change in unrealized gain (loss)
   on investment securities
   available-for-sale                              --             --             --             --       1,001,073              --
Common stock issued                                --        696,205     17,135,813             --         (78,790)             --
Acquired 15,328 shares of
   treasury stock                                  --             --             --             --              --        (174,256)
Sold 3,457 shares of treasury
   stock                                           --             --             --             --              --          39,133
                                         ------------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1995                       --      1,977,855     25,766,675     21,166,586         859,555        (448,567)
Net income                                         --             --             --      6,384,968              --              --
Cash dividends declared -
   common stock, $.82 per share                    --             --             --     (1,597,206)             --              --
Net change in unrealized gain (loss)
   on investment securities available-
   for-sale                                        --             --             --             --        (778,531)             --
Sold 12,000 shares of treasury stock               --             --             --             --              --         180,000
                                         ------------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1996                       --      1,977,855     25,766,675     25,954,348          81,024        (268,567)
Net income                                         --             --             --      6,387,648              --              --
Cash dividends declared - common
   stock, $1.15 per share                          --             --             --     (2,245,398)             --              --
Net change in unrealized gain (loss)
   on investment securities available-
   for-sale                                        --             --             --             --         386,299              --
Acquired 3,131 shares of treasury
   stock                                           --             --             --             --              --         (53,227)
                                         ------------   ------------   ------------   ------------    ------------    ------------

Balance at December 31, 1997             $         --   $  1,977,855   $ 25,766,675   $ 30,096,598    $    467,323    $   (321,794)
                                         ============   ============   ============   ============    ============    ============


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS



                                                      Year Ended December 31,
                                           --------------------------------------------
                                               1997            1996            1995
                                           ------------    ------------    ------------
Cash Flows From Operating
  Activities:

Net income                                 $  6,387,648    $  6,384,968    $  5,906,756
                                           ------------    ------------    ------------

Adjustments to Reconcile Net
  Income to Cash Flows
  from Operating Activities:

  Provision for credit losses                 1,740,000         940,000         135,000
  Discount (Accretion) amortized to
     income                                     428,768         647,568         246,698
  Loss (Gain) on sale or maturity of
     investment securities                      (14,958)          1,625              40
  Origination of mortgage loans for sale    (11,859,523)    (10,878,114)     (7,419,281)
  Proceeds from mortgage loans sold          11,697,709      10,965,560       7,336,361
  Depreciation and amortization               1,561,023       1,148,126         888,835
  Loss (Gain) on sale of premises
     and equipment                             (139,161)        (58,652)         24,216
  Provision for losses on real
     estate and other loan related
     assets                                     152,004         176,446         109,900
  Loss (Gain) on sale of real estate
     and other loan related assets               40,951         (17,922)         11,528
  Decrease (Increase) in accrued
     interest receivable                         (2,273)        266,916        (164,755)
  Decrease (Increase) in other
     assets                                    (837,411)        287,206        (110,580)
  Increase (Decrease) in accrued
     interest, taxes and other
     liabilities                              1,591,108        (559,638)        219,740
                                           ------------    ------------    ------------

     Total Adjustments                        4,358,237       2,919,121       1,277,702
                                           ------------    ------------    ------------

Net Cash Flows From
  Operating Activities                       10,745,885       9,304,089       7,184,458
                                           ------------    ------------    ------------


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                                                         Year Ended December 31,
                                                -----------------------------------------
                                                   1997           1996           1995
                                                -----------    -----------    -----------
Cash Flows From Investing Activities:
  Net decrease (increase) in time
     deposits in financial institutions           1,000,000       (102,000)     1,096,000
  Proceeds from the maturities of
     held-to-maturity investment securities       2,785,000      2,525,000     19,036,859
  Proceeds from the sales of
     available-for-sale investment securities       613,402      6,989,472             --
  Proceeds from the maturities of
     available-for-sale investment securities    45,731,028     53,584,174     19,311,807
  Purchase of held-to-maturity
     investment securities                       (1,011,330)    (1,368,028)   (24,717,436)
  Purchase of available-for-sale
     investment securities                      (35,302,945)   (54,811,429)   (20,152,737)
  Net (increase) decrease in loans              (48,400,861)   (56,082,964)   (13,919,914)
  Rebates paid to customers                      (1,244,264)    (1,471,245)    (1,033,599)
  Recoveries of loans charged-off                   207,855        162,295        216,986
  Proceeds from sale of premises
     and equipment                                  243,816        124,524         24,738
  Capital expenditures                           (1,390,767)    (7,192,938)      (599,288)
  Proceeds from sale of real
     estate and other loan related assets           289,032        359,437        423,356
  Excess of cost over equity in net assets
     of acquired subsidiary                        (115,790)            --             --
                                                -----------    -----------    -----------

Net Cash Flows From Investing
  Activities                                    (36,595,824)   (57,283,702)   (20,313,228)
                                                -----------    -----------    -----------

Cash Flows From Financing Activities:
  Net increase in demand deposits,
    NOW accounts and savings accounts            31,945,381      6,103,772     14,980,594
  Net increase in time deposits                  13,368,592      1,557,836      9,311,209
  Repayment of long-term borrowings                      --     (3,082,960)      (374,045)
  Proceeds from sale of treasury stock                   --        180,000         39,133
  Purchase of treasury stock                        (53,227)            --       (174,256)
  Dividends paid                                 (2,245,398)    (1,597,206)      (742,928)
  Purchase Minority interest                             --       (286,697)            --

Net Cash Flows From Financing Activities         43,015,348      2,874,745     23,039,707
                                                -----------    -----------    -----------


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES

                                                    Year Ended December 31,
                                           -------------------------------------------
                                               1997           1996            1995
                                           ------------   ------------    ------------
Net Increase (decrease) in
  Cash and Cash Equivalents                  17,165,409    (45,104,868)      9,910,937
Cash and Cash Equivalents at
  Beginning of Period                        36,447,740     81,552,608      41,912,004
Cash Received in Acquisition of Bank                 --             --      29,729,667
                                           ------------   ------------    ------------
Cash and Cash Equivalents at
  End of Period                            $ 53,613,149   $ 36,447,740    $ 81,552,608
                                           ============   ============    ============

Interest Paid                              $ 12,108,196   $ 11,243,162    $  9,489,152
                                           ============   ============    ============

Federal Income Taxes Paid                  $  3,930,000   $  2,435,309    $  1,635,366
                                           ============   ============    ============

Non-Cash Transactions:
  Bank loans for real estate and
     other loan related assets sold        $    248,730   $  1,067,492    $    607,832

  Foreclosed properties transferred to
     real estate and other loan
     related assets                        $    892,798   $    774,593    $    736,956

  Unrealized gain (loss) on available-
     for-sale investment securities        $    708,065   $    122,762    $  1,313,525

  Held-to-maturity investment securities
     transferred to available-for-sale
     investment securities                 $ 18,403,958   $         --    $         --

  Issued 696,205 shares of common
     stock for the merger with
     Texas Gulf Coast Bancorp, Inc.        $         --   $         --    $ 17,753,228


See notes to financial statements.

                           MERCHANTS BANCSHARES, INC.
                              (PARENT COMPANY ONLY)

                                  BALANCE SHEET

                                     ASSETS

                                                           December 31,
                                                   ----------------------------
                                                       1997            1996
                                                   ------------    ------------
Cash                                               $    211,948    $    609,223
Time deposit with financial institution                      --       1,000,000
Due from bank subsidiary                              1,646,974       1,356,268
Investment in bank subsidiary                        56,931,097      50,096,619
Equipment                                                57,890          82,403
Excess of cost of subsidiaries over
   equity in net assets acquired, net
   of accumulated amortization of
   $ 307,247 in 1997 and $ 292,857
   in 1996                                              268,419         282,809
Other assets                                            270,579          84,330
                                                   ------------    ------------

     Total Assets                                  $ 59,386,907    $ 53,511,652
                                                   ============    ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued expenses                                   $  1,400,250    $        317
                                                   ------------    ------------

     Total Liabilities                                1,400,250             317
                                                   ------------    ------------

Commitments and Contingencies (Note 11)                      --              --

Stockholders' Equity (Notes 9, 12 and 15):
   Preferred stock, $ 20 par value,
     authorized 2,000,000 shares                             --              --
   Common stock, $ 1 par value,
     authorized 10,000,000 shares,
     issued 1,977,855 shares in 1997
     and 1996                                         1,977,855       1,977,855
   Paid-in capital                                   25,766,675      25,766,675
   Retained earnings                                 30,096,598      25,954,348
   Net unrealized gain (loss) on investment
     securities available-for-sale
     (net of income taxes)                              467,323          81,024
                                                   ------------    ------------

                                                     58,308,451      53,779,902
   Less cost of stock held in treasury:
     Common, 26,016 shares in 1997 and
     22,885 in 1996                                    (321,794)       (268,567)
                                                   ------------    ------------

     Total Stockholders' Equity                      57,986,657      53,511,335
                                                   ------------    ------------

     Total Liabilities and Stockholders' Equity    $ 59,386,907    $ 53,511,652
                                                   ============    ============


See notes to financial statements.

                           MERCHANTS BANCSHARES, INC.
                              (PARENT COMPANY ONLY)

                               STATEMENT OF INCOME


                                                 Year Ended December 31,
                                       -----------------------------------------
                                           1997           1996           1995
                                       -----------    -----------    -----------
Income:
   Cash dividend from subsidiary       $ 1,000,000    $        --    $ 3,000,000
   Interest income                          59,978         91,736         13,072
                                       -----------    -----------    -----------

                                         1,059,978         91,736      3,013,072
                                       -----------    -----------    -----------

Expenses:
   Operating expenses                      230,857        212,916        197,568
   Merger related expenses (Note 2)      1,460,153             --             --
                                       -----------    -----------    -----------
                                         1,691,010        212,916        197,568
                                       -----------    -----------    -----------

Income (loss) before
   income tax benefit and
   equity in undistributed
   income of subsidiary                   (631,032)      (121,180)     2,815,504

Income tax benefit                         570,500        199,000        299,400
                                       -----------    -----------    -----------

Income (loss) before equity
   in undistributed income
   of subsidiary                           (60,532)        77,820      3,114,904

Equity in undistributed
   income of subsidiary                  6,448,180      6,307,148      2,791,852
                                       -----------    -----------    -----------

Net income                             $ 6,387,648    $ 6,384,968    $ 5,906,756
                                       ===========    ===========    ===========


See notes to financial statements.

                           MERCHANTS BANCSHARES, INC.
                              (PARENT COMPANY ONLY)

                             STATEMENT OF CASH FLOWS

                                                           Year Ended December 31,
                                                --------------------------------------------
                                                    1997            1996            1995
                                                ------------    ------------    ------------
Cash Flows From Operating
   Activities:

Net Income                                      $  6,387,648    $  6,384,968    $  5,906,756

Adjustments to Reconcile Net Income to
   Cash Flows From Operating Activities:

   Equity in undistributed income
     of subsidiary                                (6,448,180)     (6,307,148)     (2,791,852)
   Amortization and depreciation                      31,990          24,250          17,040
   Loss on sale of equipment                           6,914              --              --
   Increase (Decrease) in accrued expenses         1,399,933         (19,127)       (119,222)
   Decrease (Increase) in due from subsidiary       (290,706)        452,732        (862,944)
   Decrease (Increase)  in other assets             (186,249)        217,349         427,000
                                                ------------    ------------    ------------

Net Cash Flows From Operating Activities             901,350         753,024       2,576,778
                                                ------------    ------------    ------------

Cash Flows From Investing Activities:
   (Decrease) in due to Bank subsidiary                   --              --         (43,472)
   Purchase of equipment                                  --         (68,412)        (26,500)
                                                ------------    ------------    ------------

Net Cash Flows From Investing Activities                  --         (68,412)        (69,972)
                                                ------------    ------------    ------------

Cash Flows From Financing Activities:
   Proceeds from sale of treasury stock                   --         180,000          39,133
   Purchase of treasury stock                        (53,227)             --        (174,256)
   Dividends paid                                 (2,245,398)     (1,597,206)       (742,928)
                                                ------------    ------------    ------------

Net Cash Flows From Financing Activities          (2,298,625)     (1,417,206)       (878,051)
                                                ------------    ------------    ------------

Net Increase (Decrease) in Cash
   and Cash Equivalents                           (1,397,275)       (732,594)      1,628,755
Cash and Cash Equivalents at
   Beginning of Year                               1,609,223       2,341,817         713,062
                                                ------------    ------------    ------------
Cash and Cash Equivalents at
   End of Year                                  $    211,948    $  1,609,223    $  2,341,817
                                                ============    ============    ============

Interest Paid                                   $         --    $         --    $         --
                                                ============    ============    ============

Taxes Paid                                      $  3,930,000    $  2,435,309    $  1,635,366
                                                ============    ============    ============

Non-Cash Transactions:
   Issued 696,205 shares of common stock
   for the merger with Texas Gulf
   Coast Bancorp, Inc.                          $         --    $         --    $ 17,753,228
                                                ============    ============    ============


See notes to financial statements.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Merchants Bancshares, Inc. (Company) and its subsidiaries conform to generally accepted accounting principles and practices within the banking industry.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period, the most significant of which relates to the allowance for credit losses. Actual results could differ from those estimates.

The Company and its subsidiaries offer a full range of financial services to commercial, industrial, financial and individual customers in the greater Houston, Texas and surrounding area, including short-term and medium-term loans, revolving credit arrangements, inventory and accounts receivable financing, equipment financing, real estate lending, Small Business Administration lending, letters of credit, installment and other consumer loans, savings accounts and various savings programs, including individual retirement accounts, and interest and non-interest-bearing checking accounts. Other services include federal tax depository, safe deposit and night depository services. A summary of the more significant accounting policies follows:

FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary, Gulf Southwest Nevada Bancorp, Inc. and its wholly-owned subsidiary Merchants Bank and majority owned subsidiary Funds Management Group, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation. Investment in subsidiary is accounted for on the equity method of accounting in the Parent Company Only financial statements.

INVESTMENT SECURITIES

Investment securities are classified in three categories and accounted for as follows: debt securities that the Company has the intent and ability to hold to maturity are classified as held-to-maturity and are carried at amortized cost; debt and equity securities bought and held principally for the purpose of reselling, of which the Company has none, are classified as trading securities and are carried at fair value, with unrealized gains and losses included in income; debt or equity securities not classified as either held-to-maturity or trading securities are deemed available-for-sale and are carried at fair value, with unrealized gains and losses, net of applicable income taxes, reported as a separate component of stockholders' equity.

Interest income on investment securities, including amortization of premiums and accretion of discounts, is recognized using the interest method. The specific identification method is used to determine realized gains and losses on sales of securities, which are reported in securities transactions.

LOANS

Loans are stated at the principal amount outstanding, net of unearned income and the allowance for credit losses. Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Interest on commercial, real estate and other loans is accrued over the term of the loan based on the amount of principal outstanding except

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

LOANS (CONTINUED)

where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Interest income on installment loans is computed primarily on sum-of-the-months-digit method which, in the aggregate, does not differ materially from the interest method. Net loan origination and commitment fees are being deferred and amortized into income over the term of the loan as an adjustment of the yield.

Nonaccrual loans are those on which the accrual of interest has ceased. Loans are placed on nonaccrual status if in the opinion of management, principal or interest is not likely to be paid in accordance with the terms of the loan or when principal or interest is past due 90 days or more and collateral is insufficient to cover principal and interest. Interest accrued but not collected at the date a loan is placed on nonaccrual status is reversed against interest income. All cash receipts, whether designated as principal or interest are used to reduce the carrying value of the loan when it is in the nonaccrual status. Loans are restored to accrual status when principal and interest payments are brought current and future payments in accordance with loan terms are reasonably assured.

The carrying value of impaired loans is based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loans observable market price or the fair value of the collateral, if the loan is collateral dependent. A loan is considered impaired when, based on current information, it is probable that the borrower will be unable to pay contractual interest or principle payments as scheduled in the loan agreement. The Company considers its nonaccrual loans as impaired loans.

ALLOWANCE FOR CREDIT LOSSES

The allowance for credit losses is established by a charge to income as a provision for credit losses. Actual credit losses or recoveries are charged or credited directly to this allowance. The amount of the allowance is determined based upon evaluation of the loan portfolio, a review of past loan loss experience and management's judgment with respect to current and expected economic conditions and their potential impact on the loan portfolio.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method based upon the estimated useful lives of the assets. Amortization of leasehold improvements is based on the estimated useful lives of the improvements or the term of the respective lease, whichever is shorter. At the time of a retirement or sale, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded in income. Maintenance and repairs are charged to expense as incurred. Renewals and betterments, expenditures which generally increase the value of the property or extend its useful life, are capitalized.

REAL ESTATE AND OTHER LOAN RELATED ASSETS

Real estate and other loan related assets are stated at the lower of cost or estimated fair value, less the estimated costs to sell. Any reduction from cost (loan value) to estimated fair value at the time of foreclosure is charged to the allowance for credit losses. Subsequent valuation adjustments are charged to current earnings through the provision for revaluation of real estate and other loan related assets. Losses on dispositions are recognized in the period of occurrence while gains are not

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

REAL ESTATE AND OTHER LOAN RELATED ASSETS (CONTINUED)

recognized until all criteria for income recognition have been met. Also, any income received or expense incurred during the period the assets are owned is recognized as income or expense during the period in which it is received or incurred and is included in other real estate expense.

EXCESS OF COST OVER EQUITY IN NET ASSETS ACQUIRED

The fair value of the net assets acquired in transactions accounted for as purchases is recorded as an investment by the parent company. The excess of the cash or market value of the consideration given in the transactions over the fair value of the net assets acquired is recorded as the excess of cost over fair value of assets acquired, which is amortized into other operating expenses on a straight-line basis over periods of 15 to 40 years.

INCOME TAXES

The Company and its subsidiaries file a consolidated Federal income tax return. The subsidiaries record income tax expense by applying the statutory tax rate to their income as adjusted for tax exempt interest and other temporary differences and remit the portion of Federal income taxes currently due to the parent company. The parent company records, as a tax benefit, the difference between total taxes reflected by the subsidiaries and the consolidated provision for income taxes. Deferred tax assets and liabilities are recognized for balance sheet basis differences for tax and financial reporting purposes. The deferred taxes represent future tax return consequences of those differences. Investment tax credits and alternative minimum tax credits are recognized as a reduction of Federal income taxes when such credits are utilized.

EARNINGS PER SHARE

Earnings per share of common stock are computed by dividing earnings by the weighted average number of shares outstanding during the year.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods.

RECLASSIFICATIONS

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the 1997 presentation.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 2 - ACQUISITION AND MERGERS

The Company in January 1998 signed a definitive agreement to merge with and into Union Planters Corporation in a stock for stock exchange. The merger is subject to shareholder and regulatory approval and certain contractual closing conditions. Merger related expenses of $1,571,555 were paid or accrued in 1997 and consisted of fees for investment bankers, attorneys, accountants and other related charges.

In January of 1997, the Company through its wholly owned subsidiary Gulf Southwest Nevada Bancorp, Inc., acquired 80% of the common stock of Funds Management Group, Inc. for $75,000. Subsequent to the acquisition, 100% of an issue of callable preferred stock was acquired for $75,000. The excess of cost of the acquired Company over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed of $115,790, was recorded as excess of cost over the net equity in net assets acquired and is being amortized over 15 years. The acquisition was accounted for as a purchase transaction. The operations of Funds Management Group, Inc. since January 1, 1997 are included in the accompanying financial statements.

On January 1, 1996, Gulf Southwest Nevada Bancorp, Inc. a wholly owned subsidiary of the Company merged all of its subsidiary Banks into its Merchants Bank subsidiary and the former subsidiary Banks became branches of Merchants Bank. In January of 1996, Merchants Bank purchased the data processing equipment of G.S.W. Data Processing, Inc. and Central Data Processing, Inc. at net book value. The two wholly owned subsidiaries were then liquidated into their parent, Gulf Southwest Nevada Bancorp, Inc.

On May 1, 1995, the Company through its wholly owned subsidiary Gulf Southwest Nevada Bancorp, Inc. acquired all of the outstanding common stock of Texas Gulf Coast Bancorp, Inc. by issuing 696,205 shares (with a fair value of $25.50 per share) of Merchants Bancshares, Inc. (formerly Gulf Southwest Bancorp, Inc.) common stock plus cash of $52,231 for fractional and dissenter shares to effect the merger. The acquisition and merger was accounted for as a purchase transaction. The excess of cost of the acquired Company over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed of $194,650 was recorded as excess of cost over the net equity in net assets acquired and is being amortized over 15 years.

The operations of Texas Gulf Coast Bancorp, Inc. since May 1, 1995 are included in the accompanying financial statements.

NOTE 3 - RESERVE REQUIREMENTS

Cash and due from banks of approximately $16,391,000 and $12,315,000 at December 31, 1997 and 1996, respectively, were maintained to satisfy regulatory reserve and other requirements.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated fair value of available-for-sale and held-to-maturity investment securities were as follows:

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 4 - INVESTMENT SECURITIES (CONTINUED)

AVAILABLE-FOR-SALE INVESTMENT SECURITIES:

December 31, 1997:                                Unrealized Gross
                                Amortized    ---------------------------      Fair
                                  Cost          Gains          Losses         Value
                              ------------   ------------   ------------   ------------
U.S. Treasury and other
   U.S. Government agencies   $103,566,123   $    460,528   $    169,093   $103,857,558
State, county and municipal
   obligations                  19,791,148        420,231          3,601     20,207,778
Other                            6,563,417             --             --      6,563,417
                              ------------   ------------   ------------   ------------

                              $129,920,688   $    880,759   $    172,694   $130,628,753
                              ============   ============   ============   ============

December 31, 1996:                                Unrealized Gross
                                Amortized    ---------------------------      Fair
                                  Cost          Gains          Losses         Value
                              ------------   ------------   ------------   ------------
U.S. Treasury and other
   U.S. Government agencies   $117,936,759   $    652,515   $    529,753   $118,059,521
Other                            5,016,517             --             --      5,016,517
                              ------------   ------------   ------------   ------------

                              $122,953,276   $    652,515   $    529,753   $123,076,038
                              ============   ============   ============   ============

HELD-TO-MATURITY INVESTMENT SECURITIES:

December 31, 1996:                                Unrealized Gross
                                Amortized    ---------------------------      Fair
                                  Cost          Gains          Losses         Value
                              ------------   ------------   ------------   ------------
State, county and municipal
   obligations                $ 20,196,377   $    462,085   $      7,604   $ 20,650,858
                              ============   ============   ============   ============

Cash proceeds from the maturity of held-to-maturity investment securities during 1997, 1996 and 1995 were $2,785,000 $2,525,000 and $19,036,859, respectively.
Cash proceeds from the maturity and sales of available-for-sale investment securities during 1997, 1996 and 1995 were $46,344,430, $60,573,646, and
$19,311,807 respectively. Net gains or losses from the sale of available-for-sale investment securities for 1997, 1996 and 1995 amounted to $14,958 (gross gains of $14,958 and gross losses of $0), $(1,625), (gross gains of $13 and gross losses of $1,638) and $0, respectively. There were no sales of held-to-maturity securities in 1997, 1996, and 1995. During 1995 early redemption of held-to-maturity investment securities resulted in a net loss of $40 (gross gains of $53 and gross losses of $93).

In October of 1997, the subsidiary bank changed the classification of its taxable and non-taxable State, county and municipal investment securities from held-to-maturity to available-for-sale. The amortized cost of these investment securities was $18,403,958 and the unrealized gain was $405,912. This transfer was made to provide management more flexibility in their funds management to maximize investment yields, liquidity and control interest rate risk.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 4 - INVESTMENT SECURITIES (CONTINUED)

The amortized cost and estimated fair value of investment securities at December 31, 1997 by contractual maturity were as follows:

                                                       Available-for Sale
                                                 -------------------------------
                                                  Amortized            Fair
                                                    Cost               Value
                                                 ------------       ------------
Due in one year or less                          $ 36,562,591       $ 36,540,788
Due after one year through
   five years                                      77,183,540         77,699,868
Due after five years through
   ten years                                        7,340,448          7,549,468
Due after ten years                                 8,834,109          8,838,629
                                                 ------------       ------------

Total Investment Securities                      $129,920,688       $130,628,753
                                                 ============       ============


Investment securities with amortized costs of $40,484,033 and $61,273,539 at December 31, 1997 and 1996, were pledged to secure public deposits and for other purposes as required by law.

NOTE 5 - LOANS

The loan portfolio was comprised of the following categories at December 31:

                                                 1997                 1996
                                             -------------        -------------
Commercial and industrial                    $  67,012,667        $  56,934,963
Real estate - construction                      10,354,407           15,920,334
Real estate - other                            205,665,975          156,471,949
Installment loans                               63,640,998           70,117,783
Mortgage loans held for sale                       374,033              212,219
Other loans                                        888,033            1,151,855
                                             -------------        -------------

     Total loans                               347,936,113          300,809,103

Less:
     Unearned income                            (5,369,899)          (6,285,388)
     Allowance for credit
        losses                                  (3,687,351)          (2,712,864)
                                             -------------        -------------

Net Loans                                    $ 338,878,863        $ 291,810,851
                                             =============        =============

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - LOANS (CONTINUED)

Loans on which interest was not being accrued and past due loans (90 days or more) amounted to $1,953,933 and $611,106, respectively at December 31, 1997, compared to $2,129,094 and $952,700, respectively at December 31, 1996.

The allowance for credit losses related to these impaired loans was $255,570 and $217,148 in 1997 and 1996, respectively. Interest income lost on impaired loans and the average balance of impaired loans was as follows for the year ended December 31:


                                              1997         1996         1995
                                           ----------   ----------   ----------
      Interest income that would have
         been recorded                     $  405,054   $  318,314   $  262,583
      Interest income recognized               68,336       43,684       61,858
                                           ----------   ----------   ----------

      Interest income lost                 $  336,718   $  274,630   $  200,725
                                           ==========   ==========   ==========

      Average balance of  impaired loans   $2,291,385   $2,340,463   $2,179,898
                                           ==========   ==========   ==========

Some of the directors and executive officers of the Company and its subsidiaries and their related parties are loan customers at the Company's subsidiary bank. In management's judgment, such borrowings were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others and do not involve other than normal risk of collectibility.

An analysis of loans to these parties, exclusive of loans to such persons that in the aggregate do not exceed $60,000, is as follows:

                                                   1997                1996
                                               ------------        ------------
Balance at beginning of year                   $  8,312,918        $ 11,768,064
New loans                                         5,071,312           4,474,637
Amounts collected                                (4,268,816)         (2,780,363)
Loans to customers no longer
    related parties                                 (97,171)         (5,149,420)
                                               ------------        ------------

Balance at end of year                         $  9,018,243        $  8,312,918
                                               ============        ============

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 5 - LOANS (CONTINUED)

Transactions in the allowance for credit losses were as follows:

                                          1997           1996           1995
                                      -----------    -----------    -----------
Balance at beginning of year          $ 2,712,864    $ 2,410,815    $ 2,062,786
Allowance of acquired banks                    --             --        737,941
Provision charged to expense            1,740,000        940,000        135,000
Loan losses:
    Charge-offs                          (973,368)      (800,245)      (741,898)
    Recoveries                            207,855        162,294        216,986
                                      -----------    -----------    -----------

Net loan losses                          (765,513)      (637,951)      (524,912)
                                      -----------    -----------    -----------

Balance at end of year                $ 3,687,351    $ 2,712,864    $ 2,410,815
                                      ===========    ===========    ===========

NOTE 6 - BANK PREMISES AND EQUIPMENT

Bank premises and equipment were comprised of the following at December 31:

                                            Estimated
                                           Useful Lives       1997             1996
                                           ------------   ------------    ------------
Land                                                      $  3,085,009    $  3,146,964
Bank premises and leasehold improvements   5 to 40 yrs.     13,289,544      12,536,132
Furniture and equipment                    5 to 10 yrs.      7,538,386       7,337,963
Automobiles                                5 yrs.              538,103         478,223
Less - accumulated depreciation
    and amortization                                        (9,717,752)     (8,702,208)
                                                          ------------    ------------

Net balance at end of year                                $ 14,733,290    $ 14,797,074
                                                          ============    ============


Depreciation and amortization charged to operating expense was $1,294,896 in 1997, $1,022,186 in 1996, and $814,045 in 1995.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 7 - INTEREST BEARING DEPOSITS

Interest bearing deposits were comprised of the following categories at December 31:

                                                   1997                 1996
                                               ------------         ------------
Interest bearing demand                        $118,074,553         $104,314,922
Savings                                          53,562,466           53,811,662
Time                                            116,198,489          113,424,591
                                               ------------         ------------
                                                 48,771,921           38,177,227
                                               ------------         ------------
Time over $100,000                             $336,607,429         $309,728,402
                                               ============         ============

NOTE 8 - BORROWINGS

In December of 1997, the subsidiary bank purchased $1,546,900 of stock in the Federal Home Loan Bank and created a credit facility with them to provide for borrowings if needed to fund future loan demand.

At December 31, 1997, the bank had a blanket borrowing capacity of $36,000,000 to be collateralized by their 1 to 4 family mortgage portfolio and up to $50,000,000 of short term borrowings with the delivery of investment securities to collateralize the loan.

The interest rates charged on borrowings vary depending on the collateral given and the term of the loan.

At December 31,1997 the bank had no borrowings under the credit facility.

NOTE 9 - DIVIDENDS FROM SUBSIDIARIES

Dividends paid by the company's subsidiaries are the primary source of funds available to the company for payment of dividends to stockholders and other operating needs. Dividends paid by the company's subsidiary bank are subject to restrictions by certain regulatory agencies.

At December 31, 1997, approximately $33,467,500 of the subsidiary banks' net assets were available for payment of dividends under these restrictions.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 10 - FEDERAL INCOME TAXES

Deferred income taxes result from differences between amounts of assets and liabilities as measured for income tax and financial reporting purposes. The significant components of Federal deferred tax assets and liabilities as of December 31, are as follows:

                                                           1997          1996
                                                        ----------    ----------
Deferred Tax Assets:
     Carrying value of other real estate owned          $   12,600    $   15,900
     Allowance for credit losses                           986,200       394,600
     Accumulated depreciation                               25,100            --
     Loan discount                                          41,200            --
                                                        ----------    ----------
                                                         1,065,100       410,500
                                                        ----------    ----------

Deferred Tax Liabilities:
     Accretion on municipal bonds                           36,300        51,500
     Accumulated depreciation                                   --       206,700
     Unrealized investment securities gains                240,800        41,700
                                                        ----------    ----------
                                                           277,100       299,900
                                                        ----------    ----------

Net Deferred Tax                                        $  788,000    $  110,600
                                                        ==========    ==========

The consolidated provision for income taxes for the years ended December 31, consists of the following:

                                      1997              1996             1995
                                  -----------       -----------      -----------
Currently payable                 $ 3,713,100       $ 2,334,800      $ 1,556,600

Deferred                             (876,500)          299,300          776,100
                                  -----------       -----------      -----------

                                  $ 2,836,600       $ 2,634,100      $ 2,332,700
                                  ===========       ===========      ===========

The income tax expense applicable to securities gains and losses for the years 1997, 1996 and 1995 was $5,056, $(553) and $(12), respectively.

The difference between the effective tax rate on consolidated income before income taxes and the statutory rate is attributed to the following:

                                            1997          1996          1995
                                        -----------   -----------   -----------
Federal income tax provision at
      statutory rate                    $ 3,136,200   $ 3,066,500   $ 2,801,400
Tax exempt income                          (295,700)     (334,600)     (257,800)
Nondeductible (deductible) expense           (3,900)       20,900      (115,100)
Tax benefits and tax rate differences            --      (118,700)      (95,800)
                                        -----------   -----------   -----------

                                        $ 2,836,600   $ 2,634,100   $ 2,332,700
                                        ===========   ===========   ===========

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 10 - FEDERAL INCOME TAXES (CONTINUED)

Deferred income taxes result from temporary differences between the carrying value of assets and liabilities for financial reporting and tax reporting purposes. The sources and related tax effects of these differences are as follows:


Tax effect of temporary differences:           1997         1996         1995
                                            ---------    ---------    ---------
Other real estate owned                     $   3,300    $ 196,100    $  73,900
Allowance for credit losses                  (591,600)    (128,400)     (24,800)
Accumulated depreciation                     (231,800)     (79,200)      36,500
Accretion on municipal bonds                  (15,200)       9,100       (9,500)
Loan discount                                 (41,200)          --           --
Use of net operating loss                          --           --      282,900
Use of alternative minimum tax credit              --      301,700      321,300
Use of investment tax credit                       --           --       95,800
                                            ---------    ---------    ---------

                                            $(876,500)   $ 299,300    $ 776,100
                                            =========    =========    =========

NOTE 11 - COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company's subsidiary bank is a party to financial instruments with off balance sheet risk to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheet.

The Company's subsidiary bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Collateral is required to support the off-balance sheet instruments when it is deemed necessary. Collateral held varies, but may include: deposits held in financial institutions, accounts receivable, inventory and property, plant and equipment.

Financial instruments whose contract amounts represent potential credit risk are as follows at December 31:

                                                         1997            1996
                                                     -----------     -----------
Commitments to extend credit                         $62,340,715     $50,461,880
Standby and commercial letters of credit             $ 1,451,419     $ 1,061,723
Letters of guaranty                                  $   127,500     $   159,579

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 11 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

The Company and subsidiaries have non-cancelable operating leases covering certain equipment and buildings. The following is a schedule of future minimum lease payments as of December 31, 1997:

    Year Ending December 31,                   Buildings          Equipment
    ------------------------                  ----------         ----------
            1998                              $  389,577         $  142,616
            1999                                 324,262             91,731
            2000                                 323,430                 --
            2001                                 323,430                 --
            2002                                 323,430                 --
            2003 and after                     1,778,861                 --
                                              ----------         ----------
                                              $3,462,990         $  234,347
                                              ==========         ==========

Rent expense incurred under operating leases amounted to $510,758, $591,596 and $519,882 for the years ended December 31, 1997, 1996 and 1995, respectively.

Various lawsuits are pending against the Company's subsidiary bank. Management, after reviewing these suits with legal counsel, considers that the aggregate liability, if any, would not have a material adverse effect on the Company's financial position.

NOTE 12 - STOCK BASED INCENTIVE PLAN

In May of 1997, the Company adopted the 1997 Flexible Incentive Plan. Participation in the Plan is confined to employees of the Company, or one or more of its subsidiaries, and such consultants and non-employee directors as may be designated by the Board of Directors.

The aggregate number of shares of Common Stock which may be issued under the Plan shall not exceed 200,000 shares. The maximum number of shares with respect to which stock options or stock appreciation rights may be granted in any fiscal year to any Named Executive Officer under the Plan shall not exceed 50,000 shares. Shares issued under the plan may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company.

The plan provides for the grant of any or all of the following types of awards:
(1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights, either in tandem with stock options or freestanding; (3) restricted stock awards; (4) performance shares; (5) performance units; (6) dividend equivalent rights; and (7) other stock based awards.

The Board of Directors will, with regard to each stock option determine the number of shares subject to the option, term of the option (which, for incentive stock options, shall not exceed ten years (five years in the case of an employee owning over 10% of the Common Stock)) the exercise price per share of stock subject to the option (which, for incentive stock options, must be not less than the fair market value of the Common Stock at the time of grant (110% of fair market value in the case of an employee owning more than 10% of the Common Stock)) the vesting schedule (if any) and the other material terms of the option.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 12 - STOCK BASED INCENTIVE PLAN (CONTINUED)

The purchase price on any shares of Common Stock purchased pursuant to the exercise of an award granted under the Plan shall be payable in full on the exercise date in cash, by surrender to the Company of shares of Common Stock of the Company registered in the name of the participant, by delivery to the Company of such other lawful consideration as the Board of Directors may determine, or by a combination of the foregoing. Any such shares so surrendered shall be deemed to have a value per share equal to the fair market value of a share of Common Stock on such date.

FASB Statement No. 123 establishes accounting and reporting standards for stock-based incentive plans, and allows two alternative methods for accounting for employee incentives: (a) the fair-value-based method, or (b) the intrinsic-value-based method, on which Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" was based.

The Company will account for its employee stock-based compensation plans under the intrinsic-value-method. Under this method no compensation expense is recognized at date of grant because the exercise price of the stock option equals the fair market value of the underlying stock.

No awards were granted under the 1997 Flexible Incentive Plan in 1997.

NOTE 13 - EMPLOYEE BENEFIT PLANS

The Company has a noncontributory defined benefit pension plan covering substantially all full time employees. Benefits are based on an employee's years of service and compensation. The Company makes contributions to the plan annually based upon actuarial valuations. The plan assets are managed and invested by a corporate trustee. The plan assets are invested in several equity, bond and common trust investment funds managed by the trustee.

The Company's pension plan was adopted on September 1, 1994. The Texas Gulf Coast Bancorp, Inc. noncontributory defined benefit pension plan was merged with the Company's pension plan on December 31, 1995.

Unrecognized prior service cost of the Company's pension plan is being amortized on a straight line basis over fifteen years.

Net periodic pension cost for the pension plan was as follows for December 31:

                                                         1997         1996         1995
                                                      ---------    ---------    ---------
      Service cost-benefit earned during the year     $ 447,280    $ 384,439    $ 400,863
      Interest cost on projected benefit obligation     204,480      143,107      189,701
      Actual (gain) on plan assets                     (229,968)    (135,776)    (148,629)
      Net amortization and deferrals                     (6,738)      10,974        9,127
                                                      ---------    ---------    ---------

      Net pension cost                                $ 415,054    $ 402,744    $ 451,062
                                                      =========    =========    =========

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 13 - EMPLOYEE BENEFIT PLANS (CONTINUED)

Significant assumptions used in determining pension cost for the Company are as follows:

                                                          1997     1996    1995
                                                          ----     ----    ----
      Discount rate                                        7.0%     7.5%    7.0%
      Expected rate of increase in compensation            3.0%     3.0%    4.0%
      Expected long-term rate of return on plan assets     8.0%     8.0%    8.0%

Funded status of the pension plan at December 31, is as follows:

                                                   1997              1996
                                               -----------       -----------
      Project benefit obligation               $(2,997,409)      $(2,735,566)
      Plan assets at fair value                  2,893,715         2,632,427
                                               -----------       -----------
      Plan assets (less than) projected
          benefit obligation                      (103,694)         (103,139)
      Unrecognized net (gains) loss               (799,644)         (680,710)
      Unrecognized net (assets) obligation
          being amortized over 15 years           (208,398)         (237,143)
      Unrecognized prior service cost              552,936           602,086
                                               -----------       -----------

      (Accrued) prepaid pension cost           $  (558,800)      $  (418,906)
                                               ===========       ===========

The Company has a qualified employee benefit plan under section 401(k) of the Internal Revenue Code. Employees can contribute up to 15% of their compensation to the plan on a pretax basis subject to regulatory limits and the Company at its discretion can match up to 100 percent of 6 percent of the participant's compensation. The administrative cost of the plan is paid by the Company at no cost to the participants.

NOTE 14 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

Cash and cash equivalents - - For cash and due from banks, time deposits in financial institutions and federal funds sold, the carrying amount is a reasonable estimate of fair value.

Investment securities - - Investment securities fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. See Note One for valuation methodologies used for investment securities.

Loans - - The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 14 - ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Deposits - - The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

Commitments to extend credit and standby letters of credit - - The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. For fixed-rate commitments, fair value also considers the difference between current levels of interest rates and committed rates. The fair value of letters of credit is based on fees currently charged for similar letters of credit.

The estimated fair values of the Company's financial instruments are as follows:

                                        December 31, 1997             December 31, 1996
                                  ---------------------------   ---------------------------
                                    Carrying        Fair          Carrying         Fair
                                     Amount         Value          Amount          Value
                                  ------------   ------------   ------------   ------------
Assets:
    Cash and cash equivalents     $ 53,613,149   $ 53,613,149   $ 37,447,740   $ 37,447,740
    Investment securities         $130,628,753   $130,628,753   $143,272,415   $143,726,896
    Loans, net                    $338,878,863   $337,276,217   $291,810,851   $290,970,172

Liabilities:
    Deposits                      $484,356,585   $484,418,265   $439,042,612   $439,187,121

Off -balance sheet instruments:
    Letters of credit fees        $         --   $     17,585   $         --   $      6,565


NOTE 15 - CAPITAL ADEQUACY

The Company and its subsidiary bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements.

Under the risk-based capital guidelines, different categories of assets are assigned different risk weights, based upon the perceived credit risk of the asset. These risk weights are multiplied by corresponding asset balances and certain off-balance sheet items to determine a "risk weighted" asset base.

These quantitative measures require that banking organizations achieve minimum ratios of total capital to risk weighted assets of 8.0%, (of which at least 4.0% should be in the form of Tier 1 capital). Total capital is defined as the sum of Tier 1 and Tier 2 capital elements with Tier 2 being limited to 100 percent of Tier 1. For bank holding companies, Tier 1 capital includes with certain restrictions, common stockholders' equity, perpetual preferred stock and minority interest in

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 15 - CAPITAL ADEQUACY (CONTINUED)

consolidated subsidiaries. Tier 2 capital includes, with certain restrictions, certain forms of perpetual preferred stock, maturing capital instruments and the allowance for possible credit losses.

In addition to the risked-based capital guidelines, regulatory authorities have adopted the use of a leverage ratio as an additional tool to evaluate the capital adequacy of banks and bank holding companies. The leverage ratio is defined to be a company's "Tier 1" capital divided by its adjusted average total assets. The leverage ratio adopted by the federal banking agencies requires a ratio of 3.0% "Tier 1" capital to adjusted average total assets for banks with a CAMEL rating of 1 or for bank holding companies with a BOPEC rating of 1. All other institutions will be expected to maintain a leverage ratio of 4.0% to 5.0%.

The following table summarizes the Company's Tier 1, Total Capital and leverage ratio as of December 31:

                                               1997                         1996
                                     -------------------------    -------------------------
                                       Amount         Ratio         Amount         Ratio
                                     -----------   -----------    -----------   -----------
Tier 1 Capital                       $56,452,111         15.76%   $52,298,251         16.70%
Tier 1 Capital Minimum Requirement    14,330,964          4.00%    12,530,072          4.00%
                                     -----------   -----------    -----------   -----------
Excess Tier 1 Capital                $42,121,147         11.76%   $39,768,179         12.70%
                                     ===========   ===========    ===========   ===========

Total Capital                        $60,139,462         16.79%   $55,011,115         17.56%
Total Capital Minimum Requirement     28,661,928          8.00%    25,060,144          8.00%
                                     -----------   -----------    -----------   -----------
Excess Total Capital                 $31,477,534          8.79%   $29,950,971          9.56%
                                     ===========   ===========    ===========   ===========

Tier 1 Capital - Leverage Ratio      $56,452,111         10.82%   $52,298,251         10.76%
Tier 1 Capital Requirement            15,651,625          3.00%    14,588,204          3.00%
                                     -----------   -----------    -----------   -----------
Excess Tier 1 Capital                $40,800,486          7.82%   $37,710,047          7.76%
                                     ===========   ===========    ===========   ===========

The following table summarized the Company's subsidiary bank's Tier 1, Total Capital and leverage ratio as of December 31:

                                               1997                         1996
                                     -------------------------    -------------------------
                                       Amount         Ratio         Amount         Ratio
                                     -----------   -----------    -----------   -----------
Tier 1 Capital                       $53,410,674         14.92%   $48,789,800         15.62%
Tier 1 Capital Minimum Requirement    14,314,700          4.00%    12,490,826          4.00%
                                     -----------   -----------    -----------   -----------
Excess Tier 1 Capital                $39,095,974         10.92%   $36,298,974         11.62%
                                     ===========   ===========    ===========   ===========

Total Capital                        $57,098,025         15.96%   $51,502,664         16.49%
Total Capital Minimum Requirement     28,629,400          8.00%    24,981,652          8.00%
                                     -----------   -----------    -----------   -----------
Excess Total Capital                 $28,468,625          7.96%   $26,521,012          8.49%
                                     ===========   ===========    ===========   ===========

Tier 1 Capital - Leverage Ratio      $53,410,674         10.28%   $48,789,800         10.10%
Tier 1 Capital Requirement            15,585,180          3.00%    14,496,664          3.00%
                                     -----------   -----------    -----------   -----------
Excess Tier 1 Capital                $37,825,494          7.28%   $34,293,136          7.10%
                                     ===========   ===========    ===========   ===========

                   MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                                       AND
                MERCHANTS BANCSHARES, INC. (PARENT COMPANY ONLY)

                          NOTES TO FINANCIAL STATEMENTS


NOTE 15 - CAPITAL ADEQUACY (CONTINUED)

As of December 31, 1997 and 1996 the most recent notification from the Federal Reserve Bank of Dallas, as to the Company and the Texas Department of Banking, as to the Company's subsidiary bank categorized each of them as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since notification that management believes have changed these categories.

NOTE 16 - OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, are as follows:

                                               1997         1996         1995
                                            ----------   ----------   ----------
Stationery, supplies and printing           $  658,186   $  785,927   $  357,924
Legal, accounting and professional             832,712      702,733      542,437
Data processing                                172,149      157,701      729,121
Advertising                                    365,308      428,284      297,435
Insurance                                      175,390      113,233      418,856
Postage and freight                            385,761      373,307      420,876
Other                                        2,669,490    2,438,503    2,014,072
                                            ----------   ----------   ----------

                                            $5,258,996   $4,999,688   $4,780,721
                                            ==========   ==========   ==========

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not Applicable.


PART III.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The following lists the executive officers and directors of the Company. Information regarding such persons, their ages, their present positions held with the Company and Merchants Bank, and their principal occupations for the last five years are as follows:

                           POSITIONS OF EXECUTIVE OFFICERS WITH
          NAME             THE COMPANY AND MERCHANTS BANK               AGE
          ----             ------------------------------               ---
     J. W. Lander, Jr.     Chairman of the Board, Director               72
                           and Chief Executive Officer of
                           the Company; Chairman of the Board
                           and Chief Executive Officer of
                           Merchants Bank

     J. W. Lander, III     President, Treasurer, Director and Chief      46
                           Operating Officer of the Company;
                           Senior Vice President of Merchants Bank

     Norman H. Bird        Vice President, Director and Secretary of     53
                           the Company; Executive Vice President
                           of Merchants Bank

     Donald R. Harding     Director of the Company;                      57
                           President of Merchants Bank


J. W. Lander, Jr., is Chairman of the Board of the Company and has served in this capacity since May 1988. He was President of the Company from July 1982 to April 1988. Mr. Lander is also Chairman of the Board and a director of Merchants Bank. He is President and a director of Nevada Bancorp, positions he has held since April 1994. In addition, he is a director of Stewart & Stevenson, Inc., a manufacturer of heavy equipment. He has been a director of the Company since 1982. J. W. Lander, Jr., is the father of J. W. Lander, III.

J. W. Lander, III, is President, Treasurer and Assistant Secretary of the Company and has served in these capacities since May 1988. Mr. Lander is also Senior Vice President and a director of Merchants Bank. He is Treasurer and a director of Nevada Bancorp, positions he has held since April 1994. He has been a director of the Company since 1983. J. W. Lander, III is the son of J. W. Lander, Jr.

Norman H. Bird, is Vice President and Secretary of the Company and has held these offices since May 1988. Mr. Bird is also Executive Vice President of Merchants Bank, an office he has held since April 1985, and has served as a director of Merchants Bank since April 1985. He is Secretary of Nevada Bancorp, an office he has held since April 1994. He has been a director of the Company since October 1989.

Donald R. Harding, is President and a director of Merchants Bank and has served in these capacities since March 1982. He has been a director of the Company since 1982.

Each director/officer of the Company holds office until his successor is duly elected and qualifies unless such director/officer sooner resigns or is removed from office. Directors of the Company receive a fee of $500 for each directors meeting attended.

                              BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Merchants Bancshares' directors and executive officers, and persons who beneficially own more than ten percent of the Common Stock, to file reports of beneficial ownership of Common Stock and changes in beneficial ownership on Forms 3, 4 and 5 (collectively, "SEC Forms") with the Securities and Exchange Commission ("SEC"). Directors, executive officers and ten percent beneficial owners are required under regulations promulgated by the SEC to furnish Merchants Bancshares with copies of all SEC Forms which they file.

Based solely on information provided to Merchants Bancshares by its directors, executive officers and ten percent beneficial owners, Merchants Bancshares believes that its directors, executive officers and ten percent beneficial owners have complied with all filing requirements applicable to them with respect to acquisitions and dispositions of shares of Merchants Common Stock occurring during 1997.

ITEM 11. EXECUTIVE COMPENSATION

The officers and directors of the Company are compensated by Merchants Bank for services performed by them on behalf of Merchants Bank. The following table sets forth the summary compensation of the Chairman (and CEO) and the four other most highly compensated executive officers of the Company and its subsidiaries for the three years ended December 31, 1997 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL                                           OTHER ANNUAL       ALL OTHER
     POSITION              YEAR      SALARY      BONUS      COMPENSATION(1)  COMPENSATION(4)
------------------         ----     --------    --------    ---------------  ---------------
J. W. Lander, Jr.
   Director and
   Chairman of the
   Board of the
   Company; Chairman       1997     $220,150    $ 25,000      $ 25,350(2)      $  2,375
   of the Board of         1996      220,150           0        20,650(2)         2,477
   Merchants Bank          1995      180,953           0        14,925(2)         2,240

J. W. Lander, III
   Director, President,
   Treasurer and Asst.
   Secretary of the
   Company; Senior         1997     $ 95,000    $ 25,000      $ 25,550(2)      $  1,800
   Vice President-         1996       95,000      25,000        17,025(2)         1,800
   Merchants Bank          1995       84,975       8,498        14,270(2)         1,416

Donald R. Harding
   Director of the         1997     $100,000    $ 25,000      $  6,500(3)      $  1,458
   Company; President -    1996      100,000      25,000         5,200(3)         1,708
   Merchants Bank          1995       86,880       8,688         4,800(3)         1,426

Norman H. Bird
   Director, Vice
   President and
   Secretary of the
   Company; Executive      1997     $ 98,400    $ 20,000      $  6,500(3)      $  1,776
   Vice President -        1996       98,400      18,000         5,200(3)         1,746
   Merchants Bank          1995       85,300       7,725         4,400(3)         1,367

Richard Chafey
   Sr. Vice President      1997     $100,000    $ 20,000      $      0         $  1,104
   Merchants Bank          1996      100,000      17,800             0                0

----------

(1) The aggregate amount of perquisites and other benefits is excluded since such compensation is less than the lesser of either $50,000 or 10 percent of the total annual salary and bonus reported for the named executive officer.

(2) Includes fees paid in his capacity as a director of Merchants Bank, Gulf Southwest Nevada Bancorp, and a member of the Development Boards of Merchants Bank - League City, Texas City, Pearland, LaMarque and Dickinson.

(3)  Includes fees paid in his capacity as a director of Merchants Bank.

(4) Amounts of all other compensation are amounts contributed by the Subsidiary Bank for fiscal year 1995, 1996 and 1997 under the Company's Employee Savings Plan.

                                  PENSION PLAN

The following table shows the approximate annual retirement benefits under the Merchants Bancshares Pension Plan (before the reduction made for social security benefits) to eligible employees in specified compensation and years of service categories, assuming retirement occurs at age 65 and that benefits are payable only during the employee's lifetime.

                               PENSION PLAN TABLE

                                                  YEARS OF SERVICE
                            -------------------------------------------------------------
         REMUNERATION           15           20           25            30           35
         ------------       -------------------------------------------------------------
          $  125,000        $ 21,349     $  28,465    $  35,531    $  42,697    $  49,814
             150,000          25,619        34,158       42,648       51,232       59,777
             175,000          29,889        39,851       49,765       59,767       69,740
             200,000          34,159        45,544       56,882       68,302       79,703
             225,000          38,429        51,237       63,999       76,837       89,666
             250,000          42,699        56,930       71,116       85,372       99,629
             275,000          46,969        62,623       78,233       93,907      109,592

The compensation used in computing average monthly compensation is the total of all amounts paid by the Company as shown on the employee's Form W-2, plus amounts electively deferred by the employee under the 401k Plan. Credited years of service for the Named Executive Officers as of December 31, 1997 are as follows: Mr. Bird, 12 years; Mr. Chafey, 2 years; Mr. Harding, 21 years; Mr. Lander, Jr., 34 years; and Mr. Lander, III, 15 years.


                            COMPENSATION OF DIRECTORS

The members of the Board of Directors of Merchants Bancshares receive a directors fee of $500 for each board meeting attended.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with J. W. Lander, Jr.,
J. W. Lander, III, Donald R. Harding and Norman H. Bird (the "Executives"). The employment agreements are for the period from September 26, 1997 to the date that is the second anniversary of a Change in Control (as defined in the employment agreements) (the first anniversary in the case of Mr. Lander, Jr.), with automatic extensions for an additional one-year period on each anniversary of the Change in Control unless at least 90 days prior to such anniversary date the Company or the Executive gives notice that it or he does not wish to have the term extended. The employment agreements also provide for annual incentive compensation pursuant to an incentive compensation plan adopted annually by the Board of Directors of the Subsidiary Bank. The bonus amounts payable pursuant to such plan are based on the achievement of (i) a specific earnings goal by the Subsidiary Bank set by the Board of Directors of the Subsidiary Bank, and (ii) certain other individual goals related to such Executive's job responsibilities. Upon the termination of an Executive's employment without cause, such Executive will be entitled to receive, among other things, his base salary and incentive compensation through the stated term of the employment agreement.

     The employment agreements provide that, in the event of a change in control, if, within two years after the change in control, an Executive terminates his employment because of certain specified changes in his employment situation or if he is terminated without cause, he will be entitled to receive (in addition to salary and incentive compensation earned prior to termination) a single lump sum payment in an amount equal to (i) two times his annual base salary, incentive compensation and value of the annual fringe benefits for the year immediately preceding the year in which his employment terminates, plus
(ii) the value of the portion of his benefits under any savings, pension, profit sharing or deferred compensation plans that are forfeited under those plans by reason of the termination of employment. The Executive also would receive a gross-up payment for any excise tax payable under
Section 4999 of the Internal Revenue Code.

     In addition, pursuant to the terms of his employment agreement, upon consummation of a change in control, J. W. Lander, III will receive a payment of $400,000 for his agreement not to compete with the Company (or its successor) during his continued employment and for a period of three years after his termination of employment.

     On October 10, 1997, the Company entered into indemnification agreements with the Executives which provide that the Company will indemnify the Executive against judgments, penalties, fines, settlements and reasonable expenses actually incurred if he is or is threatened to be named in an action, suit or proceeding because he is or was a director, officer, employee or agent of the Company or was serving at the request of the Company in such a capacity for another entity. To be entitled to indemnification, the Executive must have acted in good faith and in the reasonable belief that his conduct was in the best interests of the Company and, in the case of a criminal proceeding, must have had no reasonable cause to believe that his conduct was unlawful. Indemnification will be limited to reasonable expenses actually incurred in respect of a proceeding in which the Executive is found liable on the basis that he improperly received a personal benefit or in which he is found liable to the Company.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No person who served as a member of the Compensation Committee of Merchants Bank during 1997 (i) was an officer or employee of the Company or any of its subsidiaries during such year, (ii) was formerly an officer of the Company or any of its subsidiaries, or (iii) was a party to any material transaction set forth under "Certain Relationships and Related Transactions."

No executive officer of the Company served as a member of the compensation or similar committee or board of directors of any other entity one of whose executive officers served on the Compensation Committee of Merchants Bank or the Board or the Company.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 1, 1998, 1,951,839 shares of Merchants Common Stock were outstanding, each of which is entitled to one vote.

The following table sets forth information regarding the beneficial ownership of the Merchants Common Stock on March 1, 1998, by each current director, each Named Executive Officer, each beneficial owner of more than five percent (5%) of the Merchants Common Stock and all directors and executive officers as a group.

                                        AMOUNT AND NATURE             PERCENT
NAME AND ADDRESSES                 BENEFICIAL AND OWNERSHIP(1)      COMMON STOCK
------------------                 ---------------------------      ------------
Norman H. Bird                                 820                        *
Donald R. Harding                            4,379(2)                     *
JWL/GSW, Ltd.                              400,000(3)                   20.5%
J. W. Lander, Jr.                          400,000(3)
J. W. Lander, III                            8,500                        *
Vanco Trusts (4)                           453,995                      23.3%
All directors and officers as
   a group (4 persons)                     413,699                      21.2%

*    Less than one (1) percent.

--------------------

(1) Unless otherwise indicated, each person has sole voting and investment power over the shares listed.

(2) Shares are owned jointly by Mr. Harding and his wife. Mr. Harding has sole voting and investment power over the shares.

(3) JWL/GSW, Ltd. is a family limited partnership, for which Mr. Lander, Jr. and Mr. Lander, III are general partners with voting and investment power over the shares listed. Approximately 98% of JWL/GSW, Ltd. is owned by the Lander Children's Trust for which Mr. Lander, III is Trustee. The address for Messrs. Lander, Jr. and Lander, III and JWL/GSW, Ltd. is 5005 Woodway, Suite 300, Houston, Texas 77056.

(4)  P.O. Box 1239, McAllen, Texas 78502


ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Some of the officers and directors of Merchants Bancshares and their affiliates are customers of Merchants Bank. Such directors, officers and affiliates have had transactions in the ordinary course of business with Merchants Bank, including borrowings, all of which were on substantially the same terms and conditions, including interest rates and collateral, as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or features unfavorable to Merchants Bank. Merchants Bancshares expects that its directors and officers and their affiliates will continue to enter into such transactions on similar terms and conditions in the future.

PART IV.

ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K

(a)    LIST OF DOCUMENTS FILED AS PART OF THIS REPORT

       (1) Financial Statements See index to financial statements at Item 8 of this report.

       (2)  Exhibits

(b)    REPORTS ON FORM 8-K.

       In January 1998, a Form 8-K was filed with the Securities and Exchange Commission to report that on January 16, 1998, the Company entered into an Agreement and Plan of Merger to be acquired by Union Planters Corporation ("UPC"), a publicly traded bank holding company based in Memphis, Tennessee, in a tax-free reorganization to be accounted for as a pooling of interests. Pursuant to the merger agreement, UPC will exchange one (1) share of its common stock for each outstanding common share of the Company. The merger is subject to satisfaction of certain contractual conditions to closing, regulatory and shareholder approvals, and is expected to be consummated in the second quarter of 1998. For additional information, see "Item 1. Pending Merger."

                                                                                    (IF APPLICABLE)
                                                                            INCORPORATED BY REFERENCE FROM
                                                               ---------------------------------------------------------
(c)    EXHIBIT NUMBER AND DESCRIPTION                          FORM              DATE         FILE NO.          EXHIBIT
       ------------------------------                          ----              ----         --------          -------
  (2)  Plan of acquisition, reorganization, arrangement,
       liquidation or succession

       2.1    Agreement and Plan of Merger                      8K             01/16/98       0-11033             2.1

  (3)  Articles of Incorporation and Bylaws

       3.1    Articles of Incorporation, together with
              amendments thereto                                8-K            07/19/96       0-11033             3.1

       3.2    Bylaws of the Registrant                          8-K            07/19/96       0-11033             3.2

  (4) Instruments defining rights of security holders, including indentures

       4.1    Form of specimen certificate representing the
              Common Stock, par value $1.00 per share of
              the Registrant                                    S-4            07/06/90       33-35767            4.1

  (10) Material contracts

       10.3   Merchants Bancshares, Inc.
              401 (k) Plan                                      10-K           12/31/89       0-11033            10.3

       10.4   Merchants Bancshares, Inc.
              Defined Benefit Pension Plan                      10-K           12/31/94       0-11033            10.4

                                                                                    (IF APPLICABLE)
                                                                            INCORPORATED BY REFERENCE FROM
                                                               ---------------------------------------------------------
       EXHIBIT NUMBER AND DESCRIPTION                          FORM              DATE         FILE NO.          EXHIBIT
       ------------------------------                          ----              ----         --------          -------
       10.5   Merchants Bancshares, Inc.
              Flexible Incentive Plan                           10-K           12/31/96       0-11033           10.5

       10.6   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and J. W. Lander Jr.                   N/A            N/A            N/A               N/A

       10.7   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and J. W. Lander, III                  N/A            N/A            N/A               N/A

       10.8   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and Donald R. Harding                  N/A            N/A            N/A               N/A

       10.9   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and Norman H. Bird                     N/A            N/A            N/A               N/A

       10.10  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and J. W. Lander, Jr.                  N/A            N/A            N/A               N/A

       10.11  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and J. W. Lander, III                  N/A            N/A            N/A               N/A

       10.12  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and Donald R. Harding                  N/A            N/A            N/A               N/A

       10.13  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and Norman H. Bird                     N/A            N/A            N/A               N/A

(21)   Subsidiary of the Registrant

       21.1   List of subsidiaries                              N/A            N/A            N/A               N/A

(27)   Financial Data Schedule

       27.1   Financial Data Schedule                           N/A            N/A            N/A               N/A

Pursuant to the requirements of Section 13 or 15 (d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       MERCHANTS BANCSHARES, INC.


                                       BY:  /s/ J. W. Lander, Jr.
                                            -----------------------------------
                                            J. W. Lander, Jr.
                                            Chief Executive Officer

                                            Date:


     Pursuant to the requirement of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

       Signature                        Title                     Date
       ---------                        -----                     ----
/s/ Norman H. Bird                      Director, Secretary,
-------------------------------         and Vice President        March 10, 1998
Norman H. Bird



/s/ Donald Harding                      Director                  March 10, 1998
-------------------------------
Donald Harding

                                        Director, Chairman,
/s/ J. W. Lander, Jr.                   and Chief Executive       March 10, 1998
-------------------------------         Officer
J. W. Lander, Jr.


                                        Director, President and
/s/ J. W. Lander, III                   Principal Financial and   March 10, 1998
-------------------------------         Accounting Officer
J. W. Lander, III

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                   EXHIBITS TO

                                    FORM 10-K



                ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF


                       THE SECURITIES EXCHANGE ACT OF 1934




                   FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997

                         COMMISSION FILE NUMBER 0-11033





                           MERCHANTS BANCSHARES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                INDEX TO EXHIBITS

                                                                                    (IF APPLICABLE)
                                                                            INCORPORATED BY REFERENCE FROM
                                                               ---------------------------------------------------------
EXHIBIT NUMBER AND DESCRIPTION                                 FORM              DATE         FILE NO.          EXHIBIT
------------------------------                                 ----              ----         --------          -------
  (2)  Plan of acquisition, reorganization, arrangement,
       liquidation or succession

       2.1    Agreement and Plan of Merger                      8K             01/16/98       0-11033             2.1

  (3)  Articles of Incorporation and Bylaws

       3.1    Articles of Incorporation, together with
              amendments thereto                                8-K            07/19/96       0-11033             3.1

       3.2    Bylaws of the Registrant                          8-K            07/19/96       0-11033             3.2

  (4) Instruments defining rights of security holders, including indentures

       4.1    Form of specimen certificate representing the
              Common Stock, par value $1.00 per share of
              the Registrant                                    S-4            07/06/90       33-35767            4.1

  (10) Material contracts

       10.3   Merchants Bancshares, Inc.
              401 (k) Plan                                      10-K           12/31/89       0-11033            10.3

       10.4   Merchants Bancshares, Inc.
              Defined Benefit Pension Plan                      10-K           12/31/94       0-11033            10.4

       10.5   Merchants Bancshares, Inc.
              Flexible Incentive Plan                           10-K           12/31/96       0-11033            10.5

       10.6   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and J. W. Lander Jr.                   N/A              N/A            N/A              N/A

       10.7   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and J. W. Lander, III                  N/A              N/A            N/A              N/A

       10.8   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and Donald R. Harding                  N/A              N/A            N/A              N/A

       10.9   Employment Agreement, effective as of
              September 26, 1997 by and between the
              Registrant and Norman H. Bird                     N/A              N/A            N/A              N/A

                                                                                    (IF APPLICABLE)
                                                                            INCORPORATED BY REFERENCE FROM
                                                               ---------------------------------------------------------
EXHIBIT NUMBER AND DESCRIPTION                                 FORM              DATE         FILE NO.          EXHIBIT
------------------------------                                 ----              ----         --------          -------
       10.10  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and J. W. Lander, Jr.                  N/A            N/A            N/A               N/A

       10.11  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and J. W. Lander, III                  N/A            N/A            N/A               N/A

       10.12  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and Donald R. Harding                  N/A            N/A            N/A               N/A

       10.13  Indemnification Agreement, dated as of
              October 10, 1997 by and between the
              Registrant and Norman H. Bird                     N/A            N/A            N/A               N/A

(21)   Subsidiary of the Registrant

       21.1   List of subsidiaries                              N/A            N/A            N/A               N/A

(27)   Financial Data Schedule

       27.1   Financial Data Schedule                           N/A            N/A            N/A               N/A

                                                                      APPENDIX F


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM 10-Q



(Mark One)
     [X] Quarterly Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

          For the quarterly period ended MARCH 31, 1998

                                      OR

     [_] Transition Report Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

          For the transition period from ________ to ________


                        Commission File Number 0-11033


                          MERCHANTS BANCSHARES, INC.
            (Exact name of registrant as specified in its charter)


                 Texas                                 76-0045946
     (State or other jurisdiction of                (I.R.S. Employer
     incorporation or organization)                Identification Number)

         5005 WOODWAY, SUITE 300
             HOUSTON, TEXAS                               77056
  (Address of principal executive offices)              (zip code)

                                (713) 622-0042
             (Registrant's telephone number, including area code)

                                NOT APPLICABLE
             (Former name, former address and former fiscal year,
                         if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                                Yes  [X]    No   [_]

As of May 1, 1998, Registrant had outstanding 1,951,839 shares of its $1.00 par value per share common stock.

                          MERCHANTS BANCSHARES, INC.
                              INDEX TO FORM 10-Q


PART I -  FINANCIAL INFORMATION

Item 1.   Financial Statements

          The March 31,1998 and 1997 financial statements included herein are unaudited; however, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management of the registrant, necessary to a fair statement of the results for the interim periods.

                                                                            PAGE
                                                                             No.

          Consolidated Balance Sheets at March 31, 1998 and
            at December 31,1997.............................................  3

          Consolidated Statements of Income for the Three Months
            Ended March 31, 1998 and 1997...................................  4

          Consolidated Statements of Cash Flows for the Three Months
            Ended March 31, 1998 and 1997...................................  5

          Notes to Interim Consolidated Financial Statements
            for the Period Ended March 31,1998..............................  7

Item 2    MANAGEMENT'S DISCUSSION AND ANALYSIS
            of Financial Condition and Results
            of Operations...................................................  8

ITEM 3    QUANTITATIVE AND QUALITATIVE DISCLOSURES
            About Market Risk............................................... 12


PART II - OTHER INFORMATION

Item 1    Legal Proceedings................................................. 13

ITEM 2    CHANGE IN SECURITIES AND USE OF PROCEEDS.......................... 13

ITEM 3    DEFAULTS UPON SENIOR SECURITIES................................... 13

ITEM 4    SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS............... 13

ITEM 5    OTHER INFORMATION................................................. 13

ITEM 6    EXHIBITS AND REPORTS ON FORM 8-K.................................. 13

PART I.   FINANCIAL INFORMATION

ITEM 1.   FINANCIAL STATEMENTS

                  MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                            (Dollars in thousands)
                                  (Unaudited)

ASSETS
                                              March 31,       December 31,
                                                1998              1997
                                              ---------       ------------

Cash and due from banks                        $ 26,081         $ 37,563
Interest bearing deposits with banks                471                0
Federal funds sold                               40,000           16,050
Investment securities:
 Available-for-Sale                             127,211          130,629
Loans, net of allowance for
 loan losses                                    334,967          338,879
Bank premises and equipment                      14,637           14,733
Accrued interest receivable                       3,592            3,665
Other assets                                      4,660            4,432
                                               --------         --------
  Total Assets                                 $551,619         $545,951
                                               ========         ========


LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
 Non-interest bearing                          $149,380         $147,749
 Interest bearing                               339,239          336,608
                                               --------         --------
                                                488,619          484,357
Accrued interest, taxes and
 other liabilities                                3,742            3,607
                                               --------         --------
 Total Liabilities                              492,361          487,964
                                               --------         --------
Stockholders' Equity:
 Common stock                                     1,978            1,978
 Paid-in capital                                 25,767           25,767
 Retained earnings                               31,308           30,097
 Unrealized securities gains                        527              467
                                               --------         --------
                                                 59,580           58,309
                                               --------         --------
Less cost of stock held in treasury:
 Common Stock                                      (322)            (322)
                                               --------         --------
  Total Stockholders' Equity                     59,258           57,987
                                               --------         --------
   Total Liabilities and
    Stockholders' Equity                       $551,619         $545,951
                                               ========         ========

See Notes to Interim Consolidated Financial Statements.

                  MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                         THREE MONTHS ENDED
                                              MARCH 31,
                                         ------------------
                                           1998      1997
                                           ----      ----
Interest Income:
 Interest and fees on loans              $ 7,999    $ 6,904
 Investment securities:
  Taxable                                  1,641      1,819
  Non-taxable                                208        220
 Time deposits with banks                      1         13
 Federal funds sold                          368        249
                                         -------    -------
  Total Interest Income                   10,217      9,205
                                         -------    -------

Interest Expense:
 Interest bearing deposits                 3,139      2,933
  Total Interest Expense                   3,139      2,933
                                         -------    -------

Net interest income                        7,078      6,272
Provision for possible loan losses           435        435
                                         -------    -------
Net interest income after provision
 for loan losses                           6,643      5,837
                                         -------    -------

Non-Interest Income:
 Service charges and fees                  1,123      1,184
 Other operating income                      324        291
                                         -------    -------

  Total Non-Interest Income                1,447      1,475
                                         -------    -------

Non-Interest Expense:
 Salaries and employee benefits            2,930      2,812
 Furniture, equipment and
  occupancy expense                          972        960
 Other operating expenses                  1,444      1,432
                                         -------    -------

  Total Non-Interest Expense               5,346      5,204
                                         -------    -------

Income before income taxes                 2,744      2,108
Income taxes                                 850        645
                                         -------    -------

Net Income                               $ 1,894    $ 1,463
                                         =======    =======

Per Share:
 Net Income                              $   .97    $   .75
                                         =======    =======
 Dividends - Common Stock                $   .35    $   .25
                                         =======    =======


See Notes to Interim Consolidated Financial Statements.

                  MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in thousands)
                                  (Unaudited)

                                                   THREE MONTHS ENDED
                                                        MARCH 31,
                                                   ------------------
                                                     1998       1997
                                                     ----       ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                        $  1,894    $  1,463

ADJUSTMENTS TO RECONCILE NET INCOME TO
  NET CASH PROVIDED BY OPERATING ACTIVITIES:
   Provision for loan losses                           435         435
   Depreciation and amortization                       352         335
   Discount (accretion) amortized
     to income                                          82         124
   Origination of mortgage loans for sale           (4,209)     (1,455)
   Proceeds from mortgage loans sold                 3,386       1,639
   Provision for losses on real
     estate and other assets                            46           5
   (Increase) decrease in interest
     receivable                                         73         (42)
   (Decrease) increase in accrued
     interest and other liabilities                    134         360
   Other - net                                         (77)        (56)
                                                  --------    --------
     Total Adjustments                                 222       1,345
                                                  --------    --------

NET CASH PROVIDED BY OPERATING
  ACTIVITES                                          2,116       2,808
                                                  --------    --------

 CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from the maturities of held-to-
   maturity investment securities                        0       1,835
  Proceeds from the maturities of available-
   for-sale investment securities                   16,939       9,721
  Purchase of available-for-sale
    investment securities                          (13,513)     (8,218)
  Net decrease (increase) in loans                   3,966     (14,236)
  Purchase of bank premises and equipment             (261)       (369)
  Proceeds from sale of real estate
   and other loan related assets                       235         101
  Other                                               (123)       (421)
                                                  --------    --------

NET CASH USED BY INVESTING ACTIVITIES                7,243     (11,587)
                                                  --------    --------


See Notes to Interim Consolidated Financial Statements.

                  MERCHANTS BANCSHARES, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
                            (Dollars in thousands)
                                  (Unaudited)

                                             THREE MONTHS ENDED
                                                  MARCH 31,
                                             ------------------
                                               1998      1997
                                               ----      ----
 CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in deposits        4,263    10,503
    Dividends paid                              (683)     (489)
                                            --------  --------

NET CASH PROVIDED BY FINANCING
  ACTIVITIES                                   3,580    10,014
                                            --------  --------

NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                        12,939     1,235
CASH AND CASH EQUIVALENTS
  BEGINNING OF PERIOD                         53,613    36,448
                                            --------  --------
CASH AND CASH EQUIVALENTS
  END OF PERIOD                             $ 66,552  $ 37,683
                                            ========  ========

For the three months ended March 31:
  Interest paid                             $  3,141  $  2,898
                                            ========  ========

  Income taxes paid                         $      0  $      0
                                            ========  ========

Non-Cash Transactions:
  Foreclosed properties transferred
   to other real estate and loan
   related assets                           $    477  $    322

  Bank loans for other real estate
   and loan related assets sold             $     46  $    139


See Notes to Interim Consolidated Financial Statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1.   PRESENTATION OF FINANCIAL INFORMATION

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of Management, all adjustments (consisting of normal recurring items) considered necessary for a fair presentation have been included. The Results of Operations for the three months ended March 31, 1998, are not necessarily indicative of results that may be expected for the entire year ending December 31, 1998. For further information, refer to the consolidated financial statements and footnotes thereto included in the annual report on Form 10-K of Merchants Bancshares, Inc. (the "Company"), for the year ended December 31, 1997.


NOTE 2.   EARNINGS PER SHARE

Earnings per share amounts have been computed using the weighted average number of common shares and common share equivalents outstanding during the period. The number of such primary shares were 1,951,839 and 1,954,970 for the periods ended March 31,1998 and 1997, respectively.


NOTE 3.   PENDING MERGER

On January 16, 1998, a Form 8-K was filed with the Securities and Exchange Commission to report that the Company entered into an Agreement and Plan of Merger to be acquired by Union Planters Corporation ("UPC"), a publicly traded bank holding company based in Memphis, Tennessee, in a tax-free reorganization to be accounted for as a pooling of interests. Pursuant to the merger agreement, UPC will exchange one (1) share of its common stock for each outstanding common share of the Company. The merger is subject to satisfaction of certain contractual conditions to closing, is subject to regulatory and shareholder approvals, and is expected to be consummated in the second quarter of 1998.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        ANALYSIS OF STATEMENT OF INCOME


The following analysis discusses material changes in the results of operations for the first quarter of 1998 as compared to the first quarter of 1997. Merchants Bancshares, Inc. recorded earnings of $1,894,000 in the first quarter of 1998. This level of earnings represented a increase of $431,000 from the $1,463,000 earned in the first quarter of 1997.

YEAR 2000 COMPLIANCE

The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000. This could result in a major system failure or miscalculations.

The Company expects its Year 2000 date conversion project to be completed on a timely basis. During the execution of this project the Company will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the Year 2000. The expense of the Year 2000 project as well as the related potential effect on the Company's earnings is not expected to have a material effect on its financial position or results of operations.

NET INTEREST INCOME

Net interest income increased 12.9% in the first quarter of 1998 when compared to the same quarter of 1997. The increase of $806,000 resulted from a $1,012,000 (11.0%) increase in interest income or earning assets, partially offset by an increase of $206,000 (7.0%) in interest expense. Higher loan volume was the principal reason for the increase in interest income.

The Company's subsidiary bank (the "Subsidiary Bank") attempts to adjust the rates paid or earned on interest bearing liabilities and interest earning assets to maintain a consistent net interest margin to the extent possible.

PROVISION FOR POSSIBLE LOAN LOSSES

The $435,000 provision for credit losses for the first quarter of 1998 was the same for the first quarter of 1997. The provision for credit losses for the first quarter of 1998 was offset by $105,000 in net losses charged to the allowance as compared with net losses of $176,000 for the same period in 1997. The ratio of the allowance for credit losses to outstanding loans was 1.19% on March 31, 1998, as compared to .96% on March 31, 1997.

The Subsidiary Bank's policy is to maintain a level in the allowance for possible loan losses that is adequate to cover the loan losses sustained plus provide for any future possible losses on problem loans. The adequacy of the allowance is continually monitored and management considers the current level to be appropriate based on an evaluation of the Subsidiary Bank's loan portfolio. The transactions in the allowance for possible loan losses were as follows:

                                             FOR THE QUARTER
                                             ENDED  MARCH 31,
                                       ----------------------------
                                           1998            1997
                                       ------------    ------------

Loans outstanding at period end        $338,984,000    $308,554,000
                                       ============    ============

Allowance at beginning of period       $  3,687,000    $  2,713,000
                                       ------------    ------------

Provision charged to expense                435,000         435,000
                                       ------------    ------------
Loans charged off:
 Commercial and industrial                  (62,000)        (13,000)
 Real estate                                (13,000)        (20,000)
 Installment                               (202,000)       (167,000)
                                       ------------    ------------
  Total                                    (277,000)       (200,000)
                                       ------------    ------------
Loans recovered:
 Commercial and industrial                  151,000           3,000
 Real estate                                  6,000           3,000
 Installment                                 15,000          18,000
                                       ------------    ------------
  Total                                     172,000          24,000
                                       ------------    ------------
Net Loans recovered (charged off)          (105,000)       (176,000)
                                       ------------    ------------
Allowance at end of period             $  4,017,000     $ 2,972,000
                                       ============    ============

Ratios:
 Allowance as a percent of
  loans outstanding                            1.19%            .96%
                                       ============    ============
 Allowance as a percent of
  nonperforming loans                         181.2%          108.2%
                                       ============    ============

NON-PERFORMING ASSETS

All loans which cause management to have doubt as to the borrower's ability to substantially comply with present loan repayment terms are included in the schedule of non-performing loans.

Non-performing loans consist of loans on which interest is not being accrued and loans which are 90 days or more past due as to principal and/or interest payment and not yet in a non-accruing status. The policy of the Subsidiary Bank is to continue to accrue interest on loans which are 90 days or more past due if periodic payments are being made on the loans. If a loan is classified as past due and payments then resume on the loan, it continues to be classified as past due until all past due amounts are paid.

The following table discloses information regarding non-performing assets for the indicated periods:

                                                 March 31,
                                          -----------------------
                                             1998         1997
                                          ----------   ----------

Non-accrual loans                         $1,684,000   $2,480,000
Past due 90 days or more                     533,000      266,000
                                          ----------   ----------
 Total                                     2,217,000    2,746,000
 Other real estate owned                   1,367,000      930,000
                                          ----------   ----------
 Total non-performing assets              $3,584,000   $3,676,000
                                          ==========   ==========

NON-INTEREST INCOME

The components included in
 non-interest income for the
 indicated periods are as follows:

                                               FOR THE QUARTER
                                               ENDED MARCH 31,
                                          -----------------------
                                             1998         1997
                                          ----------   ----------

Service charges and fees                  $1,123,000   $1,184,000
Other operating income                       324,000      291,000
Securities transactions                            0            0
                                          ----------   ----------
  Total non-interest income               $1,447,000   $1,475,000
                                          ==========   ==========

Noninterest income decreased $28,000 or 1.9% for the first quarter of 1998 compared to the same quarter in 1997. The decrease is primarily due to a reduction in fees charged for non-sufficient funds.

The Subsidiary Bank maintains a policy of constantly monitoring and evaluating service charges and fees to ensure that the fees charged reflect the cost of service provided and remain competitive with other financial institutions located in the Subsidiary Bank's market area.

NON-INTEREST EXPENSE

Non-interest expense increased by 2.7% for the first quarter of 1998 over the first quarter of 1997. The totals were as follows:

                                                 FOR THE QUARTER
                                                 Ended March 31,
                                            --------------------------
                                               1998            1997
                                            ----------       ---------

Salaries and employee benefits              $2,930,000      $2,812,000
Furniture, equipment and occupancy
 expense                                       972,000         960,000
Other operating expenses                     1,444,000       1,432,000
                                            ----------      ----------
 Total non-interest expenses                $5,346,000      $5,204,000
                                            ==========      ==========

Salaries and employee benefits are the most significant operating expenses of the Company. These expenses increased by 4.2% for the first quarter of 1998 as compared to the first quarter of 1997. Other noninterest expenses increased $24,000 or 1.0% for the first quarter ended March 31, 1998 as compared to the same period in 1997.

                           ANALYSIS OF BALANCE SHEET


EARNING ASSETS

When comparing the total of earning assets at March 31, 1998, to the total at December 31, 1997, earning assets increased 3.5%. The increase of $17.1 million was due primarily to an increase of $24 million in federal funds sold and a decrease of $11.5 million in cash which was partially offset by a decrease of $3.9 million and $3.4 million in loans and investment securities, respectively.

Included in the total of earning assets at March 31, 1998 are loans totaling $1.7 million which are on a non-accrual status. This compares to non-accrual loans totaling $2.5 million and $2.0 million at March 31, 1997 and December 31, 1997, respectively.

DEPOSITS

The most important funding source for earning asset growth is deposits. Total deposits increased by .9% from December 31, 1997 to March 31, 1998, compared to an increase of 2.4% from December 31, 1996 to March 31, 1997. Non-interest bearing deposits increased 1.1% from December 31, 1997 to March 31, 1998, while interest-bearing deposits increased .8% for the same period.

CAPITAL

Shareholders' equity increased $1.3 million, or 2.2% for the three months ended March 31, 1998, as compared to an increase of 1.2% for the same period in 1997. The ratio of shareholders' equity to total assets was 10.7% on March 31,1998, as compared to 10.6% on December 31, 1997 and 10.7% on March 31, 1997.

Bank holding companies and their bank subsidiaries are required to maintain certain capital ratios. The Federal Reserve Board's guidelines classify capital into two tiers, referred to as Tier 1 and Tier 2. Tier 1 capital consists of common and qualifying preferred shareholders' equity less goodwill. Tier 2 capital consists of mandatory convertible debt, preferred stock not qualifying as Tier 1, qualifying subordinated debt and the allowance for loan losses up to 1.25% of risk-weighted assets. The minimum ratio for the sum of Tier 1 and Tier 2 to risk weighted assets is 8.0%, at least one-half of which should be in the form of Tier 1 capital. At March 31, 1998, core capital (Tier
1) and total capital (Tier 1 and Tier 2) as a percentage of risk-weighted assets was 16.05% and 17.17%, respectively. The Subsidiary Bank at March 31, 1998 had core capital of 15.41% and total capital of 16.53% as a percentage of risk weighted assets.

In addition to the foregoing ratios, bank holding companies are required to maintain a minimum ratio of core capital to total assets (hereinafter referred to as the "Leverage Ratio") of at least 3.0%. At March 31, 1998, the Company's Leverage Ratio was 10.47%. A similar leverage ratio applicable to the Subsidiary Bank has been adopted by the FDIC. At March 31, 1997, the Subsidiary Bank's ratio was 10.06%.

LIQUIDITY AND CAPITAL COMMITMENTS

Liquidity is the ability of the Company and the Subsidiary Bank to meet their short-term needs for cash arising from demands such as operating expenses, withdrawal of deposits and demand for loans. The liquidity of the Company is primarily provided by dividends from the Subsidiary Bank and interest on time deposits in financial institutions.

The Subsidiary Bank's liquidity is primarily provided by maturing loans, deposits, cash, short-term investments, time deposits in other banks, federal funds sold and profits. With bank regulators critically reviewing liquidity, the Company has adopted a policy of maintaining a minimum liquidity level of 20% as measured by the FDIC formula, at the Subsidiary Bank. As of March 31, 1998, the liquidity level of the Subsidiary Bank was 36.9%.

The Company believes that both it and the Subsidiary Bank have sufficient capital and financial resources to meet its current and anticipated capital commitments.


ITEM 3.   QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

     Not applicable

PART II - OTHER INFORMATION


Item 1.   Legal proceedings.

          Not applicable

Item 2.   Changes in securities.

          Not applicable

Item 3.   Defaults upon senior securities.

          Not applicable

Item 4.   Submission of matters to a vote of security holders.

          Not applicable

Item 5.   Other information.

          Not applicable

Item 6.   Exhibits and reports on Form 8-K.

          (a) Exhibits
              27.1 Financial Data Schedule

          (b) Reports of Form 8-K

              In January, 1998, a Form 8-K was filed with the Securities and Exchange Commission to report that on January 16, 1998, the Company entered into an Agreement and Plan of Merger to be acquired by Union Planters Corporation ("UPC"), a publicly traded bank holding company based in Memphis, Tennessee, in a tax-free reorganization to be accounted for as a pooling of interests. Pursuant to the merger agreement, UPC will exchange one (1) share of its common stock for each outstanding common share of the Company. The merger is subject to satisfaction of certain contractual conditions to closing, is subject to regulatory and shareholder approvals, and is expected to be consummated in the second quarter of 1998.

                               INDEX TO EXHIBITS

                                                                      (IF APPLICABLE)
                                                             INCORPORATED BY REFERENCE FROM
                                                          ------------------------------------
EXHIBIT NUMBER AND DESCRIPTION                            FORM      DATE    FILE NO.   EXHIBIT
------------------------------                            ----      ----    --------   -------
(2)  Plan of acquisition, reorganization, arrangement,
     liquidation or succession

     2.1   Agreement and Plan of Reorganization            8-K    01/16/98   0-11033     2.1

(3)  Articles of Incorporation and Bylaws
     3.1   Articles of Incorporation of the Registrant,
           together with amendments thereto                8-K    07/19/96   0-11033     3.1

     3.2   Bylaws of the Registrant                        8-K    07/19/96   0-11033     3.2

(10) Material contracts

     10.3  Merchants Bancshares, Inc.
           401 (k) Plan                                   10-K    12/31/89   0-11033    10.3

     10.4  Merchants Bancshares, Inc.
           Defined Benefit Pension Plan                   10-K    12/31/94   0-11033    10.4

     10.5  Merchants Bancshares, Inc.
           Flexible Incentive Plan                        10-K    12/31/96   0-11033    10.5

     10.6  Employment Agreement, effective as of
           September 26, 1997 by and between the
           Registrant and J. W. Lander Jr.                10-K    12/31/97   0-11033    10.6

     10.7  Employment Agreement, effective as of
           September 26, 1997 by and between the
           Registrant and J. W. Lander, III               10-K    12/31/97   0-11033    10.7

     10.8  Employment Agreement, effective as of
           September 26, 1997 by and between the
           Registrant and Donald R. Harding               10-K    12/31/97   0-11033    10.8

     10.9  Employment Agreement, effective as of
           September 26, 1997 by and between the
           Registrant and Norman H. Bird                  10-K    12/31/97   0-11033    10.9

     10.10 Indemnification Agreement, dated as of
           October 10, 1997 by and between the
           Registrant and J. W. Lander, Jr.               10-K    12/31/97   0-11033   10.10

     10.11 Indemnification Agreement, dated as of
           October 10, 1997 by and between the
           Registrant and J. W. Lander, III               10-K    12/31/97   0-11033   10.11


                                                                      (IF APPLICABLE)
                                                             INCORPORATED BY REFERENCE FROM
                                                          ------------------------------------
EXHIBIT NUMBER AND DESCRIPTION                            FORM      DATE    FILE NO.   EXHIBIT
------------------------------                            ----      ----    --------   -------
     10.12 Indemnification Agreement, dated as of
           October 10, 1997 by and between the
           Registrant and Donald R. Harding               10-K    12/31/97   0-11033    10.12

     10.13 Indemnification Agreement, dated as of
           October 10, 1997 by and between the
           Registrant and Norman H. Bird                  10-K    12/31/97   0-11033    10.13

(27) Financial Data Schedule

     27.1  Financial Data Schedule                         N/A         N/A       N/A      N/A


                                  SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              MERCHANTS BANCSHARES, INC.



     Date:  May 5, 1998           BY: /s/ J. W. Lander, Jr.
                                      -----------------------------------------
                                      J.W. Lander, Jr., Chairman



     Date:  May 5, 1998           BY: /s/ J. W. Lander, III
                                      -----------------------------------------
                                      J. W. Lander, III, President
                                      (principal financial and chief accounting
                                       officer)

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Restated Charter of the Registrant provides as follows:

         TWELFTH: INDEMNIFICATION OF CERTAIN PERSONS:

                  To the fullest extent permitted by Tennessee law, the Corporation may indemnify or purchase and maintain insurance to indemnify any of its directors, officers, employees or agents and any persons who may serve at the request of the Corporation as directors, officers, employees, trustees or agents of any other corporation, firm, association, national banking association, state-chartered bank, trust company, business trust, organization or any other type of entity whether or not the Corporation shall have any ownership interest in such entity. Such indemnification(s) may be provided for in the Bylaws, or by resolution of the Board of Directors or by appropriate contract with the person involved.

         Article V, INDEMNIFICATION, of the Registrant's Amended and Restated Bylaws provides as follows:

                  The Corporation does hereby indemnify its directors and officers to the fullest extent permitted by the laws of the State of Tennessee and by ARTICLE TWELFTH of its Charter. The Corporation may indemnify any other person to the extent permitted by the Charter and by applicable law.

                  Indemnification of corporate directors and officers is governed by Sections 48-18-501 through 48-18-509 of the Tennessee Business Corporation Act (the "Act"). Under the Act, a person may be indemnified by a corporation against judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and necessarily incurred by him in connection with any threatened or pending suit or proceeding or any appeal thereof (other than an action by or in the right of the corporation), whether civil or criminal, by reason of the fact that he is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer, employee or agent of another corporation of any type or kind, domestic or foreign, if such director or officer acted in good faith for a purpose which he reasonably believed to be in the best interest of the corporation and, in criminal actions or proceedings only, in addition, had no reasonable cause to believe that his conduct was unlawful. A Tennessee corporation may indemnify a director or officer thereof in a suit by or in the right of the corporation against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such suit unless such director or officer did not act in good faith or with the degree of diligence, care and skill which ordinarily prudent men exercise under similar circumstances and in like positions.

                  A person who has been wholly successful, on the merits or otherwise, in the defense of any of the foregoing types of suits or proceedings is entitled to indemnification for the foregoing amounts. A person who has not been wholly successful in any such suit or proceeding may be indemnified only upon the order of a court or a finding that the director or officer met the required statutory standard of conduct by (i) a majority vote of a disinterested quorum of the Board of Directors, (ii) the Board of Directors based upon the written opinion of independent legal counsel to such effect, or (iii) a vote of the shareholders.

ITEM 21.   EXHIBITS.

                  The following exhibits are filed herein or have been, as noted, previously filed:


Exhibit No.                            Description
-----------     ----------------------------------------------------------------
    2.1         Agreement and Plan of Merger, dated as of January 16, 1998, by and between Union Planters Corporation, Union Planters Holding
                Corporation and Merchants Bancshares, Inc., and Amendment No. 1
                thereto (Included as Appendix A to the Proxy Statement included as part of this Registration Statement.)

    2.2         Amended and Restated Plan of Merger of Merchants Bancshares,
                Inc. into and with Union Planters Holding Corporation. (Included as Appendix B to the Proxy Statement included as part of this Registration Statement.)

    4.1 Restated Charter of Union Planters Corporation. (Incorporated by reference to Exhibit 3(a) to the UPC March 1998 Form 10-Q).

    4.2         Amended and Restated Bylaws of Union Planters Corporation.
                (Incorporated by reference to Exhibit 3(d) to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996
                (File No. 0-6919).

    5.1         Opinion of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.

    8.1 Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.

   23.1         Consent of Price Waterhouse LLP.

   23.2 Consent of Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent accountants for Merchants Bancshares, Inc.

   23.3         Consent of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation (included in
                Exhibit 5.1).

   23.4         Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).

   23.5         Consent of Price Waterhouse LLP Corporate Finance Division.

   24.1         Power of Attorney*

   99.1         Form of proxy of Merchants Bancshares, Inc.


             *  Previously Filed.

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (3) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (5) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (7) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (8) That every prospectus: (i) that is filed pursuant to Paragraph (7) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment No. 1 to registration statement 333-49959 registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on this the 17th day of June 1998.


                           REGISTRANT

                           UNION PLANTERS CORPORATION


                           By: /s/ Benjamin W. Rawlins, Jr.
                               -------------------------------------------------
                               Benjamin W. Rawlins, Jr.
                               Chairman of the Board and Chief Executive Officer




         Pursuant to the requirements of the Securities Act of 1933, as amended, this Pre-Effective Amendment No.1 to registration statement has been signed below by the following persons in the capacities and at the dates indicated.


         SIGNATURES                                 TITLE                                        DATE
         ----------                                 -----                                        ----
/s/Benjamin W. Rawlins, Jr.               Chairman of the Board, Chief Executive             June 17, 1998
----------------------------------          Officer, Director (Principal
Benjamin W. Rawlins, Jr.                    Executive Officer)

/s/Jackson W. Moore                       President, Chief Operating Officer,                June 17, 1998
----------------------------------          Director
Jackson W. Moore

/s/John W. Parker                         Executive Vice President and                       June 17, 1998
----------------------------------          Chief Financial Officer
John W. Parker                              (Principal Financial Officer)

/s/M. Kirk Walters                        Senior Vice President, Treasurer,                  June 17, 1998
----------------------------------           and Chief Accounting Officer
M. Kirk Walters

/s/Edgar H. Bailey                        Vice Chairman of the Board                         June 17, 1998
----------------------------------               and Director
Edgar H. Bailey

         SIGNATURES                                 TITLE                              DATE
         ----------                                 -----                              ----
/s/Albert M. Austin                                Director                     June 17, 1998
----------------------------------
Albert M. Austin

/s/Marvin E. Bruce                                 Director                     June 17, 1998
----------------------------------
Marvin E. Bruce


/s/George W. Bryan                                 Director                     June 17, 1998
----------------------------------
George W. Bryan

/s/James E. Harwood                                Director                     June 17, 1998
----------------------------------
James E. Harwood

/s/Parnell S. Lewis, Jr.                           Director                     June 17, 1998
----------------------------------
Parnell S. Lewis, Jr.


/s/C.J. Lowrance, III                              Director                     June 17, 1998
----------------------------------
C. J. Lowrance, III

/s/Stanley D. Overton                              Director                     June 17, 1998
----------------------------------
Stanley D. Overton

/s/Dr. V. Lane Rawlins                             Director                     June 17, 1998
----------------------------------
Dr. V. Lane Rawlins
                                                                                June 17, 1998
/s/Donald F. Schuppe                               Director
----------------------------------
Donald F. Schuppe

/s/Mike P. Sturdivant                              Director                     June 17, 1998
----------------------------------
Mike P. Sturdivant

/s/David M. Thomas                                 Director                     June 17, 1998
----------------------------------
David M. Thomas

                                                   Director
----------------------------------
Richard A. Trippeer, Jr.

                                                   Director
----------------------------------
Spence L. Wilson

/s/ E. James House, Jr.
----------------------------------
E. James House, Jr.
Attorney in Fact

                                  EXHIBIT INDEX

                  The following exhibits are filed herein or have been, as noted, previously filed:


Exhibit No.                            Description
-----------     ----------------------------------------------------------------
    2.1         Agreement and Plan of Merger, dated as of January 16, 1998, by and between Union Planters Corporation, Union Planters Holding
                Corporation and Merchants Bancshares, Inc. and Amendment No. 1
                thereto (Included as Appendix A to the Proxy Statement included as part of this Registration Statement.)

    2.2         Amended and Restated Plan of Merger of Merchants Bancshares, Inc.
                into and with Union Planters Holding Corporation. (Included as
                Appendix B to the Proxy Statement included as part of this Registration Statement.)

    4.1 Restated Charter of Union Planters Corporation. (Incorporated by reference to Exhibit 3(a) to the UPC March 1998 Form 10-Q).

    4.2         Amended and Restated Bylaws of Union Planters Corporation.
                (Incorporated by reference to exhibit 3(d) to the Annual Report on Form 10-K of UPC for the fiscal year ended December 31, 1996
                (File No. 0-6919).

    5.1         Opinion of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation, as to the validity of the shares of UPC Common Stock.

    8.1 Opinion of Wyatt, Tarrant & Combs as to federal income tax consequences.

   23.1         Consent of Price Waterhouse LLP.

   23.2 Consent of Hidalgo, Banfill, Zlotnik & Kermali, P.C., independent accountants for Merchants Bancshares, Inc.

   23.3         Consent of E. James House, Jr., Secretary and Manager of the
                Legal Department of Union Planters Corporation (included in
                Exhibit 5.1).

   23.4         Consent of Wyatt Tarrant & Combs (included in Exhibit 8.1).

   23.5         Consent of Price Waterhouse LLP Corporate Finance Division.

   24.1         Power of Attorney*

   99.1         Form of proxy of Merchants Bancshares, Inc.



              * Previously Filed.